Exhibit 2

CLAYTON UTZ

Share and Asset Sale Deed - Hospitals

(excluding collocated and privatised hospitals)

Mayne Group Limited ABN 56 004 073 410

MGL

Mayne Healthcare Holdings Pty Limited ABN 16 078 954 631

MHH

Australian Newco Holdings Pty Limited ACN 106 722 347

Buyer

The entities listed in Schedule 14

Other Indemnifying Parties

If you have any questions about the details of this document please contact Rod Halstead on + 61 2 9353 4000

Clayton Utz Lawyers

Levels 22-35 No. 1 O’Connell Street Sydney NSW 2000 Australia

PO Box H3 Australia Square Sydney NSW 1215

T + 61 2 9353 4000 F + 61 2 8220 6700

www.claytonutz.com

Our reference Rod Halstead/Jonathan Algar/21724491

Liability limited by the Solicitors Scheme, approved under the Professional Standards Act 1994 (NSW) and by our Terms of Engagement

1.	Definitions and interpretation		2

	1.1	Definitions	2
	1.2	Procurement by MGL	15
	1.3	Umbrella Deed	15
	1.4	Other Indemnifying Parties	16

2.	Sale of Sale Shares and Assets		16

	2.1	Sale of Sale Shares	16
	2.2	Sale of Assets	16
	2.3	Purchase Price	16
	2.4	Missing Titles	16
	2.5	Sold Properties	16

3.	Completion		17

	3.1	Completion place and date	17
	3.2	Seller’s obligations on Completion	17
	3.3	Buyer’s obligations on Completion	19
	3.4	Delivery	20
	3.5	Title	20
	3.6	Risk	20
	3.7	Interdependence	20
	3.8	Notice to complete	20
	3.9	Conduct until Sale Shares are registered	21
	3.10	Storage of Disclosure Material	21

4.	Novation and Assignment of Hospital Business Contracts -Seller Group and Equipment Leases - Seller Group		21

	4.1	Novation or assignment	21
	4.2	Obligations pending or if no novation or assignment	22
	4.3	Obligations if novation or assignment is not possible	22
	4.4	Indemnities	23
	4.5	Transfer of Assets under Equipment Leases - Seller Group	23
	4.6	Health Fund Contracts	24
	4.7	Key Contracts	25

5.	Novation and Assignment of Leases- Seller Group		25

	5.1	Novation or assignment on Completion	25
	5.2	Obligations pending or if no novation or assignment	25
	5.3	Obligations if novation or assignment is not possible	26
	5.4	Indemnities	26

6.	Contracts - Group		27

	6.1	Consent to change in control	27
	6.2	Obligations following Completion	27

7.	Release of Seller’s Guarantees		27

	7.1	Release	28
	7.2	Indemnity	28

8.	Shared arrangements		28

	8.1	Shared Contracts	28

9.	Employees and Independent Contractors		29

	9.1	Provision of employment or engagement	29
	9.2	Payments to Employees and Independent Contractors	29

	9.3	Recognition of prior service	30
	9.4	Indemnity for Employees and Independent Contractors	30
	9.5	Pre-Completion Employee Arrangements	31
	9.6	Disclosure of industrial developments	31
	9.7	During the Liaison Period, if:	31
	9.8	(each an “Industrial Event”), then MGL must:	31
	9.9	Management of industrial relations and disputes	32
	9.10	Risk mitigation	32
	9.11	Costs of Applications	33
	9.12	Employee Lists and Independent Contractors	33

10.	Superannuation		33

11.	Trade Debts - Seller Group		35

12.	Plant and equipment		35

13.	Liabilities		36

14.	Tax		36

	14.1	Tax Indemnity	36
	14.2	Rights of the Buyer Group Members and Enforcement of the Tax Indemnity	36
	14.3	Restrictions on claims under the Tax Indemnity	36
	14.4	Timing of payments	37
	14.5	Late Payments	37
	14.6	Notice of Potential Tax Claims and Tax Claims Procedure	37
	14.7	Refunds	39
	14.8	Interest received from a Revenue Authority	40
	14.9	Expert determination	40
	14.10	Tax Returns	40
	14.11	Loan Amounts	41
	14.12	Limits	41
	14.13	Tax office ruling	41

15.	Pay as you go (PAYG) instalments		42

	15.1	Liability for the PAYG Instalment	42
	15.2	Payment of the PAYG Instalment for the Pre-Completion Quarter	42
	15.3	Payment of the PAYG Instalment for the Completion Quarter	42
	15.4	Calculation of the PAYG Credit for the PAYG Instalment for the Pre-Completion Quarter	42
	15.5	Calculation of PAYG Credit for the PAYG Instalment for the Completion Quarter	42
	15.6	GIC payable in respect of the PAYG Instalment	43
	15.7	Notification of PAYG Instalment	43

Schedule 1 Hospital Companies and Subsidiaries			6

Schedule 2 Sale Shares			8

Schedule 3 Hospitals			9

Schedule 4 Seller’s Guarantees			11

Schedule 5 Hospital Business Contracts			12

Schedule 6 Business Names - Seller Group			15

Schedule 7 Intellectual Property			16

Schedule 8 Premises			18

Schedule 9 Leases			24

Schedule 10 - Not Used Schedule 11 - Not used			39

Schedule 11 - Not used			40

Schedule 12 - Not used			41

Schedule 12 - Not used			41

Schedule 13 Equipment Leases - Seller Group			42

Schedule 14 - Other Indemnifying Parties			44

Annexure A Diagnostics Agreements			45

Annexure B Shared Services Agreement			46

Annexure C Licence			47

1.	Definitions and interpretation		47

	1.1	Definitions	47
	1.2	Interpretation	48

2.	Licence to use property		48

	2.1	Licence	48
	2.2	No Exclusive Possession	48
	2.3	Personal Rights Only	49

3.	Licence fee		49

	3.1	Licence Fee	49
	3.2	Adjustment of Licence Fee	49

4.	Condition and maintenance of Licensed Area		49

	4.1	Condition and Use of Licensed Area	49
	4.2	Licensee Accepts Risk	49
	4.3	Maintenance and Care	50
	4.4	Compliance with Directions	50
	4.5	Compliance with Legislation and Authorities	50

5.	Insurance and indemnities		50

	5.1	Insurance	50
	5.2	Indemnities	50

6.	Termination of Agreement		51

	6.1	Breach of Terms and Conditions	51
	6.2	Termination of Lease	51
	6.3	Licensee to Vacate	51

7.	Holding over		51

8.	Conditional Agreement		51

	8.1	Landlord’s Consent	51
	8.2	Completion under Share and Asset Sale Deed	52

9.	General		52

	9.1	No Breach of Lease	52
	9.2	No Assignment by Licensee	52
	9.3	Assignment by the Licensor	52
	9.4	Notices	52
	9.5	Severability	52
	9.6	No Variation of Agreement	52
	9.7	Legal Costs And Disbursements	52
	9.8	GST	53

Schedule			54

Annexure A - Diagnostics Agreements

Part A Diagnostics Agreement Table

Part B Diagnostic Imaging and Pathology Lease

Part C Right of First and Last Refusal Deed

Part D Diagnostic Imaging Service Level Agreement

Part E Pathology Service Level Agreement

Annexure B - Shared Services Agreement

Annexure C - Licence

Deed dated 21/10/ 2003

Parties	Mayne Group Limited ACN 004 073 410 of Level 2, 390 St Kilda Road, Melbourne, Victoria, 3004, Australia (“MGL”)

Mayne Healthcare Holdings Pty Limited ACN 967 954 631 of Level 21, 390 St Kilda Road, Melbourne, Victoria 3004 (“MHH”)

(MGL and MHH, together, the “Sellers”)

Australian Newco Holdings Pty Limited ACN 106 722 347 of c/- Minter Ellison, 88 Phillip Street, Sydney, NSW 2000 (“Buyer”)

and

Joondalup Hospital Pty Limited ACN 106 723 193 of c/- Minter Ellison, 88 Phillip Street, Sydney, New South Wales 2000, Australia;

Port Macquarie Hospital Pty Limited ACN 106 723 399 of c/- Minter Ellison, 88 Phillip Street, Sydney, New South Wales 2000, Australia;

Logan Hospital Pty Limited ACN 106 723 406 of c/- Minter Ellison, 88 Phillip Street, Sydney, New South Wales 2000, Australia;

Melbourne Hospital Pty Limited ACN 106 723 415 of c/o Minter Ellison, 88 Phillip Street, Sydney, New South Wales 2000, Australia;

Noosa Privatised Hospital Pty Limited ACN 106 723 380 of c/- Minter Ellison, 88 Phillip Street, Sydney, New South Wales 2000, Australia;

Caboolture Hospital Pty Limited ACN 106 723 219 of c/- Minter Ellison, 88 Phillip Street, Sydney, New South Wales 2000, Australia;

Frances Perry Hospital Pty Limited ACN 106 723 228 of c/- Minter Ellison, 88 Phillip Street, Sydney, New South Wales 2000, Australia;

Armidale Hospital Pty Limited ACN 106 723 200 of c/- Minter Ellison, 88 Phillip Street, Sydney, New South Wales 2000, Australia; and

P.O.W. Hospital Pty Limited ACN 106 723 871 of c/- Minter Ellison, 88 Phillip Street, Sydney, New South Wales 2000, Australia (collectively with the Buyer, the “Newco Group” and each a “Newco Group Member”)

Recitals

A.	MHH and MGL are the holding companies of those companies set out in Part 1 of Schedule 1 (the “Hospital Companies”).

B.	The Sellers are the registered and beneficial owners of the number of shares in the issued share capital of the Hospital Companies as set out in Schedule 2 (“Sale Shares”).

C.	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares upon the terms and conditions of this Deed.

D.	The Seller Group owns certain assets which are used in carrying on the Hospital Business. MGL has agreed to sell or procure the sale of and the Buyer has agreed to purchase these assets upon the terms and conditions of this Deed.

E.	On or about the date of this Deed, the parties have entered into an Umbrella Deed in relation to the sale of the Australian Hospital Business.

The parties agree

1.	Definitions and interpretation

1.1	Definitions

In this document:

“Accruals” has the meaning given in the Umbrella Completion Accounting Principles.

“Accruals Liability - Seller Group” means all obligations, whether arising before, on or after Completion exclusively in relation to the Hospital Business, in respect of or in connection with the Accruals which, but for this Deed, MGL or relevant Seller Group Member would be obliged or liable to pay, carry out, perform, observe or complete after Completion.

“Agreement” means this document including its Schedules and Annexures.

“Assets” means individually and collectively:

(a)	Goodwill;

(b)	the Fixed Assets;

(c)	the Prepayments;

(d)	the Intellectual Property Rights;

(e)	the right to be registered as proprietor of the Business Names;

(f)	the Business Records;

(g)	the Trade Debts;

(h)	the Stock;

(i)	the Seller Group’s right, title and interest in the Hospital Business Contracts;

(j)	the Seller Group’s right, title and interest in the Equipment Leases; and

(k)	the Seller Group’s right, title and interest in the Leases.

“Assets - Seller Group” means individually and collectively:

(a)	Goodwill - Seller Group;

(b)	the Fixed Assets - Seller Group;

(c)	the Prepayments - Seller Group;

(d)	the Intellectual Property Rights - Seller Group;

(e)	the right to be registered as proprietor of the Business Names - Seller Group;

(f)	the Business Records - Seller Group;

(g)	the Trade Debts - Seller Group;

(h)	the Stock - Seller Group;

(i)	the Seller Group’s right, title and interest in the Hospital Business Contracts - Seller Group;

(j)	the Seller Group’s right, title and interest in the Equipment Leases - Seller Group; and

(k)	the Seller Group’s right, title and interest in the Leases - Seller Group,

and all other assets which are owned by the Seller Group and used exclusively in the conduct of the Hospital Business but excludes the Excluded Assets.

“Assume” in relation to the Buyer means the Buyer must assume, pay, carry out, perform, observe, complete and comply with each and every obligation and Liability as if each and every one of those obligations and Liabilities were (to the extent not already performed) the obligation and Liability of the Buyer.

“Assumed Liabilities” means:

(a)	the Accruals Liability - Seller Group;

(b)	the Hospital Business Contracts Liability - Seller Group;

(c)	the Lease Liability - Seller Group;

(d)	the Equipment Lease Liability - Seller Group;

(e)	the Trade Creditors Liability - Seller Group;

(f)	the Independent Contractor Liability; and

(g)	the Employee Liability,

to the extent that they relate to the Hospital Business only but excludes the Excluded Liabilities.

“Australian Hospital Business” has the meaning given in the Umbrella Deed.

“Business Day” means a day, not being a Saturday, Sunday or public holiday, on which banks are generally open for business in the State.

“Business Names” means the business names exclusively used in respect of the Hospital Business, but excluding those containing a Reserved Name.

“Business Names - Seller Group” means the Business Names registered to a Seller Group Member identified in Schedule 6.

“Business Records” means all current operational records exclusively relating to the Assets or the Hospital Business, including:

(a)	service, promotional, descriptive, sales, trade and application literature and other advertising material and catalogues;

(b)	records relating to the Trade Debts;

(c)	supplier lists;

(d)	stock records, manufacturing, engineering and purchasing data sheets and bills of material;

(e)	wages, employment benefit, other benefit, payroll and personnel records of the Employees;

(f)	all computer software exclusively used in or relating exclusively to the Hospital Business and:

(i)	owned by any Seller Group Member or Group Member; or

(ii)	licensed to any Seller Group Member or Group Member under a Hospital Business Contract which can be lawfully transferred to the Buyer,

together with any computer records, including source code, object code, programmers notes and technical, functional and performance-related documents, associated with such software and owned by, or licensed under the applicable Hospital Business Contract to the relevant Seller Group Member or Group Member;

(g)	all records of the Hospital Business Contracts and Equipment Leases;

(h)	copies of lease documentation, correspondence and documents relating to on-going issues and financial files for the Leases; and

(i)	stationery.

“Business Records - Group” means the Business Records owned by, or licensed to, any Group Member.

“Business Records - Seller Group” means the Business Records owned by, or licensed to, any Seller Group Member which can be lawfully transferred to the Buyer but excluding the Excluded Business Records.

“Buyer Group” means the Buyer and each of its Related Bodies Corporate and, on and from Completion, includes the Group and where the context requires or allows, “Buyer Group Member” means any one or more of them.

“Buyer’s PAYG Credit” means the amount calculated by clause 15.5(c).

“Buyer’s Fund” has the meaning given in clause 10(a).

“C&P Completion” has the meaning given in the Umbrella Deed.

“C&P Hospital” has the meaning given in the Umbrella Deed.

“C&P Hospital Business” has the meaning given in the Umbrella Deed.

“Commissioner of Taxation” or “Commissioner” means has the meaning given in the Taxation Administration Act 1953.

“Completion” means completion of this Deed and the sale and purchase of the Assets - Seller Group and Sale Shares in accordance with the terms of this Deed.

“Completion Accounts” has the meaning given to “Umbrella Completion Accounts” in the Umbrella Deed.

“Completion Date” means the date set out in clause 3.1.

“Completion Quarter” means the Instalment Quarter in which Completion occurs.

“Condition Precedent” has the meaning given in the Umbrella Deed.

“Diagnostics Agreements” means as described and in accordance with the Table set out in Part A of Annexure A:

(a)	the Diagnostic Imaging and Pathology Lease set out in Part B of Annexure A;

(b)	the Right of First and Last Refusal Deed between Buyer and/or a Group Member and MGL set out in Part C of Annexure A;

(c)	the Diagnostic Imaging Service Level Agreement set out in Part D of Annexure A; and

(d)	the Pathology Service Level Agreement set out in Part E of Annexure A.

“Disclosure Material” has the meaning given in the Umbrella Deed.

“Divestment Businesses” has the meaning given in the Umbrella Deed.

“Eligible Subsidiary” means any Subsidiary that is or has been provided with an Instalment Rate by the Commissioner of Taxation before the end of the Completion Quarter.

“Employee Liability” means the Buyer’s obligations to Employees set out in clause 9.4.

“Employees” means the Employees - Seller Group, the Employees - Group, the Independent Contractors - Seller Group and the Independent Contractors - Group.

“Employees - Group” means those individuals employed by a Group Member in the Hospital Business as at the date of this Deed and any other individuals who are employed by a Group Member in the Hospital Business in the period between the date of this Deed and Completion. The term “Employees - Group” does not include any such individual whose employment terminates prior to, or who resigns prior to, Completion.

“Employees - Seller Group” means those individuals employed by a Seller Group Member exclusively in the Hospital Business as at the date of this Deed and any other individuals who are employed by a Seller Group Member exclusively in the Hospital Business in the period between the date of this Deed and Completion. The term “Employees - Seller Group” does not include any such individual whose employment terminates prior to or who resigns prior to Completion.

“Equipment Leases” mean the Equipment Leases - Group and the Equipment Leases - Seller Group.

“Equipment Leases - Group” mean all equipment, financing or operating leases or other hiring arrangements (but excluding the Leases - Group) exclusively relating to the Hospital Business to which any Group Member is a party.

“Equipment Lease Liability - Seller Group” means all obligations, whether arising before, on, or after Completion, under the Equipment Leases - Seller Group and which, but for this Deed, a Seller Group Member would be obliged to pay, carry out, perform, observe or complete after Completion.

“Equipment Leases - Seller Group” mean all equipment, financing or operating leases or other hiring arrangements (but excluding the Leases - Seller Group) exclusively relating to the Hospital Business to which any Seller Group Member is a party, including those set out in Schedule 13.

“Encumbrance” has the meaning given in the Umbrella Deed.

“Escrow Agreement” has the meaning given to that expression in the Umbrella Deed.

“Event” means any event, occurrence, transaction, instrument, act or omission (or any deemed event, occurrence, transaction, instrument, act or omission).

“Excluded Assets” means:

(a)	cash including cash on hand and funds held with any bank or financial institution;

(b)	any debtors of a Seller Group Member as at Completion other than the Trade Debts - Seller Group;

(c)	the Excluded Business Records;

(d)	any rights, title, interests or assets of any Seller Group Member which are not used exclusively in the Hospital Business; and

(e)	the Sold Properties.

“Excluded Business Records” means those of the Business Records that any Seller Group Member is required by Law to retain and debtor records other than records relating to the Trade Debts - Seller Group.

“Excluded Liabilities” means any Liabilities of any Seller Group Member to the extent that they do not relate to the Hospital Business.

“Fixed Assets” means those items of computer hardware (including desktop computers, laptop computers and servers) and other information technology-related fixed assets, capital work in progress, assets under construction, plant and equipment, machinery, office furniture, office machines, office equipment, appliances, fittings and spare parts and maintenance materials in relation to any of the foregoing and the Seller Group’s or Group’s right, title and interest in any leasehold improvement in respect of any of the foregoing, used by any Seller Group Member or Group Member exclusively in the Hospital Business.

“Fixed Assets - Seller Group” means those Fixed Assets owned by a Seller Group Member described in the column marked “Shared Services & Hospitals Corp management” in the Last Accounts, subject to any adjustment reflected in the Completion Accounts.

“Former Employee” means, in respect of a Group Member or a Seller Group Member, any person who was an employee of that Group Member or Seller Group Member at any time before Completion but is not so employed as at Completion.

“Freehold Premises” means the Freehold Premises - Group and the Freehold Premises - Seller Group.

“Freehold Premises - Group” means the real property owned by a Group Member and used in the Hospital Business as listed in Part D of Schedule 8.

“Freehold Premises - Seller Group” means the real property listed in Part C of Schedule 8.

“GIC” means the General Interest Charge payable in accordance with section 45-870 and 45-875 of Schedule 1 of the Taxation Administration Act 1953.

“Goodwill” means the goodwill in and attaching to the Hospital Business.

“Goodwill-Group” means the Goodwill owned by a Group Member and described in the columns marked AME Group and HCoA Group in the Last Accounts subject to any adjustment reflected in the Completion Accounts.

“Goodwill-Seller Group” means the Goodwill owned by a Seller Group Member and described in the column marked “Shared Services & Hospitals Corp Management” in the Last Accounts, subject to any adjustment reflected in the Completion Accounts.

“Governmental Authority” means any governmental, semi-governmental, administrative, judicial or quasi-judicial body or tribunal, department, public authority, agency or statutory authority or person vested with functions under of any Law.

“Group” means the Hospital Companies and the Subsidiaries and where the context requires or allows “Group Member” means any 1 or more of them.

“Group General Manager Hospitals” means Robert Cooke.

“GST” has the meaning given to it in the GST Act.

“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Commonwealth) as amended and any related imposition legislation.

“Head Office Contracts” means all agreements and arrangements of a corporate head office nature to which a Seller Group Member is a party which are entered into on a group wide basis and which do not relate exclusively to the Hospital Business, including agreements and arrangements concerning the provision of fuel cards to Employees and corporate credit cards to Employees and arrangements for corporate travel.

“Health Fund Contracts” means all agreements and arrangements between any Seller Group Member or Group Member and any health fund including:

(a)	an organisation registered under Part VI of the National Health Act 1953 (Cth);

(b)	the Australian Regional Health Group Limited;

(c)	the Australian Health Service Alliance Limited;

(d)	the Department of Veterans’ Affairs;

(e)	the Transport Accident Commission of Victoria;

(f)	the Motor Accident Authority of New South Wales;

(g)	the Motor Accident Insurance Commission of Queensland; or

(h)	the Insurance Commission of Western Australia.

“Hospital Business” means the business of:

(a)	operating the Hospitals;

(b)	providing the Shared Services (including procuring products and/or services for the provision of Shared Services),

carried on by the Seller Group or the Group in Australia at the date of this Deed, but excluding:

(c)	any other health service business carried on by the Seller Group not requiring a private hospital licence or registration;

(d)	the supply of inputs to the provision of services by those hospitals, including, supplying pharmaceuticals, pharmaceutical services, equipment, diagnostic imaging services and pathology services;

(e)	wholesaling and distribution of products sold in pharmacies to retail pharmacies;

(f)	wholesaling and distribution of various pharmaceutical products and medical consumables to hospitals;

(g)	the provision of certain retail and marketing services to pharmacies (including retail branding, back office support and technology and pharmacy finance guarantors);

(h)	the Indonesian Hospital Business;

(i)	the C&P Hospitals Business;

(j)	the Divestment Businesses; and

(k)	the Retained Business.

“Hospital Business Contracts” means Hospital Business Contracts - Group and Hospital Business Contracts - Seller Group.

“Hospital Business Contracts - Group” means all agreements, leases, contracts, arrangements, understandings or orders entered into, made or accepted by or on behalf of a Group Member relating to the Hospital Business and which are, in whole or in part, executory as at Completion including all contracts listed in Part B of Schedule 5 but excluding:

(a)	the Equipment Leases;

(b)	the Leases.

“Hospital Business Contracts - Seller Group” means all agreements, leases, licences, contracts, arrangements (including hiring arrangements), understandings or orders entered into, made or accepted by or on behalf of a Seller Group Member and exclusively relating to the Hospital Business which are, in whole or in part, executory as at Completion including all contracts listed in Part A of Schedule 5 but excluding:

(a)	the Hospital Business Contracts - Group;

(b)	the Leases;

(c)	the Equipment Leases;

(d)	any agreements, leases, licences, contracts, arrangements (including hiring arrangements), understandings or orders to the extent they relate to the Excluded Assets or a business other than the Hospital Business;

(e)	any agreements, leases, licences, contracts, arrangements (including hiring arrangements), understandings or orders to the extent they relate to borrowings or other financial accommodation made available to a Seller Group Member;

(f)	any contracts or policies of insurance to which a Seller Group Member is a party or which have been issued in favour of a Seller Group Member;

(g)	any foreign currency purchase, sale, hedge, swap or like agreement or arrangement;

(h)	any agreements with another Seller Group Member;

(i)	the Shared Contracts; and

(j)	the Head Office Contracts.

“Hospital Business Contracts Liability - Seller Group” means all obligations, whether arising before, on or after Completion, under the Hospital Business Contracts - Seller Group and which, but for this Deed, a Seller Group Member would be obliged or liable to pay, carry out, perform, observe or complete after Completion.

“Hospital Companies” has the meaning given in Recital A.

“Hospitals” means the hospitals listed in Schedule 3.

“Independent Contractors” means Independent Contractors - Seller Group and Independent Contractors - Group.

“Independent Contractors - Seller Group” means those individuals engaged by a Seller Group Member exclusively in the Hospital Business as at the date of this Deed together with any other individuals who are engaged by a Seller Group Member exclusively in the Hospital Business in the period between the date of this Deed and Completion. The term “Independent Contractors - Seller Group” does not include any such individual whose engagement terminates prior to Completion.

“Independent Contractors - Group” means those individuals engaged by a Group Member in the Hospital Business as at the date of this Deed together with any other individuals who are engaged by a Group Member in the Hospital Business in the period between the date of this Deed and Completion. The term “Independent Contractors - Group” does not include any such individual whose engagement terminates prior to Completion.

“Independent Contractor Liability” means the Buyer’s obligations to Independent Contractors set out in clause 9.4.

“Indonesian Hospital Business” has the meaning in the Umbrella Deed.

“Initial Head Company Instalment Rate” has the meaning given in section 995-1 of the Income Tax Assessment Act 1997.

“Instalment Income” means a Hospital Company’s instalment income or an Eligible Subsidiary’s instalment income (as the case requires) calculated in accordance with section 45-120 of Schedule 1 of the Taxation Administration Act 1953.

“Instalment Quarter” means the three-month periods commencing on 1 July 2003, 1 October 2003, 1 January 2004 and 1 April 2004.

“Instalment Rate” means the last instalment rate provided by the Commissioner of Taxation pursuant to Division 45 of Schedule 1 of the Taxation Administration Act 1953.

“Intellectual Property Rights” means the intellectual property and know-how which are exclusively used by a Seller Group Member or a Group Member in the Hospital Business but excluding the Trade Marks - Excluded.

“Intellectual Property Rights - Group” means the Intellectual Property Rights which are owned by a Group Member including the intellectual property described in Part B of Schedule 7.

“Intellectual Property Rights - Seller Group” means the Intellectual Property Rights which are owned by a Seller Group Member including the intellectual property described in Part A of Schedule 7.

“Interest Rate” means the published overdraft reference rate of Commonwealth Bank of Australia (CBA) or, if that bank ceases to publish an overdraft reference rate, such other rate as CBA decides should replace the bank’s overdraft reference rate.

“Key Contracts” means the contracts identified as such in Schedule 5.

“Last Accounts” has the meaning given in the Umbrella Deed.

“Law” includes all statutes, regulations, by-laws, ordinances and other delegated legislation and any rule of common law, contract, tort or equity from time to time and “lawfully” means in conformance with all such Laws and the provisions of any relevant contract.

“Lease Liability- Seller Group” means any Liability, whether arising before, on or after Completion, under the Leases - Seller Group.

“Leasehold Premises” means the Leasehold Premises - Seller Group and the Leasehold Premises - Group.

“Leasehold Premises - Group” means the properties listed in Part B of Schedule 8.

“Leasehold Premises - Seller Group” means the leased properties listed in Part A of Schedule 8.

“Leases” means the Leases - Seller Group and the Leases - Group.

“Leases - Group” means the leases relating to the Leasehold Premises - Group.

“Leases - Seller Group” means the leases relating to the Leasehold Premises - Seller Group and any other leases to which any Seller Group Member is party exclusively in relation to the Hospital Business.

“Liability” means:

(a)	any debt or other monetary liability or penalty, fine or payment or any damage, loss, cost, charge or expense on any account and in any capacity, irrespective of whether the debt, liability, penalty, fine, payment, damage, loss, cost, charge or expense is:

(i)	present or future, matured or unmatured;

(ii)	actual, prospective or contingent;

(iii)	a contractual, tortious, legal, equitable or statutory obligation;

(iv)	ascertained or unascertained at any time;

(v)	owed, incurred or imposed by or on account of any person alone or severally or jointly with another person;

(vi)	owed, incurred or imposed to or for the account of any person alone or severally or jointly with another person;

(vii)	owed, incurred or imposed as a principal obligation or by way of surety or indemnity;

(viii)	owed, incurred or imposed as interest, fees, charges, taxes, duties or other imposts;

(ix)	owed, incurred or imposed as compensation or damages, whether for breach of contact or tort or on any other basis, or as losses, costs or expenses or on any other account; or

(x)	any combination of any of the foregoing paragraphs; or

(b)	any contractual, tortious, statutory, legal equitable or other obligation or liability to do or perform any act or to refrain from doing or performing any act.

“Licence” means the licence for Level 3, Jetset House, 5 Queens Road, Melbourne, Victoria, in the form which is annexed to this Deed as Annexure C.

“Loan Agreement” means the agreement dated 27 June 2003 between ANZ Investment Bank and MGL in respect of a $220 million loan facility and a $30 million loan facility respectively.

“Loan Structure” means the arrangements specified in clause 16 of the Asset Sale Deeds in respect of Frances Perry Private Hospital, Carlton and the Joondalup Health Campus, Joondalup.

“Missing Titles” means certificates of title Volume 2146 Folios 617 and 618 (Mounts Bay Road, Perth) Volume 9578 Folio 776 (Knox) and reference 1711 8226 (St Andrews).

“Obligors” means:

(a)	HCoA Hospital Holdings (Australia) Pty Ltd;

(b)	HCoA Operations (Australia) Pty Ltd;

(c)	Hospital Corporation Australia Pty Ltd;

(d)	Australian Hospital Care (Pindara) Pty Ltd;

(e)	Australian Hospital Care (MSH) Pty Ltd;

(f)	Australian Hospital Care (Masada) Pty Ltd;

(g)	Australian Hospital Care (Knox) Pty Ltd;

(h)	AME Hospitals Pty Ltd;

(i)	AME Properties Pty Ltd;

(j)	Pindara Private Hospital Unit Trust;

(k)	Knox Private Hospital Unit Trust;

(l)	Masada Private Hospital Unit Trust;

(m)	Australian Hospitals Unit Trust;

(n)	AME Trading Trust; and

(o)	AME Property Trust.

“Officer” means, in relation to a corporation, an officer within the meaning of section 82A of the Corporations Act 2001 (Cth).

“Other Indemnifying Parties” means the parties listed in Schedule 14.

“PAYG Credit” means:

(a)	in respect of the Buyer – the Buyer’s PAYG Credit; and

(b)	in respect of MGL – MGL’s PAYG Credit.

“PAYG Instalment” means the PAYG instalment payable by a Hospital Company or an Eligible Subsidiary (as the case requires) in accordance with Subdivision 45-B of Schedule 1 of the Taxation Administration Act 1953.

“PAYG Payment Date” means:

(a)	in respect of a PAYG Instalment for the Pre-Completion Quarter – 21 days after the commencement of the Completion Quarter; and

(b)	in respect of a PAYG Instalment for the Post-Completion Quarter – 21 days after the end of the Completion Quarter.

“Post-Completion Instalment Rate” is the last Instalment Rate given to a Hospital Company or an Eligible Subsidiary (as the case requires) by the Commissioner of Taxation before the end of the Completion Quarter.

“Pre-Completion Instalment Rate” is the last Instalment Rate given to a Hospital Company or an Eligible Subsidiary (as the case requires) by the Commissioner of Taxation before the start of the Completion Quarter. If the Commissioner has not provided an Instalment Rate by the end of the Pre-Completion Quarter, the Instalment Rate will be 0%.

“Pre-Completion Quarter” means the Instalment Quarter before the Completion Quarter.

“Premises” means the Freehold Premises.

“Prepayments” has the meaning given in the Umbrella Completion Accounting Principles to the line item entitled “Prepayments” in the Last Accounts.

“Prepayments - Seller Group” means Prepayments paid or made by the Seller Group as described in the column marked “Shared Services & Hospitals Corp Management” in the Last Accounts subject to any adjustment reflected in the Completion Accounts.

“Pre-Adjustment Purchase Price” means [*].

“Purchase Price” means the purchase price for the Sale Shares and the Assets - Seller Group determined in accordance with the Umbrella Deed.

“Related Body Corporate” has the meaning given in section 9 of the Corporations Act 2001 (Cth).

“Relevant Seller Group Member” has the meaning defined in clause 1.2.

“Replacement Titles” means titles to replace the Missing Titles.

“Representative” has the meaning in the Umbrella Deed.

“Reserved Names” means “Mayne”, and any name containing the word “Mayne” and any name substantially similar to or reasonably capable of confusion with the word “Mayne”.

“Retained Business” means the business carried on by the Retained Companies and their subsidiaries (if any).

“Retained Companies” means AME Medical Services Pty Ltd, Jandale Pty Ltd, St George Private Hospital Nuclear Medicine Pty Ltd, Larches Pty Ltd and Dangara Pty Limited.

[*]	Certain confidential portions of these exhibits have been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

“Revenue Authority” means any Federal, State, Territory or local Government Authority in respect of Tax.

“Sale Shares” means all of the shares issued in the capital of the Hospital Companies more particularly described in Schedule 2.

“Scheduled Intellectual Property Rights” means the Intellectual Property Rights listed in Schedule 7.

“Scheduled Premises” means the Premises listed in Schedule 8.

“Seller Group” means MGL and each of its Related Bodies Corporate (but excluding all Group Members) and where the context requires or allows “Seller Group Member” means any one or more of them.

“Seller’s Guarantees” means all securities, letters of credit, letters of comfort, guarantees and indemnities provided by or on behalf of any Seller Group Member to support the operation of the Hospital Business (or any part of it) as listed in Schedule 4.

“Seller’s PAYG Credit” means the amounts calculated by clause 15.4.

“Seller’s Superannuation Fund” means the Mayne Group Limited Superannuation Fund.

“Shared Contracts” means the agreements or arrangements with third parties which are listed in Part C of Schedule 5 that relate partly to the Hospital Business and partly to any business of the Seller Group other than the Hospital Business and includes the Head Office Contracts.

“Shared Services” means all services which, at the date of this Deed, are provided by any Seller Group Member to any Group Member or other Seller Group Member using the SAP financial system (including general ledger (including fixed assets), accounts payable (including an IXOS imaging system), accounts receivable and payroll) and which the Buyer will provide to the Seller Group for a transitional period after Completion under the Shared Services Agreement and includes any other services which the parties agree that the Buyer will provide to the Seller Group under the Shared Services Agreement.

“Shared Services Agreement” means the agreement to be entered into between MGL and the Buyer at Completion in relation to the provision of transitional services by Buyer Group Members to the Seller Group and Seller Group Members to the Buyer Group for a transitional period on and after Completion, in the form which is annexed to this Deed as Annexure B.

“Sold Properties” means:

(a)	9 Burrabil Avenue, North Gosford (Lot 2 on unregistered plan part Folio Identifier 11/874500);

(b)	10 Jarrett Street, North Gosford (Folio Identifier 1/242369);

(c)	8 Jarrett Street, North Gosford (Folio Identifier 2/242369);

(d)	74 Etna Street, North Gosford (Folio Identifier 2/23399);

(e)	72 Etna Street, North Gosford (Folio Identifier 1/23399);

(f)	76 Etna Street, North Gosford (Folio Identifier 3/23399);

(g)	78 Etna Street, North Gosford (Folio Identifier 4/23399); and

(h)	78 Etna Street, North Gosford (Folio Identifier 5/23399).

“State” means the state of Victoria.

“Stock” means all the stock-in-trade exclusively relating to the Hospital Business used by a Group Member or a Seller Group Member, including all raw materials, factory supplies, components, work in progress, finished goods, packaging materials, spare parts, consumables, uniforms, stationery and goods in transit.

“Stock - Group” means all Stock owned by a Group Member as described in the columns marked “AME Group” and “HCoA Group” in the Last Accounts, subject to any adjustments reflected in the Completion Accounts.

“Stock - Seller Group” means all Stock owned by a Seller Group Member as described in the column marked “Shared Services & Hospitals Corp Management” in the Last Accounts, subject to any adjustments reflected in the Completion Accounts.

“Successor Fund” has the meaning given to that expression in Regulation 1.03 (1) of the Superannuation Industry (Supervision) Regulations.

“Subsidiaries” means the companies set out in Part 2 of Schedule 1.

“Tax” means income tax (including capital gains tax), franking deficit tax, franking additional tax, pay-as-you-go remittances, prescribed payments, GST, withholding tax (including deductions pursuant to the royalty withholding obligation), fringe benefits tax, customs duty, sales tax, payroll tax, land tax, stamp duty, financial institutions duty, debits tax, municipal rates and all other taxes, charges, imposts, duties and levies and any penalties, interest, fines or other costs relating thereto, whether levied or imposed by an authority in Australia or any jurisdiction outside Australia. Tax will also, for the avoidance of doubt, include a liability that arises pursuant to Division 721 of the Tax Act.

“Tax Act” means the Income Tax Assessment Act 1997, Income Tax Assessment Act 1936, the Taxation Administration Act 1953, Income Tax Rates Act 1986 and other rating legislation or regulations, the Income Tax Regulations and related Commonwealth income taxation legislation and regulations, the GST Act and any other legislation, regulation or administrative protocol relating to the imposition or administration of a Tax.

“Tax Claim” means any letter, request, advice, notice, demand, notice of assessment, amended assessment or determination, deemed assessment, other communication, instrument or document lodged under self-assessment or issued, served or made by or on behalf of a Revenue Authority, whether before or after the date of this Deed or Event occurring on or before Completion as a result of which any Group Member is liable to make a payment of Tax in respect of any period ending on or before Completion (including the date of Completion) or is not entitled to any credit, rebate, refund, relief, allowance, deduction, or tax loss in respect of any period ending on or before Completion.

“Tax Claim Amount” means the amount any Group Member is required to pay in Tax to a Revenue Authority as a result of a Tax Claim (including any penalty or interest) and includes any damages, losses, costs (including reasonable legal costs) or expenses suffered in or incurred in respect of any Tax Claim.

“Tax Indemnity” means the indemnities given by MGL under clause 14.

“Trade Creditors - Seller Group” means all debts and other money which at or after Completion are or become owing by any Seller Group Member in relation to goods or services sold or provided to any Seller Group Member in respect of the Hospital Business on or prior to Completion.

“Trade Creditors Liability - Seller Group” means all obligations, whether arising before, on or after Completion, in respect of or in connection with the Trade Creditors - Seller Group which, but for this Deed, the Seller or relevant Seller Group Member would be obliged or liable to pay, carry out, perform, observe or complete after Completion.

“Trade Debtors - Seller Group” means all persons who owe a Trade Debt - Seller Group.

“Trade Debts” means:

(a)	all the debts and other money owed to any Seller Group Member or any Group Member to the extent that they relate to goods or services sold or provided by such Seller Group Member or Group Member;

(b)	accrued revenue from discharged patients and inpatients to the extent they relate to goods or services sold or provided by any Seller Group Member or Group Member;

(c)	all other debts and other money owed to any Seller Group Member or any Group Member including proceeds from the sale of property, plant and equipment,

exclusively in respect of the Hospital Business.

“Trade Debts - Group” means the Trade Debts owed to, or accrued in favour of, any Group Member as described in the columns marked “AME Group” and “HCoA Group” in the Last Accounts, subject to any adjustment reflected in the Completion Accounts.

“Trade Debts - Seller Group” means the Trade Debts owed to, or accrued in favour of, any Seller Group Member as described in the column marked “Shared Services & Hospital Corp Management” in the Last Accounts, subject to any adjustment reflected in the Completion Accounts.

“Trade Marks - Excluded” means the trade marks listed in Part C of Schedule 7.

“Transaction Agreements” has the meaning given to it in the Umbrella Deed.

“Transferring Employees” means such of the Employees - Seller Group who accept the Buyer’s offer of employment made under clause 9.1.

“Umbrella Completion Accounting Principles” has the meaning defined in the Umbrella Deed.

“Umbrella Deed” means the deed so titled between the parties on or about the date of this Deed.

“Warranties” has the meaning in the Umbrella Deed.

1.2	Procurement by MGL

MGL agrees that where the performance of any obligation of MGL under this Deed requires any action by a Seller Group Member other than MHH, MGL will procure that action to be taken by the relevant Seller Group Member (“Relevant Seller Group Member”).

1.3	Umbrella Deed

(a)	The parties have entered into an Umbrella Deed in relation to certain aspects of the sale of the Sale Shares and the Assets - Seller Group.

(b)	The Umbrella Deed is supplementary to this Deed. In the event of any inconsistency between this Deed and the Umbrella Deed, the Umbrella Deed shall prevail.

1.4	Other Indemnifying Parties

(a)	In consideration for the Sellers entering into this Deed with the Buyer, each indemnity granted by the Buyer pursuant to this Deed is hereby also granted by each of the Other Indemnifying Parties.

(b)	Without limiting the Buyer’s obligations under this Deed, every reference in this Deed to the “Buyer” relating to an indemnity shall be read as if it was a reference to the “Buyer” and each of the Other Indemnifying Parties.

(c)	The obligations and liabilities assumed by, and rights conferred on, the Buyer and the Other Indemnified Parties pursuant to the provisions referred to in clause 1.4(b) binds and benefits them jointly and severally.

(d)	A reference in this Deed to a “party” or “the parties” does not include any of the Other Indemnified Parties, except to the extent necessary to give effect to this clause 1.4.

2.	Sale of Sale Shares and Assets

2.1	Sale of Sale Shares

MGL and MHH agree to sell to the Buyer and the Buyer agrees to purchase from MGL and MHH the Sale Shares:

(a)	free from any Encumbrance;

(b)	with all rights, including dividend and voting rights, attached or accrued to them on or after the date of this Deed; and

(c)	on the terms and conditions of this Deed.

2.2	Sale of Assets

MGL agrees to sell or procure the sale by a Seller Group Member to the Buyer and the Buyer agrees to purchase from the relevant Seller Group Member the Assets - Seller Group free from any Encumbrance on the terms and conditions of this Deed.

2.3	Purchase Price

The purchase price payable for the Sale Shares and the Assets - Seller Group is the Purchase Price.

2.4	Missing Titles

(a)	The Buyer acknowledges that MGL is unable to locate the Missing Titles.

(b)	MGL will use best endeavours to obtain Replacement Titles prior to the Completion Date. If the Replacement Titles are not obtained prior to the Completion Date, MGL will continue to use best endeavours to obtain Replacement Titles as soon as practicable after Completion and the Buyer will do whatever is reasonably necessary to assist MGL in obtaining Replacement Titles.

2.5	Sold Properties

(a)	The Buyer will procure the relevant Group Member to do all things necessary to effect the transactions in relation to the Sold Properties. Upon payment to any

Buyer Group Member or Buyer’s Representative (as defined in the Umbrella Deed), of any of the proceeds from the sale of the Sold Properties, the Buyer must within 5 Business Days thereafter, pay to MGL an amount equal to such proceeds subject to any deductions required by Law (including any Tax).

(b)	Subject to clauses 2.5(c) and (d), MGL indemnifies each Buyer Group Member against all Liabilities which it suffers or incurs as a result of the transactions in relation to the Sold Properties.

(c)	The limitations of liability in clause 8 of the Umbrella Deed will not apply in respect of this clause 2.5.

(d)	In the event that the Group Member is the subject of a Claim in respect of which it will seek to be indemnified pursuant to clause 2.5(b), such Claim will be deemed to be a Claim in respect of the “Divestment Business” and be resolved and managed in accordance with clause 11 (Litigation) of the Umbrella Deed.

3.	Completion

3.1	Completion place and date

Subject to the satisfaction or waiver of each Condition Precedent in accordance with clause 4 of the Umbrella Deed, Completion will take place at the offices of Clayton Utz, 333 Collins Street, Melbourne, Victoria at 10 a.m. on 30 November 2003 or such other date or place (or both) as MGL and the Buyer may agree in writing.

3.2	Seller’s obligations on Completion

On Completion, MGL and MHH will (in relation to the Sale Shares) and MGL will (in relation to the Assets - Seller Group) as appropriate:

(a)	(Sale Shares): give and deliver to the Buyer:

(i)	the share certificates for the Sale Shares together with the share certificates for all issued shares in each Subsidiary;

(ii)	completed transfers of the Sale Shares duly executed by the registered holder of such shares in favour of the Buyer as transferee;

(iii)	any consent or consents to the transfers referred to in clause 3.2(a)(ii) contemplated by any pre-emptive rights or provisions in the Constitution or any other agreement, arrangement or understanding concerning the Sale Shares;

(iv)	written resignations with effect from the Completion Date from all of the directors and secretaries of each Group Member, each such director’s and secretary’s resignation to include an acknowledgment that the director or secretary has no claim for breach of contract, loss of office, redundancy compensation, remuneration or reimbursement against any Group Member in relation to his or her service or appointment or resignation as a director or secretary of any Group Member, as appropriate, or such other form of acknowledgment as is reasonably agreed by the Buyer; and

(b)	(Meetings): cause:

(i)	a meeting of the directors of the Hospital Companies to be held at which:

A.	persons nominated in writing by the Buyer and having consented in writing to such appointment in accordance with clause 3.3(g) will be appointed directors of such companies;

B.	persons nominated in writing by the Buyer and having consented in writing to such appointment in accordance with clause 3.3(g) will be appointed secretaries of such companies;

C.	the directors of each such company resolve to accept the resignations referred to in clause 3.2(a)(iv) with effect immediately after the appointments under clause 3.2(b)(i)A and 3.2(b)(i)B; and

D.	the directors of the each such company resolve to approve and register the share transfers referred to in clause 3.2(a)(ii) subject to those transfers being stamped (where necessary); and

(ii)	where necessary, meetings of the directors of each Subsidiary to be held at which resolutions in the same form (with the appropriate changes being made to take account of the identity of the Subsidiary concerned, its Constitution and any applicable law) as the resolutions provided for in clauses 3.2(b)(i)A to (i)C inclusive are passed;

(c)	(Possession): deliver to the Buyer:

(i)	the Fixed Assets - Seller Group;

(ii)	the Stock - Seller Group;

(iii)	the Business Records - Seller Group; and

(iv)	copies of the Excluded Business Records

(v)	hired, leased or any other assets the subject of any of the Hospital Business Contracts - Seller Group and Equipment Leases - Seller Group as are in the possession of any Seller Group Member (subject, where required, to the relevant counterparty’s consent); and

(vi)	possession of the Leasehold Premises - Seller Group (subject, where required, to the relevant lessor’s consent);

(d)	(Business Names): deliver to the Buyer forms required under the relevant legislation in the States and Territories in which the Business Names - Seller Group are registered to notify the relevant authorities in those States and Territories of the change in proprietorship of the Business Names - Seller Group to the Buyer, each duly executed by the relevant Seller Group Member;

(e)	(Transfer of Intellectual Property Rights - Seller Group): deliver to the Buyer duly executed assignments of all registered trademarks, registered designs, patents and copyrights included in the Intellectual Property Rights - Seller Group, together with all certificates of registration held by any Seller Group Member in relation thereto;

(f)	(Certificates of registration and originals of Leases - Seller Group, Hospital Business Contracts - Seller Group and Equipment Leases - Seller Group): deliver to the Buyer originals (where possible, copies where not) of the Leases - Seller Group which have been novated or assigned in accordance with clause and which are in the possession of a Seller Group Member, and originals of those of the Hospital Business Contracts - Seller Group and Equipment Leases - Seller Group (including all documents in relation to the WEF Leasing Arrangements referred to in clause 4) which have been novated or assigned in accordance with clause 4 and which are in the possession of a Seller Group Member;

(g)	(Release of Guarantees): obtain on behalf of each Obligor an unconditional release of its guarantee and obligations under the Loan Agreement;

(h)	(Notices and documents): deliver to the Buyer such notices and other documents as may be required to be executed or registered by a Seller Group Member under any statute in connection with the sale or assignment of the Assets - Seller Group and the Sale Shares, as appropriate provided that the Buyer has, at its own cost, prepared such notices and other documents and delivered the same to MGL’s solicitors at least 5 Business Days before the Completion Date;

(i)	(Services): surrender or cause to be surrendered all telephone and related lines, electricity, gas and other utility services of the Hospital Business as relate to the Leasehold Premises - Seller Group, and use its best endeavours to assist the transfer or grant of those services (including the retention of all telephone and facsimile numbers) or, where that is not possible, the grant of new services to the Buyer or Group;

(j)	(Diagnostics Agreements): deliver original counterparts of the Diagnostics Agreements executed by MGL and each relevant Seller Group Member;

(k)	(Shared Services Agreement and Licence): deliver an original counterpart of the Shared Services Agreement and Licence each executed by MGL and each relevant Seller Group Member;

(1)	(Escrow Agreement): deliver an original counterpart of the Escrow Agreement executed by MGL; and

(m)	(Other obligations): perform all other obligations to be performed by it on Completion under this Deed and procure that all other Relevant Seller Group Members do the same.

3.3	Buyer’s obligations on Completion

On Completion, the Buyer will:

(a)	(Pay): pay the Pre-Adjustment Purchase Price to MGL under clause 2.1(a) of the Umbrella Deed;

(b)	(Assignment or novation): accept from MGL or relevant Seller Group Member an assignment or novation in a form satisfactory to the Buyer, acting reasonably, of such of those of the Leases - Seller Group, Hospital Business Contracts - Seller Group and Equipment Leases - Seller Group as have been obtained as at the Completion Date (including all documents in relation to the WEF Arrangements referred to in clause 4), and enter into occupation of the Leasehold Premises - Seller Group. For those Leases - Seller Group for which consent or novation has not been obtained by the Completion Date, the Buyer shall enter into occupation on the basis of clause 5.2;

(c)	(Accept delivery): accept from MGL delivery of the items referred to in clause 3.2(c);

(d)	(Release of guarantees): cause to be delivered to MGL an unconditional release of each of the Seller’s Guarantees in a form reasonably satisfactory to MGL that it has been able to secure under clause 7.1;

(e)	(Diagnostics Agreements): deliver original counterparts of the Diagnostics Agreements executed by the Buyer or the Group Member which is a party thereto;

(f)	(Shared Services Agreement and Licence): deliver an original counterpart of the Shared Services Agreement and Licence executed by the Buyer;

(g)	(Consents): cause to be delivered to MGL signed consents to act for the persons nominated in writing by the Buyer to act as directors and secretaries as referred to in clause 3.2(b);

(h)	(Escrow Agreement): deliver an original counterpart of the Escrow Agreement executed by the Buyer; and

(i)	(Other obligations): perform all other obligations to be performed by it on Completion under this Deed.

3.4	Delivery

For the purposes of clause 3.2(c) delivery of any item (other than items in transit) will, where that item is ordinarily located at any of the Premises, be made by leaving that item at that location on the Premises.

3.5	Title

Subject to the necessary third party consents under clauses 4, 5 and 6 and complying with any registration requirements, upon Completion legal and beneficial ownership of the Assets - Seller Group and the Sale Shares will pass to the Buyer.

3.6	Risk

Risk in the Assets - Seller Group passes to the Buyer upon Completion.

3.7	Interdependence

Except as the parties otherwise agree in writing, the requirements of clauses 3.2 and 3.3 are interdependent and are to be carried out contemporaneously. No delivery or payment will be deemed to have been made until all deliveries and payments have been made.

3.8	Notice to complete

(a)	If MGL or MHH fail to satisfy their obligations under clause 2.5 on or before the Completion Date, the Buyer may give MGL a notice requiring it to satisfy those obligations within a period of 10 Business Days from the date of receipt of the notice, and declaring time to be of the essence in all respects. If MGL fails to satisfy those obligations on the date specified in the Buyer’s notice the Buyer may, without affecting or limiting any other rights it might have, terminate this Deed by giving MGL written notice to that effect and after any such termination the Buyer will be entitled to sue MGL or MHH for breach of contract.

(b)	If the Buyer fails to satisfy its obligations under clause 2.5 on or before the Completion Date or otherwise fails to satisfy its obligations to complete this Deed, MGL may give the Buyer a notice requiring it to satisfy those obligations within a period of 10 Business Days from the date of receipt of the notice, and declaring time to be of the essence in all respects. If the Buyer fails to satisfy those obligations on the date specified in MGL’s notice, MGL may, at its discretion and without affecting or limiting any other rights it might have, terminate this Deed by giving the Buyer written notice to that effect, or seek specific performance of this Deed. After any such termination MGL will be entitled to:

(i)	sue the Buyer for breach of contract; and

(ii)	resell and procure the resale of the Sale Shares and the Assets - Seller Group as owner,

whereupon the Buyer shall indemnify MGL and MHH from and against all Liabilities in relation to the Buyer’s breach of this Deed, including, in the circumstances set out in paragraph (ii), the deficiency (if any) arising on such resale and all expenses of and incidental to such resale or attempted resale, and the Buyer’s default.

3.9	Conduct until Sale Shares are registered

After Umbrella Completion and until the Sale Shares are registered in the name of the Buyer, MGL or MHH (as the case may be) must convene, attend and vote at general meetings of the relevant Group Member or sign resolutions of the relevant Group Member as the Buyer reasonably directs in writing.

3.10	Storage of Disclosure Material

As soon as practicable after Completion, MGL must arrange for a copy of the Disclosure Material to be recorded in electronic format on a compact disc and delivered for safe storage to Clayton Utz and Minter Ellison, on terms that (except where disclosure is required by law) it only be made available for inspection or copying to a party with the consent of both MGL and the Buyer, with such consent not to be unreasonably withheld.

4.	Novation and Assignment of Hospital Business Contracts - Seller Group and Equipment Leases - Seller Group

4.1	Novation or assignment

(a)	From the date of this Deed until the date which is 12 calendar months after Completion (“Termination Option Date”), MGL must (and must procure that any Relevant Seller Group Member) use its best endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to obtain all necessary consents to, and to secure, at its discretion, the:

(i)	novation to the Buyer by and with effect from Completion of those of the Hospital Business Contracts - Seller Group as are listed in Schedule 5 and those of the Equipment Leases - Seller Group as are listed in Schedule 13 on terms reasonably acceptable to both the Buyer and MGL; or

(ii)	assignment to the Buyer by and with effect from Completion of the Hospital Business Contracts - Seller Group as are listed in Schedule 5 and those of the Equipment Leases - Seller Group as are listed in Schedule 13 on terms reasonably acceptable to both the Buyer and MGL.

(b)	The Buyer must accept such novation or assignment, assist and co-operate with MGL and each other party to the relevant Hospital Business Contract - Seller Group or Equipment Leases - Seller Group and the Buyer must execute any agreements or deeds (including a replacement master lease agreement in the case of Equipment Leases - Seller Group and any agreements or deeds so as to ensure that MGL is released from all the continuing obligations to the extent they relate to the WEF Leasing Arrangements (as set out in Schedule 13) which novations and agreements or deeds in relation to the WEF Leasing Arrangements must have been obtained as at the Completion Date), that may reasonably be required by the relevant other party as a condition of the other party’s consent.

(c)	Subject to Completion, MGL (on behalf of the relevant Seller Group Member) hereby assigns to the Buyer with effect on and from Completion the benefit of those of the Hospital Business Contracts - Seller Group not listed in Part A or Part B of Schedule 5 in respect of which assignments are permitted without the consent of the other party to the Hospital Business Contract - Seller Group.

4.2	Obligations pending or if no novation or assignment

If any of the Hospital Business Contracts - Seller Group or the Equipment Leases - Seller Group referred to in clause 4.1 or otherwise, are not novated or assigned to, or for the benefit of, the Buyer, on and from Completion, then until any novation or assignment occurs or until such Hospital Business Contract - Seller Group or Equipment Leases - Seller Group is terminated or expires under clause 4.3 or otherwise:

(a)	MGL must (and must procure that all Seller Group Members) use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to ensure that each relevant Hospital Business Contract - Seller Group or Equipment Leases - Seller Group continues in full force and effect and is held for the benefit of the Buyer or the Group;

(b)	the Buyer or the Group must to the extent that it is lawfully able, perform on behalf of the Relevant Seller Group Member all obligations of the Seller Group Member under or arising out of that Hospital Business Contract - Seller Group or Equipment Leases - Seller Group whether arising before, on or after Completion (and the Relevant Seller Group Member must facilitate this); and

(c)	to the extent that the Buyer and/or the Group is not lawfully able to perform any obligation or exercise any right of a Seller Group Member, the Relevant Seller Group Member must, on the request and at the reasonable expense of the Buyer and/or the Group, perform that obligation or exercise that right provided that:

(i)	the Relevant Seller Group Member is lawfully able and capable of doing so and will not suffer any resulting Liability; and

(ii)	the Buyer provides timely instructions to the Seller Group Member as to how it requires the Seller Group Member to exercise that right, failing which the Seller Group Member may exercise that right as it thinks fit.

4.3	Obligations if novation or assignment is not possible

If:

(a)	the Termination Option Date has expired; or

(b)	the relevant third party to the Hospital Business Contract - Seller Group or Equipment Lease - Seller Group has given written notice to MGL or the Buyer that it does not consent to novation or assignment of the Hospital Business Contract - Seller Group or Equipment Lease - Seller Group (as the case may be); or

(c)	the relevant third party provides its consent to novation or assignment of the Hospital Business Contract - Seller Group or Equipment Lease - Seller Group on conditions which are not reasonably acceptable to MGL or the Buyer, then, subject to clause 4.4:

(d)	MGL may, at its discretion, terminate or breach the Hospital Business Contract - Seller Group or Equipment Lease - Seller Group provided that it consults with the Buyer in good faith and gives reasonable notice in writing to the Buyer before such termination or breach;

(e)	MGL must terminate the Hospital Business Contract - Seller Group or Equipment Lease - Seller Group, if possible under the terms of those agreements, at the written direction of the Buyer; or

(f)	Subject to (d) and (e), MGL must ensure that each such Hospital Business Contract - Seller Group and Equipment Lease - Seller Group continues in full force and effect and is held for the benefit of the Buyer or the Group and the Buyer must pay all amounts then due and payable and which may become due and payable under the relevant Hospital Business Contracts - Seller Group and Equipment Leases - Seller Group.

4.4	Indemnities

From Completion, the Buyer indemnifies each Seller Group Member against any Liabilities suffered or incurred by it in relation to:

(a)	any Hospital Business Contract - Seller Group or Equipment Lease - Seller Group terminated or breached under:

(i)	clause 4.3(d), to the extent that such document was included in Schedule 5 or Schedule 13;

(ii)	clause 4.3(e);

(b)	any Hospital Business Contracts - Seller Group or the Equipment Leases - Seller Group referred to in clause 4.3(f); and

(c)	termination by the relevant third party or expiry of any Hospital Business Contract - Seller Group or Equipment Lease - Seller Group,

whether arising before, on or after Completion including any Liabilities suffered or incurred by it in complying with its obligations or exercising its rights under that contract or as a result of terminating or breaching that contract.

4.5	Transfer of Assets under Equipment Leases - Seller Group

If:

(a)	an amount becomes payable by the Buyer under an indemnity in clause 4.4 relating to Equipment Leases - Seller Group as a result of the termination or expiry of any such Equipment Leases - Seller Group; and

(b)	upon such termination or expiry, legal and beneficial title to any assets to which such Equipment Leases - Seller Group relate becomes vested in MGL or any other Seller Group Member,

then upon the receipt by MGL or the relevant Seller Group Member of the full amount payable under the indemnity by the Buyer, MGL must or must procure the transfer of the legal and beneficial title to the Buyer of such assets.

4.6	Health Fund Contracts

(a)	Subject to the terms of each Health Fund Contract in Part D1 and D2 of Schedule 5, MGL and the Buyer agree that they will, each at their own expense, use their respective reasonable endeavours, to effect the transfer to the Buyer of that part of the benefits and obligations of any Seller Group Member under the Health Fund Contract that relates to the Hospital Business by agreeing with the counterparty to the Health Fund Contract:

(i)	to amend the terms of the Health Fund Contract to remove from the Health Fund Contract those benefits and obligations under the Health Fund Contract that relate to the Hospital Business; and

(ii)	that the counterparty will enter into a new contract with the Buyer or any Group Member in respect of the benefits and obligations between the counterparty and the Buyer that relate to the Hospital Business.

(b)	In respect of each Health Fund Contract in Part D1 of Schedule 5, if transfer pursuant to paragraph 4.6(a) above cannot be effected within 2 months after Completion, MGL will seek to assign or novate the Health Fund Contract in accordance with the process in clause 4.1 and clauses 4.1, 4.2, 4.3 and 4.4 shall thereafter apply to the Health Fund Contract (where all references to a Hospital Business Contract - Seller Group in those clauses shall be taken to be a reference to the Health Fund Contract). If assignment or novation occurs in accordance with this clause 4.6(b):

(i)	MGL may in its absolute discretion appoint the Buyer to act as its agent under the assigned or novated Health Fund Contract in respect of each C&P Hospital (until C&P Completion occurs for the relevant C&P Hospital Business); and

(ii)	of each of the Health Fund Contracts with Medibank Private Limited and AXA Limited, MGL must procure that any Hospital Company and Subsidiary which has appointed MGL to act as its agent under that Health Fund Contract assigns to the Buyer all the benefits of the agency arrangements and the Buyer must Assume all obligations under the agency arrangements.

(c)	In respect of each Health Fund Contract in Part D2 of Schedule 5, if transfer pursuant to paragraph 4.6(a) above cannot be effected, for the avoidance of doubt, MGL will not be required to assign or novate to the Buyer any rights or obligations under the Health Fund Contracts.

(d)	In respect of each Health Fund Contract in Part D3 of Schedule 5, MGL will seek to assign or novate such Health Fund Contracts in accordance with the process in clause 4.1 and clauses 4.1, 4.2, 4.3 and 4.4 shall thereafter apply to the Health Fund Contract (where all references to a Hospital Business Contract - Seller Group in those clauses shall be taken to be a reference to the Health Fund Contract).

(e)	If a Health Fund Contract is terminated in accordance with the terms of the Health Fund Contract by the counterparty to the Health Fund Contract in respect of any Hospital Companies or Subsidiaries, MGL shall not be liable for any Liability suffered or incurred by the Buyer as a result of such termination.

4.7	Key Contracts

(a)	MGL acknowledges that the Buyer considers that the Key Contracts are essential to the efficient operation of the Hospital Business and it will (and must procure any Relevant Seller Group Member to) use its best endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to secure novation or assignment of those contracts in accordance with clause 4.1 or partial transfer or assignment in accordance with clause 8 (as the case may be) and ensure that sufficient resources are applied to that task.

(b)	MGL will (and must procure any Relevant Seller Group Member to) continue to use its best endeavours for as long as is reasonably necessary notwithstanding any time limitation specified in clause 4.1.

5.	Novation and Assignment of Leases- Seller Group

5.1	Novation or assignment on Completion

(a)	From the date of this Deed until the date which is 12 calendar months after Completion (“Termination Option Date”), MGL must (and must procure that any Relevant Seller Group Member) use its best endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to obtain all necessary consents to, and to secure, at its discretion, the:

(i)	novation to the Buyer with effect from Completion of those of the Leases - Seller Group as are listed in Part A of Schedule 8 on the terms set out in Part A of Schedule 9; or

(ii)	assignment to the Buyer by and with effect from Completion of the Leases - Seller Group as are listed in Part A of Schedule 8 on the terms set out in Part B of Schedule 9.

(b)	The Buyer must accept such novation or assignment, assist and co-operate with MGL and each other party to the relevant Leases - Seller Group and the Buyer must execute any agreements or deeds, that may reasonably be required by the relevant other party as a condition of the other party’s consent.

(c)	Subject to Completion, MGL (on behalf of the relevant Seller Group Member) hereby assigns to the Buyer with effect on and from Completion the benefit of those of the Leases - Seller Group which are not listed in Schedule 8 to the extent to which their assignment is permitted without the consent of the other party to such Leases - Seller Group.

5.2	Obligations pending or if no novation or assignment

If any of the Leases - Seller Group referred to in clause 5.1 or otherwise, are not novated or assigned to, or for the benefit of, the Buyer, on and from Completion, then until any novation or assignment occurs or until the Leases- Seller Group are terminated or expire under clause 5.3 or otherwise:

(a)	MGL must, to the extent it is lawfully able, procure that the Lease - Seller Group continues in full force and effect and must allow (and must procure that any relevant Seller Group Member allows) the Buyer to use or occupy the properties the subject of the Lease - Seller Group as licensee; and

(b)	the Buyer or the Group must to the extent that it is lawfully able, perform on behalf of the relevant Seller Group Member all obligations of the Seller Group Member under or arising out of that Leases - Seller Group whether arising before, on or after Completion (and the relevant Seller Group Member must facilitate this); and

(c)	to the extent that the Buyer and/or the Group is not lawfully able to perform any obligation or exercise any right of a Seller Group Member, the relevant Seller Group Member must, on the request and at the reasonable expense of the Buyer and/or the Group, perform that obligation or exercise that right provided that:

(i)	the relevant Seller Group Member is lawfully able and capable of doing so and will not suffer any resulting Liability; and

(ii)	the Buyer provides timely instructions to the Seller Group Member as to how it requires the Seller Group Member to exercise that right, failing which the Seller Group Member may exercise that right as it thinks fit.

5.3	Obligations if novation or assignment is not possible

If:

(a)	the Termination Option Date has expired; or

(b)	the relevant third party to the Leases- Seller Group has given written notice to MGL or the Buyer that it does not consent to novation or assignment of the Leases - Seller Group; or

(c)	the relevant third party provides its consent to novation or assignment of the Leases- Seller Group on conditions which are not reasonably acceptable to MGL or the Buyer,

then, subject to clause 5.4:

(d)	MGL may, at its discretion, terminate or breach the Leases - Seller Group provided that it consults with the Buyer in good faith and gives reasonable notice in writing to the Buyer before such termination or breach;

(e)	MGL must if possible under the terms of the Leases - Seller Group terminate the Leases - Seller Group at the written direction of the Buyer; or

(f)	unless that Lease - Seller Group is terminated in accordance with clauses 5.3(d) or (e), MGL may at its discretion ensure that each such Lease - Seller Group continues in full force and effect and is held for the benefit of the Buyer or the Group and the Buyer must pay all amounts then due and payable and which may become due and payable under the relevant Lease - Seller Group.

5.4	Indemnities

From Completion, the Buyer indemnifies each Seller Group Member against any Liabilities suffered or incurred by it in relation to:

(a)	any Lease - Seller Group terminated or breached under:

(i)	clause 5.3(d), to the extent that such document was included in Schedule 8;

(ii)	clause 5.3(e);

(b)	any Lease - Seller Group referred to in clause 5.3(f); and

(c)	termination by the relevant third party of any Lease - Seller Group,

whether arising before, on or after Completion, including any Liabilities suffered or incurred by it in complying with its obligations or exercising its rights under that contract or as a result of terminating or breaching that contract.

6.	Contracts - Group

6.1	Consent to change in control

(a)	If the agreement or consent of any other party is required pursuant to the terms of any Hospital Business Contract - Group, Equipment Leases - Group (and any master lease agreement or like instrument relating to the Equipment Leases - Group) or Lease - Group to the change in control of any Group Member which occurs as a result of the transactions contemplated by this Deed (a “Required Consent”), MGL must (and must procure any Relevant Seller Group Member to) use its reasonable endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person other than as specifically contemplated by this clause 6) to procure the Required Consent with effect from Completion, on terms reasonably acceptable to both the Buyer and MGL.

(b)	The Buyer must co-operate with MGL and the relevant counterparty or counterparties, and must execute any agreements or deeds, that may reasonably be required by the other party as a condition of giving its agreement or consent to the change in control including in the case of the Equipment Leases - Group, entering into a new master lease agreement (or master lease agreements) with the relevant counterparty or counterparties to govern the relevant Equipment Leases - Group (or any of them) on and from Completion.

6.2	Obligations following Completion

(a)	If the parties are unable to obtain a Required Consent prior to Completion the parties must continue to use their best endeavours (excluding paying money or providing other valuable consideration to or for the benefit of the other party other than as specifically contemplated by this clause 6) for a period of six months after Completion to procure that that consent is obtained.

(b)	If it is not possible to obtain any Required Consent within the period specified in clause 6.2(a) then the Buyer must procure that the relevant Group Member performs and completes all of its obligations under the relevant Hospital Business Contract - Group, Equipment Lease - Group or Lease - Group, as applicable, in respect of the period following Completion.

(c)	The Buyer indemnifies each Seller Group Member against all Liabilities arising under any of the Hospital Business Contracts - Group, Equipment Leases - Group and the Leases - Group arising after Completion.

7.	Release of Seller’s Guarantees

7.1	Release

The Buyer must use its best endeavours (excluding paying money or providing other valuable consideration to or for the benefit of any person) to secure, before Completion, the unconditional release of each Seller Group Member from the Seller’s Guarantees effective from Completion and MGL must use all reasonable endeavours to assist the Buyer in this regard.

7.2	Indemnity

(a)	From Completion, the Buyer indemnifies each Seller Group Member against any Liability which it suffers, incurs or is liable for, directly or indirectly, in relation to any Seller’s Guarantee.

(b)	MGL enters into this document for itself and each other person who has given a Seller’s Guarantee and accordingly accepts the full benefit of this clause 7.2 on behalf of those persons. The parties agree that MGL may enforce this provision on behalf of those other persons.

8.	Shared arrangements

8.1	Shared Contracts

(a)	Subject to the terms of each Shared Contract and the Shared Services Agreement, MGL and the Buyer agree that they will, each at their own expense, use their respective reasonable endeavours to effect the transfer to the Buyer of that part of the benefits and obligations of any Seller Group Member under the Shared Contract that relates to the Hospital Business with effect on and from Completion by either:

(i)	agreeing with the counterparty to the Shared Contract:

A.	to amend the terms of the Shared Contract to remove from the Shared Contract those benefits and obligations under the Shared Contract that relate to the Hospital Business; and

B.	that the counterparty will enter into a new contract with the Buyer or any Group Member in respect of those benefits and obligations between the counterparty and the Buyer; or

(ii)	if transfer pursuant to sub-paragraph (i) above cannot be effected, by assigning to the Buyer (to the extent permitted by the Shared Contract) that part of the benefits and the Buyer Assuming that part of the obligations under the Shared Contract that relate to the Hospital Business.

(b)	If transfer cannot be effected by one of the methods contemplated in clause 8.1(a) then to the extent that the Shared Contract permits, MGL agrees to procure that the Relevant Seller Group Member will, and the Buyer agrees that it will, after Completion conduct its business on the basis that the benefits and obligations under the Shared Contract had been assigned and Assumed as contemplated in clause8.1(a)(ii).

(c)	The Buyer indemnifies the Seller Group Member which is party to the Shared Contract against all Liabilities suffered or incurred by the Seller Group Member arising from any breach by any Buyer Group Member of the Shared Contract after its partial assignment pursuant to clause 8.1(a)(ii).

(d)	MGL indemnifies the Buyer against any Liability suffered or incurred by it as a result of any breach by the Seller Group Member under, or relating to, any retained part of a Shared Contract after the partial assignment to the Buyer pursuant to clause 8.1(a)(ii).

9.	Employees and Independent Contractors

9.1	Provision of employment or engagement

(a)	The Buyer must offer employment to each of the Employees - Seller Group and the engagement of each of the Independent Contractors - Seller Group to commence from the day after the Completion Date. The offer of such employment or engagement (as the case may be) must be communicated to the Employees - Sellers Group or the Independent Contractors - Seller Group in such form as the parties agree, at least 10 Business Days before the Completion Date. The employment or engagement (as the case may be) so offered must be for a position substantially similar to the relevant Employee’s or Independent Contractor’s position immediately prior to Completion and must be on terms and conditions (including as to superannuation (as applicable)) that are in the aggregate no less favourable than those on which the relevant Employee is employed or relevant Independent Contractor is engaged immediately prior to Completion provided that, except to the extent that the Buyer otherwise determines in its absolute discretion, in no circumstances will any Employee be offered or be entitled to seek membership of any defined benefits superannuation fund.

(b)	The Buyer must continue to provide employment to each Employee - Group on terms and conditions (including as to superannuation) that are in the aggregate no less favourable than those on which the relevant Employee - Group is employed immediately prior to Completion.

(c)	If MGL can reasonably establish (prior to the date which is 3 months after Completion) that any Employee - Group is in fact an Employee - Seller Group employed exclusively in the Hospital Business, then MGL may, at any time within the period of one month after establishing that fact, serve notice to that effect upon the Buyer and the Buyer must offer employment to that Employee. The offer of such employment must be communicated to that Employee by the Buyer in the form agreed to between the parties within 5 Business Days of receipt of such notice. The employment so offered must be deemed to commence from the day after the Completion Date and be for a position substantially similar to the relevant Employee’s position immediately prior to Completion and must be on terms and conditions (including as to superannuation) that are in the aggregate no less favourable than those on which the relevant Employee is employed immediately prior to Completion.

9.2	Payments to Employees and Independent Contractors

(a)	Subject to clauses 9.2(d) and 9.2(e), on Completion (or in the case of bonuses for the year ending on 30 June 2003, in accordance with the Seller Group’s usual practice), if it has not already done so, MGL or the Relevant Seller Group Member must pay to each Employee:

(i)	the amount of his or her wage or salary entitlements;

(ii)	elected salary sacrifice amounts;

(iii)	bonuses for any year ending on or prior to 30 June 2003;

(iv)	commissions (for the avoidance of doubt excluding annual leave, sick leave, rostered day off leave and long service leave entitlements) and in respect of Independent Contractors all other amounts payable in relation to services provided by the Independent Contractors; and

(v)	in respect of Independent Contractors - Seller Group, all other amounts payable in relation to services provided by the Independent Contractors - Seller Group,

accrued up to and payable to them on or before Completion pursuant to:

(i)	a contract of employment;

(ii)	Australian Workplace Agreement, award, certified agreement under the Workplace Relations Act 1996;

(iii)	enterprise agreement registered under State Law; or

(iv)	other form of agreement provided for under an industrial statute, Law or otherwise,

to which any Seller Group Member was a party, and on the same terms that applied as, at Completion.

(b)	MGL must pay to each Employee any payment or inducement it has promised on completion of the transactions contemplated by the Transaction Agreements.

(c)	MGL indemnifies the Buyer against all claims made by such Employees from time to time after the Completion Date against the Buyer in relation to clause 9.2(a).

(d)	MGL or the relevant Seller Group Member will not be required to pay any amount referred to in clause 9.2(a) to the extent to which such amount is recorded as a “liability” in the Completion Accounts.

(e)	For the avoidance of doubt, clause 9.2(a) does not require any Seller Group Member to make any retirement, redundancy, termination or severance payments of the nature described in clause 9.4(d).

9.3	Recognition of prior service

The Buyer must treat each Employee and deal with every entitlement (including annual and sick leave, rostered day off leave and prior service for the purpose of calculating long service leave and redundancy or severance payments (as applicable)) as if every entitlement had been accrued by the respective Employee while in the employment or engagement of the Buyer.

9.4	Indemnity for Employees and Independent Contractors

Subject to Completion, the Buyer will be solely responsible for and indemnifies each Seller Group Member against any Liability it suffers or incurs in respect of:

(a)	wages, salary and any other payment, benefit or amount owing to Employees and attributable to their employment after Completion or, in the case of bonuses, attributable to their employment after 30 June 2003;

(b)	fees, charges and any other payment, benefit or amount owing to Independent Contractors and attributable to their engagement after Completion;

(c)	annual leave, sick leave, rostered day off leave, long service leave and any other form of leave payment owing to Employees and attributable to their employment or engagement up to or after Completion; and

(d)	retirement, redundancy, contract termination or severance payments, benefits, costs or compensation of any kind (including payment in lieu of notice, severance payments howsoever called, in respect of annual leave, sick leave, rostered day off leave, long service leave and any other form of leave payments owing and payments in respect of goodwill) payable under a contract of employment or engagement, Australian Workplace Agreement, award, agreement (certified, registered or otherwise) or other arrangement or an award or order made by a Court or other tribunal or Government Authority under Law, to any Employee or Former Employee and whether attributable to their employment or engagement before or after their commencement with a Group Member or Seller Group Member arising from or in respect of a termination or cessation of their employment or engagement by any Seller Group Member or Group Member before, on or after Completion.

To the extent that this clause provides indemnification for a contractor, such indemnification will apply to any Liability arising in respect of any direct or indirect sub-contractor of that contractor.

9.5	Pre-Completion Employee Arrangements

With effect from the date of this Deed until Completion (“Liaison Period”), MGL must procure that no Seller Group Member or Group Member in respect of or relating to some or all of the Employees enters into, or agrees to enter into, any industrial award, agreement (certified, registered or otherwise) or other arrangement or understanding concerning some or all of such employees and/or contractors (“Arrangement”) except in the ordinary course of business as determined by the Group General Manager Hospitals.

9.6	Disclosure of industrial developments

9.7	During the Liaison Period, if:

(a)	a Seller Group Member or Group Member proposes to enter into, agree to enter into, or to initiate or participate in any negotiations or discussions in respect of, any Arrangement;

(b)	there is any other industrial development (including actual, threatened or pending industrial action, disputation, litigation or proceedings) (“Industrial Action”) in respect of or relating to some or all of the Employees (“Business Persons”); or

(c)	any meeting or discussions will, or are proposed to, be held or occur between representatives of a Seller Group Member or Group Member and representatives of a union, employee organisation or Business Persons relating to some or all of the Business Persons,

9.8	(each an “Industrial Event”), then MGL must:

(a)	keep the Buyer informed of the Industrial Event including the circumstances giving rise to, and the reasons for, and the ongoing status of the Industrial Event and the associated circumstances;

(b)	provide the Group General Manager Hospitals, with full and free access to all correspondence, notices, documents and other records in the possession or control of any Seller Group Member or Group Member relating to the Industrial Event;

(c)	in the case of any such proposed meeting or discussion, give the Group General Manager Hospitals the right to attend and participate in any such meeting or discussions and give him reasonable notice of the time and place of the meeting or discussions, together with details of the proposed topics of discussion;

(d)	keep the Buyer informed of the outcome of any meetings with unions during the Liaison Period; and

(e)	except to the extent such would breach any Law, comply with any conditions and requirements notified, and written directions given, by the Buyer in accordance with clause 9.7.

9.9	Management of industrial relations and disputes

If an Industrial Event occurs or arises at any time during the Liaison Period:

(a)	the Buyer may, in its absolute discretion, do any or all of the following in respect of any proposed Arrangement:

(i)	consent to the Arrangement either unconditionally or subject to such conditions or requirements as are notified by the Buyer to MGL; or

(ii)	withhold its consent to the Arrangement without giving reasons; and

(b)	MGL will procure that any relevant Seller Group Members or Group Members take (or fail to take) or do (or fail to do) any action or thing in respect of, arising out of, or in connection with, that Industrial Event or the circumstances giving rise to the Industrial Event as reasonably determined by the Group General Manager Hospitals including, in the case of any Industrial Action, relating to the conduct of any dispute or of any litigation or proceedings in any industrial tribunal or court.

9.10	Risk mitigation

Without in any way limiting the obligations imposed by clause 9.7, during the Liaison Period, MGL must consult with the Buyer and ensure that each Seller Group Member and Group Member takes all action and does all things within its power to limit the risk of any of the Business Persons making or bringing any claim, demand, action or proceedings in respect of retirement, redundancy, severance payments or any similar costs (“Redundancy Payments”), including:

(a)	being prepared to accept the resignation of Employees who are not covered by an industrial award or agreement (certified, registered or otherwise) and who resign to accept an offer of employment with the Buyer on the terms contemplated by the form of offer applicable to that employee;

(b)	using reasonable endeavours to adopt and maintain the position that Employees will not be entitled to a Redundancy Payment if they refuse to accept an offer of employment or engagement by the Buyer;

(c)	making all applications to relevant industrial tribunals as are available to any Seller Group Member or Group Member to remove any obligations that would otherwise apply under any industrial awards or agreements (whether certified, registered or otherwise) to make Redundancy Payments in respect of any employees or contractors because of the offers of suitable alternative employment or engagement to be made, or made, by the Buyer in accordance with this Deed, whether or not those offers are accepted by those employees or contractors;

(d)	co-operating with the Buyer to seek to secure:

(i)	the agreement and support of all relevant unions and employee organisations in respect of all applications referred to in clause 9.8(c); and

(ii)	union endorsement of the position referred to in clause 9.8(b) having regard to the offers of suitable alternative employment or engagement to be made, or made, by the Buyer to Employees.

9.11	Costs of Applications

The Buyer indemnifies each Seller Group Member against any Liability it suffers or incurs in respect of the costs arising from any application to relevant industrial tribunals under clause 9.10(c).

9.12	Employee Lists and Independent Contractors

As soon as possible following the date of execution of this Deed, but in any event no later than 14 days after that date, MGL will provide to the Buyer:

(a)	a current list of the Employees which will contain the following details in relation to each individual:

(i)	the individual’s full name;

(ii)	the Hospital location in which the individual is employed;

(iii)	the individual’s employer;

(iv)	the individual’s employment classification/position;

(v)	the individual’s current mailing address; and

(vi)	whether the individual is a defined benefit superannuation member; and

(b)	a current list of the Independent Contractors which will contain the following in respect of each individual:

(i)	the individual’s full name;

(ii)	the Hospital/location in which the individual is employed;

(iii)	the entity which engages the individual;

(iv)	the individual’s classification/position as an Independent Contractor; and

(v)	the individual’s current mailing address.

10.	Superannuation

(a)	The Buyer shall make available or establish by the Completion Date one or more suitable superannuation funds (“Buyer’s Fund”) to provide superannuation benefits for those of the Transferring Employees who agree to become members of the Buyer’s Fund, and the Employees - Group who are members of the Seller’s Superannuation Fund as at the Completion Date (“Transferring Members”).

(b)	The Seller and the Buyer may agree in writing that special arrangements shall apply in respect of one or more Transferring Employees or Employees - Group.

38

(c)	Subject to paragraph (d), except for a Transferring Employee or Employee - Group covered by an arrangement made under paragraph (b), the Buyer must:

(i)	provide superannuation benefits for the Transferring Employees and the Employees - Group which, taken as a whole, shall be no less favourable than those provided to them by their employer as at the Completion Date; and

(ii)	ensure that the Buyer’s Fund shall be capable of being a Successor Fund to the Seller’s Superannuation Fund in respect of the Employees - Group,

save and except that the Transferring Employees and Employees - Group shall have no rights and no provision shall be made for any right to any surplus in the Seller’s Superannuation Fund and the Seller shall ensure that they shall not suffer any reduction in benefits or amounts transferred to the Buyer’s Fund representing or otherwise attributable to any deficit or under-funding in the Seller’s Superannuation Fund.

(d)	The Seller agrees that notwithstanding paragraph (c), the Buyer is not required to provide defined benefit style benefits to any Transferring Members who were entitled to defined benefits in the Seller’s Superannuation Fund.

(e)	The Buyer must pay for all costs in establishing (or making available) the Buyer’s Fund. For the avoidance of doubt, these costs will include all legal costs incurred in reviewing the trust deed, including any cost incurred in amending that trust deed, regardless or whether or not the proposed fund is accepted as a Successor Fund to the Seller’s Superannuation Fund by the trustee of the Seller’s Superannuation Fund.

(f)	Subject to paragraphs (d) and (g), the Buyer and the Seller must use their best endeavours to facilitate, within 90 business days after the Completion Date, the transfer of the Employees - Group and their superannuation benefits from the Seller’s Superannuation Fund to the Buyer’s Fund without their consent, in the circumstances permitted by superannuation law, on the basis that the Buyer’s Fund is a Successor Fund.

(g)	For a Transferring Member:

(i)	covered by an arrangement made under paragraph (b); or

(ii)	who is a Transferring Employee; or

(iii)	who is an Employee - Group where the trustee of the Seller’s Superannuation Fund and the trustee of the Buyer’s Fund fail to agree that the Buyer’s Fund is capable of being a Successor Fund to the Seller’s Superannuation Fund in respect of that employee within 90 business days after the Completion Date, the Buyer shall allow that Transferring Member to voluntarily transfer his or her superannuation benefits in the Seller’s Superannuation Fund to the Buyer’s Fund. In the case of a Transferring Employee such voluntary transfer shall be in lieu of the benefit to which the Employee - Group is entitled on Completion.

(h)	The Seller will procure that the amount transferred in respect of each Transferring Member from the Seller’s Superannuation Fund to the Buyer’s Fund shall be at least equal to the Transferring Member’s member’s reserve in the Seller’s Superannuation Fund as at the Completion Date, adjusted for earnings at the estimated earning rate of the Seller’s Superannuation Fund in respect of the period from the Completion Date to the date the relevant amount is transferred.

(i)	Notwithstanding anything to the contrary in this Deed, each Transferring Employee will have the right to access their benefit at Completion in accordance with the provisions of the governing rules of the Seller’s Superannuation Fund and any applicable laws.

(j)	The Buyer will provide, and procure the trustee of the Buyer’s Fund to provide, to the trustee of the Seller’s Superannuation Fund all information that the trustee of the Seller’s Superannuation Fund reasonably needs to facilitate a transfer of the Transferring Members and their benefits to the Buyer’s Fund under a Successor Fund transfer.

(k)	The Seller will use its best endeavours to procure that the trustee of the Seller’s Superannuation Fund provides to the trustee of the Buyer’s Fund all information that the trustee of the Buyer’s Fund reasonably needs to facilitate a transfer of the Transferring Members and their benefits to the Buyer’s Fund under a Successor Fund transfer, and such other information that the Buyer or the trustee of any superannuation fund nominated by the Buyer reasonably requires to administer any benefits or enable any benefits to be provided to each Transferring Employee and Employee - Group.

(1)	On Completion, the Seller and the Buyer will immediately cause each member of the Group who is associated with the Seller’s Superannuation Fund, whether as a principal employer, associated employer, participating employer or otherwise, to take all steps necessary to end that association with effect from Completion.

(m)	Notwithstanding anything to the contrary in this Deed, and for the avoidance of doubt, the Buyer acknowledges that on and from Completion, no member of the Group shall have any rights in relation to the Seller’s Superannuation Fund (whether arising under the trust deed for the Seller’s Superannuation Fund or otherwise).

11.	Trade Debts - Seller Group

(a)	From Completion, the Buyer shall be solely responsible for the collection of the Trade Debts - Seller Group. Except as provided in this clause 11, no Seller Group Member is obliged to take or continue, alone or jointly with the Buyer, any action with respect to the Trade Debts - Seller Group.

(b)	If requested by the Buyer, MGL will procure that the relevant Seller Group Member will execute joint notices in a form acceptable to both parties addressed to each Trade Debtor - Seller Group notifying the Trade Debtors - Seller Group of the assignment of the Trade Debts - Seller Group.

(c)	If any Seller Group Member receives any payment from any Trade Debtor in respect of any Trade Debt after the Completion Date, MGL will procure that the relevant Seller Group Member accounts to the Buyer for the amount received within 5 Business Days after its receipt.

12.	Plant and equipment

(a)	The Buyer acknowledges and agrees that the Fixed Assets - Seller Group may include plant and equipment which is a fixture or a tenant’s fixture or a part of the land on which it is situated.

(b)	Notwithstanding that the Buyer vacates the Premises at or any time after Completion, the Buyer may not make any claim against any Seller Group Member in relation to the value or classification of such items of Fixed Assets - Seller Group on the basis of them being fixtures, tenant’s fixtures or part of the land on which they are being situated (apart from any claim it may be entitled to make under the Warranties (as defined in the Umbrella Deed)).

13.	Liabilities

(a)	The Buyer must Assume on and from Completion the Assumed Liabilities and any other Liability which any Seller Group Member suffers or incurs, whether arising before, on or after Completion, exclusively in relation to the Hospital Business.

(b)	From that time, the Buyer will be solely responsible for and must indemnify each Seller Group Member against any such Liability.

14.	Tax

14.1	Tax Indemnity

MGL indemnifies the Buyer and each Group Member from and against all Tax Claim Amounts suffered or incurred in respect of any Tax Claim.

14.2	Rights of the Buyer Group Members and Enforcement of the Tax Indemnity

(a)	MGL acknowledges and confirms in favour of the Buyer and each Group Member that the Tax Indemnity given by MGL is for the benefit of the Buyer and each Group Member.

(b)	Each Group Member may enforce its rights in relation to the Tax Indemnity independently from each other and even though not a party to this Deed.

14.3	Restrictions on claims under the Tax Indemnity

The obligations of MGL under the Tax Indemnity do not apply in respect of a Tax Claim:

(a)	to the extent that the Tax Claim arises from the failure by the Buyer to supply to MGL on a timely basis information available to any Buyer Group Member which is reasonably requested by MGL in relation to a Tax Claim;

(b)	to the extent that the Tax Claim arises from the failure by any Buyer Group Member after Completion, in a timely and appropriate manner, to:

(i)	lodge any return, notice, objection or other document that gives rise to or relates to the Tax Claim;

(ii)	claim all or any portion of any relief, allowance, deduction, credit, rebate or right to repayment which is available to a Buyer Group Member as at Completion to the extent that information sufficient to make the claim was or might reasonably be expected to have been within the knowledge of any Buyer Group Member;

(iii)	disclose or correctly describe in any return, notice, objection or other document relating to the Tax Claim lodged, given or made after Completion, any fact, matter or thing to the extent that it was or might reasonably be expected to have been within the knowledge of any Buyer Group Member; or

(iv)	take any action which any Buyer Group Member is required to take under this clause 14 or any laws relating to Tax, or (provided that it does not result in any material disruption to the Hospital Business) which would have been necessary or appropriate to take in order to prevent the occurrence or existence of grounds for a Tax Claim provided that it has no material adverse effect to the Buyer Group;

(c)	arises as a result of any Buyer Group Member amending after Completion any Tax returns for a period ending on or prior to the Last Accounts Balance Date or changing the basis on which the income and deductions in relation to such Tax returns was computed (whether such change relates to a period ending before or after the Last Accounts Balance Date) other than in respect of an amendment approved in writing by MGL (which approval shall not be unreasonably withheld or delayed provided it does not cause a material adverse effect to MGL) or as otherwise required by Law;

(d)	to the extent that the Tax Claim arises as a result of a change to the Tax Act, its interpretation by a Court of Law or its interpretation by the Australian Taxation Office as set out in a published ruling or interpretative decision, after Completion that applies to any of the Buyer Group members;

(e)	to the extent that the Tax Claim arises as a result of the Buyer’s non-compliance with this clause 14 in a material respect; and

(f)	to the extent the Tax Claim is for an amount that has been provided for in the Completion Accounts.

14.4	Timing of payments

Payments under the Tax Indemnity must be made to the Buyer (or at the Buyer’s request, to any other Buyer Group Member) by whichever is the later of:

(a)	5 Business Days before the latest date on which that payment of Tax may lawfully be made without incurring any penalty, additional tax, interest or general interest charge for late payment (allowing for any deferrals granted by the Revenue Authority); and

(b)	10 Business Days after MGL receives notice in writing from the Buyer providing full and accurate particulars of the Tax Claim (with copies certified by the Buyer of all supporting documentation) sufficient for MGL to verify the accuracy of the Tax Claim, provided that MGL does not dispute its liability in respect of the tax claim.

14.5 Late Payments

If any sums required to be made by MGL under or relating to the matters in this clause 14 are not paid on the date specified in clause 14.4 (the Due Date), then, except to the extent that MGL’s liability under clause 14.1. compensates the Buyer or the relevant Group Member for the late payment by virtue of it extending to interest, penalties, fines or other costs, such sums shall bear interest (which shall accrue from day to day after as well as before any judgement for the same) at the Interest Rate, compounded quarterly, from the day following the Due Date up to and including the day of actual payment of such sums.

14.6	Notice of Potential Tax Claims and Tax Claims Procedure

(a)	If any Buyer Group Member:

(i)	receives a letter, request, demand, notice, or communication (“communication”); or

(ii)	intends to lodge a self-assessed return that will have effect as a deemed assessment (“return”),

that may reasonably be related to or give rise to a Tax Claim, the Buyer must:

(iii)	within 10 Business Days of the receipt of a communication within paragraph (i), inform MGL and provide a copy of any document received relating to the communication;

(iv)	not later than 20 Business Days before a lodgement of return within paragraph (ii), inform MGL and provide a copy of the relevant return or parts of the return, and shall consult in good faith with MGL concerning the reasons for that return;

(v)	in relation to a communication within paragraph (a)(i), consistently with any applicable statutory obligations, not engage in any discussions, negotiations or confer with any representatives of the Revenue Authority concerning the communication received without first complying with the requirements of paragraphs (b) and (c) of this subclause.

If any Buyer Group Member becomes aware of a Tax Claim, whether or not notice has been given under the above the Buyer must give timely and written notice of it to MGL.

(b)	The Buyer must ensure that MGL and its professional advisers have, at the Buyer’s expense, reasonable access to the personnel of the Buyer Group and to any relevant premises, assets and records within the custody, power, possession or control of any Buyer Group Member to enable MGL and its professional advisers to examine the communication, return or Tax Claim and records relating to them and to take copies or photographs of them, at the reasonable expense of MGL, provided MGL and its professional advisers give to the relevant Buyer Group Member such undertakings as to confidentiality as the Buyer may reasonably require.

(c)	The Buyer must ensure that all Buyer Group Members take any proper and reasonable action that MGL requests to, as applicable:

(i)	respond to the communication or to make changes to the return in order to give effect to the taxation treatment considered by MGL to have the greatest likelihood of not giving rise to a Tax Claim; or

(ii)	avoid, resist, compromise or defend a demand or notice issued by a Revenue Authority which gives rise to the Tax Claim,

provided MGL indemnifies the relevant Buyer Group Member against any reasonable costs or expenses which may be incurred as a result of compliance with MGL’s request and, in addition, MGL pays to the Buyer any Tax which is required to be paid to a Revenue Authority to enable such action to be taken.

(d)	The action that MGL may request be taken by any Buyer Group Member in respect of a Tax Claim includes the making of objections and appeals, and administrative law remedies.

(e)	Any action requested by MGL under this clause 14 must be taken in a timely manner.

(f)	If the Buyer becomes aware of a Tax Claim, consistently with any applicable statutory obligations, the Buyer must not, and must ensure that no Buyer Group Member does, engage in any discussions, negotiations or confer with any representatives of the Revenue Authority concerning the Tax Claim without first complying with the requirements of paragraphs (a), (b) and (c)(ii) of this subclause.

(g)	If MGL makes a request under paragraph (c)(ii) regarding the lodgement of a notice of objection, but MGL and the Buyer are unable to reach agreement concerning the response to the Tax Claim within sixty (60) Business Days after the Buyer has notified MGL of the Tax Claim (or any shorter time required by law for the objection, appeal or administrative law remedy), MGL may refer the dispute to an expert (as referred to in clause 14.9(b)), which shall apply to this provision with such modifications as are appropriate. The notice of objection shall then be prepared in the manner considered by the expert to have the most reasonable prospects of success.

(h)	If:

(i)	an objection duly lodged under this clause is disallowed by the Revenue Authority; or

(ii)	an appeal made, or administrative remedy taken, in accordance with this clause is decided against the interests of MGL; or

(iii)	the Revenue Authority appeals against a decision given in the interests of MGL,

then:

(iv)	the Buyer shall promptly give written notification of the facts and circumstances to MGL; and

(v)	MGL may require any Buyer Group Member to make such further appeal, or defence of appeal, or seek such administrative remedy, as it determines, in which case MGL shall be entitled, if it wishes, to have the control of any such appeal, remedy or defence and in any event the Buyer shall keep MGL fully informed of all matters relating thereto and provide copies to MGL of all documents relating thereto; and

(vi)	no further appeal, defence or remedy shall be settled or compromised except in accordance with MGL’s written consent.

(i)	MGL may only make a request under paragraph (h) if MGL has obtained an opinion from a Queen’s Counsel or Senior Counsel that the proposed appeal, remedy or defence has a reasonable prospect of success.

14.7	Refunds

(a)	If, following the making of a payment under the Tax Indemnity all or part of the Tax Claim Amount is refunded either in cash or by credit to any Buyer Group Member (including, but not limited to, any amount or credit received following a successful objection or appeal), the Buyer must immediately pay to MGL the lesser of the refund and the amount paid under the Tax Indemnity.

(b)	If at any time after the Completion Date any Buyer Group Member receives a refund or credit in respect of any Tax levied in respect of a tax year or part prior to Completion:

(i)	the Buyer will, or will procure that the Relevant Buyer Group Member will, as the case may be, immediately pay to MGL an amount equal to the amount of such refund or credit (together with any interest paid by the Australian Taxation Office after an appropriate allowance for tax payable by the relevant Buyer Group Member) to the extent that it has not been included in the Completion Statement or in prior years’ accounts of the Company; and

(ii)	any such payment by the Buyer under this provision will be by way of, and shall have effect as, a pro rata increase in the purchase price for each Sale Share.

14.8	Interest received from a Revenue Authority

Provided MGL has complied with clause 14.6(c), to the extent not covered by clause 14.7, if the Buyer Group Member receives an amount of interest from a Revenue Authority in connection with the refund of a Tax Claim Amount, then the Buyer will pay to MGL the amount of interest received by the relevant Buyer Group Member less any Tax payable by the relevant Buyer Group Member on that interest received but only to the extent any payment under this clause 14.8 does not qualify as being tax deductible under the Income Tax Assessment Act 1997 or under the Income Tax Assessment Act 1936 in the income year in which a payment under this clause 14.8 is made.

14.9	Expert determination

(a)	If MGL and the Buyer cannot agree on any amount to be paid under the Tax Indemnity within 60 Business Days of a dispute arising, or within such further time as may be agreed between them, then MGL may refer the agreement to an expert with the request that the expert make a decision on the disagreement as soon as practicable after receiving any submissions from MGL and the Buyer.

(b)	The expert is to be a Senior Counsel or Queen’s Counsel with over 15 years experience in Tax appointed by MGL.

(c)	The decision of the expert is to be conclusive and binding on the parties in the absence of manifest error.

(d)	Unless the expert makes a determination regarding costs, MGL and the Buyer agree to each pay one half of the expert’s costs and expenses in connection with the reference.

(e)	The expert is appointed as an expert and not as an arbitrator.

(f)	The procedures for determination are to be decided by the expert in its absolute discretion.

14.10	Tax Returns

(a)	MGL shall be obliged to prepare and lodge with the appropriate Revenue Authority all Tax returns for any periods ending on or prior to the Last Accounts Balance Date. The Buyer agrees that, in the event such Tax returns have not been lodged prior to the Completion Date it shall provide in a timely manner, such assistance as shall be necessary for the returns to be prepared, signed and lodged.

(b)

The Buyer agrees that MGL shall be entitled, in relation to any periods ending on or prior to the Last Accounts Balance Date, to transfer or procure the transfer of Tax losses from all Group Members to any Seller Group Member for nil consideration.

The Buyer agrees that it shall ensure that all Group Members shall provide such assistance as shall be necessary to give effect to such transfer, including without prejudicing the generality of the foregoing, the signing of any loss transfer agreements.

14.11	Loan Amounts

(a)	Notwithstanding any other provision of the Transaction Agreements, this clause 14.11 shall apply for so long as the Loan Structure exists and for 4 years thereafter.

(b)	If any amounts paid to the Buyer or any Buyer Group Member as a loan pursuant to the Loan Structure are assessable to the Buyer or any Buyer Group Member, MGL will indemnify the Buyer or the Buyer Group Member an amount equal to the Tax that would be payable on the amount if the only offset that was taken into account was a credit or offset related to the loan amount.

14.12	Limits

None of clauses 8.1 to 8.10 of the Umbrella Deed apply to limit any payment that MGL is liable to make in respect of a Tax Claim Amount, except for clauses 8.2(a) and 8.2(b) (Buyer insured), 8.2(e) (Loss only compensated once), 8.2(f) (Buyer otherwise compensated), 8.2(g) (Last Accounts or Umbrella Completion Statement), 8.2(h) (No indirect or consequential loss), 8.2(i) (Legislation), 8.2(j) (Buyer’s actions in relation to Tax), 8.2(n) (Time limits - Non-C&P), 8.4 (Reimbursement for amounts recovered) and 8.6 (Adjustment to Umbrella Purchase Price).

14.13	Tax office ruling

(a)	Where any private binding ruling is to be obtained from the Australian Taxation Office in relation to the tax treatment of any Asset Sale Deed, MGL will have sole responsibility for the preparation and submission of any such ruling.

(b)	The Buyer will not request a private binding ruling or other opinion or determination from the ATO in respect of any Asset Sale Deed where that ruling would apply to MGL or prejudice the position of MGL.

(c)	Any request for a private binding ruling in respect of any Asset Sale Deed will be provided to the Buyer 5 Business Days prior to its lodgement with the ATO. The Buyer may request changes in respect of the documents to be submitted, however Seller is only required to agree to the changes where it can be established that they do not prejudice Seller’s position.

(d)	MGL will (in the event that it seeks a private binding ruling which would apply to the Buyer or prejudice its position) provide:

(i)	a copy of the final request for a private binding ruling, when it is lodged with the ATO;

(ii)	a copy of the relevant ruling when it is issued by the ATO; and

(iii)	a copy of all related correspondence (including notes of all verbal communications with the ATO) with the ATO which shall be provided within 5 business days of the relevant communication being received or made.

15.	Pay as you go (PAYG) instalments

15.1	Liability for the PAYG Instalment

The Buyer acknowledges and agrees that:

(a)	the Hospital Companies and each Eligible Subsidiary will be liable to pay one or more PAYG Instalments after Completion in respect of Instalment Income derived by that Hospital Company or the Eligible Subsidiary prior to Completion;

(b)	MGL is entitled to a Seller’s PAYG Credit in respect of any PAYG Instalment covered by clause 15.1(a); and

(c)	the Buyer must not vary the Pre-Completion Instalment Rate and the Post-Completion Instalment Rate before the PAYG Payment Date.

15.2	Payment of the PAYG Instalment for the Pre-Completion Quarter

If:

(a)	the Commissioner does not provide an Initial Head Company Instalment Rate to MGL before the commencement of the Completion Quarter; and

(b)	a Hospital Company or an Eligible Subsidiary (as the case requires) has not paid their PAYG Instalment for the Pre-Completion Quarter prior to Completion,

then:

(c)	the PAYG Instalment for the Hospital Company and for each Eligible Subsidiary will be calculated using their Pre-Completion Instalment Rate; and

(d)	the Buyer will ensure that the Hospital Company and each Eligible Subsidiary remits their PAYG Instalment for the Pre-Completion Quarter to the Commissioner on or before the PAYG Payment Date.

15.3	Payment of the PAYG Instalment for the Completion Quarter

If the Commissioner does not provide an Initial Head Company Instalment Rate to the Seller’s Guarantor before the end of the Completion Quarter:

(a)	the PAYG Instalment for each Hospital Company and for each Eligible Subsidiary will be calculated using their Post-Completion Instalment Rate; and

(b)	the Buyer will ensure that each Hospital Company and each Eligible Subsidiary will remit their PAYG Instalment to the Commissioner on or before the PAYG Payment Date.

15.4	Calculation of the PAYG Credit for the PAYG Instalment for the Pre-Completion Quarter

If clause 15.2 applies, the Seller’s PAYG Credit will be equal to the sum of the PAYG Instalments.

15.5	Calculation of PAYG Credit for the PAYG Instalment for the Completion Quarter

(a)	If clause 15.3 applies, both the Seller and the Buyer can be entitled to a PAYG Credit for part of each PAYG Instalment.

(b)	The Seller’s PAYG Credit will be equal to the sum of the amounts calculated in accordance with the following formula in respect of each PAYG Instalment:

PAYG Instalment x	Instalment Income derived between the start of the completion Quarter and Completion Date
Instalment Income derived during the Completion Quarter

(c)	The “Buyer’s PAYG Credit” will be calculated in accordance with the following formula:

PAYG Instalment less the Seller’s PAYG Credit

15.6	GIC payable in respect of the PAYG Instalment

The Buyer agrees to indemnify and keep indemnified MGL against, and must pay MGL on demand the amount of, GIC that becomes payable by MGL because of the Buyer’s failure to comply with clause 15.2 and/or clause 15.3.

15.7	Notification of PAYG Instalment

The Buyer will notify MGL of the quantum of each PAYG Instalment in writing by 31 days after the end of the Completion Quarter. The notification will be addressed to:

Mr Campbell Richards

Group Tax Manager

Mayne Group Limited

GPO Box 1714N

Melbourne VIC 3001

Executed as a deed.

Executed for and on behalf of Mayne Group Limited ABN 56 004 073 410 by its Attorneys under Power of Attorney dated 30 January 2002 each of whom declares that he or she holds the office in Mayne Group Limited indicated under his or her signature and that he or she has no notice of revocation of the Power of Attorney	Mayne Group Limited ABN 56 004 073 410 by its Attorneys:

/s/ Stuart Bruce James
Signature of Attorney

Stuart Bruce James
Name of Attorney in full

DIRECTOR
Office

/s/ Paul Andrew Binfield
Signature of Attorney

Paul Andrew Binfield
Name of Attorney in full

CHIEF FINANCIAL OFFICER
Office

Executed by Mayne Healthcare Holdings Pty Limited ACN 078 954 631 by or in the presence of:

/s/ Stuart Bruce James	/s/ Paul Andrew Binfield
Signature of Director	Signature of Secretary/other Director

Stuart Bruce James	Paul Andrew Binfield
Name of Director in full	Name of Secretary/other Director in full

Signed sealed and delivered for and on behalf of Australian Newco Holdings Pty Limited ACN 106 722 347 by its Attorney under a Power of Attorney dated 20 October 2003, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:	/s/ Philip Kapp
Signature of Attorney

/s/ Kate Jordan	Philip Kapp
Signature of Witness	Name of Attorney in full

Kate Jordan
Name of Witness in full

Signed sealed and delivered for and on behalf of Joondalup Hospital Pty Limited ACN 106 723 193 by its Attorney under a Power of Attorney dated 20 October 2003, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:	/s/ Philip Kapp
Signature of Attorney

/s/ Kate Jordan	Philip Kapp
Signature of Witness	Name of Attorney in full

Kate Jordan
Name of Witness in full

Signed sealed and delivered for and on behalf of Port Macquarie Hospital Pty Limited ACN 106 723 399 by its Attorney under a Power of Attorney dated 20 October 2003, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:	/s/ Philip Kapp
Signature of Attorney

/s/ Kate Jordan	Philip Kapp
Signature of Witness	Name of Attorney in full

Kate Jordan
Name of Witness in full

Signed sealed and delivered for and on behalf of Logan Hospital Pty Limited ACN 106 723 406 by its Attorney under a Power of Attorney dated 20 October 2003, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:	/s/ Philip Kapp
Signature of Attorney

/s/ Kate Jordan	Philip Kapp
Signature of Witness	Name of Attorney in full

Kate Jordan
Name of Witness in full

Signed for and on behalf of Melbourne Hospital Pty Limited ACN 106 723 415 by its Attorney under a Power of Attorney dated 20 October 2003, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:	/s/ Philip Kapp
Signature of Attorney

/s/ Kate Jordan	Philip Kapp
Signature of Witness	Name of Attorney in full

Kate Jordan
Name of Witness in full

Signed sealed and delivered for and on behalf of Noosa Privatised Hospital Pty Limited ACN 106 723 380 by its Attorney under a Power of Attorney dated 20 October 2003, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:	/s/ Philip Kapp
Signature of Attorney

/s/ Kate Jordan	Philip Kapp
Signature of Witness	Name of Attorney in full

Kate Jordan
Name of Witness in full

Signed sealed and delivered for and on behalf of Caboolture Hospital Pty Limited ACN 106 723 219 by its Attorney under a Power of Attorney dated 20 October 2003, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:	/s/ Philip Kapp
Signature of Attorney

/s/ Kate Jordan	Philip Kapp
Signature of Witness	Name of Attorney in full

Kate Jordan
Name of Witness in full

Signed sealed and delivered for and on behalf of Frances Perry Hospital Pty Limited ACN 106 723 228 by its Attorney under a Power of Attorney dated 20 October 2003, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:	/s/ Philip Kapp Signature of Attorney

/s/ Kate Jordan	Philip Kapp
Signature of Witness	Name of Attorney in full

Kate Jordan
Name of Witness in full

Signed sealed and delivered for and on behalf of Armidale Hospital Pty Limited ACN 106 723 200 by its Attorney under a Power of Attorney dated 20 October 2003, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:	/s/ Philip Kapp
Signature of Attorney

/s/ Kate Jordan	Philip Kapp
Signature of Witness	Name of Attorney in full

Kate Jordan
Name of Witness in full

Signed sealed and delivered for and on behalf of P.O.W. Hospital Pty Limited ACN 106 723 871 by its Attorney under a Power of Attorney dated 20 October 2003, and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:	/s/ Philip Kapp
Signature of Attorney

/s/ Kate Jordan	Philip Kapp
Signature of Witness	Name of Attorney in full

Kate Jordan
Name of Witness in full

Schedule 1

Hospital Companies and Subsidiaries

Part 1

Hospital Companies

1.	Australian Medical Enterprises Ltd
2.	HCoA Hospital Holdings (Australia) Pty Ltd
3.	Hospitals of Australia Ltd
4.	Relkban Pty Ltd
5.	Relkmet Pty Ltd
6.	Votraint No. 664 Pty Ltd
7.	Votraint No. 665 Pty Ltd

Part 2

Subsidiaries - HCoA Hospital Holdings (Australia) Pty Ltd

1.	HCoA Operations (Australia) Pty Ltd
2.	Hospital Corporation Australia Pty Ltd
3.	Pruinosa Pty Ltd
4.	Australian Hospital Care Limited
5.	Australian Hospital Care (Latrobe) Pty Ltd
6.	Australian Hospital Care (MPH) Pty Ltd
7.	Rehabilitation Holdings Pty Ltd
8.	Australian Hospital Care (Pindara) Pty Ltd
9.	Australian Hospital Care 1988 Pty Ltd
10.	Australian Hospital Care (The Avenue) Pty Ltd
11.	Health Technologies Pty Ltd
12.	Australian Hospital Care (Spare) Pty Ltd
13.	Australian Hospital Care (Ringwood) Pty Ltd
14.	Australian Hospital Care (Lady Davidson) Pty Ltd
15.	Australian Hospital Care (MSH) Pty Ltd
16.	Australian Hospital Care (Allamanda) Pty Ltd
17.	The Victorian Rehabilitation Centre Pty Ltd
18.	eHealth Technologies Limited
19.	Australian Hospital Care Retirement Plan Pty Ltd
20.	AHC Foundation Pty Ltd
21.	Australian Hospital Care (Masada) Pty Ltd
22.	Australian Hospital Care (Como) Pty Ltd
23.	AHC Tilbox Pty Ltd
24.	Australian Hospital Care (Knox) Pty Ltd
25.	Australian Hospital Care (Northpark) Pty Ltd
26.	Australian Hospital Care (Dorset) Pty Ltd
27.	Australian Hospital Care Investments Pty Ltd
28.	AHC Radiology Pty Ltd
29.	Hospital Affiliates of Australia Pty Ltd
30.	HCA Management Pty Ltd
31.	Dabuvu Pty Ltd
32.	HOAIF Pty Ltd
33.	Tilemo Pty Ltd
34.	C.R.P.H. Pty Ltd
35.	Hospital Developments Pty Ltd
36.	P.M.P.H. Pty Ltd
37.	Malahini Pty Limited

Subsidiaries - Australian Medical Enterprises Limited

1.	AME Hospitals Pty Ltd
2.	Attadale Hospital Property Pty Ltd
3.	AME Properties Pty Ltd
4.	Jamison Private Hospital Property Pty Ltd
5.	Glengarry Hospital Property Pty Ltd
6.	Hallcraft Pty Ltd
7.	Rannes Pty Ltd
8.	Hadassah Pty Ltd
9.	Victoria House Holdings Pty Ltd
10.	AME Superannuation Pty Ltd

Part 3

Other subsidiaries - HCoA Hospital Holdings (Australia) Pty Ltd

1.	Pindara Day Procedure Centre Pty Ltd

Other subsidiaries - Australian Medical Enterprises Limited

1.	Mount Hospital Cath Labs Pty Ltd

Schedule 2

Sale Shares

	Hospital Company	Registered and Beneficial Owner	Number of Sale Shares	Class	Percentage of total issued share capital
1.	Australian Medical Enterprises Limited	Mayne Group Limited	191,974,841	Ordinary	100%
2.	HCoA Hospital Holdings (Australia) Pty Ltd	Mayne Healthcare Holdings Pty Ltd	182,089,998	Ordinary	*100%
3.		Mayne Group Limited	*	Ordinary	*
4.	Hospitals of Australia Limited	Mayne Group Limited	44,923,720	Ordinary	100%
5.	Relkban Pty Ltd	Mayne Group Limited	1	A Class	100%
6.		Mayne Group Limited	2	B Class	100%
7.		Mayne Group Limited	2	C Class	100%
8.	Relkmet Pty Ltd	Mayne Group Limited	1	A Class	100%
9.		Mayne Group Limited	2	B Class	100%
10.		Mayne Group Limited	2	C Class	100%
11.	Votraint No. 664 Pty Ltd	Mayne Group Limited	2	Ordinary	100%
12.	Votraint No. 665 Pty Ltd	Mayne Group Limited	2	Ordinary	100%

*	Pursuant to an agreement dated 5 December 2000 between MGL and HCoA Hospital Holdings (Australia) Pty Ltd (“HCoA”), HCoA is obliged to issue new shares to MGL, the number to be determined pursuant to clause 2.2 of that agreement. These shares will be issued prior to Completion, at which time those shares together with the shares owned by MHH specified in row 2 of the table above will comprise 100% of the total issued share capital of HCoA and rows 2 and 3 of the table above will be deemed to be amended to reflect the share issue. The accounting entires which are necessary as a result of the issue of these shares have already been made in the accounts of HCoA and accordingly no further entries will be made. In particular there will be no further adjustment to the intercompany debt made as a result.

Schedule 3

Hospitals

1.	Castlecrag Private Hospital	150 Edinburgh Road	Castlecrag	NSW
2.	Christo Road Private Hospital	219 Christo Road	Waratah	NSW
3.	Gosford Private Hospital	Burrabil Avenue	North Gosford	NSW
4.	Kareena Private Hospital	86 Kareena Road	Caringbah	NSW
5.	Lady Davidson Private Hospital	Bobbin Head Road	North Turramurra	NSW
6.	Lingard Private Hospital	23 Merewether Street	Merewether	NSW
7.	Macarthur Private Hospital	92-96 Dumaresq Street	Campbelltown	NSW
8.	Nepean Private Hospital	1-9 Barber Avenue	Kingswood	NSW
9.	Nowra Private Hospital	Weerona Place	Nowra	NSW
10.	Orange Private Hospital	261 March Street	Orange	NSW
11.	Port Macquarie Private Hospital	Lake Road	Port Macquarie	NSW
12.	St George Private Hospital	1 South Street	Kogarah	NSW
13.	Strathfield Private Hospital	3 Everton Street	Strathfield	NSW
14.	The Hills Private Hospital	499 Windsor Road	Baulkham Hills	NSW
15.	Warners Bay Private Hospital	Fairfax Road	Warners Bay	NSW
16.	Belmont Private Hospital	1220 Creek Road	Carina	QLD
17.	Caloundra Private Hospital	96 Beerburrum Street	Caloundra	QLD
18.	Hillcrest Rockhampton Private Hospital	4 Talford Street	Rockhampton	QLD
19.	John Flynn - Gold Coast Private Hospital	Inland Drive	Tugun	QLD
20.	Nambour Selangor Private Hospital	62 Netherton Street	Nambour	QLD
21.	North West Private Hospital - Brisbane	137 Flockton Street	Everton Park	QLD
22.	Pindara Private Hospital	Allchurch Avenue	Benowa	QLD
23.	St Andrew’s Ipswich Private Hospital	Cnr Roderick & Pring Streets	Ipswich	QLD
24.	Sunnybank Private Hospital	245 McCullough Street	Sunnybank	QLD

25.	Como Private Hospital	152 Como Parade West	Parkdale	VIC
26.	Cotham Private Hospital	Cnr Cotham Road & Adeny Avenue	Kew	VIC
27.	John Fawkner Moreland Private Hospital	275 Moreland Road	Coburg	VIC
28.	Knox Private Hospital	262 Mountain Highway	Wantirna	VIC
29.	Linacre Private Hospital	12 Linacre Road	Hampton	VIC
30.	Masada Private Hospital	26 Balaclava Road	East St Kilda	VIC
31.	Mount Waverley Private Hospital	343-357 Blackburn Road	Mount Waverley	VIC
32.	Ringwood Private Hospital	36 Mt Dandenong Road	Ringwood	VIC
33.	Shepparton Private Hospital	20 Fitzgerald Street	Shepparton	VIC
34.	The Avenue Private Hospital	40 The Avenue	Windsor	VIC
35.	Victorian Rehabilitation Centre - Eastern Melbourne	499 Springvale Road	Glen Waverley	VIC
36.	Victorian Rehabilitation Centre - Northern Melbourne	146 Derby Street	Pascoe Vale	VIC
37.	Wangaratta Private Hospital	134 Templeton Street	Wangaratta	VIC
38.	Warringal Private Hospital	216 Burgundy Street	Heidelberg	VIC
39.	Attadale Private Hospital	21 Hislop Road	Attadale	WA
40.	Glengarry Private Hospital	53 Arnisdale Road	Duncraig	WA
41.	Mount Hospital	150 Mounts Bay Road	Perth	WA

Schedule 4

Seller’s Guarantees

Bank Provider	Bank Reference	Date Established	Favouree	Purpose of Guarantee	Term
Westpac	201354-0016	8/9/1993	The Council of the Municipality of Kogarah	Security for DA relating to the provision of car parking of not less than 259 vehicles	Indefinite
Westpac	201354-0017	19/4/1993	The State Energy Commission of Western Australia	Security in relation to the provision of electricity to Mount Hospital	Indefinite
Westpac	201354-0018	19/4/1993	The State Energy Commission of Western Australia	Security in relation to the provision of electricity to Attadale Private Hospital	Indefinite
Westpac	201354-0029	19/4/1993	The State Energy Commission of Western Australia	Security in relation to the provision of electricity to Glengarry Private Hospital	Indefinite
Westpac	201354-0020	19/4/1993	The State Energy Commission of Western Australia	Security in relation to the provision of electricity to Attadale Private Hospital	Indefinite
CBA	G000099069	10/4/2000	Gold Coast City Council	Gold Coast City Council	Indefinite
ANZ	13752	06/08/1997	Geelong Hospital	Security for the due performance of the obligations under an agreement for lease	Indefinite

Schedule 5

Hospital Business Contracts

The Hospital Business Contracts marked with an asterisk below are the “Key Contracts”.

Part A - Hospital Business Contracts - Seller Group - Contracts to be novated

*Software Maintenance Agreement dated 1994 between Mayne Group Limited and IBA Healthcare Limited (unsigned).

*Mayne Health Outsourcing Agreement dated 26 November 2001 between Mayne Group Limited and Honeywell Limited.

Part B - Hospital Business Contracts - Group

Part C - Shared Contracts

Business Services Agreement for Key Customers dated 30 June 2003 between Mayne Group Limited and Telstra Corporation Limited.

*IT Infrastructure Services Agreement dated 18 October 2002 between Mayne Group Limited and Hewlett-Packard Australia Pty Limited.

Telecommunications Supply Agreement (as varied) dated March 2001 between Mayne Group Limited, Optus Networks Pty Limited and Optus Mobile Pty Limited.

Support Services Agreement commencing 1 August 2000 between Dimension Data Australia Pty Limited and Mayne Group Limited.

Technical Support Agreement for MessageManager between System Solutions Pty Limited and Mayne Group Limited for various Mayne group “entities” including John Fawkner Hospital (Melbourne) (License No.613 103 929); Health Care of Australia - Sydney (License No. 613 103 879); Health Care of Australia - Brisbane (License No. 613 103 930).

Software Licence Agreement dated January 2003 between Trend Micro Australia Pty Limited and Mayne Group Limited.

Software Licence and Maintenance Agreement dated 1 October 2003 between Clearswift (AsiaPacific) Pty Limited and Mayne Group Limited.

Software Licence and Maintenance Agreement dated 1 October 2003 between Sophos plc and Mayne Group Limited.

Hardware Maintenance Agreement undated between Applied Data Control Pty Limited and FH Faulding & Co Limited.

*R/3 Software End-User License Agreement dated 5 July 1997 between Mayne Group Limited and SAP Australia Pty Limited (and associated appendices).

Express Distribution Agreement dated 1 November 2002 between Mayne Group Limited and Toll Transport Pty Limited.

Part D1

Fund	Mayne Party	Hospitals	Date	Agreement on foot?
Medibank Private	MGL in its own capacity and as agent for subsidiaries	All	1/10/01	Y

AXA	MGL in its own capacity and as agent for subsidiaries	All	03/06/02	Y

HCF	MGL	All	27/09/2001	Y

ARHG (Qld)	MGL	Qld Hospitals - includes C&P and non C&P	1/03/2003	Y

ARHG (ACT and NSW)	MGL	ACT & NSW hospitals - includes C&P and non C&P	1/03/2003	Y

ARHG (Vic)	MGL	Vic hospitals - includes C&P and non C&P	1/03/2003	Y

ARHG (WA)	MGL	WA hospitals - includes C&P and non C&P	1/03/2003	Y

NIB (Vic) (to the extent still on foot)	MGL	Vic hospitals - includes C&P and non C&P	10/7/1995	?

Part D2

Fund	Mayne Party	Hospitals	Date	Agreement on foot?
MBF	MGL in its own capacity and as agent for subsidiaries	All	13/9/02	Y

AHSA (to the extent still on foot)	“Mayne Health Limited and related Corporations”	All	Date in Sch 4	?

NIB (NSW)	MGL in its own capacity and as agent for subsidiaries	NSW hospitals - includes C&P and non C&P	15/6/2000	Y

NIB - Deed of Variation	MGL in its own capacity and as agent for subsidiaries	All NIB hospitals - includes C&P and non C&P	1/1/2002	Y

DVA (Country Qld)	MGL in its own capacity and as agent for subsidiaries	Country Qld hospitals - includes C&P and non C&P	1/11/2000	Y

DVA (NSW)	MGL in its own capacity and as agent for subsidiaries	NSW hospitals - includes C&P and non C&P	12/02/2001	Y

Part D3

Fund	Mayne Party	Hospitals	Date	Agreement on foot?
DVA (VIC)	MGL	Vic Rehab Centre Northern and Vic Rehab Centre Eastern	1/11/2002	Y

DVA (NSW)	MGL in its own capacity and as agent for subsidiaries	Castlecrag, Christo Rd and Mosman	13/02/2003	Y

Schedule 6

Business Names - Seller Group

NAME	PROPRIETOR	REG_VIC	REG_NSW	REG_QLD	REG_SA	REG_TAS	REG_AC	REG_ACT	REG_NT
Health Care Of Australia	Mayne Group Limited	0996184W	M0989504	BN4236257	0320418A	0032236K	74504	F00059631	BN47431B

John Flynn Hospital Sports Medicine Clinic	Mayne Group Limited			BN6945569

Oasis Occupational Health Services	Mayne Group Limited	1327755F	U0582110	BN6491637	0415646R	0206836R	112357B

Sunshine Coast Rehabilitation Services*	Mayne Group Limited			BN18336115

Schedule 7

Intellectual Property

Part A - Intellectual Property Rights - Seller Group

Trade marks

Mark/Device	Country	Registration No.	Proprietor	Status	Class
HCOA logo	Australia	563517	Mayne Nickless Limited	Registered	42
Hospitals of Australia logo	Australia	501537	Mayne Nickless Limited	Registered	42

Domain names

Domain Name	Proprietor
hcoa.com.au	Health Care of Australia Ltd

maynehospitals.com	Mayne Nickless Limited

thehappyhospital.com	Mayne Group

Part B - Intellectual Property Rights - Group

Mark/Device	Country	Registration No.	Proprietor	Status	Class
AHC logo	Australia	393588	Australia Hospital Care Pty Limited	Registered	42
AHC logo	Australia	441964	Australia Hospital Care Pty Limited	Registered	35
AHC Australian Hospital Care	Australia	711653	Australia Hospital Care Pty Limited	Registered	35,42

Domain names

Domain Name	Proprietor
ahcl.com.au	Australian Hospital Care Limited

aushospcare.com.au	Australian Hospital Care Limited

avenuehospital.com.au	Australian Hospital Care (The Avenue) Pty Ltd

castlecraghospital.com.au	Ame Hospitals Pty Ltd

comohospital.com.au	Australian Hospital Care Limited

dorsethospital	Australian Hospital Care (Dorset) Pty Ltd

knoxhospital.com.au	Australian Hospital Care (Knox) Pty Ltd

ladydavidson.com.au	AUSTRALIAN HOSPITAL CARE (LADY DAVIDSON) PTY. LTD.

masada.com.au	Australian Hospital Care (Masada) Pty Ltd

mounthospital.com.au	Mount Hospital

pindarahospital.com.au	Australian Hospital Care (Pindara) Pty Ltd

ringwoodhospital.com.au	Australian Hospital Care (Ringwood) Pty Ltd

Part C - Trade Marks - Excluded

Mark/Device	Country	Registration No.	Proprietor	Status	Class
Mayne and Red Dot Logo	Australia	857106	Mayne Nickless Limited	Registered	35,39,44

Schedule 8

Premises

Part A - Leasehold Premises - Seller Group

	Address	Registered Proprietor
1.	Level 5, 417 St. Kilda Road, Melbourne, Victoria (and licence for 40 car spaces)	Mayne Group Limited

2.	Shop A.D. 4.81, Robina Town Centre, Robina, OLD (John Flynn - Gold Coast Private Hospital)	Mayne Group Limited (Lease expired, new lease being negotiated with HCoA Operations (Australia) Pty Limited)

Part B - Leasehold Premises - Group

	Address	Tenant
1.	Suite 1, Glengarry Medical Centre, 60 Arnisdale Road, Duncraig, WA (Glengarry Private)	Hadassah Pty Ltd

2.	Suite 2, Glengarry Medical Centre, 60 Arnisdale Road, Duncraig, WA (Glengarry Private)	Hadassah Pty Ltd

3.	Suite 14, 468 Kingsway, Caringbah, NSW (Kareena Private)	HCoA Operations (Australia) Pty Ltd

4.	Suite 11, Level 1, Cheltenham Rooms 4-10 Jamieson Street, Cheltenham, Victoria (Linacre Private)	HCoA Operations (Australia) Pty Ltd

5.	Part 302 Como Parade West, Parkdale, Victoria (Masada Private) (Licence)	Australian Hospital Care (Masada) Pty Ltd

6.	Car Parking, Old Swan Brewery Site Mount Private Hospital, Perth, WA	AME Properties Pty Limited

7.	Emergency Generator, Mount Waverley Private Hospital Blackburn Road, Mount Waverley, Victoria (Licence)	Relkban Pty Ltd (new licence to be granted to HCoA Operations (Australia) Pty Ltd)

8.	62 Netherton Road, Nambour, Queensland (Nambour Selangor Private)	Hospital Corporation Australia Pty Ltd

9.	Car Parking Spaces Nepean Private Hospital 262-266 Great Western Highway, Kingswood, NSW (Licence)	HCoA Operations (Australia) Pty Ltd

10.	Bridge Link 1, Nepean Private Hospital, 1A Barber Avenue, Kingswood, NSW	HCoA Operations (Australia) Pty Ltd

11.	Bridge Link 2, Nepean Private Hospital, 1A Barber Avenue, Kingswood, NSW	HCoA Operations (Australia) Pty Ltd

12.	Car Park, Nepean Private Hospital, Barber Avenue, Kingswood, NSW (Licence)	HCoA Operations (Australia) Pty Ltd

13.	NorthWest Brisbane Private Hospital - Medical Centre, 125 Flockton Street, Everton Park, Queensland	HCoA Operations (Australia) Pty Ltd

14.	AHC House, 14-16 Carrarra Street, Benowa, Gold Coast, Queensland (Pindara Private Hospital)	Australian Hospital Care (Pindara) Pty Ltd

15.	Car Park Licence A, AHC House, 14-16 Carrara Street, Benowa, Gold Coast, Queensland (Pindara Private Hospital) (Licence)	Australian Hospital Care (Pindara) Pty Ltd

16.	Car Park Licence B AHC House 14-16 Carrarra Street, Benowa, Gold Coast, Queensland (Pindara Private Hospital) (Licence)	Australian Hospital Care (Pindara) Pty Ltd

17.	Suite 1, AHC House 14-16 Carrarra Street, Benowa, Gold Coast, Queensland (Pindara Private Hospital)	Australian Hospital Care (Pindara) Pty Ltd

18.	Suite 4, AHC House 14-16 Carrarra Street, Benowa, Gold Coast, Queensland (Pindara Private Hospital)	Australian Hospital Care (Pindara) Pty Ltd

19.	Suite 3, The Grange, Lake Road, Port Macquarie, NSW (Port Macquarie Private)	HCoA Operations (Australia) Pty Ltd

20.	Suite 1 Strathfield Private Hospital - Medical Centre 3 Everton Road, Strathfield, NSW (Strathfield Private Hospital - Medical Centre)	HCoA Operations (Australia) Pty Ltd

21.	Car Park, Sunnybank Hotel, 275 McCulloch Street, Sunnybank, Queensland (Informal Licence)	Hospital Corporation Australia Pty Limited

22.	Suite 2 Strathfield Private Hospital - Medical Centre 3 Everton Road, Strathfield, NSW	HCoA Operations (Australia) Pty Ltd

23.	Orthopaedic Centre, 31-33 The Avenue, Windsor, Victoria (The Avenue Private Hospital)	Australian Hospital Care (The Avenue) Pty Ltd

24.	Basement - 210 Burgundy Street, Heidelberg, Victoria (Warringal Private Hospital)	HCoA Operations (Australia) Pty Ltd

25.	Suite 5, 210 Burgundy Street, Heidelberg, Victoria (Warringal Private Hospital)	HCoA Operations (Australia) Pty Ltd

26.	Car Park, City of Heidelberg, Bowling Club (Warringal Private Hospital) (Informal Licence)	HCoA Operations (Australia) Pty Ltd?

Part C - Freehold Premises - Seller Group

NIL

Part D - Freehold Premises - Group

	Address	Registered Proprietor
1.	Attadale Private, 21 Hislop Rd, Attadale, WA	Attadale Hospital Property Pty Ltd

2.	Belmont Private, 1220 Creek Road, Carina, Queensland	Hospital Corporation Australia Pty Ltd

3.	Bayside (Linacre) Private, 12 Linacre Road, Hampton, Victoria	HCOA Operations (Australia) Pty Ltd

4.	Caloundra Private, 96 Beerburrum Street, Caloundra, Queensland	Hospital Corporation Australia Pty Ltd

5.	Castlecrag Private, 150 Edinburgh Road, Castlecrag, NSW	AME Properties Pty Ltd

6.	Christo Road Private, 219 Christo Road, Waratah, NSW	HCOA Operations (Australia) Pty Ltd

7.	Cotham Private, 209 Cotham Road, Kew, Victoria	HCOA Operations (Australia) Pty Ltd

9.	Glengarry Private, 53 Arnisdale Road, Duncraig, WA	Hadassah Pty Ltd

10.	Hillcrest - Rockhampton Private, 4 Talford Street, Rockhampton, Queensland	Hospital Corporation Australia Pty Ltd

11.	John Fawkner -Moreland Private, 275 Moreland Road, Coburg, Victoria	HCOA Operations (Australia) Pty Ltd

12.	John Flynn - Gold Coast Private, Boyd Street, Tugun Queensland	HCOA Operations (Australia) Pty Ltd

13.	Kareena Private, 86 Kareena Road, Caringbah, NSW	HCOA Operations (Australia) Pty Ltd

14.	Knox Private, 262 Mountain Highway, Wantirna, Victoria 4,6 and 8 Ainsdale Avenue, Wantirna, Victoria	Australia Hospital Care (Knox) Pty Ltd

15.	Lady Davidson Private, Bobbin Head Road, North Turramurra, NSW	Australian Hospital Care (Lady Davidson) Pty Ltd

16.	Lingard Private, 23 Merewether Street, Merewether, NSW	HCOA Operations (Australia) Pty Ltd

17.	Macarthur Private, 90-96 Dumaresque Street, Campbelltown, NSW	Pruinosa Pty Ltd

18.	Masada Private, 24-26 Balaclava Road, East St Kilda, Victoria	Australian Hospital Care (MPH) Pty Ltd

19.	Mentone (Como) Private, 152-156 Como Parade West, Parkdale, Victoria	Australian Hospital Care (Como) Pty Ltd, (formerly known as Howanor Realty Proprietary Limited)

20.	Mount Hospital Perth, 150 Mounts Bay Road, Perth, WA	AME Properties Pty Ltd

21.	Mount Waverley Private, 343-357 Blackburn Road, Mount Waverley, Victoria	HCOA Operations (Australia) Pty Ltd

22.	Nambour Selangor Private, 62A Netherton Road, Nambour, Queensland	Hospital Corporation Australia Pty Ltd

23.	Nepean Private, (Hospital and Lots 2, 4, 7, 8, 11, 12, 13 & 15 of the Specialist Centre) 1A Barber Avenue, Kingswood, NSW	HCOA Operations (Australia) Pty Ltd

24.	North Gosford Private Hospital, 9 Burrabil Avenue, Gosford, NSW	HCoA Operations (Australia) Pty Ltd

25.	Nowra Private, Weerona Place, Nowra, NSW	HCoA Operations (Australia) Pty Ltd

26.

North West Brisbane Private

129 Flockton Street, Everton Park, Queensland

137 Flockton Street, Everton Park, Queensland, (“Building B”)

Specialist Centre, Suites 7 and 8,

137A Flockton Street, Everton Park,

Queensland

HCoA Operations (Australia) Pty Ltd

27.	Orange Private Hospital, 261 March Street, Orange, NSW Car Park, 261 March Street, Orange, NSW	HCoA Operations (Australia) Pty Ltd Hospital Corporation Australia Pty Limited

28	Pindara Private, Alchurch Avenue, Benowa, Gold Coast, Queensland Pindara Place, 13 Carrara Place, Benowa, Gold Coast, Queensland (Lots 1, 3, 4, 5, 6, 7, 8, 9, 14, 15 and 16)	Australian Hospital Care (MSH) Pty Limited

29	Port Macquarie Private, Lake Road, Port Macquarie, NSW	HCoA Operations (Australia) Pty Ltd

30	Ringwood Private, 36-44 Mt Dandenong Road, Ringwood, Victoria	Australian Hospital Care (Ringwood)Pty Ltd

31	Shepparton Private, 20 Fitzgerald Street, Shepparton, Victoria	HCoA Operations (Australia) Pty Ltd

32	St Andrew’s Ipswich Private, Corner Roderick and Pring Streets, Ipswich, Queensland	Hospital Corporation Australia Pty Ltd

33	St George Private, 1 South Street, Kogarah, NSW	AME Properties Pty Ltd

34	Strathfield Private, (including Suite 6 Medical Centre) 3 Everton Road, Strathfield, NSW	HCoA Operations (Australia) Pty Ltd

35	Sunnybank Private, 245 McCullough Street, Sunnybank, Queensland	Hospital Corporation Australia Pty Ltd

36	The Avenue Private, 36-40 The Avenue and 41-45 Lewisham Road, Windsor, Victoria Unit 5 and Car Park, 32 The Avenue, Windsor, Victoria 42 The Avenue, Windsor, Victoria	Australian Hospital Care (The Avenue) Pty Ltd

37

The Hills Private

Hospital, Suite 6, Level 1 and Suites 8, 11, 13, 14, 15, 16 and 17, Level 3, Medical Centre, 499 Windsor Road, Baulkham Hills, NSW

493 Windsor Road, Baulkham Hills, NSW

495 Windsor Road, Baulkham Hills, NSW

HCoA Operations (Australia) Pty Ltd

38	Victorian Rehabilitation Centre - Eastern Melbourne, 499 Springvale Road, Glen Waverley, Victoria	Rehabilitation Holdings Pty Ltd

39	Victorian Rehabilitation Centre - Northern Melbourne, 146 Derby Street & 26-28 Dorset Road, Pascoe Vale, Victoria	Australian Hospital Care (Dorset) Pty Ltd

40	Wangaratta Private, 134-150 Templeton Street, Wangaratta, Victoria	HCoA Operations (Australia) Pty Ltd

41	Warners Bay Private, Fairfax Road, Warners Bay, Newcastle, NSW	HCoA Operations (Australia) Pty Ltd

42	Warringal Private, 216 Burgundy Street, Heidelberg, Victoria	HCoA Operations (Australia) Pty Ltd

Schedule 9

Leases

Part A - Deed of Novation of Lease

Deed made                    at                    on

Parties	[Landlord] Pty Ltd ACN [specify] of [specify] (“Landlord”)

[Mayne Entity] Pty Ltd ACN [specify] of Level 21, 380 St. Kilda Road, Melbourne, Victoria (“Tenant”)

[Purchaser] Pty Ltd ACN [specify] of [specify] (“Purchaser”)

[Purchaser’s Guarantor - if required by the Landlord (“Guarantor”)]

Recitals

A.	The Landlord is the registered proprietor of the Premises and is entitled to the benefit of the rent reserved by the Lease and the benefit of the lessee’s covenants under the Lease in respect of the Premises.

B.	The Tenant desires to novate the Lease to the Purchaser as from the Effective Date.

C.	The Landlord has agreed to the novate of the Lease from the Tenant to the Purchaser upon all parties entering into and executing this Deed.

[D.	The Guarantor has agreed to guarantee the performance and observance of the Lease by the Purchaser.]

This deed provides

1.	Definitions and interpretation

1.1	Definitions

In this Deed:

“Effective Date” means the date specified in Item 4 of the Schedule.

“Lease” means the lease described in Item 2 of the Schedule as varied or supplemented by the described in Item 3 of the Schedule and includes any option or options for the renewal or extension of the Lease which was or were capable of being exercised but had not been exercised prior to the Date of Assignment.

“Landlord” means and includes the Landlord and the executors, administrators and assigns of the Landlord and in the case of a corporation the successors and assigns of the corporation and the person registered or entitled to be registered from time to time as the proprietor of an estate in fee simple in the land on which the Premises are situated.

“Premises” means the premises described in Item 1 of the Schedule.

“Purchaser” means and includes the Purchaser and the executors and administrators and permitted assigns of the Purchaser and in the case of a corporation the successors and permitted assigns of the Purchaser.

“Schedule” means the Schedule to this Deed.

“Tenant” means and includes the Tenant and the executors and administrators of the Tenant and in the case of a corporation the successors of the Tenant.

1.2	Interpretation

(a)	The word “person” shall include a corporation, words importing the singular number or plural number shall include the plural number and singular number respectively and words importing the masculine or neuter gender shall include every gender, references to statutes shall include all statutes amending consolidating or replacing the statutes referred to.

(b)	The clause numbers and clause headings have been incorporated for guidance only and shall not affect the interpretation of this Deed.

(c)	This Deed is governed by and shall be construed according to the laws of the State in which the Premises are situated.

(d)	Where the Assignee comprises two or more persons the covenants, obligations and agreements on the part of the Assignee herein contained shall refer to and bind the Assignee and any two or greater number of the Assignee jointly and each of them severally.

(e)	Where the Assignor comprises two or more persons the covenants, obligations and agreements on the part of the Assignor herein contained shall refer to and bind the Assignor and any two or greater number of the Assignor jointly and each of them severally.

2.	Novation

The parties agree that, with effect on and from the Effective Date, the Purchaser shall be substituted as the lessee under the Lease as if the Purchaser had originally been named as the tenant under the lease instead of the lessee, and all references in the Lease to the lessee shall be read and construed as if they were references to the Purchaser and not the Tenant.

3.	Purchaser’s covenants in favour of Landlord

The Purchaser covenants and agrees with the Landlord that the Purchaser will as and from the Effective Date and at all times during the balance of the term of the Lease and during any extension or renewal of the term:

(a)	pay the rent reserved by the Lease on the days and in the manner provided in the Lease; and

(b)	perform and observe the covenants, conditions and stipulations on the part of the lessee contained in the Lease to the intent that the covenants, conditions and stipulations and the powers granted to or implied in favour of the Landlord shall be binding upon the Purchaser as fully and effectually and in the same manner and to the same extent as if the Purchaser was a party to the Lease and expressly named therein as lessee.

4.	Landlord’s consent to novation

4.1	Consent

The Landlord hereby consents to the novate by the Tenant to the Purchaser of the Lease as set out in this Deed.

4.2	Assignment to Financiers

Subject to satisfaction of any provisions contained in the Lease regarding assignment of the Lease, the Purchaser may assign or charge the benefit of any of its rights under the Lease to:

(a)	its financier or financiers (including any financier of a related entity of the Purchaser) from time to time (for itself and as trustee for other financiers); or

(b)	any person or persons as trustee or agent for its financiers in respect of facilities made available to the Purchaser,

and the Purchaser or such financier or such trustee or agent may also in the event of enforcement of such security, subject to satisfaction of any provisions in the Lease regarding assignment of the Lease, assign the benefit of the rights under the Lease to any purchaser or assignee from the financier or such trustee or agent (or any receiver appointed by any of them).

5.	GST

5.1	GST Definitions

“GST” means GST within the meaning of the GST Act.

“GST Act” means A New Tax System (Goods and Services Tax) Act 1999 (as amended).

Expressions used in this clause 5 and in the GST Act have the same meanings as when used in the GST Act.

5.2	GST exclusive amount

Except where this Deed states otherwise, each amount payable by a party under this Deed in respect of a taxable supply by the other party is expressed as a GST exclusive amount and the recipient of the supply must, in addition to that amount and at the same time, pay to the supplier the GST payable in respect of the supply.

5.3	Tax Invoice

A party is not obliged, under clause 5.2, to pay the GST on a taxable supply to it under this Deed, until given a valid tax invoice for the supply.

6.	Governing law

This Deed is governed by the laws of the State or Territory in which the Premises are situated.

7.	[Guarantee (if requested by Landlord)]

In consideration of the Tenant granting and the Landlord consenting to this assignment at the Guarantor’s request, the Guarantor hereby covenants and agrees with the Landlord that:

(a)	the Purchaser will duly and punctually pay to the Landlord the rent reserved under the Lease and will duly perform and observe all the covenants, agreements and conditions contained in the Lease and on its part to be performed and observed on and from the Effective Date;

(b)	if at any time default is made in the punctual payment of the rent reserved or any other money for the time being payable under the Lease, the Guarantor will, on demand, pay to the Landlord the whole of such rent and other money;

(c)	if at any time default is made in the due and punctual observance and performance of any of the covenants, terms and conditions contained in the Lease, the Guarantor will, on demand, pay and make good and indemnify and keep indemnified the Landlord against its losses, damages, claims, costs, charges and expenses sustained or incurred by the Landlord by reason or in consequence of any such default by the Purchaser;

(d)	this guarantee is a continuing guarantee and shall be irrevocable and shall remain in full force and effect until the expiry of the term of the Lease and any renewal, extension or holding over thereof and shall not be abrogated, prejudiced or effected by:

(i)	the granting of time, credit or other indulgence or concession to the Purchaser or to the Guarantor by the Landlord;

(ii)	the compounding or compromise, release, abandonment, waiver, variation, relinquishment or renewal of any rights of the Landlord against the Purchaser or the Guarantor;

(iii)	the liquidation of the Purchaser or the Guarantor;

(iv)	any other security or guarantee now or hereafter held by the Landlord;

(v)	any assignment of the Lease or any variation in the provisions of the Lease; or

(vi)	any neglect or omission or any other dealing, matter or thing which but for this provision could or might abrogate, prejudice or affect this guarantee.]

Executed as a deed.

Executed by [Landlord] ACN [specify] by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Executed by [Mayne Entity] Pty Ltd ACN [Specify] by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Executed by [Purchaser] Pty Ltd ACN [specify] by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

[Executed by Purchaser’s Guarantor by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full]

Schedule

1. Premises:

2. Particulars of Lease:	Date:

Lessor:

Lessee:

3. Particulars of Deed/s of Assignment and Deed/s of Variation:

4. Effective Date:	[To be completed - date of Completion of Business Sale]

Part B - Deed of Assignment of Lease

Deed made at	on

Parties	[Landlord] Pty Ltd ACN [specify] of [specify] (“Landlord”)

[Mayne Entity] Pty Ltd ACN [specify] of Level 21, 380 St. Kilda Road, Melbourne, Victoria (“Assignor”)

[Purchaser] Pty Ltd ACN [specify] of [specify] (“Assignee”)

[Purchaser’s Guarantor - if required by the Landlord (“Guarantor”)]

Recitals

A.	The Landlord is the registered proprietor of the Premises and is entitled to the benefit of the rent reserved by the Lease and the benefit of the lessee’s covenants under the Lease in respect of the Premises.

B.	The Assignor desires to transfer the Lease to the Assignee as from the Date of Assignment.

C.	The Landlord has agreed to the transfer of the Lease from the Assignor to the Assignee upon all parties entering into and executing this Deed.

[D.	The Guarantor has agreed to guarantee the performance and observance of this Deed by the Assignee.]

This deed provides

8.	Definitions and interpretation

8.1	Definitions

In this Deed:

“Assignee” means and includes the Assignee and the executors and administrators and permitted assigns of the Assignee and in the case of a corporation the successors and permitted assigns of the Assignee.

“Assignor” means and includes the Assignor and the executors and administrators of the Assignor and in the case of a corporation the successors of the Assignor.

“Date of Assignment” means the date specified in Item 4 of the Schedule.

“Lease” means the lease described in Item 2 of the Schedule as varied or supplemented by the described in Item 3 of the Schedule and includes any option or options for the renewal or extension of the Lease which was or were capable of being exercised but had not been exercised prior to the Date of Assignment.

“Landlord” means and includes the Landlord and the executors, administrators and assigns of the Landlord and in the case of a corporation the successors and assigns of the corporation and the person registered or entitled to be registered from time to time as the proprietor of an estate in fee simple in the land on which the Premises are situated.

“Premises” means the premises described in Item 1 of the Schedule.

“Schedule” means the Schedule to this Deed.

8.2	Interpretation

(a)	The word “person” shall include a corporation, words importing the singular number or plural number shall include the plural number and singular number respectively and words importing the masculine or neuter gender shall include every gender, references to statutes shall include all statutes amending consolidating or replacing the statutes referred to.

(b)	The clause numbers and clause headings have been incorporated for guidance only and shall not affect the interpretation of this Deed.

(c)	This Deed is governed by and shall be construed according to the laws of the State in which the Premises are situated.

(d)	Where the Assignee comprises two or more persons the covenants, obligations and agreements on the part of the Assignee herein contained shall refer to and bind the Assignee and any two or greater number of the Assignee jointly and each of them severally.

(e)	Where the Assignor comprises two or more persons the covenants, obligations and agreements on the part of the Assignor herein contained shall refer to and bind the Assignor and any two or greater number of the Assignor jointly and each of them severally.

9.	Assignment

The Assignor as beneficial owner hereby assigns and transfers to the Assignee as from and including the Date of Assignment the estate right, title and interest of the Assignor in and to the Premises to hold the Premises for the residue of the term of the Lease now unexpired and any extension or renewal thereof subject to the Assignee paying the rent and performing and observing the covenants, conditions and stipulations express or implied in the Lease and henceforth on the Assignee’s part to be paid, performed and observed.

10.	Assignee’s covenants in favour of assignor

The Assignee covenants and agrees with the Assignor that the Assignee will at all times as and from the Date of Assignment during the balance of the term of the Lease:

(a)	pay the rent reserved by the Lease on the days and in the manner provided in the Lease; and

(b)	perform and observe the covenants on the part of the lessee express or implied in the Lease,

whether arising before or after the Date of this Assignment.

11.	Assignee’s covenants in favour of Landlord

The Assignee covenants and agrees with the Landlord that the Assignee will as and from the Date of Assignment and at all times during the balance of the term of the Lease and during any extension or renewal of the term:

(a)	pay the rent reserved by the Lease on the days and in the manner provided in the Lease; and

(b)	perform and observe the covenants, conditions and stipulations on the part of the lessee contained in the Lease to the intent that the covenants, conditions and stipulations and the powers granted to or implied in favour of the Landlord shall be binding upon the Assignee as fully and effectually and in the same manner and to the same extent as if the Assignee was a party to the Lease and expressly named therein as lessee.

12.	Landlord’s consent to assignment

12.1	Consent

The Landlord hereby consents to the assignment by the Assignor to the Assignee of the Lease as set out in this Deed provided that this consent is restricted to the particular assignment hereby authorised and, save as aforesaid, the covenant in the Lease against subletting, assignment or transfer of the Lease or parting with the possession of the Premises or any part thereof shall remain in full force and effect.

[If the Landlord will not agree to the release in clause 6:

12.2	Notice

The Landlord will give written notice to the Assignor of any breach by the Assignee of the Lease, within a reasonable time of such breach being committed and will allow the Assignor at least the same period of time as the lessee is entitled to under the Lease to remedy the breach]

13.	Assignor released

The Assignor is hereby released and discharged from all obligations under the lease arising after the Date of Assignment as though the Lease were a direct lease between the Landlord and the Assignee.

[or if the landlord will not agree:

Nothing herein contained or implied shall be deemed to release, discharge or limit the liability of the Assignor to the Landlord for payment of the Rent reserved by the Lease or otherwise for the performance and observance of the Lessee’s covenants contained in the Lease for the term PROVIDED THAT the Landlord agrees that should the Assignee overhold or exercise the option for the further term under the Lease, the Assignor shall be released and discharged from all obligations under the Lease for the further term as though the Lease for the further term was a direct lease between the Landlord and the Assignee.]

14.	Costs and stamp duties

The Assignee shall pay the stamp duty on this Deed and registration fees on any transfer of lease required as a consequence of the assignment effected by this Deed. The Assignee shall pay the Landlord’s reasonable legal costs and expenses of and incidental to this Deed.

15.	GST

15.1	GST Definitions

“GST” means GST within the meaning of the GST Act.

“GST Act” means A New Tax System (Goods and Services Tax) Act 1999 (as amended).

Expressions used in this clause 8 and in the GST Act have the same meanings as when used in the GST Act.

15.2	GST exclusive amount

Except where this Deed states otherwise, each amount payable by a party under this Deed in respect of a taxable supply by the other party is expressed as a GST exclusive amount and the recipient of the supply must, in addition to that amount and at the same time, pay to the supplier the GST payable in respect of the supply.

15.3	Tax Invoice

A party is not obliged, under clause 8.2, to pay the GST on a taxable supply to it under this Deed, until given a valid tax invoice for the supply.

16.	Governing law

This Deed is governed by the laws of the State or Territory in which the Premises are situated.

17.	[Guarantee (if requested by Landlord)]

In consideration of the Assignor granting and the Landlord consenting to this assignment at the Guarantor’s request, the Guarantor hereby covenants and agrees with the Landlord that:

(a)	the Assignee will duly and punctually pay to the Landlord the rent reserved under the Lease and will duly perform and observe all the covenants, agreements and conditions contained in the Lease and on its part to be performed and observed on and from the Date of Assignment;

(b)	if at any time default is made in the punctual payment of the rent reserved or any other money for the time being payable under the Lease, the Guarantor will, on demand, pay to the Landlord the whole of such rent and other money;

(c)	if at any time default is made in the due and punctual observance and performance of any of the covenants, terms and conditions contained in the Lease, the Guarantor will, on demand, pay and make good and indemnify and keep indemnified the Landlord against its losses, damages, claims, costs, charges and expenses sustained or incurred by the Landlord by reason or in consequence of any such default by the Assignee;

(d)	this guarantee is a continuing guarantee and shall be irrevocable and shall remain in full force and effect until the expiry of the term of the Lease and any renewal, extension or holding over thereof and shall not be abrogated, prejudiced or effected by:

(i)	the granting of time, credit or other indulgence or concession to the Assignee or to the Guarantor by the Landlord;

(ii)	the compounding or compromise, release, abandonment, waiver, variation, relinquishment or renewal of any rights of the Landlord against the Assignee or the Guarantor;

(iii)	the liquidation of the Assignee or the Guarantor;

(iv)	any other security or guarantee now or hereafter held by the Landlord;

(v)	any assignment of the Lease or any variation in the provisions of the Lease; or

(vi)	any neglect or omission or any other dealing, matter or thing which but for this provision could or might abrogate, prejudice or affect this guarantee.]

Executed as a deed.

Executed by [Landlord] ACN [specify] by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Executed by [Mayne Entity] Pty Ltd ACN [Specify] by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Executed by [Purchaser] Pty Ltd ACN [specify] by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

[Executed by Purchaser’s Guarantor by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full]

Schedule

1.	Premises:

2.	Particulars of Lease:	Date:

Lessor:

Lessee:

3.	Particulars of Deed/s of Assignment and Deed/s of Variation:

4.	Date of Assignment:	[To be completed - date of Completion of Business Sale]

Schedule 10 -Not Used

Schedule 11 - Not used

Schedule 12 - Not used

Schedule 13

Equipment Leases - Seller Group

Equipment Leases - Seller Group

Equipment Leases through Westpac Equipment Finance Pty Ltd

Hospital	Company	Cost Centre	GL Code	Contract	Asset	Description	Asset ID	Cost	Residual		Start Date
Belmont Private Hospital	106	203024	63520	11807	1	Toyota Hi-ace Commuter Bus	196EBR	$27,594.35		$9,067.00	13-Sep-01
Belmont Private Hospital Total								$27,594.35		$9,067.00
St Andrews Private Hospital	106	203222	63520	12021	1	Alcatel 4400 PABX Telephone System	To be Advised	$97,291.49		$25,740.00	13-Sep-01
St Andrews Private Hospital
Total								$97,291.49		$25,740.00
John Fawkner Private Hospital	1d08	205011	63520	11940	7	3 Viridia M3 Monitors	TBA	$17,064.28		$4,402.20	13-Sep-01
John Fawkner Private Hospital	108	205029	63520	12124	1	Datex Ohmeda ADU 98 with AS/3 Monitors	To be Advised	$235,738.17		$69,195.90	13-Sep-01
John Fawkner Private Hospital
Total								$252,802.45		$73,598.10
Lingard Private Hospital	108	205235	63520	11805	1	Stotz Millenium Phacoemulsification Unit	5438	$46,248.45		$16,212.00	13-Sep-01
Lingard Private Hospital	108	205235	63520	11813	1	Pre-vacuum Steriliser	5446	$44,134.75		$15,529.00	13-Sep-01
Lingard Private Hospital Total								$90,383.20		$31,741.00
The Hills Private Hospital	108	205628	63520	11817	1	Jackson Spinal Table	5450	$67,348.41		$22,379.00	13-Sep-01
The Hills Private Hospital	108	205628	63520	12122	1	Ortovision Orthopaedic Operating Table	To be Advised	$67,571.55		$21,000.00	13-Sep-01
The Hills Private Hospital	108	205628	63520	12141	1	Light Monitors		$16,l53.83		$5,099.84	13-Sep-01
The Hills Private Hospital	108	205628	63520	12141	2	Light Monitors		$16,153.85		$5,099.86	13-Sep-01
The Hills Private Hospital	108	205628	63520	12141	3	Light Monitors		$16,153.85		$5,099.86	13-Sep-01
The Hills Private Hospital	108	205628	63520	12141	4	Light Monitors		$16,153.85		$5,099.86	13-Sep-01
The Hills Private Hospital	108	205628	63520	12141	5	Light Monitors		$16,153.85		$5,099.86	13-Sep-0l
The Hills Private Hospital	108	205628	63520	12141	6	Light Monitors		$16,153.85		$5,099.86	13-Sep-01
The Hills Private Hospital	108	205628	63520	12141	7	Light Monitors		$16,153.85		$5,099.86	13-Sep-01
The Hills Private Hospital	108	205628	63520	12142	1	Upgrade anaesthesia monitors		$5,200.78	$	l,641.84	13-Sep-01
The Hills Private Hospital	108	205628	63520	12142	2	Upgrade anaesthesia monitors		$5,200.79		$1,641.86	13-Sep-01
The Hills Private Hospital	108	205628	63520	12142	3	Upgrade anaesthesia monitors		$5,200.79		$1,641.86	13-Sep-01
The Hills Private Hospital	108	205628	63520	12142	4	Upgrade anaesthesia monitors		$5,200.79		$1,641.86	13-Sep-01
The Hills Private Hospital	108	205628	63520	12142	5	Upgrade anaesthesia monitors		$5,200.79		$1,641.86	13-Sep-01
The Hills Private Hospital	108	205628	63520	12142	6	Upgrade anaesthesia monitors		$5.200.79		$1,641.86	13-Sep-01
The Hills Private Hospital	108	205628	63520	12142	7	Upgrade anaesthesia monitors		$5,200.79		$1,641.86	13-Sep-01
The Hills Private Hospital	108	205628	63520	12143	1	Anaesthesia Monitors		$76,032.73		$24,004.00	13-Sep-01
The Hills Private Hospital	108	205628	63520	12143	2	Anaesthesia Monitors		$76,032.73		$24,004.00	13-Sep-01
The Hills Private Hospital
Total								$436,467.87		$138,579.00
Kareena Private Hospital	108	206025	63520	11677	1	Steris System and Mobile Trolleys	To be Advised	$157,775.28		$70,550.00	13-Sep-01
Kareena Private Hospital Total								$157,775.28		$70,550.00
Strathfield Private Hospital	108	206222	63520	12145	1	Phillips BV 300 9 inch	To be Advised	$141,215.81		$76,500.00	13-Sep-01
Strathfield Private Hospital	108	206222	63520	12146	1	Sonos 5500 including TOE probe	To be Advised	$164,592.34		$89,164.00	13-Sep-01
Strathfield Private Hospital	108	206222	63520	12147	1	Triple 777 Operating Table	To be Advised	$46,148.99		$25,000.00	13-Sep-01
Strathfield Private Hospital	108	206222	63520	12148	1	Phillips Cardiac Catheter Lab	To be Advised	$1,002,950.12		$331,907.00	13-Sep-01
Strathfield Private Hospital
Total								$1,354,907.26		$522,571.00
Christo Road Private Hospital	108	206626	63520	11830	1	Ulco Medical Anaesthetic Machines X 3	5466/1	$14,549.60		$4,711.00	13-Sep-01
Christo Road Private Hospital	108	206626	63520	11830	2	Ulco Medical	5466/2	$14,549.60		$4,711.00	13-Sep-01

Hospital	End Date	Term	Amortised Balance	Net Rent	Stamp Duty	GST	Gross Rent	GST	NET
Belmont Private Hospital	13-Feb-06	54	$20,381.14	$462.29	$1.99	$46.43	$510.71	$46.43	$464.28
Belmont Private Hospital Total			$20,381.14	$462.29	$1.99	$46.43	$510.71	$46.43	$464.28
St Andrews Private Hospital	13-Nov-04	39	$56,445.93	$2,291.61	$9.85	$230.15	$2,531.61	$230.15	$2,301.46
St Andrews Private Hospital
Total			$56,445.93	$2,291.61	$9.85	$230.15	$2,531.61	$230.15	$2,301.46
John Fawkner Private Hospital	13-Aug-04	36	$9,131.09	$434.94	$3.26	$43.82	$482.02	$43.82	$438.20
John Fawkner Private Hospital	13-Mar-10	103	$206,844.65	$2,540.90	$19.06	$256.00	$2,815.96	$256.00	$2,559.96
John Fawkner Private Hospital
Total			$215,975.74	$2,975.84	$22.32	$299.82	$3,297.98	$299.82	$2,998.16
Lingard Private Hospital	13-Feb-04	30	$22,979.08	$1,255.43	$9.42	$126.49	$1,391.34	$126.49	$1,264.85
Lingard Private Hospital	13-Feb-04	30	$21,973.40	$1,196.15	$8.97	$120.51	$1,325.63	$120.51	$1,205.12
Lingard Private Hospital Total			$44,952.48	$2,451.58	$18.39	$247.00	$2,716.97	$247.00	$2,469.97
The Hills Private Hospital	13-Aug-06	60	$51,920.48	$1,034.57	$7.76	$104.23	$1,146.56	$104.23	$1,042.33
The Hills Private Hospital	13-Mar-07	67	$53,604.67	$972.80	$7.30	$98.01	$1,078.11	$98.01	$980.10
The Hills Private Hospital	13-May-07	69	$12,956.21	$226.49	$1.70	$22.82	$251.01	$22.82	$228.19
The Hills Private Hospital	13-May-07	69	$12,956.23	$226.49	$1.70	$22.82	$251,01	$22.82	$228.19
The Hills Private Hospital	13-May-07	69	$12,956.23	$226.49	$1.70	$22.82	$251,01	$22.82	$228.19
The Hills Private Hospital	13-May-07	69	$12,956.23	$226.49	$1.70	$22.82	$251.01	$22.82	$228.19
The Hills Private Hospital	13-May-07	69	$12,956.23	$226.49	$1.70	$22.82	$251.01	$22.82	$228.19
The Hills Private Hospital	13-May-07	69	$12,956.23	$226.49	$1.70	$22.82	$251.01	$22.82	$228.19
The Hills Private Hospital	13-May-07	69	$12,956.23	$226.49	$1.70	$22.82	$251.01	$22.82	$228.19
The Hills Private Hospital	13-May-07	69	$4,171.27	$72.92	$0.55	$7.35	$80.82	$7.35	$73.47
The Hills Private Hospital	13-May-07	69	$4,171.28	$72.92	$0.55	$7.35	$80.82	$7.35	$73.47
The Hills Private Hospital	13-May-07	69	$4,171.28	$72.92	$0.55	$7.35	$80.82	$7.35	$73.47
The Hills Private Hospital	13-May-07	69	$4,171.28	$72.92	$0.55	$7.35	$80.82	$7.35	$73.47
The Hills Private Hospital	13-May-07	69	$4,171.28	$72.92	$0.55	$7.35	$80.82	$7.35	$73.47
The Hills Private Hospital	13-May-07	69	$4,171.28	$72.92	$0.55	$7.35	$80.82	$7.35	$73.47
The Hills Private Hospital	13-May-07	69	$4,171.28	$72.92	$0.55	$7.35	$80.82	$7.35	$73.47
The Hills Private Hospital	13-May-07	69	$60,982.26	$1,066.04	$8.00	$107.40	$1,181.44	$107.40	$1,074.04
The Hills Private Hospital	13-May-07	69	$60,982.26	$1,066.04	$8.00	$107.40	$1,181.44	$107.40	$1,074.04
The Hills Private Hospital
Total			$347,382.21	$6,235.32	$46.81	$628.23	$6,910.36	$628.23	$6,282.13
Kareena Private Hospital	13-Sep-04	37	$104,708.43	$3,153.97	$23.65	$317.76	$3,495.38	$317.76	$3,177,62
Kareena Private Hospital Total			$104,708.43	$3,153.97	$23.65	$317.76	$3,495.38	$317.76	$3,177.62
Strathfield Private Hospital	13-May-05	45	$109,830.35	$2,130.92	$15.98	$214.69	$2,361.59	$214.69	$2,146.90
Strathfield Private Hospital	13-May-05	45	$128,011.54	$2,483.66	$18.63	$250.23	$2,752.52	$250.23	$2,502.29
Strathfield Private Hospital	13-May-05	45	$35,892.28	$696.38	$5.22	$70.16	$771.76	$70.16	$701.60
Strathfield Private Hospital	13-May-05	45	$678,707.92	$19,468.53	$146.01	$1,961.45	$21,575.99	$1,961.45	$19,614.54
Strathfield Private Hospital
Total			$952,442.09	$24,779.49	$185.84	$2,496.53	$27,461.86	$2,496.53	$24,965.33
Christo Road Private Hospital	13-May-04	33	$7,726.01	$373.51	$2.80	$37.63	$413.94	$37.63	$376.31
Christo Road Private Hospital	13-May-04	33	$7,726.01	$373.51	$2.80	$37.63	$413.94	$37.63	$376.31

Hospital	Company	Cost Centre	GL Code	Contract	Asset	Description	Asset ID	Cost	Residual	Start Date
Christo Road Private Hospital	108	206626	63520	11830	3	Anaesthetic Machines X 3 Ulco Medical Anaesthetic Machines X 3	5466/3	$14,549.60	$4,711.00	13-Sep-01
Christo Road Private Hospital
Total								$43,648.80	$14,133.00
Nowra Community Hospital	108	207619	63520	11687	1	Steris System	To be Advised	$56,359.04	$24,780.00	13-Sep-01
Nowra Community Hospital
Total								$56,359.04	$24,780.00
Nepean Private Hospital	108	208823	63520	11797	1	Tunnel Washer & Accessories	5423/1	$27,604.12	$10,370.00	13-Sep-01
Nepean Private Hospital	108	208823	63520	11798	1	AESOP System Robotic Laparoscope Positio	5424/1	$6,593.29	$2,477.00	13-Sep-01
Nepean Private Hospital	108	208823	63520	11798	2	AESOP System Robotic Laparoscope Positio	5424/2	$6,593.29	$2,477.00	13-Sep-01
Nepean Private Hospital	108	208823	63520	11798	3	AESOP System Robotic Laparoscope Positio	5424/3	$6,593.29	$2,477.00	13-Sep-01
Nepean Private Hospital	108	208823	63520	11798	4	AESOP System Robotic Laparoscope Position	5424/4	$6,593.29	$2,477.00	13-Sep-01
Nepean Private Hospital	108	208823	63520	11818	1	Linvatec Camera System	5451	$23,225.23	$8,141.00	13-Sep-0l
Nepean Private Hospital	108	208823	63520	11819	1	OS Jackson Spinal Surgery Table	5452	$42,578.11	$14,925.00	13-Sep-01
Nepean Private Hospital Total								$119,780.62	$43,344.00
Castlecrag Private Hospital	124	210811	63520	11968	1	Dyonic Camera Equipment	To be Advised	$70,503.61	$41,047.00	13-Sep-01
Castlecrag Private Hospital
Total								$70,503.61	$41,047.00
The Mount Private Hospital	124	211421	63520	11801	1	Stryker 884 Camera System	5428/1	$17,301.02	$6,499.50	13-Sep-01
The Mount Private Hospital	124	211421	63520	11801	2	Stryker 884 Camera System	5428/2	$17,301.02	$6,499.50	13-Sep-01
The Mount Private Hospital	124	211421	63520	11801	3	Stryker 884 Camera System	5428/3	$17,301.02	$6,499.50	13-Sep-01
The Mount Private Hospital	124	211421	63520	11801	4	Stryker 884 Camera System	5428/4	$17,301.02	$6,499.50	13-Sep-01
The Mount Private Hospital	124	211421	63520	11815	1	Jostra KL20 Heart Lung Machine	5448	$142,061.44	$49,798.00	13-Sep-01
The Mount Private Hospital	124	211421	63520	11934	1	Venus Erbium YAG Laser	TBA	$70,215.59	$22,771.00	13-Sep-01
The Mount Private Hospital
Total								$281,481.11	$98,567.00
St George Private Hospital	132	212823	63520	11699	1	Sams Heart/Lung Machine		$60,782.78	$23,551.00	13-Sep-01
St George Private Hospital	132	212823	63520	11699	2	Sams Heart/Lung Machine		$60,782.78	$23,551.00	13-Sep-01
St George Private Hospital	132	212823	63520	11791	1	Operating Theatre Lights	5418/1	$13,069.48	$4,909.80	13-Sep-01
St George Private Hospital	132	212823	63520	11791	2	Operating Theatre Lights	5418/2	$13,069.48	$4,909.80	13-Sep-01
St George Private Hospital	132	212823	63520	11791	3	Operating Theatre Lights	5418/3	$13,069.48	$4,909.80	13-Sep-01
St George Private Hospital	132	212823	63520	11791	4	Operating Theatre Lights	5418/4	$13,069.48	$4,909.80	13-Sep-01
St George Private Hospital	132	212823	63520	11791	5	Operating Theatre Lights	5418/5	$13,069.48	$4,909.80	13-Sep-01
St George Private Hospital	132	212823	63520	11792	1	Ablation Generator	5419/1	$20,512.63	$7,706.00	13-Sep-01
St George Private Hospital	132	212823	63520	11794	1	Medical Air Compressor	5420/1	$39,969.20	$15,015.00	13-Sep-01
St George Private Hospital	132	212823	63520	11816	1	Neurosurgical Frameless Stereotaxy System	5449	$213,807.33	$75,231.00	13-Sep-01
St George Private Hospital
Total								$461,202.12	$169,603.00
Macarthur Private Hospital	160	216219	63520	12150	1	Datex Ohmeda Aestiva Anaes Machine		$38,689.96	$20,959.00	13-Sep-01
Macarthur Private Hospital	160	216219	63520	12150	2	Datex Ohmeda Aestiva Anaes Machine		$38,689.96	$20,959.00	13-Sep-01
Macarthur Private Hospital
Total								$77,379.92	$41,918.00
Grand Total								$3,527,577.12	$1,305,238.10

Hospital	End Date	Term	Amortised Balance	Net Rent	Stamp Duty	GST	Gross Rent	GST	NET
Christo Road Private Hospital	13-May-04	33	$7,726.01	$373.51	$2.80	$37.63	$413.94	$37.63	$376.31
Christo Road Private Hospital
Total			$23,178.03	$1,120.53	$8.40	$112.89	$1,241.82	$112.89	$1,128.93
Nowra Community Hospital	13-Nov-04	39	$38,291.25	$1,088.37	$8.16	$109.65	$1,206.18	$109.65	$1,096.53
Nowra Community Hospital
Total			$38,291.25	$1,088.37	$8.16	$109.65	$1,206.18	$109.65	$1,096.53
Nepean Private Hospital	13-Nov-03	27	$12,516.98	$800.89	$6.01	$80.69	$887.59	$80.69	$806.90
Nepean Private Hospital	13-Nov-03	27	$2,989.80	$191.29	$1.43	$19.27	$211.99	$19.27	$192.72
Nepean Private Hospital	13-Nov-03	27	$2,989.80	$191.29	$1.43	$19.27	$211.99	$19.27	$192.72
Nepean Private Hospital	13-Nov-03	27	$2,989.80	$191.29	$1.43	$19.27	$211.99	$19.27	$192.72
Nepean Private Hospital	13-Nov-03	27	$2,989.80	$191.29	$1.43	$19.27	$211.99	$19.27	£192.72
Nepean Private Hospital	13-Feb-04	30	$11,539.44	$630.47	$4.73	$63.52	$698.72	$63.52	$635.20
Nepean Private Hospital	13-Feb-04	30	$21,155.16	$1,155.81	$8.67	$116.45	$1,280.93	$116.45	$1,164.48
Nepean Private Hospital Total			$57,170.78	$3,352.33	$25.13	$337.74	$3,715.20	$337.74	$3,377.46
Castlecrag Private Hospital	13-Nov-04	39	$53,594.47	$1,118.08	$8.39	$112.65	$1,239.12	$112.65	$1,126.47
Castlecrag Private Hospital
Total			$53,594.47	$1,118.08	$8.39	$112.65	$1,239.12	$112.65	$1,126.47
The Mount Private Hospital	13-Nov-03	27	$7,845.13	$501.96	$9.04	$51.10	$562.10	$51.10	$511.00
The Mount Private Hospital	13-Nov-03	27	$7,845.13	$501.96	$9.04	$51.10	$562.10	$51.10	$511.00
The Mount Private Hospital	13-Nov-03	27	$7,845.13	$501.96	$9.04	$51.10	$562.10	$51.10	$511.00
The Mount Private Hospital	13-Nov-03	27	$7,845.13	$501.96	$9.04	$51.10	$562.10	$51.10	$511.00
The Mount Private Hospital	13-Feb-04	30	$70,584.62	$3,856.32	$69.41	$392.57	$4.318.30	$392.57	$3,925.73
The Mount Private Hospital	13-Jul-04	35	$39,480.04	$1,708.26	$30.75	$173.90	$1,912.91	$173.90	$1,739.01
The Mount Private Hospital
Total			$141,445.18	$7,572.42	$136.32	$770.87	$8,479.61	$770.87	$7,708.74
St George Private Hospital	13-Mar-04	31	$32,998.75	$1,529.90	$11.47	$154.14	$1,695.51	$154.14	$1,541.37
St George Private Hospital	13-Mar-04	31	$32,998.75	$1,529.90	$11.47	$154.14	$1,695.51	$154.14	$1,541.37
St George Private Hospital	13-Nov-03	27	$5,926.30	$379.19	$2.84	$38.20	$420.23	$38.20	$382.03
St George Private Hospital	13-Nov-03	27	$5,926.30	$379.19	$2.84	$38.20	$420.23	$38.20	$382.03
St George Private Hospital	13-Nov-03	27	$5,926.30	$379.19	$2.84	$38.20	$420.23	$38.20	$382.03
St George Private Hospital	13-Nov-03	27	$5,926.30	$379.19	$2.84	$38.20	$420.23	$38.20	$382.03
St George Private Hospital	13-Nov-03	27	$5,926.30	$379.19	$2.84	$38.20	$420.23	$38.20	$382.03
St George Private Hospital	13-Nov-03	27	$9,301.41	$595.14	$4.46	$59.96	$659.56	$59.96	$599.60
St George Private Hospital	13-Nov-03	27	$18,123.68	$1,159.65	$8.70	$116.84	$1,285.19	$116.84	$1,168.35
St George Private Hospital	13-Feb-04	30	$106,449.91	$5,794.59	$43.46	$583.81	$6,421.86	$583.81	$5,838.05
St George Private Hospital
Total			$229,504.00	$12,505.13	$93.76	$1,259.89	$13,858.78	$1,259.89	$12,598.89
Macarthur Private Hospital	13-May-05	45	$30,090.92	$583.83	$4.38	$58.82	$647.03	$58.82	$588.21
Macarthur Private Hospital	13-May-05	45	$30,090.92	$583.83	$4.38	$58.82	$647.03	$58.82	$588.21
Macarthur Private Hospital
Total			$60,181.84	$1,167.66	$8.76	$117.64	$1,294.06	$117.64	$1,176.42
Grand Total			$2,345,653.57	$70,274.62	$597.77	$7,087.25	$77,959.64	$7,087.25	$70,872.39

Schedule 14 - Other Indemnifying Parties

Joondalup Hospital Pty Limited ACN 106 723 193

Port Macquarie Hospital Pty Limited ACN 106 723 399

Logan Hospital Pty Limited ACN 106 723 406

Melbourne Hospital Pty Limited ACN 106 723 415

Noosa Privatised Hospital Pty Limited ACN 106 723 380

Caboolture Hospital Pty Limited ACN 106 723 219

Frances Perry Hospital Pty Limited ACN 106 723 228

Armidale Hospital Pty Limited ACN 106 723 200

P.O.W. Hospital Pty Limited ACN 106 723 871

Annexure A

Part A

Diagnostics Agreements Table

Hospital	Pathology Lease			Pathology		Radiology Lease			Radiology

	Term	Rent	Options	SLA	LRR	Term	Rent	Options	SLA	LRR
Castlecrag Private				X
Christo Road Private	[*]	[*]	3x4 years	X
Kareena Private	[*]	[*]	3x4 years	X		[*]	[*]	3x5 years	X
Lady Davidson	[*]	[*]	3x4 years	X
Lingard Private	[*]	[*]	3x4 years	X
Macarthur Private				X
Nepean Private					X	[*]	[*]	3x5 years	X
North Gosford Private	[*]	[*]	3x5 years	X		[*]	[*]	3x5 years	X
Nowra Private				X
Port Macquarie Private				X		[*]	[*]	3x5 years	X
St George Private					X	[*]	[*]	3x5 years	X
Strathfield Private				X		[*]	[*]	3x5 years	X
The Hills	[*]	[*]	3x5 years	X		[*]	[*]	3x5 years (6 month exit cause)	X
Warners Bay Private				X
Belmont				X
Caloundra				X		[*]	[*]	3x5 years	X
Hillcrest				X

[*]	Certain confidential portions of these exhibits have been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

1

Hospital	Pathology Lease			Pathology		Radiology Lease			Radiology

	Term	Rent	Options	SLA	LRR	Term	Rent	Options	SLA	LRR

John Flynn	[*]	[*]	3x5 years	X						X

Nambour-Selangor				X		[*]	[*]	3x5 years (6 month exit clause)	X

North West Brisbane Private	[*]	[*]	3x4 years	X		[*]	[*]	3x5 years (need additional 90sm)	X

North West Brisbane Private (store)	[*]	[*]	3x4 years	X

Pindara	[*]	[*]	3x5 years	X						X

St Andrews				X		Existing lease JV with Topaz Pty Ltd expiring 30/6/08 - add 3x5 year options			X

Como	[*]	[*]	3x3 years	X

John Fawkner	[*]	[*]	3x5 years	X						X

Knox	[*]	[*]	3x4 years	X		[*]	[*]	3x5 years	X

Linacre	[*]	[*]	3x3 years	X

Masada	[*]	[*]	3x3 years	X

Mount Waverley	[*]	[*]	4x3 years	X						X

Ringwood	[*]	[*]	3x5 years	X		[*]	[*]	3x5 years	X

The Avenue	[*]	[*]	3x4 years	X		[*]	[*]	3x5 years	X

Wangaratta	[*]	[*]	3x5 years	X

Warringal										X

Attadale Hospital				X

Glengarry Hospital				X

Mount Hospital	[*]	[*]	3x5 years	X

[*]	Certain confidential portions of these exhibits have been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

LRR    Rights of First and Last Refusal Deed

SLA    Service Level Agreement

Mayne Tenants:

•	Pathology Victoria, Queensland and New South Wales - Mayne Health Pathology Pty Ltd

•	Pathology Western Australia - AME Medical Services Pty Ltd

•	Diagnostic Imaging Victoria - Healthcare Imaging Services (Victoria) Pty Ltd

•	Diagnostic Imaging New South Wales and Queensland - Healthcare Imaging Services Pty Ltd

Annexure A

Part B

Diagnostic Imaging and Pathology Lease

Annexure “A” to Lease dated         /        /200

Landlord:

Tenant:

Premises:

The common seal of

is fixed to this document in the presence of:

Secretary/Director	Director

Name (please print)	Name (please print)

The common seal of

is fixed to this document in the presence of:

Secretary/Director	Director

Name (please print)	Name (please print)

Signed sealed and delivered by [insert name]

in the presence of:

Witness

Name (please print)

Annexure “B” to Lease dated         /        /200

Landlord:

Tenant:

Premises:

1.	Definitions and interpretation

1.1	Definitions

In this lease:

“Airconditioning Equipment” means all airconditioning plant, ducts and equipment providing airconditioning to the Premises.

“Asbestos” means the fibrous form of mineral silicates belonging to the serpentine and amphibole groups of rock-forming minerals, including chrysotile (white asbestos), crocodiite (blue asbestos), amosite (brown asbestos), actinolite, tremolite, anthophyllite or any mixture containing one or more of these.

“Building” means:

(a)	the building and other improvements erected on the Land;

(b)	all fixtures, fittings, other than Tenant’s chattels and fittings, conveniences, amenities and appurtenances of the building.

“Business Day” means a day which is not a Saturday, Sunday or public holiday in the Relevant State.

“Commencement Date” means the date specified in Item 5 of the Schedule.

“Common Areas” means those areas for common use by the Landlord and tenants and other occupiers of the Building including, without limitation, lifts and lift lobbies, reception areas, stairwells, corridors, pathways, driveways and car parking areas.

“Contaminant” means a solid, liquid, gas, odour, heat, sound, vibration, radiation or substance including Asbestos, which makes or may make the Premises or the surrounding Environment:

(a)	unsafe or unfit for habitation or occupation by persons or animals;

(b)	degraded in its capacity to support plant life;

(c)	otherwise environmentally degraded; or

(d)	not comply with, or constitute a ‘contaminant’ pursuant to, any Environmental Law.

“Control” means the power whether held directly or indirectly and by whatever means (and whether or not enforceable at law or in equity) to:

(a)	exercise or control the right to vote attached to 50% or more of the issued shares in a body corporate;

(b)	dispose of or exercise a right of disposal in respect of 50% or more of the issue voting shares in a body corporate; or

(c)	appoint one half or more of the number of directors to the board or other governing body of a body corporate.

“CPI” means the All Groups Consumer Price Index for the capital city of the Relevant State published by the Australian Bureau of Statistics. If the CPI no longer exists, it means an index that the President of the Australian Property Institute (of the Relevant State Division) decides reflects changes in the cost of living in the Relevant State.

“Deal” includes lease, surrender transfer or disposal or alienation of any interest in the Land including the granting of a concurrent lease.

“Environment” includes all aspects of the surroundings of human beings including:

(a)	the physical characteristics of those surroundings, such as the land, the waters and the atmosphere;

(b)	the biological characteristics of those surroundings, such as the animals, plants and other forms of life; and

(c)	the aesthetic characteristics of those surroundings, such as their appearance, sounds, smells, tastes and textures.

“Environmental Law” means a law (whether past, present or future) of any government agency (including statutes, orders, awards and decrees) regulating or otherwise relating to the Environment including, but not limited to, any law relating to land use, planning, heritage, coastal protection, water catchments, solid waste, use of dangerous goods and hazardous substances, hazardous waste, waste water discharges, water quality, drinking water, ground water, air emissions, air quality, hazardous substances (including, but not limited to, the release, storage, discharge, disposal, arranging for disposal or reporting hazardous substances) contaminated land, building regulations, public and occupational health and safety, noxious trades or any other aspect of protection of the Environment or persons or property.

“Hospital Business” means the hospital business operated on the Land from time to time.

“Hospital Operator” means the Landlord or such other person or entity as operates the Hospital Business from time to time.

“IT and Telecommunications Equipment” means the IT and telecommunications infrastructure and systems used in the Hospital Business from time to time.

“Land” means the land described in Item 2 of the Schedule.

“Landlord” means the Landlord, its successors and assigns or, if the Landlord is a person, the Landlord’s executors, administrators and assigns and, where the context allows, the Landlord’s employees and agents.

“Lease Year” means the full 12 month period during the Term starting on 1 July and ending on 30 June.

“Market Review Date” means the dates specified in Item 10B of the Schedule.

“Permitted Use” means the use specified in Item 8 of the Schedule.

“Portion of a Lease Year” means any period of the Term that is not a full Lease Year:

(a)	before the start of the first full Lease Year; or

(b)	after the end of a full Lease Year and ending on the Termination Date.

“Premises” means the premises described in Item 3 of the Schedule.

“Related Body Corporate” has the same meaning as in the Corporations Act 2001 (Cth)

“Relevant State” means the State or Territory of Australia in which the Premises are located.

“Rent” means the rent specified in Item 9 of the Schedule as varied under clause 4 or clause 6.

“Rent Commencement Date” means the date specified in Item 6 of the Schedule.

“Review Date” means the dates specified in Item 10A of the Schedule other than a Market Review Date.

“Service Agreement” means any agreement in force from time to time during the Term under which the Tenant agrees to provide services to the Hospital Operator.

“Services” means water, gas, electricity, telecommunication, drainage, airconditioning and other utilities and services provided or installed by the Landlord in or for the benefit of the Premises, the Land or the Common Areas as the case may be.

“Schedule” means the Schedule to this lease;

“Tenant” means the Tenant, its successors and permitted assigns and, where the context allows, the Tenant’s employees and agents.

“Tenant’s Fixtures” means all fixtures, fittings, plant, machinery and equipment installed in the Premises by the Tenant and includes the Tenant’s motor vehicles.

“Term” means the period specified in Item 4 of the Schedule.

“Termination Date” means the date specified in Item 7 of the Schedule.

1.2	Interpretation

In this lease, unless the context requires otherwise:

(a)	words importing the singular include the plural and vice versa, words of one gender include any gender, and words importing persons include corporations and any other entity recognised by law;

(b)	a reference to this lease includes the Schedule and any annexures to this lease;

(c)	a reference to a clause, part, schedule or annexure is a reference to a clause in or a part, Schedule or annexure to this lease;

(d)	a covenant or agreement on the part of 2 or more persons binds them jointly and severally; and

(e)	a reference to a statute or ordinance includes all regulations by-laws, requisitions or orders under and amendments to that statute or ordinance, whether by subsequent statute or otherwise, and a statute or ordinance passed in substitution for the statute or ordinance referred to or incorporating any of its provisions.

1.3	Headings

Headings have been inserted for guidance only and do not affect the interpretation of this lease.

1.4	Saturdays, Sundays and public holidays

Where under this lease the day on or by which any thing is to be done is not a Business Day in the Relevant State, that thing may be done on the next Business Day in that Relevant State.

2.	Exclusion of implied covenants

Sections 84, 84A and 85 of the Conveyancing Act 1919 (NSW) do not apply to, and are not implied in, the lease unless expressly included.

3.	Rent

The Tenant must during the Term pay to the Landlord at the address nominated in writing by the Landlord from time to time free of all deductions the Rent calculated and payable at the times and in the manner specified in Item 9 of the Schedule. The Tenant may elect to pay Rent and other payments due under this lease by way of electronic funds transfer or automatic bank transfer.

4.	Review of Rent

4.1	Dates of review

The Rent will be reviewed or adjusted on the Review Dates and the Market Review Dates in the manner specified in clause 4.

4.2	CPI Adjustment

At a Review Date the Rent is adjusted using the following formula:

NR = R x	a
b

where

NR	is the new Rent payable from the Review Date;

R	is the Rent payable immediately before the Review Date;

a	is the CPI published in respect of the quarter immediately before the Review Date; and

b	is the CPI published in respect of the quarter immediately before the later of the Commencement Date and the immediately preceding Review Date.

4.3	Market Review

As from the Market Review Date until the next Review Date, the Rent will, at the option of the Landlord, be reviewed in accordance with the following provisions:

(a)	If the Landlord does not give notice to the Tenant within 2 months of the Tenant exercising an option under clause 18 (Notice Period) that it requires the Rent to be reviewed, there will be no review of the Rent as at that Market Review Date. Time is of the essence in regard to the Notice Period.

(b)	If the Landlord gives the Tenant notice during the Notice Period that it requires the Rent to be reviewed at the relevant Market Review Date, the Rent will be the amount agreed in writing by the Landlord and the Tenant and, if they do not agree within 1 month after service of the notice, the Rent will be the higher of:

(i)	the current market rent of the Premises determined in accordance with clause 4.4; and

(ii)	the Rent payable immediately before the relevant Market Review Date.

4.4	Determination by valuer

(a)	The current market rent for the Premises will be as determined by a qualified valuer appointed by the President for the time being of the Australian Property Institute (of the Relevant State Division) and, if that body ceases to exist, another body serving substantially the same objects as that body on the application of either the Landlord or the Tenant. The valuer is deemed to act as an expert and not as an arbitrator. The valuer’s determination is final and conclusive and the valuer’s fees must be borne equally by the Landlord and the Tenant.

(b)	In determining the current market rent:

(i)	no account is to be taken of any goodwill attributable to the Premises because of any trade or business carried on from the Premises by the Tenant or any sub tenant;

(ii)	no account is to be taken of the effect of any improvement to the Premises (to which the Landlord has given consent) carried out by the Tenant or any sub tenant, except where the Tenant was obliged under this lease to make the improvement;

(iii)	the Premises must be valued as if they are available to be let as a whole with vacant possession;

(iv)	the Premises must be valued based on the actual use to which the Premises are put by the Tenant at the relevant time;

(v)	no account is to be taken of any effect on rent caused by Mayne Group Limited or a related body corporate of Mayne Group Limited being the tenant;

(vi)	account is to be taken of the age, condition and location of the Premises;

(vii)	no account is to be taken of the value of the Tenant’s fixtures and fittings in the Premises;

(viii)	where the current market rent is to be determined for more than one floor, an allowance or discount must be made due to the Premises comprising more than one whole floor; and

(ix)	account is to be taken of any concession or incentive including any period of rent abatement which would at the time of the relevant review be required to secure a tenant of comparable premises.

4.5	Adjustment payment

(a)	The Tenant must pay the new Rent from the Review Date and the Market Review Date, as the case may be.

(b)	In the case of a CPI review until the Landlord notifies the Tenant of the new Rent, the Tenant must continue to pay the existing Rent to the Landlord. The adjustment to the Rent will still take effect from the relevant CPI Review Date, and after notification of the new Rent on or after the relevant Review Date, the Tenant must within 28 days pay any shortfall.

(c)	The Landlord must calculate any necessary adjustment between the Rent the Tenant has paid and the Rent the Tenant should have paid from the Review Date.

(d)	If, on the relevant Market Review Date, the revised Rent has not been determined as provided in this clause, then pending the determination the Tenant must continue to pay rent of the amount equal to the Rent payable immediately before the relevant Market Review Date, and any adjustment calculated from the relevant Market Review Date must be made within 28 days after the amount of the Rent is known.

5.	Gross Rent

The parties acknowledge that, unless expressly provided otherwise, the Rent is a gross rent and includes, without limitation, outgoings (excepting electricity and telephone charges to the Premises as provided in clause 9.1) in relation to the Premises and the Common Areas.

6.	Adjustment of Rent

6.1	Adjustment

If the number of beds licensed to the Hospital Business (as set out in Item 13 of the Schedule) reduces by 50% or more from the number of beds licensed to the Hospital Business at the Commencement Date, the Landlord will forthwith notify the Tenant in writing and the Landlord will, within a reasonable time of receiving a written request from the Tenant, meet with the Tenant and the parties will renegotiate the Rent, in good faith. The Rent will be reduced to the amount agreed by the parties with effect from the date of the reduction.

6.2	Failure to agree

If the parties are unable to reach agreement in accordance with clause 6.1 then, at the Tenant’s option:

(a)	the Rent will not be varied; or

(b)	the Tenant may, by giving one month’s notice in writing to the Landlord, terminate this lease.

If the Tenant terminates this lease under this clause, neither party shall have any claim against the other except arising from a breach of this lease prior to the date of termination.

7.	Use of Premises and assignment

7.1	Permitted use

The Tenant may only use the Premises for the Permitted Use or any other hospital related purpose that the Landlord may from time to time approve, which approval must not to be unreasonably withheld or delayed. The landlord may not grant approval if the proposed use is already represented in the Hospital. The use of the Premises by the Tenant in accordance with the provisions of this lease and the Permitted Use will not constitute a breach of this lease.

7.2	Tenant’s business

The Tenant must:

(a)	keep the Premises open for business during usual business hours, having regard to the nature of the Tenant’s business; and

(b)	conduct that business in a proper, efficient and reputable manner;

in accordance with the Service Agreement.

7.3	No noxious use

The Tenant must not at any time do or knowingly allow to be done in or on the Premises:

(a)	any immoral or illegal act, trade, business, occupation or calling; or

(b)	any thing which causes damage or disturbance to the occupiers or owners of adjoining or neighbouring lands or buildings. This clause 7. 3(b) does not prevent or restrict the Tenant from using the Premises for any purpose referred to in clause 7.1.

7.4	Hazardous Substances

The Landlord acknowledges that, in the course of the Tenant’s use of the Premises, the Tenant may use or store on the Premises fuels, lubricants, chemicals or other items which might normally be expected to be found at Premises used for such purposes including substances and materials which may be hazardous. The Tenant will use reasonable endeavours to handle and manage such hazardous substances with due care and in accordance with all normal industry guidelines.

7.5	Restrictions on assignment and other dealings

(a)	The Tenant must not during the continuance of this lease assign, transfer, mortgage, charge or otherwise deal with the Tenant’s interest in the Premises without the Landlord’s prior consent, which must not be unreasonably withheld or delayed if:

(i)	the Tenant proves to the Landlord’s reasonable satisfaction that the proposed assignee, transferee or licensee (collectively the Ingoing Tenant) is a respectable, responsible and solvent person;

(ii)	the proposed assignee, transferee or licensee, if it is or includes a proprietary company, furnishes to the Landlord any guarantees of its obligations under this lease that the Landlord reasonably requires;

(iii)	the Tenant and the proposed assignee, transferee or licensee enter into a deed with the Landlord in the form reasonably required by the Landlord in which the proposed assignee, transferee or licensee covenants to duly comply with the Tenant’s obligations under this lease; and

(iv)	the Tenant pays to the Landlord the proper costs and expenses, including legal costs, fees and expenses:

A.	incurred by the Landlord in making inquiries as to the respectability, responsibility and solvency of the proposed assignee, transferee or licensee; and

B.	of and incidental to the Landlord giving its consent and the preparation or perusal (as applicable) and completion of the deed referred to in clause 7.5(c).

(b)	Despite anything in this clause 7.5, the Landlord’s consent is not required for:

(i)	a sub letting of the Premises or any part of them;

(ii)	an assignment of this lease to a company which is a related body corporate of the Tenant within the meaning of the Corporations Act 2001 (Cth);

(iii)	an assignment of this lease to a permitted assignee under the Service Agreement, where the Landlord is a party to the Service Agreement; or

(iv)	any fixed or floating charge over the whole of the Tenant’s undertaking.

(c)	In the case of an assignment under clause 7.5(b)(ii) or (iii) the Tenant must procure the assignee to enter into a deed with the Landlord covenanting to be bound by this lease from the date of assignment.

(d)	The obligations of the Tenant continue until the Termination Date but do not continue into any period of overholding or into any Option Term.

7.6	Licence to Use Common Areas

The Landlord grants to the Tenant the right for the Tenant and the Tenant’s employees, contractors, agents and invitees to use the Common Areas in common with the Landlord and other tenants and occupiers of the Building.

7.7	Car Parking and Delivery Areas

Without limiting the generality of clause 7.6, the Landlord must ensure that:

(a)	the Tenant and the Tenant’s employees, contractors, agents and invitees have access to and use of such parts of the Common Areas comprising car parking areas and such other car parking areas which service the Building, to the same extent and on the same terms as car parking is available to doctors, patients visitors and employees of and to the Hospital Business; and

(b)	the Tenant and the Tenant’s contractors have access to and use of such parts of the Common Areas comprising loading bays or delivery areas for the purposes of delivery and collection of goods and materials to the same extent and on the same terms as such areas are available for use by the Hospital Business.

7.8	IT and Telecommunications

Where the Landlord or a Related Body Corporate of the Landlord is the Hospital Operator or where the Landlord, as owner of the Land and Building is the owner of or has control of the IT and Telecommunications Equipment, the Landlord grants, or will procure its Related Body Corporate to grant, to the Tenant the right to access and use the IT and Telecommunications Equipment, on the basis that the Tenant will reimburse to the Landlord or the Landlord’s Related Body Corporate, within 7 days of demand, any additional costs or expenses incurred by the Landlord or the Landlord’s Related Body Corporate as a result of the Tenant’s use of the IT and Telecommunications Equipment.

7.9	Rules

The Tenant must comply with any rules from time to time of any body corporate or owner’s corporation having control over the Common Areas, notified to the Tenant in writing, to the extent that such rules are not inconsistent with the terms of this lease.

8.	Maintenance, repair and alterations

8.1	To keep in repair

(a)	The Tenant must during the Term and otherwise for so long as the Tenant remains in possession or occupation when, where and as often as needed repair and keep the Premises in the order and condition they were in at the Commencement Date, except for:

(i)	fair wear and tear, structural defects, damage resulting from structural defects, and repairs and maintenance of a structural or capital nature; and

(ii)	damage by fire, explosion, storm, tempest, lightning, earthquake, floods, riots, civil commotion, aircraft accident, objects falling from aircraft, Act of God and any other risk against which the Landlord or a prudent landlord would insure or has insured or is obliged to insure under this lease.

(b)	The Tenant is not responsible under any circumstances for:

(i)	repairs and maintenance of a structural and capital nature;

(ii)	the replacement or the cost of replacement of any major component of any part of the Building;

(iii)	the repair and maintenance of conduits or equipment providing the Services to the Premises including any Air Conditioning Equipment; or

(iv)	any cleaning charges or maintenance in relation to the Common Areas,

unless required because of a wrongful act or omission of the Tenant or its contractors and the damage is not the subject of the exceptions referred to in clause 8.1(a).

8.2	Waste storage and cleaning

(a)	The Tenant must store and keep all trade waste and rubbish in proper receptacles;

(b)	the Tenant must arrange for regular removal of all trade waste, trash and rubbish from the Building excluding any Common Areas which are the responsibility of the Landlord where there are other tenants in the Building; and

(c)	the Tenant must keep the Premises in a clean and tidy condition.

8.3	Breakages

The Tenant must promptly and with all due diligence repair defective windows, lights, doors, locks and fastenings and replace missing light globes and fluorescent tubes, keys and keycards.

8.4	Broken Glass

The Tenant must repair and replace all broken glass including exterior windows with glass of the same or similar quality.

8.5	Air Conditioning maintenance and repair

If the Premises are serviced by Air Conditioning Equipment supplied by the Landlord, the Landlord must repair at the Landlord’s expense any breakdown or defect in the Air Conditioning Equipment within a reasonable time of notice being given of the breakdown or defect. If the Landlord fails to repair the Air Conditioning Equipment within a reasonable time, the Tenant may arrange repairs at the Landlord’s cost.

8.6	Landlord to carry out repairs

The Landlord must at its own cost:

(a)	keep the Premises wind and watertight and in a sound structural condition;

(b)

in a proper and timely manner carry out all repairs, maintenance and replacements to the Premises which are not the obligation of or specifically payable by the Tenant under this lease, including repairs and maintenance of a structural or capital nature and for the replacement and the cost of replacement of any major component of any part of the Building, unless required because of a wrongful act or omission of the Tenant or its contractors; and

(c)	fully maintain, replace and repair and keep the Landlord’s fixtures and fittings, and conduits providing the Services to the Premises including any Airconditioning Equipment, in good and substantial repair, working order and condition.

8.7	Landlord entry rights to carry out repairs

(a)	The Landlord may at all reasonable times, on giving the Tenant at least 24 hours notice, except in an emergency when no notice is required, enter the Premises accompanied by a representative of the Tenant, so long as a representative is made available by the Tenant for this purpose, during normal business hours with workmen and others and all necessary materials for the purposes of:

(i)	complying with any request, requirement, notice or order of any authority that has jurisdiction or authority over or in respect of the Premises ; or

(ii)	complying with its repair and maintenance obligations under the lease.

(b)	In exercising any power under this clause 8.7, the Landlord must:

(i)	minimise as far as practicable any inconvenience or interruption to the business of the Tenant and not cause any undue inconvenience to the Tenant;

(ii)	first give reasonable notice to the Tenant of its intention to enter and agree a program and if necessary staging of any works with the Tenant; and

(iii)	be accompanied by a representative of the Tenant (so long as a representative is made available by the Tenant for this purpose).

8.8	Tenant may repair

If the Landlord does not carry out repairs or maintenance within a reasonable time after being notified by the Tenant of repairs or maintenance to be carried out by the Landlord in accordance with its obligations under the lease, the Tenant may undertake or cause to be undertaken the repairs and maintenance.

8.9	Structural alterations

The Tenant must not make any structural alterations or additions to the Premises without the Landlord’s prior written consent, which must not be unreasonably withheld or delayed. The Landlord may, as a condition of giving its consent to a structural alteration or addition to the Premises, require the Tenant to remove that alteration or addition and to reinstate the Premises at the expiry or earlier termination of the Term.

9.	General Tenant’s obligations

9.1	Services

The Tenant must pay all accounts for the supply of electricity and telephone services to the Premises as and when they become due.

9.2	Electricity

If electricity is not separately metered to the Premises:

(a)	the Landlord must, at its cost, install meters for the purpose of measuring the supply of electricity to the Premises, or if that is not practical,

(b)	the Landlord will, at least 30 days prior to the start of each year of the Term provide a written estimate to the Tenant of electricity which is likely to be consumed by the Tenant at the premises for the relevant year (“Landlord’s Estimate”);

(c)	if the parties agree the Landlord’s Estimate, the Tenant will pay that amount by equal monthly instalments, to the Landlord in satisfaction of its obligation in clause 9.1 relating to electricity; and

(d)	if the Landlord does not provide a Landlord’s Estimate then the Landlord’s Estimate will be deemed to be the amount of the electricity charges paid by the Tenant to the Landlord for the immediately preceding year of the Term and will be deemed to have been provided at the start of the relevant year of the Term;

(e)	if the parties do not agree the Landlord’s Estimate then either party may, within one month of the Landlord’s Estimate being provided, request the President for the time being of the Property Council of Australia in the Relevant State to appoint an independent expert to determine the likely consumption of electricity by the Tenant at the Premises for the relevant year, and in doing so:

(i)	the independent expert must take into account the equipment used by the Tenant in the Premises, the hours of operation and other things which may be relevant to such consumption;

(ii)	the independent expert shall act as an expert and not an arbitrator;

(iii)	the determination of the independent expert shall be final and binding; and

(iv)	the costs of the independent expert shall be borne equally between the parties; and

(f)	the Tenant will pay the amount determined by the independent expert (or, if the electricity charges are not determined in accordance with sub-clause (e) in the circumstances contemplated by sub-clause (d), the Landlord’s Estimate), by equal monthly instalments, to the Landlord in satisfaction of its obligation in clause 9.1 relating to electricity.

9.3	Floor overloading

The Tenant must not knowingly do or allow to be done on the Premises anything in the nature of overloading any floor of the Building which might cause the Building to be strained, or any walls or floors to sag or deflect from the right line, or otherwise damage the Building.

9.4	Provision of electricity

(a)	The Landlord must ensure that the supply of electricity provided to the Premises is at least equal to:

(i)	the supply of electricity provided to the Premises at the Commencement Date of the Lease; and

(ii)	the supply of electricity provided to other occupiers of the Building.

(b)	Subject to clause 9.4(a), the Tenant agrees not to overload the power circuits at the Premises.

9.5	Use of facilities

The Tenant must not:

(a)	use or knowingly allow the lavatories, toilets, sinks, drainage and other plumbing facilities in the Premises to be used for any purposes other than those for which they were constructed or provided; or

(b)	deposit or allow to be deposited in these facilities any sweepings, rubbish or other matter.

The Tenant must promptly make good any damage to these facilities caused by the Tenant’s misuse.

9.6	Heating

So long as the Tenant has first been given copies of all relevant policies of insurance for the Building and Premises, the Tenant must not knowingly use or allow to be used any method of heating or lighting the Premises in contravention of any insurance policy in respect of the Premises.

10.	Relocation

10.1	Relocation Notice

If the Landlord or a Related Body Corporate of the Landlord is the Hospital Operator and wishes to relocate the Hospital Business to alternative premises (“New Hospital”), it must give at least 6 months’ written notice of its intention to do so (“Relocation Notice”) to the Tenant.

10.2	Tenant’s Notice

The Tenant may, within one month of receiving the Relocation Notice, give written notice to the Landlord that it requires to relocate the business carried on at the Premises to the New Hospital (“Tenant’s Notice”).

10.3	Landlord’s Offer

The Landlord must, within one month of receiving the Tenant’s Notice, provide or procure its Related Body Corporate to provide, to the Tenant a formal offer to lease premises in the New Hospital which are comparable to the Premises (“New Premises”) on terms no less favourable than this Lease (“New Lease Offer”).

10.4	Tenant’s Acceptance

The Tenant may, within one month of receiving the New Lease Offer, formally accept the New Lease Offer. If the Tenant accepts the New Lease Offer the parties will execute a surrender of this lease and a new lease of the New Premises in accordance with the New Lease Offer, both to take effect from the date on which the Tenant commences operation of its business from the New Premises, such documents to be prepared by and at the cost of the Landlord or its Related Body Corporate. If the Tenant does not accept the New Lease Offer then this Lease will terminate on the date the Landlord or its Related Body Corporate ceases to operate the Hospital Business from the Building (being a date no earlier than 6 months from the date of the Landlord’s Notice) and neither party shall have a claim against the other except arising from any breach of this Lease prior to the date of termination.

11.	Termination

If the Landlord or Related Body Corporate of the Landlord is not the Hospital Operator and the Hospital Operator wishes to cease operation of the Hospital Business from the Building:

(a)	the Landlord must give written notice to the Tenant as soon as reasonably practicable after becoming aware; and

(b)	the Tenant may, by notice in writing to the Landlord, terminate this lease.

If the Tenant terminates this lease under this clause, neither party shall have any claim against the other except arising from any breach of this lease prior to the date of termination.

12.	Insurance and destruction

12.1	Public risk insurance

The Tenant must:

(a)	effect and maintain during the Term and any overholding at its own expense with a reputable insurer public risk insurance against liability for bodily injury or property damage arising from the use or occupation of the Premises for at least $10 million;

(b)	punctually pay all the premiums payable in respect of the insurance; and

(c)	produce and promptly deliver to the Landlord, if the Landlord so demands, a certificate of currency in respect of the insurance noting the interests of the Landlord as owner of the Premises and any mortgagee of the Premises notified to the Tenant, in writing.

12.2	Building insurance

The Landlord must:

(a)	at all times during the Term and any overholding at its own expense insure with a reputable insurer the Premises (but excluding all additions to the Premises carried out by the Tenant and all tenants’ fixtures and fittings) for their full replacement value against fire, explosion, storm, tempest, lightning, earthquake, floods, other Acts of God, riots, civil commotion, aircraft accident, objects falling from aircraft, and any other risks that a prudent landlord may reasonably require, or as required to cover the liabilities of the Landlord under the terms of this lease, including loss of rent insurance that will not exceed a period of 12 months from the date on which it first became applicable; and

(b)	produce and promptly deliver to the Tenant, if the Tenant so demands, a certificate of currency in respect of the insurance.

12.3	Insurance not to be voided

So long as the Tenant has first been given copies of all relevant policies, the Tenant must not at any time during the Term and any overholding knowingly:

(a)	do, omit or allow to be done or omitted on the Premises; or

(b)	bring onto or keep on the Premises, or allow to be brought onto or kept on the Premises,

anything which may render void or voidable any insurance relating to the Premises against damage by fire and other risks.

12.4	Insurance of Tenant’s Fixtures on Assignment

If the interest of Tenant is assigned to any person other than a Related Body Corporate, then the new tenant must insure and keep insured with a reputable insurer to the full insurable value on a replacement and reinstatement basis, the Tenant’s Fixtures against such risks as the Landlord may reasonably require.

12.5	Total Destruction

(a)	If the Premises are:

(i)	totally destroyed or damaged so as to render the repair or making good of the damage impractical or undesirable; or

(ii)	compulsorily acquired by any competent authority,

either party may within 30 days from the date of destruction, damage or acquisition by notice to the other terminate this lease with effect from the date of damage, destruction or acquisition.

(b)	If neither party delivers to the other a notice terminating this lease, the Landlord must within 2 months after the occurrence of the damage or destruction commence to rebuild and diligently complete rebuilding the Premises substantially in accordance with its original design or another design that the Landlord and Tenant agree on, having regard to the nature of the business conducted by the Tenant from the Premises.

(c)	If the Premises are not rebuilt within 6 months after the occurrence of the damage or destruction and ready for use and occupation by the Tenant, then the Tenant may by notice to the Landlord terminate this lease with effect from the date of this notice.

12.6	Partial destruction

(a)	If the Premises are:

(i)	partially destroyed or damaged; or

(ii)	if access to the Premises is substantially inhibited by such destruction or damage,

the Landlord must as soon as reasonably possible and, in any event, within 1 month, replace and make good the whole of the destroyed or damaged portion of the Premises as nearly as possible to the condition it was in immediately before the damage or destruction.

(b)	If the Landlord does not promptly and with all due diligence commence to repair and make good the damage or destruction, or does not complete the repairs or making good within 3 months, then the Tenant may by notice to the Landlord terminate this lease with effect from the date of the notice.

12.7	Dispute

If there is any dispute between the Landlord and the Tenant as to whether the Premises are totally destroyed or damaged the dispute must be referred to a practising architect appointed by the President of the Relevant State’s Chapter of the Royal Institute of Architects (Relevant

State Division) who will act as an expert and not as an arbitrator in determining the dispute and whose decision will be final and binding on the parties. The costs of the expert will be borne equally by the Landlord and the Tenant.

12.8 Abatement on damage

(a)	If the whole or any part of the Building or the access to it is destroyed or damaged so as to render the Premises during the Term substantially inaccessible or unfit for use and occupation by the Tenant, then the total Rent and all other money payable by the Tenant under this lease, or a proportionate part of it according to the nature and extent of the damage sustained, will abate until the Premises have been rebuilt, reinstated or made accessible or fit for use and occupation.

(b)	The Tenant is not entitled to any abatement under clause 12.8(a) if the damage or destruction is caused by an act, omission or default of the Tenant as a consequence of which the insurance policy in respect of the Premises has been vitiated or payment of any insurance money under the policy is refused.

(c)	Any dispute as to the duration or extent of the abatement under clause 12.8(a) must be referred to arbitration under the provisions of the laws in force in the Relevant State.

13.	Indemnities and release

13.1	Release

The Tenant:

(a)	occupies and uses the Premises at its own risk; and

(b)	releases to the full extent permitted by law the Landlord and its contractors, employees and agents from all claims and demands of every kind resulting from any accident, damage, death or injury occurring in the Premises or the surrounding areas, except to the extent that the accident, damage, death or injury is caused by the neglect, act, default or omission of the Landlord or its contractors, employees, agents or invitees.

13.2	General indemnity

The Tenant indemnifies the Landlord against all actions, claims, demands, losses, damages, costs and expenses for which the Landlord is or may be or become liable in respect of or arising from any damage to property, loss of life, or injury to persons to the extent caused or contributed to by the Tenant or its contractors, employees or agents in or on any part of the Premises or the surrounding areas, whether in the occupation or control of the Landlord, the Tenant or any other person. But the Tenant is not obliged to indemnify the Landlord in respect of:

(a)	claims arising from loss or damage attributable to the defective or dangerous condition of any of the Landlord’s property, including the Premises or the surrounding areas, except to the extent to which the defective or dangerous condition was created by the Tenant or its contractors, employees or agents;

(b)	any accident or injury to or death of any person or damage or injury to or loss of the property of any person to the extent caused or contributed to by the neglect act, default or omission of the Landlord or its contractors, employees, agents or invitees in which case the Landlord remains responsible to the extent of the contribution; or

(c)	claims by an employee of the Landlord in respect of which the Landlord is covered under workers compensation insurance where the injury is not due to the negligence of the Tenant or its employees or agents.

14.	Landlord’s obligations

14.1	Quiet enjoyment

So long as the Tenant pays the Rent reserved by this lease and duly and punctually complies with its obligations under this lease, the Tenant may peaceably possess and enjoy the Premises during the Term without any interruption or disturbance from the Landlord or any other person lawfully claiming by, from or under the Landlord.

14.2	Services

The Landlord must use its best endeavours to ensure that all Services to the Building are operating and available to the Tenant at all times but is not liable to the Tenant if the Services are not operating and available to the Tenant due to any act or thing beyond the reasonable control of the Landlord.

14.3	Landlord to pay rates and comply with orders

The Landlord must:

(a)	pay all rates, charges, taxes and other assessments levied, assessed or otherwise charged or taxed against the Premises; and

(b)	to the extent that it is not the Tenant’s responsibility under this Lease, comply with all statutes, ordinances, proclamations, orders and regulations affecting or relating to the Premises.

14.4	Mortgagee and charges

The Landlord must obtain from any mortgagee, caveator or chargee of the Land their unconditional written consent to this lease. The Tenant must pay to the Landlord the Landlord’s reasonable costs in obtaining those consents.

14.5	Common Areas

The Landlord must use its best endeavours at all times during the Term and any overholding to keep any Common Areas in a good and suitable state of repair.

14.6	Requirements of public authorities

(a)	The Tenant and the Landlord in accordance with their respective obligations under the lease must comply with all statutes and ordinances affecting or relating to the Premises or the use of the Premises, and with all requirements made or notices or orders given by any authority that has jurisdiction or authority in respect of the Premises or the use of the Premises (each a Requirement).

(b)	The Tenant is not required by clause 14.6(a) to:

(i)	make any structural or capital alterations or works except where the same are required due to:

A.	the sex or number of employees of the Tenant; or

B.	the nature of the Tenant’s business; or

C.	the Tenant’s use or particular occupation of the Premises; or,

(ii)	comply with any Requirement which would have required compliance whether or not the Tenant was in occupation of the Premises.

14.7	Acknowledgment as to ownership of fixtures and fittings

The parties acknowledge and agree that all Tenant’s chattels and fittings are and will, subject to clause 15.8, remain the Tenant’s property.

15.	Default and termination

15.1	Re-entry or surrender on default

If:

(a)	the Rent or any part of it remains unpaid for 30 days after the due date for payment, or

(b)	the Tenant, being a corporation, makes any arrangement or composition with its creditors or enters into liquidation (except for the purpose of amalgamation or reconstruction) or has a receiver or receiver and manager or an official manager appointed; or

(c)	the Tenant fails to comply with any of its obligations expressed or implied in this lease, and the failure continues for the period specified in clause 15.4(b) after the service of a notice on the Tenant requiring the Tenant to remedy the failure (unless the failure to comply has been waived or excused by the Landlord in writing), the Landlord may, without prejudice to any claim which the Landlord may have against the Tenant in respect of any breach of the Tenant’s obligations under this lease, re enter and repossess the Premises, and on re-entry this lease will absolutely terminate. If the Landlord does not exercise the rights under this lease on one or more occasions, it does not preclude exercising of the Landlord’s rights on later occasions.

15.2	Landlord may remedy Tenant’s default

If the Tenant fails to pay any money or to do any thing which the Tenant must pay or do under this lease, the Landlord may, without prejudice to any rights or powers arising from the default, pay the money or do the thing by itself as if it were the Tenant, and for that purpose the Landlord may enter the Premises for the purpose of doing or effecting that thing.

15.3	Interest on moneys overdue

The Tenant must pay the Landlord on demand interest on any moneys due and payable to the Landlord under this lease at the rate of 2 per cent per annum above the general commercial prime rate of interest charged by the head office of Westpac Banking Corporation in the Relevant State.

The interest rate in this clause 15.3 must be computed from the due date for payment until payment in full of the money in respect of which the interest is chargeable.

15.4	Damages for breach of essential terms

(a)	The parties agree that clauses 3, 7.1, 7.5, 8.1 and 12.1 are essential terms of this lease and a breach for non-observance or non-performance of any one or more of such covenants, terms and conditions will be deemed to be a fundamental breach of the provisions of this lease on the part of the Tenant.

(b)	If the Tenant breaches an essential term of this lease and the Landlord re-enters and takes possession of the Premises, the Landlord may recover all money payable by the Tenant under this lease up to the expiration of the Term.

15.5	Opportunity to rectify default

Despite any other provision in this lease, the Landlord must not re enter the Premises or terminate or forfeit this lease or the Term unless the Landlord first gives the Tenant notice of the breach, default or non compliance on which the Landlord relies in seeking to act. If the breach, default or non compliance is remediable:

(a)	by payment of money, and the Tenant pays to Landlord within 30 days of service of the notice all money necessary to remedy the breach, default or non compliance; or

(b)	other than by the payment of money, and the Tenant within 30 days of the service of the notice gives the Landlord a written undertaking to remedy the breach, default or non compliance and does remedy it within a reasonable time having regard to its extent, but in any event within 45 days of giving the undertaking, then the Landlord is not entitled to rely on, and will be deemed to have waived absolutely, the breach, default or non compliance specified in the notice to the Tenant as a ground for re entry, termination or forfeiture, and this lease will continue in full force and effect as if the breach, default or non compliance had not occurred.

15.6	Landlord to Mitigate Loss

If the Tenant repudiates this Lease then, whether or not the Landlord elects to terminate this Lease, the Landlord shall use its best endeavours to mitigate any loss.

15.7	Tenant’s right to terminate

The Tenant may terminate this lease by notice in writing to the Landlord if:

the Service Agreement is terminated through no fault of the Tenant.

If the Tenant terminates this lease under this clause, neither party shall have any claim against the other except arising from a breach of this lease prior to the lease date of termination.

15.8	Yielding up

The Tenant must at the expiry or earlier termination of this lease peaceably surrender and yield up the Premises to the Landlord.

15.9	Removal of Tenant’s Fixtures

The Tenant:

(a)	must at or before the termination of this lease remove from the Premises all its chattels and personal effects; and

(b)	may (and must if requested by the Landlord) at or before the termination of this lease remove from the Premises all the Tenant’s fixtures and fittings.

In removing all these items, the Tenant must:

(c)	not damage the Premises; and

(d)	promptly make good any damage which the Tenant does cause.

Any fixtures and fittings that the Landlord has agreed need not be removed by the Tenant at the termination of this lease shall, to the extent they have not been transferred to an incoming tenant of the Premises, become the property of the Landlord.

16.	Signage

The Tenant may erect and maintain signs (including illuminated signs), logos, advertisements or notices:

(a)	in, on or over the Premises relating to the Tenant or any sub-tenant of the Tenant, or the nature or conduct of the business on the Premises; and

(b)	in, on or over such other parts of the Building as are reasonably required by the Tenant to identify the location of the Premises,

of a similar type and size to those erected and maintained by other occupiers of the Building and the Landlord (other than the Landlord’s internal and external main signs naming the Building) subject only to approval by the Landlord which will not be unreasonably withheld and after obtaining any necessary approvals or permits from relevant authorities

17.	General

17.1	Waiver

No waiver by the Landlord of one breach of any obligation contained or implied in this lease operates as a waiver of another breach of the same or of any other obligation contained or implied in this lease.

17.2	Costs of lease and registration

(a)	Each party must pay its own legal costs of and incidental to the preparation and completion of this lease.

(b)	The Tenant must pay all stamp duty payable and registration fees on this lease (if any) and the Landlord’s proper and reasonable legal costs:

(i)	on any application for the Landlord’s consent under this lease;

(ii)	of or incidental to any breach or default by the Tenant under this lease; and

(iii)	of or incidental to the valid exercise or valid attempted exercise of any right, power or remedy of the Landlord under this lease.

17.3	Notices

(a)	Any notice, demand, consent or approval (collectively notice) under this lease must be:

(i)	in writing; and

(ii)	given to or served on (as applicable):

A.	the Tenant, by being left at the Tenant’s registered office or at its principal place of business in the Relevant State (in the case of a company) or the last known private address in the case of an individual, or by being posted by registered post to the Tenant at the Tenant’s registered office and marked for the attention of the company secretary, principal place of business or private address (as applicable); and

B.	the Landlord, by being left at the Landlord’s registered office or at its principal place of business in the Relevant State(in the case of a company) or the last known private address (in the case of an individual), or by being posted by registered post to the Landlord at the Landlord’s registered office and marked for the attention of the company secretary, principal place of business or private address (as applicable).

(b)	A notice, if posted, is taken as duly served at the expiry of 3 Business Days after the date of posting. In proving it has been given, it is sufficient to prove that the envelope containing the notice was properly addressed, stamped and registered and put into a post office box in Australia.

(c)	A notice given by a company may be sealed by the company or signed on its behalf by the manager, the company secretary, other authorised officer of the company or its solicitors.

17.4	“For Sale” and “To Let” notices

(a)	The Tenant must:

(i)	throughout the Term at all reasonable times and on 24 hours notice, allow the Landlord to show the Premises to prospective purchasers and to fix and display on any reasonable part of the Premises the usual “For Sale” notice; and

(ii)	during the 1 month immediately preceding the Termination Date, unless the Tenant has exercised its right (if any) to a further term allow the Landlord, to fix and display on any reasonable part of the Premises the usual “To Let” notice.

(b)	In exercising any right under clause 17.4, the Landlord must:

(i)	minimise as far as practicable any inconvenience or interruption to the business of the Tenant and not cause any undue inconvenience to the Tenant;

(ii)	first give reasonable notice to the Tenant of its intention to enter; and

(iii)	be accompanied by a representative of the Tenant (so long as a representative is made available by the Tenant for this purpose).

17.5	Non merger

None of the terms or conditions of this lease nor any thing done under or in connection with this lease or any other agreement between the parties will operate as a merger of any of the rights and remedies of the parties under this lease or under that other agreement, all of which will continue in full force and effect.

17.6	Relationship of parties

Nothing expressed or implied in this lease may be deemed or treated by the parties or by any third party as creating the relationship of partnership, principal and agent, or joint venture between the parties. The parties understand and agree that neither the method of computation of Rent nor any other provision in this lease, nor any acts of the parties, will be deemed to create any relationship between the parties other than that of Landlord and Tenant on the terms and conditions in this lease.

17.7	Holding over

If the Tenant continues to occupy the Premises with the Landlord’s consent after the expiry or earlier termination of the Term or the period of any validly exercised option, the Tenant will become a monthly tenant only at a monthly rental equal to a monthly proportion of the total annual Rent payable by the Tenant under this lease at that time and otherwise on the same terms and conditions as those contained in this lease so far as applicable.

17.8	Severance

If any part of this lease is or becomes void or unenforceable, that part is or will be severed from this lease to the intent that all parts that are not or do not become void or unenforceable remain in full force and effect and are unaffected by that severance.

17.9	Whole agreement

(a)	This lease and the Service Agreement embody the entire agreement between the parties with respect to the subject matter of this lease and supersede any prior negotiation, arrangement, understanding or agreement with respect to the subject matter or any term of this lease.

(b)	Any statement, representation, term, warranty, condition, promise or undertaking made, given or agreed to in any prior negotiation, arrangement, understanding or agreement, has no effect except to the extent expressly set out or incorporated by reference in this lease.

18.	Option of renewal

18.1	Option

If:

(a)	the Tenant wishes to take a renewed lease of the Premises for the Option Term specified in Item 11A of the Schedule from the expiry of this lease, the Tenant must give the Landlord written notice that it wishes to do so within the period specified in Item 11B of the Schedule; or

(b)	the Tenant has validly extended the term of the Service Agreement for a corresponding term to the Option Term specified in Item 11A of the Schedule; and

(c)	the Tenant has remedied any default under this lease of which the Landlord has given the Tenant notice or the Landlord has waived such default,

the Landlord must grant to the Tenant a renewal of this lease for that Option Term.

18.2	Terms of renewed lease

The renewed lease will be subject to the same provisions as are contained in this lease except that:

(a)	if the number of unexercised Option Terms is more than 1, the number of option terms specified in Item 12 of the Schedule will be reduced by 1;

(b)	if the number of unexercised Option Terms is 1:

(i)	this clause 18 must be deleted; and

(ii)	Items 11 and 12 of the Schedule must be deleted; and

(c)	if the commencement date of the Option Term is a date specified in Items 10A or 10B of the Schedule, the Rent must be determined in accordance with clause 4.

19.	Goods and Services Tax (GST)

When determining the amount payable for any goods, services or any other thing under this lease (Consideration), the following principles apply:

(a)	if the recipient of Consideration is liable to GST in relation to the supply of goods, services or any other thing under this lease, the Consideration must be increased by the amount of GST;

(b)	if the Consideration is calculated by reference to any cost, expense or liability however described (Cost) incurred by a party, the reference to Cost means the actual amount incurred by the party less the amount of GST input tax credit the party is entitled to claim in respect of that Cost;

(c)	the Landlord will do all that is required, including providing tax invoices, to enable or assist the Tenant in claiming any GST input tax credit; and

(d)	if the price for a supply of anything provided under this lease is to be increased by reference to movements in any index, such as the Consumer Price Index, any increase in the index attributable to the introduction of, or change in the rate of, GST is to be excluded from the index in calculating the increased price.

20.	Exclusivity

The Landlord must not during the term of this lease or any extension, renewal or overholding of this lease:

(a)	carry on or be concerned, engaged, interested or employed directly or indirectly in a trade, business or calling similar to that conducted by the Tenant in the Premises;

(b)	grant a lease, licence or any right to occupy any part of the Building to any person other than the Tenant for any trade business or calling similar to the use to which the Premises are put by the Tenant or such other trade business or calling conducted by the Tenant in the Premises.

PROVIDED THAT this undertaking by the Landlord will immediately cease in the event that the Tenant consistently fails to remedy a material breach of the Service Agreement within 1 month (or such longer time as is reasonable in the circumstances) of the Landlord giving written notice to the Tenant of such breach.

21.	Lease conditional

(a)	This Lease is conditional upon:

(i)	the Tenant being an approved pathology authority under the Health Insurance Act 1973:

(ii)	the Premises being approved as a licensed pathology collection centre under the Health Insurance Act 1973;

(iii)	the Tenant’s annual allocation of licences under the Health Insurance Act 1973 not being reduced; and

(iv)	the Tenant and the Premises holding all approvals under any other relevant legislation in order for the Tenant to conduct a pathology service at the Premises.

(b)	The Tenant must do all things necessary to maintain all approvals and licences to allow it to conduct a pathology service at the Premises.

(c)	If any of the approvals or licences referred to in clause 21(b) are withdrawn, suspended or otherwise removed in any manner by the actions of a Commonwealth or State government body responsible for regulating the affairs of pathology services, and if the Tenant’s approval licence is not fully reinstated within one month from the date on which it was so removed, then the Tenant may, 7 days after service of a written notice on the Landlord, bring this lease to an end.

(d)	If the Tenant brings this lease to an end under clause 21(c), then the Tenant must pay to the Landlord liquidated damages being an amount equivalent to 2 months rent under this lease.

[Note: clauses 21(a)(ii) and (iii) will not apply to those sites that are collection centres and the entire clause 21 will not apply to diagnostic imaging sites]

Schedule - Items

1A.	Landlord

1B	Tenant

2.	Land	The whole/part of Lot on Plan

3.	Premises	The Land and Building known as #

4.	Term	[to be inserted]Years

5.	Commencement Date	200#

6.	Rent Commencement Date	200#

7.	Termination Date	200#

8.	Permitted Use	[Pathology Services/Diagnostic Imaging Services] and associated administration and storage

9.	Rent	$ per annum payable monthly in advance on the first day of each month commencing on the Rent Commencement Date and pro rata for part of a month.

10A	Review Dates	Each anniversary of the Commencement Date (excluding any Market Review Dates)

10B	Market Review Dates	The Commencement Date of any Option term

11A	Option Term	[to be inserted] Years

11B	Period for Exercising Option for Renewal	No earlier than 6 months before nor later than 3 months before the Termination Date

12.	Number of Option Terms	3

13.	Number of beds licensed to the Hospital Business	[Insert number of beds licensed to the Hospital Business]

Executed as a deed.

The Common Seal of was affixed in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

The Common Seal of was affixed in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Annexure “A” to Lease dated / /200			1

Annexure “B” to Lease dated / /200			2

1.	Definitions and interpretation		2

	1.1	Definitions	2
	1.2	Interpretation	4
	1.3	Headings	4
	1.4	Saturdays, Sundays and public holidays	4

2.	Exclusion of implied covenants		5

3.	Rent		5

4.	Review of Rent		5

	4.1	Dates of review	5
	4.2	CPI Adjustment	5
	4.3	Market Review	5
	4.4	Determination by valuer	6
	4.5	Adjustment payment	6

5.	Gross Rent		7

6.	Adjustment of Rent		7

	6.1	Adjustment	7
	6.2	Failure to agree	7

7.	Use of Premises and assignment		7

	7.1	Permitted use	7
	7.2	Tenant’s business	7
	7.3	No noxious use	8
	7.4	Hazardous Substances	8
	7.5	Restrictions on assignment and other dealings	8
	7.6	Licence to Use Common Areas	9
	7.7	Car Parking and Delivery Areas	9
	7.8	IT and Telecommunications	9
	7.9	Rules	9

8.	Maintenance, repair and alterations		9

	8.1	To keep in repair	9
	8.2	Waste storage and cleaning	10
	8.3	Breakages	10
	8.4	Broken Glass	10
	8.5	Air Conditioning maintenance and repair	10
	8.6	Landlord to carry out repairs	10
	8.7	Landlord entry rights to carry out repairs	11
	8.8	Tenant may repair	11
	8.9	Structural alterations	11

9.	General Tenant’s obligations		11

	9.1	Services	11
	9.2	Electricity	12
	9.3	Floor overloading	12
	9.4	Provision of electricity	12
	9.5	Use of facilities	13
	9.6	Heating	13

10.	Relocation		13

	10.1	Relocation Notice	13
	10.2	Tenant’s Notice	13
	10.3	Landlord’s Offer	13
	10.4	Tenant’s Acceptance	13

11.	Termination		14

12.	Insurance and destruction		14

	12.1	Public risk insurance	14
	12.2	Building insurance	14
	12.3	Insurance not to be voided	14
	12.4	Insurance of Tenant’s Fixtures on Assignment	15
	12.5	Total Destruction	15
	12.6	Partial destruction	15
	12.7	Dispute	15
	12.8	Abatement on damage	16

13.	Indemnities and release		16

	13.1	Release	16
	13.2	General indemnity	16

14.	Landlord’s obligations		17

	14.1	Quiet enjoyment	17
	14.2	Services	17
	14.3	Landlord to pay rates and comply with orders	17
	14.4	Mortgagee and charges	17
	14.5	Common Areas	17
	14.6	Requirements of public authorities	17
	14.7	Acknowledgment as to ownership of fixtures and fittings	18

15.	Default and termination		18

	15.1	Re-entry or surrender on default	18
	15.2	Landlord may remedy Tenant’s default	18
	15.3	Interest on moneys overdue	18
	15.4	Damages for breach of essential terms	18
	15.5	Opportunity to rectify default	19
	15.6	Landlord to Mitigate Loss	19
	15.7	Tenant’s right to terminate	19
	15.8	Yielding up	19
	15.9	Removal of Tenant’s Fixtures	19

16.	Signage		20

17.	General		20

	17.1	Waiver	20
	17.2	Costs of lease and registration	20
	17.3	Notices	20
	17.4	“For Sale” and “To Let” notices	21
	17.5	Non merger	21
	17.6	Relationship of parties	21
	17.7	Holding over	22
	17.8	Severance	22
	17.9	Whole agreement	22

18.	Option of renewal		22

	18.1	Option	22
	18.2	Terms of renewed lease	22

19.	Goods and Services Tax (GST)		23

20.	Exclusivity		23

21.	Lease conditional		23

Schedule - Items			25

Annexure A

Part C

Right of First and Last Refusal Deed

CLAYTON UTZ

[Insert name of Mayne Hospital Operator]

Hospital Operator

[Insert name of Mayne Diagnostic Imaging/Pathology Provider]

Service Provider

Right of First and Last Refusal Deed

If you have any questions about the details of this document please contact Kate Jordan on + 61 2 9353 4000

Clayton Utz Lawyers

Levels 22-35 No. 1 O’Connell Street Sydney NSW 2000 Australia

PO Box H3 Australia Square Sydney NSW 1215

T + 61 2 9353 4000 F + 61 2 8220 6700

www.claytonutz.com

Our reference 721/Kate Jordan/21724491

Liability limited by the Solicitors Scheme, approved under the Professional Standards Act 1994 (NSW)

1.	Definitions and interpretation		1

	1.1	Definitions	1
	1.2	Interpretation	1

2.	Right of First and Last Refusal		2

3.	General		3

	3.1	Notices	3
	3.2	Governing law	4
	3.3	Jurisdiction	4
	3.4	Amendments	4
	3.5	Waiver	4
	3.6	Further acts and documents	4
	3.7	Consents	4
	3.8	Assignment	5
	3.9	Counterparts	5
	3.10	No representation or reliance	5
	3.11	Expenses	5
	3.12	Stamp duties	5
	3.13	Entire agreement	5
	3.14	Indemnities	5
	3.15	GST	6

SCHEDULE 1			8

Deed made at              on

Parties	[Insert name of Mayne Hospital Operator] [ ] of [ ] (“Hospital Operator”)

[Insert name of Mayne Diagnostic Imaging/Pathology Provider] [ ] of [ ] (“Service Provider”)

Recitals

A.	The Hospital Operator operates the Hospital

B.	The Hospital Operator grants to the Service Provider rights of first and last refusal to provide the Services to the Hospital on the terms and conditions of this Deed.

This deed provides

1.	Definitions and interpretation

1.1	Definitions

In this deed:

“Existing Services” means the existing services set out in Part 1 of Schedule 1.

“Hospital” means the hospital set out in Part 2 of Schedule 1.

“Services” means the services set out in Part 3 of Schedule 1 to be provided at the Premises.

“State” means the State set out in Part 4 of Schedule 1.

“Third Party” means any person other than the Service Provider and the Hospital Operator.

1.2	Interpretation

In this deed:

(a)	headings are for convenience only and do not affect interpretation;

(b)	an obligation or a liability assumed by, or a right conferred on, 2 or more persons binds or benefits them jointly and severally;

(c)	“person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)	a reference to a party includes that party’s executors, administrators, successors and permitted assigns, including persons taking by way of novation and, in the case of a trustee, includes a substituted or an additional trustee;

(e)	a reference to a document (including this deed) is to that document as varied, novated, ratified or replaced from time to time;

(f)	a reference to a statute or statutory provision includes a statutory modification or re-enactment of it or a statutory provision substituted for it, and each ordinance, by-law, regulation, rule and statutory instrument (however described) issued under it;

(g)	a word importing the singular includes the plural (and vice versa), and a word indicating a gender includes every other gender;

(h)	a reference to a party, clause, schedule, exhibit, attachment or annexure is a reference to a party, clause, schedule, exhibit, attachment or annexure to or of this deed, and a reference to this deed includes all schedules, exhibits, attachments and annexures to it;

(i)	if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(j)	“includes” in any form is not a word of limitation; and

(k)	a reference to “$” or “dollar” is to Australian currency.

2.	Right of First and Last Refusal

2.1	If, at any time, the existing arrangements for the provision of Existing Services at the Hospital are terminated or expire by effluxion of time, the Hospital Operator will give notice to the Service Provider, no less than 90 days prior to the expiration of the current arrangements where they expire by effluxion of time and as soon as the Hospital Operator becomes aware of the termination where the arrangements are terminated:

(a)	stating the date on which the existing arrangements will terminate or expire as the case may be;

(b)	inviting the Service Provider to put an offer to the Hospital Operator as to the terms on which the Service Provider would agree to provide the Services as the sole on site provider for an initial period of not less than 3 years and including details of that part of the Hospital designated by the Hospital Operator as being the part of the Hospital from the Services are to be provided (“Invitation”)

2.2	Within 21 days of receipt of the Invitation the Service Provider will either:

(a)	provide the Hospital Operator with an offer to provide the Services (“First Offer”), which offer will comprise a service agreement and lease, of that part of the Hospital designated by the Hospital Operator as being the part from which the Services are to be provided, executed by the Service Provider; or

(b)	advise the Hospital Operator that it does not propose to take up the Invitation.

2.3	The Hospital Operator will, within 14 days of receipt of the First Offer, provide notice to the Service Provider as to whether it accepts or rejects the First Offer.

2.4	If the Hospital Operator accepts the First Offer, then the First Offer will, immediately upon such acceptance, be a binding agreement between the Hospital Operator and the Service Provider.

2.5	If the Hospital Operator either rejects the First Offer or the Service Provider advises that it does not intend to accept the Invitation, the provisions of clauses 2.6 - 2.9 will apply and the Hospital Operator must not grant any rights to a Third Party to provide Existing Services at the Hospital unless it complies with clauses 2.6 - 2.9, and agrees that any rights to provide the Services will be for an initial term of not less than 3 years.

2.6	No less than 30 days prior to the grant of any rights to a Third Party to provide Existing Services at the Hospital, the Hospital Operator will give notice (“Third Party Notice”) to the Service Provider of the terms and conditions on which it intends to enter into an arrangement with a Third Party for the provision of Existing Services.

2.7	Within 14 days of receipt of the Third Party Notice the Service Provider may offer to the Hospital Operator to provide the Services on terms and conditions no less favourable to the Hospital Operator than those contained in the Third Party Notice, which offer will comprise a service agreement and lease of that part of the Hospital designated by the Hospital Operator as being the part of the Hospital from which the Services are to be provided.

2.8	If the Service Provider makes an offer in accordance with clause 2.7, such offer is deemed to be accepted by the Hospital Operator 3 days after receipt of the offer.

2.9	If the Service Provider does not make a written offer in accordance with clause 2.7, the Hospital Operator may enter into arrangements for the provision of the Services with a Third Party on terms no less favourable to the Hospital Operator, than those contained in the Third Party Notice.

3.	General

3.1	Notices

All communications (including notices, consents, approvals, requests and demands) under or in connection with this deed:

(a)	must be in writing;

(b)	must be addressed as follows (or as otherwise notified by that party to each other party from time to time):

Name:	[ ]
Address:	[ ]
Fax:	[ ]
For the attention of:	[ ]

Name:	[ ]
Address:	[ ]
Fax:	[ ]
For the attention of:	[ ];

(c)	must be signed by the party making the communication or (on its behalf) by the solicitor for, or any attorney, director, secretary or authorised agent of, that party;

(d)	must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 3.1(b); and

(e)	are taken to be received by the addressee:

(i)	(in the case of prepaid post) on the working day (which, in this clause 3.1(e), means a day, not being a Saturday, Sunday or public holiday, on which banks are generally open for business in the place of receipt of the communication) that is the third working day after the date of posting to an address within Australia, and on the fifth working day after the date of posting by airmail to an address outside Australia;

(ii)

(in the case of fax) at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is not on a working day, or is after 5.00 pm on a working day, when that communication is taken to be received at 9.00 am on the next working day; and

(iii)	(in the case of delivery by hand) on delivery at the address of the addressee as provided in clause 3.1(b), unless that delivery is made on a day that is not a working day, or after 5.00 pm on a working day, when that communication is taken to be received at 9.00 am on the next working day.

3.2	Governing law

This deed is governed by and must be construed according to the laws of the State.

3.3	Jurisdiction

Each party irrevocably:

(a)	submits to the non-exclusive jurisdiction of the courts of the State, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating to this deed; and

(b)	waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, if that venue falls within clause 3.3(a).

3.4	Amendments

This deed may only be varied by a deed signed by or on behalf of each party.

3.5	Waiver

(a)	Failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this deed by a party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this deed.

(b)	A waiver or consent given by a party under this deed is only effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver of a breach of a term of this deed operates as a waiver of another breach of that term or of a breach of any other term of this deed.

3.6	Further acts and documents

Each party must promptly do all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by another party to give effect to this deed.

3.7	Consents

A consent required under this deed from a party may not be unreasonably withheld, unless this deed expressly provides otherwise.

3.8	Assignment

A party cannot assign, novate or otherwise transfer any of its rights or obligations under this deed without the prior consent of each other party, except that the Service Provider may without the consent of the Hospital Operator assign or otherwise transfer any of its rights to a related body corporate (as that term is defined in the Corporations Act).

3.9	Counterparts

This deed may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes the deed of each party who has executed and delivered that counterpart.

3.10	No representation or reliance

(a)	Each party acknowledges that no party (nor any person acting on a party’s behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed.

(b)	Each party acknowledges and confirms that it does not enter into this deed in reliance on any representation or other inducement by or on behalf of any other party, except for representations or inducements expressly set out in this deed.

3.11	Expenses

Except as otherwise provided in this deed, each party must pay its own costs and expenses in connection with negotiating, preparing, executing and performing this deed.

3.12	Stamp duties

The Service Provider:

(a)	must pay all stamp duties and any related fines and penalties in respect of this deed, the performance of this deed and each transaction effected by or made under this deed;

(b)	indemnifies the Hospital Operator against any liability arising from failure to comply with clause 3.12(a); and

(c)	is authorised to apply for and retain the proceeds of any refund due in respect of stamp duty paid under this clause.

3.13	Entire agreement

To the extent permitted by law, in relation to its subject matter, this deed:

(a)	embodies the entire understanding of the parties, and constitutes the entire terms agreed by the parties; and

(b)	supersedes any prior written or other agreement of the parties.

3.14	Indemnities

(a)	Each indemnity in this deed is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this deed.

(b)	It is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this deed.

3.15	GST

Except where the context suggests otherwise, terms used in this clause have the meanings given to those terms by the A New Tax System (Goods and Services Tax) Act 1999 (as amended from time to time).

(a)	If GST is payable in relation to a supply made by or through a party (“Supplier”) under this Deed, then the party to whom that supply is made (“Recipient”) must pay an additional amount to the Supplier equal to the amount of that GST within 7 days of demand by the Supplier.

(b)	If for any reason the GST payable in relation to a supply made by or through the Supplier under this Deed varies from the additional amount paid by the Recipient under clause (b) in respect of that supply, then the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from the Recipient (as appropriate).

Executed as a deed.

Executed by [Insert name of Mayne Hospital Operator] by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Executed by [Insert name of Mayne Diagnostic Imaging/Pathology Provider] by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

SCHEDULE 1

Part 1:	Existing Services
[ ]

Part 2:	Hospital
[ ]

Part 3:	Services
[ ]

Part 4:	State
[ ]

Annexure A

Part D

Diagnostic Imaging Service Level Agreement

CLAYTON UTZ

Diagnostic Imaging Service Level Agreement

HCoA Hospital Holdings (Australia) Pty Ltd

ABN 84 079 097 528

ACN[            ]

Operator

Mayne Group Limited

ACN 004 073 410

Service Provider

Clayton Utz Lawyers

Levels 22-35 No 1 O’Connell Street Sydney NSW 2000 Australia

DX 370 Sydney NSW

T + 61 2 9353 4000 F + 61 3 8220 6700

www.claytonutz.com

Our reference 271/384/21724491

1.	Definitions and interpretation		1

	1.1	Definitions	1
	1.2	Interpretation	4
	1.3	Headings	4
	1.4	Saturdays, Sundays and public holidays	4
	1.5	Undertaking By Operator	4

2.	Engagement		5

	2.1	Patient Diagnostic Imaging Services	5
	2.2	Hospital Rights	5
	2.3	Hospital Diagnostic Imaging Services	6
	2.4	Review of Diagnostic Imaging Services	6
	2.5	Initial Term	6
	2.6	Extension of Term	6
	2.7	Nature of relationship	6
	2.8	Special Conditions	7

3.	Service Provider’s obligations		7

	3.1	Requirements	7
	3.2	Standards	8
	3.3	Further Duties	9

4.	Operator’s obligations		10

	4.1	Hospital Status	10

5.	Rates and Payment Terms		10

	5.1	Rates and billing procedures for Patient Diagnostic Imaging Services	10
	5.2	Rates for Hospital Diagnostic Imaging Services	11
	5.3	Payment Terms	11

6.	Force majeure		11

	6.1	Notice	11
	6.2	Suspension	11
	6.3	Affected party’s obligations	11
	6.4	Step In Rights upon Force Majeure Event	11

7.	Warranties		12

	7.1	Service Providers’ warranties	12
	7.2	Operator’s warranties	12
	7.3	Survival of warranties	12
	7.4	Reliance on representations	12

8.	Indemnities		13

	8.1	Service Provider’s indemnity	13
	8.2	Operator’s indemnity	13
	8.3	Limitation on liability	13
	8.4	Survival of obligations	13

9.	Insurance		13

10.	Confidentiality		14

	10.1	Confidentiality	14
	10.2	Permitted disclosure	14

i

	10.3	Return of Confidential Information	14
	10.4	Privacy Legislation	15
	10.5	Survival of obligations	15

11.	Termination		15

	11.1	Termination by Operator	15
	11.2	Termination by Service Provider	15
	11.3	Termination by Service Provider for change in nature of business at Hospital	16
	11.4	Termination of Lease	17
	11.5	Termination for Force Majeure Event	17
	11.6	Consequences of termination	17

12.	Step In Rights		17

	12.1	Operator’s step-in rights	17
	12.2	Operator’s rights on termination or during a Step In Period	18
	12.3	Indemnity in respect of Step In Rights	18

13.	GST		19

	13.1	Addition of GST	19
	13.2	Tax Invoice	19
	13.3	Adjustment	19
	13.4	Payments Calculated by Reference to Costs, Expenses or Other Amounts	19
	13.5	Interpretation	19

14.	Disputes		20

	14.1	Notice	20
	14.2	Meeting of chief executive officers	20
	14.3	Mediation	20
	14.4	Continuing obligations	20

15.	Assignment and subcontracting		21

	15.1	Assignment or subcontracting by Service Provider	21
	15.2	Assignment by Operator	21

16.	Restraint on employment of the other party’s employees		21

	16.1	Definitions in this clause	21
	16.2	Undertaking	22
	16.3	Restraints cumulative	22
	16.4	Restraints reasonable	22

17.	Formalising Schedules		22

18.	General		23

	18.1	Further acts	23
	18.2	Notices	23
	18.3	Expenses	23
	18.4	Jurisdiction	24
	18.5	Amendments	24
	18.6	Waiver	24
	18.7	Non merger	24
	18.8	Counterparts	24
	18.9	Indemnities	24
	18.10	Severability	25
	18.11	Entire agreement	25

ii

iii

Agreement dated

Between	HCoA Hospital Holdings (Australia) Pty Ltd ABN 84 079 097 528 of Level 21, 390 St Kilda Road, Melbourne, Victoria, 3004 (“Operator”)

and	Mayne Group Limited ACN 004 073 410 of Level 21, 390 St Kilda Road, Melbourne, Victoria, 3004 (“Service Provider”)

Recitals

C.	The Operator operates the Hospital.

D.	The Operator wishes to engage the Service Provider and the Service Provider has agreed to provide the Diagnostic Imaging Services to the Operator at the Hospital on the terms contained in this Agreement

This Agreement provides

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

“ACHS” means Australian Council of Health Care Standards.

“ANZAPNM” means the Australian and New Zealand Physicians in Nuclear Medicine.

“Authorisations” means:

(a)	any consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Governmental Agency; or

(b)	any consent or authorisation regarded as given by a Governmental Agency due to the expiration of the period specified by a statute within which the Governmental Agency should have acted if it wished to proscribe or limit anything already lodged, registered or notified under that statute.

“Business Day” means a day which is not a Saturday, Sunday or public holiday in the Relevant State.

“Commencement Date” means the date specified in Item 0 of Schedule 1.

“Confidential Information” means, in respect of a party, information which:

(a)	is by its nature confidential;

(b)	is designated by the disclosing party as confidential; or

(c)	the other party knows or ought to know is confidential,

and without limitation includes information about the identity of any patient or the medical condition of or the treatment received by any patient at the Hospital.

“Control” means the power whether held directly or indirectly and by whatever means (and whether or not enforceable at law or in equity) to:

(a)	exercise or control the right to vote attached to 50% or more of the issued shares in a body corporate;

(b)	dispose of or exercise a right of disposal in respect of 50% or more of the issue voting shares in a body corporate; or

(c)	appoint one half or more of the number of directors to the board or other governing body of a body corporate.

“Current Lease” means the lease (if any) referred to in Item 2A of Schedule 1.

“Current Premises” means the premises situated at the address specified in Item 0 of Schedule 1.

“Diagnostic Imaging Services” means the Patient Diagnostic Imaging Services and Hospital Diagnostic Imaging Services (as applicable). These services may include (without limitation) general radiology including mobile x-ray and image intensifier services, ultrasound (with Doppler facility), CT, OPG. MRI, DSA and interventional radiology, mammography, screening and Nuclear Medicine facilities.

“Dispute” means a dispute under or in respect of this Agreement.

“Dispute Notice” means a notice referred to in clause 14.1.

“Emergency” means a situation which, as determined by Hospitals acting reasonably:

(a)	if left unattended, would reasonably be, or is reasonably likely to be, dangerous to life or health; or

(b)	is reasonably apprehended to be likely to become worse or decline in a way which is serious or dangerous to life or health (or both).

“Expiry Date” means the date specified in Item 0 of Schedule 1.

“Force Majeure Event” means:

(a)	any event or circumstance or combination of events and circumstances which is beyond the control of a party and which causes or results in default or delay in the performance by the relevant party of any of its obligations under this Agreement (other than an obligation to pay moneys), where the event or circumstance or combination of events and circumstances could not have been prevented, overcome or remedied by the exercise by the relevant party of a standard of care and diligence consistent with that of a prudent and competent person in the position of the relevant party;

(b)	fire, lightning, explosion, flood, earthquake, storm, hurricane, action of the elements, riots, civil commotion, malicious damage, natural disaster, sabotage, act of a public enemy, act of God, war (declared or undeclared), blockade, revolution, radioactive contamination, toxic or dangerous chemical contamination, or force of nature;

(c)	strikes, lockouts, industrial disputes, industrial difficulties, labour difficulties, work bans, blockades or picketing;

(d)	proceedings taken by or genuine disputes with any person claiming damage of the nature or nuisance, or proceedings taken by any Governmental Agency, which result in a decree for an injunction or other award of a court of competent jurisdiction preventing the provision by a party or of the services under this Agreement, but only where these proceedings or disputes are material;

(e)	the delay, refusal or deemed refusal of any Governmental Agency in giving any necessary Authorisation, provided that:

(i)	the provision by a party of the services under this Agreement cannot occur without such Authorisation; and

(ii)	the relevant party has taken all practicable and reasonable steps to obtain such Authorisation; or

(f)	any prohibition or embargo imposed by statute preventing the provision by a party of the services under this Agreement.

“Governmental Agency” means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

“Hospital” means the Hospital specified in Item 0 of Schedule I.

“Hospital Assets” means any asset or assets which are necessary for the proper conduct of the hospitals described in Schedule 7.

“Hospital Assets Entity” means a Related Body Corporate of the Operator which owns any Hospital Assets.

“Hospital Diagnostic Imaging Services” means the services by the Service Provider to the Operator which contemplated under this Agreement (other than Patient Diagnostic Imaging Services).

“Initial Term” means the term specified in clause 2.5.

“Imaging Specialist” means a Radiologist, Nuclear Medicine Physician, Radiation Oncologist or an Obstetrician (as appropriate).

“Lease” means the Current Lease or, where a New Lease is entered into, the New Lease.

“New Lease” means any new lease entered into between the Operator as lessor and the Service Provider as lessee in accordance with clause 10.4 of the Current Lease, and any renewal or holding over of that lease in accordance with its terms.

“New Premises” means any new premises to which both the Operator and Service Provider relocate in accordance with clause 10 of the Lease.

“On Call Hours” means all hours outside the Working Hours.

“Option Term” means the additional term specified in Item 0 of Schedule 1.

“Patient Diagnostic Imaging Services” means the services specified in Schedule 2,

“Performance Criteria” means the criteria and standards specified in Schedule 3.

“Practitioner” means a suitably qualified medical practitioner with authority to refer a patient for diagnostic imaging treatment.

“Premises” means the Current Premises or, where a New Lease is entered into, the New Premises.

“RANZCR” means the Royal Australian and New Zealand College of Radiologists.

“Related Body Corporate” has the same meaning as in the Corporations Act 2001 (Cth).

“Relevant State” means the State or Territory in which the Premises are located.

“Step In End Date” has the meaning given to that term in clause 12.1(f).

“Step In Period” means the period of time during which the Operator exercises its rights to take control of the Diagnostic Imaging Services in accordance with clause 12.1 of this Agreement.

“Step In Rights” means the rights exercisable by the Operator pursuant to clause 12.

“Term” means the Initial Term plus any Option Term.

“Working Hours” has the meaning given to that term in Item 8 of Schedule 1.

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	words importing the singular include the plural and vice versa, words of one gender include any gender, and words importing persons include corporations and any other entity recognised by law;

(b)	a reference to this Agreement includes the Schedule and any annexures to this Agreement;

(c)	a reference to a clause, part, schedule or annexure is a reference to a clause in or a part, Schedule or annexure to this Agreement;

(d)	a covenant or agreement on the part of 2 or more persons binds them jointly and severally; and

(e)	a reference to a statute or ordinance includes all regulations by-laws, requisitions or orders under and amendments to that statute or ordinance, whether by subsequent statute or otherwise, and a statute or ordinance passed in substitution for the statute or ordinance referred to or incorporating any of its provisions.

1.3	Headings

Headings have been inserted for guidance only and do not affect the interpretation of this Agreement.

1.4	Saturdays, Sundays and public holidays

Where under this Agreement the day on or by which any thing is to be done is not a Business Day in the Relevant State, that thing may be done on the next Business Day in that Relevant State.

1.5	Undertaking By Operator

(a)	The Operator holds its rights, and undertakes its obligations under this Agreement for itself to the extent that it owns Hospital Assets and for and on behalf of, and as trustee for, the Hospital Assets Entities.

(b)	The parties agree that:

(i)	as trustee for Hospital Assets Entities, the Operator is entitled to enforce this Agreement against the Service Provider as though it were a Hospital Assets Entity; and

(ii)	the Service Provider is entitled to enforce this Agreement against Hospitals, as trustee for Hospital Assets Entities, as though the Operator were any one of the Hospital Assets Entities.

(c)	After the Effective Date, the Operator shall procure that each of the Hospital Assets Entities also enters into a separate agreement with the Service Provider on the same terms and conditions as this Agreement (other than the terms of this clause 1.5 and without the need to include any definitions which have been included in this Agreement as a consequence of this clause 1.5).

(d)	The trust relationship referred to in clauses 1.5(a) and 1.5(b) shall terminate on the earlier to occur of:

(i)	the termination or expiration of this Agreement; and

(ii)	the date being 80 years from the Effective Date.

2.	Engagement

2.1	Patient Diagnostic Imaging Services

(a)	Subject to clause 2.1(c), the Operator engages the Service Provider to provide the Patient Diagnostic Imaging Services to patients at the Hospital during the Term if and when requested by the relevant patient’s Practitioner.

(b)	The Service Provider accepts the engagement and agrees to provide the Patient Diagnostic Imaging Services to the patients at the Hospital in accordance with this Agreement.

(c)	The Service Provider acknowledges that the Practitioners have the right to acquire diagnostic imaging services from a provider of their choice.

(d)	The Service Provider must ensure that an Imaging Specialist is available in accordance with the terms of Schedules 2 and 3.

2.2	Hospital Rights

In the event that the Operator enters into any third party arrangement in connection with:

(a)	the provision by that third party of any diagnostic imaging services at or in connection with the Hospital including, without limitation, nuclear medicine services; or

(b)	the promotion or marketing of any diagnostic imaging services at or in connection with the Hospital including, without limitation, nuclear medicine services provided by that third party,

the Operator must ensure that the rights granted to that third party are no more favourable than the rights granted to the Service Provider under this Agreement.

2.3	Hospital Diagnostic Imaging Services

(a)	The Operator engages the Service Provider to provide the Hospital Diagnostic Imaging Services to the Operator at the Hospital during the Term.

(b)	The Service Provider accepts the engagement and agrees to provide the Hospital Diagnostic Imaging Services to the Operator at the Hospital in accordance with this Agreement.

2.4	Review of Diagnostic Imaging Services

The matters or practices included within the Diagnostic Imaging Services will be reviewed by the parties on a 6 monthly basis to ensure the reasonable demands and requirements of referring Practitioners are met taking into account the complexity and specialist mix of the Hospital and the Diagnostic Imaging Services may be scheduled to cover specific referrals (e.g. Orthopaedic x-ray referrals on specific consultation session days).

2.5	Initial Term

The Initial Term of this Agreement will commence on the Commencement Date and terminate on the Expiry Date unless earlier terminated in accordance with the terms of this Agreement.

2.6	Extension of Term

If the Operator provides the Service Provider with notice of the Operator’s intention to extend the term of this Agreement not later than the date which is 90 days prior to the Expiry Date, then provided the Operator is not in material breach of any of the terms of this Agreement, this Agreement (except for this clause) will remain in full force and effect for the Option Term, unless earlier terminated in accordance with its terms.

2.7	Nature of relationship

(a)	Each party acknowledges that:

(i)	the relationship between the Operator and the Service Provider is that of a principal and independent contractor;

(ii)	each of the Service Provider and the Operator retains full responsibility for its acts and omissions under this Agreement;

(iii)	nothing in this Agreement renders or deems either party to be a partner, joint venturer or agent of the other party;

(iv)	except as expressly provided in this Agreement, nothing in this Agreement constitutes either party the agent or legal representative of the other party or creates any fiduciary relationship between the parties; and

(v)	the Operator does not guarantee in anyway the volume of Diagnostic Imaging Services, nor does the Operator make any representations on behalf of the parties that do so.

(b)	The Service Provider:

(i)	is not authorised; and

(ii)	must not hold itself out as being authorised, to exercise any responsibilities for or on behalf of the Operator other than as provided by this Agreement.

2.8	Special Conditions

Each party agrees to perform any terms and conditions set out in Schedule 5.

3.	Service Provider’s obligations

3.1	Requirements

The Service Provider must:

(a)	(timing): provide the Diagnostic Imaging Services promptly and efficiently according to clinical needs in accordance with the turnaround times specified in the Performance Criteria;

(b)	(results): provide accurate results within the shortest reasonable period from the time the Diagnostic Imaging Services are requested as set out in the Performance Criteria taking into account the clinical indication for the relevant test;

(c)	(resources): supply, at its own cost, all equipment (other than that equipment owned by the Operator), staff, supplies and materials necessary for the provision of the Diagnostic Imaging Services within the Premises the subject of the Lease (except where any such equipment is designed to be mobile in which case the Service Provider will supply such equipment for use in other areas of the Hospital premises, as appropriate);

(d)	(Imaging Specialist) ensure that the Diagnostic Imaging Services are provided by Imaging Specialist or under the supervision of Imaging Specialist;

(e)	(staff) ensure that:

(i)	the dress and personal behaviour of any staff assisting in the provision of the Diagnostic Imaging Services are consistent with reasonable standards generally applicable to other hospitals of a kind and size substantially similar to the Hospital (having regard, amongst other things, to the number of beds available to patients and number of Practitioners accredited to the comparable hospitals); and

(ii)	all staff engaged by the Service Provider are appropriately identifiable as the Service Provider’s staff;

(f)	(technologies) use its best endeavours (where reasonably financially viable for the Service Provider to do so) to apply new technologies appropriate to meet and service the clinical acuity of the inpatients of the Hospital, where the appropriateness of such technologies in respect of the Hospital shall be determined on the basis of the technologies being widely used in other hospitals of a kind and size substantially similar to the Hospital (having regard, amongst other things, to the number of beds available to patients and number of Practitioners accredited to the comparable hospitals);

(g)	(consultation) provide clinical consultations for the medical staff of the Hospital;

(h)	(authorisations) acquire and maintain all Authorisations necessary for the provision of the Diagnostic Imaging Services;

(i)	(programmes) assist when agreed with the Service Provider and participate in teaching and research programmes sponsored by the Hospital;

(j)	(working relationship) maintain a close professional working relationship with other members of the Hospital health care team;

(k)	(links) foster links with other service providers at the Hospital to create personalised and co-ordinated Diagnostic Imaging Services at the Hospital;

(1)	(accreditation) maintain accreditation standards developed by the ACHS, ANZAPNM and RANZCR and which are generally accepted by ACHS, professional bodies and the learned colleges as applicable only to the delivery of Diagnostic Imaging Services;

(m)	(Participation in Hospital activities):

(i)	participate in and support the Operator in its accreditation process with the ACHS in relation to the Diagnostic Imaging Services;

(ii)	initiate and co-operate with the Operator in quality assurance programs for the Hospital’s Medical Imaging Department; and

(iii)	participate in other activities of the Hospital agreed between the parties from time to time;

(n)	(laws) ensure that all Diagnostic Imaging Services:

(i)	comply with all relevant codes or practices; and

(ii)	comply with all statutory, regulatory or professional requirements or practices for such Diagnostic Imaging Services; and

(o)	(disturbance) in providing the Diagnostic Imaging Services, use its best endeavours to cause as little disturbance as reasonably possible to the operation of the Hospital; and

(p)	(maintain equipment): in respect of the Service Provider’s equipment which is used in providing the Diagnostic Imaging Services:

(i)	ensure that the equipment is maintained in a safe, serviceable and clean condition;

(ii)	maintain complete and accurate records of equipment maintenance schedules, breakdowns and repairs; and

(iii)	ensure that all of the equipment and the materials provided or used in connection with the Diagnostic Imaging Services conform to the current relevant Australian Standard (where such exists), including Environmental Protection Authority and the Radiation Authority standards or codes, and where an Australian Standard does not exist, to generally accepted industry standards.

3.2	Standards

The Service Provider must ensure that the Diagnostic Imaging Services;

(a)	(quality) are of high quality being of a standard at least equal to the Performance Criteria;

(b)	(ACHS standards) comply with the ACHS standards issued from time to time to the extent such standards may relate to the Service Provider’s operations within the Hospital;

(c)	(clinical practices) comply with good clinical practices of diagnostic imaging;

(d)	(codes) are provided in compliance with any relevant codes of practice for Diagnostic Imaging Services introduced from time to time;

(e)	(RANZCR Standards) comply with all relevant RANZCR guidelines and requirements as amended from time to time, including the Accreditation Standards for Diagnostic and Interventional Radiology (Version 5.1, issued in 2001, being the current version as at the date of this Agreement); and

(f)	(ANZAPNM Standards) comply with all relevant ANZAPNM standards and requirements as amended from time to time, including the Standards for Accreditation of Nuclear Medical Practices (the version issued in November 2000 being the current version as at the date of this Agreement).

3.3	Further Duties

The Service Provider must:

(a)	(laws): comply with all laws, ordinances and regulations relating to the provision of the Diagnostic Imaging Services;

(b)	(liaison): liaise properly and appropriately as necessary with authorities administering the laws, ordinances and regulations referred to in clause 3.3 (a);

(c)	(reports) have the ability to make reports available to the Hospital by telephone, facsimile or e-mail with consent in accordance with current legislation and privacy laws permit;

(d)	(policies): comply strictly with all infection control policies and procedures at the Hospital;

(e)	(quality assurance): participate in and assists with the quality assurance and quality improvement programmes established at the Hospital;

(f)	(observe reasonable direction): observe all reasonable and applicable directions made by or on behalf of the director of the Hospital to allow proper operation of the Hospital;

(g)	(ACHS accreditation): provide:

(i)	all reasonable assistance to the Operator to ensure that the Hospital satisfies all ACHS accreditation standards relevant to Diagnostic Imaging Services; and

(ii)	representation on the Hospital’s accreditation committee, if requested by the Operator, and

(h)	(Hospital committees) ensure that Imaging Specialists and appropriately qualified scientific staff are available to participate, if requested by the Operator on reasonable notice, on Hospital inservice committees and meetings dealing with such issues as infection control and clinical services and any other issues within the expertise of an Imaging Specialist.

4.	Operator’s obligations

4.1	Hospital Status

The Operator will at all times during the Term ensure that:

(a)	(ACHS accreditation): the Hospital maintains ACHS accreditation (or any other recognised body of equivalent standing if ACHS ceases to exist); and

(b)	(provide access): notwithstanding the terms of the Lease, it provides the Service Provider with such access to the Premises as is reasonably necessary to allow the Service Provider to perform its obligations under the Agreement and inspect, maintain and repair its equipment;

(c)	(clinical escort): at the hospital’s cost, in-patients who require Diagnostic Imagining Services will be accompanied by orderlies, or by appropriate nursing staff where there is a clinical need for such accompaniment;

(d)	(emergency response) if the Diagnostic Imaging Services are being provided from Premises which are the subject of a Lease, it will respond and provide assistance in the event of an emergency notified to the Operator’s emergency response team;

(e)	(obtain Authorisations): acquire and maintain all Authorisations necessary for the operation of the Hospital;

(f)	(maintain accreditation): maintain all accreditations necessary for the operation of the Hospital;

(g)	(reports) subject to the Service Provider complying with clause 3.3(d), have the ability to receive reports by telephone, facsimile or e-mail;

(h)	(maintenance) maintain in good working order all imaging equipment owned and/or leased by the Operator (including, but not limited to, any mobile image intensifier) for use by the Service provider and be responsible for obtaining compliance certification as required by the Radiation Authorities;

(i)	(comply with laws): ensure that the operation of the Hospital complies with all applicable laws and regulations relating to the operation of the Hospital; and

(j)	(codes of practice): ensure that the operation of the Hospital complies with all applicable professional requirements and codes of practice relating to the operation of the Hospital.

5.	Rates and Payment Terms

5.1	Rates and billing procedures for Patient Diagnostic Imaging Services

Where an agreement with HCF exists in connection with the Hospital:

(a)	the Service Provider must charge for Patient Diagnostic Services at the rates specified in Item 1 of Schedule 4; and

(b)	the billing arrangements described in Item 2 of Schedule 4 will apply during the Term.

5.2	Rates for Hospital Diagnostic Imaging Services

Where an agreement with HCF exists in connection with the Hospital, the Service Provider must charge for Hospital Diagnostic Services at the rates specified in Item 3 of Schedule 4 (if any).

5.3	Payment Terms

(a)	Within 30 days of the end of each calendar month during the Term, the Service Provider shall submit to the Operator a valid tax invoice for all rates (if any) payable in respect of that calendar month in which the relevant Diagnostic Imaging Services were performed (“Invoice”).

(b)	Except where the Operator disputes any amount claimed by the Service Provider in the Invoice in accordance with clause 5.3(c), the Operator will pay the Service Provider the rates specified in the Invoice within 30 days of its receipt of the Invoice.

(c)	If any rates or any portion of rates is, on genuine and reasonable grounds, disputed by the Operator, the Operator shall not be obliged to pay that amount. However, if pursuant to the dispute resolution provisions of this Agreement or order of a competent a Court, it is determined that the monies were properly payable by the Operator, the Operator will pay to the Service Provider, in addition to the amount held to be so payable, interest on that amount from the date it was found to be payable at the rate of 6% per annum.

6.	Force majeure

6.1	Notice

If a parry is prevented from or impeded in performing any of its obligations under this Agreement due to a Force Majeure Event, it must promptly give notice to the other party stating the circumstances constituting the Force Majeure Event and the extent and likely duration of those circumstances,

6.2	Suspension

If a party gives a notice under clause 6.1, the relevant obligations of the relevant party under this Agreement will be suspended for as long as the Force Majeure Event may continue.

6.3	Affected party’s obligations

If there is a Force Majeure Event, the affected party must:

(a)	make every reasonable effort to minimise the effects of the Force Majeure Event; and

(b)	promptly resume performance of its obligations under this Agreement as soon as reasonably possible after removal of the Force Majeure Event.

6.4	Step In Rights upon Force Majeure Event

(a)	If, as a result of a Force Majeure Event, an Emergency occurs, the Operator shall be entitled to exercise and enforce its Step In Rights for as long as the Force Majeure Event may continue.

(b)	If, as a result of a Force Majeure Event (whether or not it gives rise to an Emergency), the Service Provider is unable for more than 2 calendar weeks to perform any of its obligations under this Agreement, the Operator shall be entitled to terminate this Agreement by written notice to the Service Provider.

7.	Warranties

7.1	Service Providers’ warranties

The Service Provider warrants to the Operator that:

(a)	(power): the Service Provider has full power and authority to enter into and give effect to this Agreement and to perform its obligations under this Agreement and all steps required to authorise the execution and performance of this Agreement by the Service Provider have been properly taken;

(b)	(binding obligations): this Agreement constitutes its legal, valid and binding obligations, and subject to any necessary stamping and registration, is enforceable in accordance with its terms; and

(c)	(Authorisations): on the Commencement Date, all Authorisations required in connection with the performance by it of this Agreement are in full force and effect, and there has been no material default by it in the performance of any of the terms and conditions of any of those Authorisations.

7.2	Operator’s warranties

The Operator warrants to the Service Provider that:

(a)	(power): the Operator has full power and authority to enter into and give effect to this Agreement and to perform its obligations under this Agreement and all steps required to authorise the execution and performance of this Agreement by the Operator have been properly taken;

(b)	(binding obligations): this Agreement constitutes its legal, valid and binding obligations, and subject to any necessary stamping and registration, is enforceable in accordance with its terms;

(c)	(Authorisations): on the Commencement Date, all Authorisations required in connection with the performance by it of this Agreement are in full force and effect, and there has been no material default by it in the performance of any of the terms and conditions of any of those Authorisations.

7.3	Survival of warranties

The representations and warranties given in clauses 7.1 and 7.2 survive the termination or expiry of this Agreement.

7.4	Reliance on representations

(a)	The Service Provider acknowledges that the Operator has entered into this Agreement in reliance on the representations and warranties given in clause 7.1.

(b)	The Operator acknowledges that the Service Provider has entered into this Agreement in reliance on the representations and warranties given in clause 7.2.

8.	Indemnities

8.1	Service Provider’s indemnity

The Service Provider is liable for and must indemnify and keep indemnified the Operator, its officers, servants, employees and agents against any liability, loss, claim or proceedings whatsoever arising under any statute or at common law in respect of:

(a)	any damage to property, real or personal, including any infringement of third party patents, copyright and registered designs, and

(b)	any injury to persons (including economic loss), including injury resulting in death,

arising out of or in the course of or in connection with a breach by the Service Provider of its obligations under this Agreement or any negligent act or omission of the Service Provider connected with the Diagnostic Imaging Services, except to the extent that such damage or injury is due or contributed by to any act or omission of the Operator or of any officer, servant, employee or agent of the Operator.

8.2	Operator’s indemnity

The Operator is liable for and must indemnify and keep indemnified the Service Provider, its officers, servants, employees and agents against any liability, loss, claim or proceedings whatsoever arising under any statute or at common law in respect of:

(a)	any damage to property, real or personal, including any infringement of third party patents, copyright and registered designs, and

(b)	any injury to persons (including economic loss), including injury resulting in death,

arising out of or in the course of this Agreement by the Operator of its obligations under this Agreement or any negligent act or omission of the Service Provider connected with this Agreement, except to the extent that such damage or injury is due or contributed by to any act or omission of the Service Provider or of any officer, servant, employee or agent of the Operator.

8.3	Limitation on liability

Neither party will be liable for any consequential, indirect or punitive loss, damage, cost or expense whatsoever (including, without limitation loss of profits).

8.4	Survival of obligations

The indemnities in clauses 8.1 and 8.2 and the limitation in clause 8.3 survive the termination or expiry of this Agreement.

9.	Insurance

(a)	The Service Provider must at its own expense obtain and maintain for the Term insurance in such types and amounts and covering such risks as are described in:

(i)	Item 1 of Schedule 6 where the parties have entered into a Lease; and

(ii)	Item 2 of Schedule 6 where the parties have not entered into a Lease.

(b)	The Operator must at its own expense obtain and maintain for the Term insurance in such types and amounts and covering such risks as are described in Item 3 of Schedule 6.

10.	Confidentiality

10.1	Confidentiality

Subject to clause 10.2, no party may:

(a)	disclose any Confidential Information;

(b)	use any Confidential Information in any manner which may cause or be calculated to cause loss to the other party; or

(c)	make any public announcement or issue any press release regarding this Agreement or the transactions contemplated by it,

and each party must use its best endeavours to ensure that none of its officers, servants, employees or agents:

(d)	disclose any Confidential Information;

(e)	use any Confidential Information in any manner which may cause or be calculated to cause loss to the other party; or

(f)	make any public announcement or issue any press release regarding this Agreement or the transaction contemplated by it.

10.2	Permitted disclosure

A party may disclose, and may permit its officers, servants, employees and agents to disclose, any Confidential Information:

(a)	with the prior written consent of the other party;

(b)	if it is required to do so by law or by any recognised stock exchange on which its shares or the shares of or any Related Body Corporate are listed;

(c)	if the Confidential Information has come within the public domain, other than by a breach of this clause 10 by a party, or has come within the possession of that party otherwise than in the course of dealing between the parties as contemplated by this Agreement;

(d)	to the party’s professional advisers; and

(e)	if it required to do so by a Governmental Agency.

10.3	Return of Confidential Information

(a)	Upon the termination of this Agreement, either party may demand the return to it of all material documents and other things comprising the Confidential Information that it has disclosed to the other party and any copies thereof.

(b)	A party must comply with a demand under paragraph (a) of this clause as soon as practicable after receipt of the demand.

10.4	Privacy Legislation

The Service Provider must ensure that its staff, agents and sub-Service Providers are made aware of the provisions of the Privacy Act 1998 (Cth) and any applicable State legislation which relates to the unlawful disclosure of patient information and that they comply with that section.

10.5	Survival of obligations

The parties’ obligations under this clause 10 survive termination or expiry of this Agreement.

11.	Termination

11.1	Termination by Operator

The Operator may terminate this Agreement immediately by notice to the Service Provider if:

(a)	the Service Provider materially breaches this Agreement in respect of a matter which does not, or will not, affect the quality of patient care at the Hospital and does not remedy the breach within 30 Business Days of receipt of written notice from the Operator specifying the breach and requiring its remedy;

(b)	the Service Provider materially breaches this Agreement in respect of a matter which affects, or will affect, the quality of patient care at the Hospital and does not remedy the breach within 7 calendar days of receipt of written notice from the Operator specifying the breach and requiring its remedy;

(c)	the Service Provider ceases providing the Diagnostic Imaging Services;

(d)	the Service Provider ceases carrying on the business of providing services similar to the Diagnostic Imaging Services;

(e)	the Service Provider becomes an externally administered body corporate (as that term is defined in the Corporations Act);

(f)	the Service Provider is or becomes unable to pay its debts when they are due or is deemed to be unable to pay its debts within the meaning of the Corporations Act;

(g)	an administrator is appointed or a resolution is passed or any steps are taken to appoint, or to pass a resolution to appoint, an administrator to the Service Provider; or

(h)	an application or order is made for the winding-up or dissolution of the Service Provider or a resolution is passed or any steps are taken to pass a resolution for the winding-up or dissolution of the Service Provider otherwise than for the purpose of an amalgamation or reconstruction which has the prior written consent of the Operator.

11.2	Termination by Service Provider

The Service Provider may terminate this Agreement immediately by notice to the Operator if:

(a)	the Operator breaches this Agreement and does not remedy the breach within 30 Business Days of receipt of written notice from the Service Provider specifying the breach and requiring its remedy;

(b)	the Operator ceases to operate the Hospital;

(c)	the Operator ceases carrying on the business of operating hospitals;

(d)	the Operator becomes an externally administered body corporate (as that term is defined in the Corporations Act);

(e)	the Operator is or becomes unable to pay its debts when they are due or is deemed to be unable to pay its debts within the meaning of the Corporations Act;

(f)	an administrator is appointed or a resolution is passed or any steps are taken to appoint, or to pass a resolution to appoint, an administrator to the Operator; or

(g)	an application or order is made for the winding-up or dissolution of the Operator or a resolution is passed or any steps are taken to pass a resolution for the winding-up or dissolution of the Operator otherwise than for the purpose of an amalgamation or reconstruction which has the prior written consent of the Service Provider.

11.3	Termination by Service Provider for change in nature of business at Hospital

(a)	The Service Provider may, by 30 days written notice to the Operator, terminate this Agreement if the areas of medical practice provided at the Hospital have substantially changed in nature from those areas of practice provided at the date of this Agreement, taking into account the number of beds available to patients, the numbers of Practitioners accredited to the Hospital and the areas of speciality in which those Practitioners accredited to the Hospital practice.

(b)	If the Operator receives notice from the Service Provider pursuant to clause 11.3(a) and, on reasonable grounds, disputes that there has been a substantial change in nature from the areas of practice provided at the Hospital between the date of this Agreement and the date of that notice, the Operator may refer the dispute to an expert appointed in accordance with clause 11.1(c) for determination.

(c)	The expert referred to in clause 11.1(b) (“Expert”) must be a partner from a law firm of at least 30 partners, agreed in writing by the parties or in the event that the parties are not able to agree upon such an expert within 5 Business Days of the Operator giving notice that it disputes the Service Provider’s notice of termination, the Expert will be appointed by the President for the time being of the Law Institute of Victoria or his or her nominee.

(d)	The parties are entitled to:

(i)	make a written submission to the Expert within 5 Business Days of the date of appointment of the Expert; or

(ii)	provide a response to the Expert in respect of the other’s submissions within 5 Business Days of receipt of their submission.

(e)	The Expert must:

(i)	act as an expert and not as an arbitrator and his or her written determination will be final and binding on the parties in the absence of manifest error; and

(ii)	determine whether or not there has been a substantial change in nature from the areas of practice provided at the Hospital between the date of this Agreement and the date of the Service Provider’s notice of termination, within 10 Business Days of the date of appointment of the Expert.

(f)	The costs of the Expert are to be borne in the manner determined by the Expert.

11.4	Termination of Lease

Either party may terminate this Agreement immediately by notice to the other party if the Lease is validly terminated (other than a surrender of the Current Lease upon the acceptance of a New Lease Offer under clause 10.4 of the Current Lease).

11.5	Termination for Force Majeure Event

Subject to clauses 6.4 and 12, either party may terminate this Agreement immediately by notice to the other party if a Force Majeure Event continues for at least 6 months.

11.6	Consequences of termination

If this Agreement is terminated under clause 11 or terminates by effluxion of time:

(a)	neither party is liable to the other under this Agreement except:

(i)	under clause 5, 7, and 8; and

(ii)	in respect of any breach of this Agreement occurring before termination; and

(b)	each party must:

(i)	promptly return to the other all Confidential Information of the other party in its possession, power and control; and

(ii)	not retain such Confidential Information or reproduce it after the termination of this Agreement except where that party is required by law to retain or reproduce any such Confidential Information.

12.	Step In Rights

12.1	Operator’s step-in rights

(a)	If an Emergency occurs, the Operator is entitled to step in and take control of the Diagnostic Imaging Services by giving a notice to the Service Provider in accordance with clause 12.1(b) and the Step in Period then commences.

(b)	The Operator may exercise any of its rights pursuant to clause 12.1(a) without notice, but must give the Service Provider notice as soon as possible after its has exercised its rights under clause 12.1(a).

(c)	Exercise of a right by the Operator under clause 12.l(a) does not terminate either this Agreement or the obligations of the Service Provider to perform this Agreement according to its terms.

(d)	During the Step In Period, the Service Provider must perform and observe its obligations under this Agreement subject to the absolute control of the Operator. That control extends both to the manner and method of performance. If requested by the Operator, the Service Provider will cease to provide the Diagnostic Imaging Services, or such of them as the Operator specifies. Directions given by the Operator must be consistent with accepted professional standards or standards recognised by the relevant learned college in Australia for radiologists.

(e)	The Operator is entitled to procure a third party to provide the Diagnostic Imaging Services or any part of them during the Step In Period.

(f)	The Step In Period concludes when the matter giving rise to the exercise of its rights has resolved (“Step In End Date”).

12.2	Operator’s rights on termination or during a Step In Period

(a)	If the Operator exercises its Step In Rights pursuant to clause 12.1, the Operator may do any or all of the following during the date of termination or date of exercise of Step In Rights and the Step In End Date:

(i)	take possession of the any equipment, consumables and supplies owned or supplied by Service Provider (if any), to the extent necessary to provide the Diagnostic Imaging Services;

(ii)	direct the actions of people who are engaged by the Service Provider to provide the Diagnostic Imaging Services as though the Operator were the employer of those people provided such directions are consistent with accepted professional standards or standards recognised by the relevant learned college in Australia for radiologists, and the Service Provider must ensure such directions are observed by those people who are engaged by the Service Provider to provide the Diagnostic Imaging Services;

(iii)	take over the operation of any contracts for the provision of the Diagnostic Imaging Services, or any part of the Diagnostic Imaging Services, between the Service Provider and any sub-Service Providers insofar as the contracts concern the Hospital, subject to the consent of the sub-Service Providers;

(iv)	take delivery of any materials or supplies ordered by the Service Provider on the same terms and conditions as if the Operator had placed the order;

(v)	take possession of and have the use of any equipment which is leased by or the subject of finance arrangements to the Service Provider and which relates to the Diagnostic Imaging Services, subject to the consent of any lessor or financier; and

(vi)	take such further actions as may be available to the Operator pursuant to this Agreement or at law.

(b)	Nothing in this clause 12.2 is to be construed as limiting the rights of either party at law.

12.3	Indemnity in respect of Step In Rights

The Service Provider must continue to indemnify and keep indemnified the Operator against every cost and expense and liability which arises during the Step In Period in relation to the provision of the Diagnostic Imaging Services to the extent such cost, expense or liability exceeds the amount that would have been payable by the Operator to the Service Provider in connection with those Diagnostic Imaging Services:

(a)	provided that the Operator must act with reasonable care in the exercise of its Step In Rights during the Step In Period; and

(b)	except to the extent that any such cost and expense, legal claim and liability arises as a result of a negligent act or omission of the Operator.

13.	GST

13.1	Addition of GST

Subject to this clause 13, if GST is payable on any taxable supply made under this Agreement by a Party (referred to in this clause 13 as the supplying party) to the other Party (referred to in this clause 13 as the receiving parry) and the consideration provided under any other provision of this Agreement for that taxable supply is not stated to be inclusive of GST, the receiving party must pay, in addition to and at the same time as that consideration is payable or to be provided for the taxable supply, and additional amount calculated by multiplying that consideration (without deduction or set-off but excluding any consideration that is stated to be inclusive of GST) by the prevailing GST rate.

13.2	Tax Invoice

The receiving party is not required to pay any amount payable under this Agreement for a taxable supply to the supplying party unless the supplying party has made demand for payment by means of a tax invoice.

13.3	Adjustment

If the amount recovered by the supplying party from the receiving party on account of GST pursuant to clause 13.1 differs from the amount of GST payable at law by the supplying party in respect of the supply (excluding any consideration that is stated to be inclusive of GST in determining the amount of GST payable), the supplying party will provide a corresponding refund or credit to, or will be entitled to receive the amount of that difference from, the receiving party. The supplying party must provide the receiving party with an adjustment note within 7 days of becoming aware of any GST adjustment.

13.4	Payments Calculated by Reference to Costs, Expenses or Other Amounts

Any consideration that is required to be provided under this Agreement that is calculated by reference to a cost, expense, or other amount paid or incurred will be limited to the total cost, expense or amount less the amount of any input tax credit to which an entity is entitled for its acquisition to which that cost, expense or other amount relates.

13.5	Interpretation

(a)	Except where the context suggests otherwise, terms used in this clause 13 have the meanings given to those terms by the A New Tax System (Goods and Services Tax) Act 1999.

(b)	Any part of a supply that is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) will be treated as a separate supply for the purposes of this clause 13.

14.	Disputes

14.1	Notice

If there is a Dispute between the parties, a party may give to the other party notice in writing:

(a)	specifying that a Dispute has arisen; and

(b)	identifying the subject matter of the Dispute in adequate detail.

14.2	Meeting of chief executive officers

Within 10 Business Days after receipt of a Dispute Notice, each of the parties must procure its chief executive officer (or a delegate of the chief executive officer agreed to by the other party) meet and negotiate in good faith with each other to resolve the Dispute expeditiously and informally.

14.3	Mediation

(a)	If resolution of the dispute is not achieved within 5 Business Days after the first convening of the meeting referred to in clause 14.2 each of the parties must ensure that the Dispute is referred to mediation at Melbourne to be administered by the Australian Commercial Dispute Centre or another mediation organisation:

(i)	will appoint a mediator to facilitate the negotiation by the parties of a resolution of the Dispute; and

(ii)	arrange a conference between the parties in the presence of that mediator with a view to the resolution of the Dispute.

(b)	Each party must ensure that its representatives attends at any conference referred to in sub-paragraph (a)(ii) of this clause.

(c)	At any mediation conference referred to in sub-paragraph (a)(ii) of this clause the mediation will be conducted under and in accordance with such procedures and rules as may be agreed between the parties and, failing agreement, in accordance with the mediation rules of the mediation organisation in force at the date of the mediation.

(d)	Evidence of anything said, documents presented to, admissions made or matters raised in the course of any conference with the mediator will be confidential to the parties and the mediator and will not, unless the parties consent, be admissible in any subsequent litigation proceedings.

(e)	Failing any agreement to the contrary between the parties, the costs of the mediation will be shared equally between the parties.

14.4	Continuing obligations

Despite the submission of a Dispute to the procedure under this clause 14, the parties must continue to perform their obligations under this Agreement.

15.	Assignment and subcontracting

15.1	Assignment or subcontracting by Service Provider

(a)	The Service Provider may:

(i)	assign, novate or otherwise transfer any of its rights or obligations under this Agreement; or

(ii)	sub-contract the performance of all or any of its obligations under this Agreement,

to a Related Body Corporate upon written notice to the Operator and without the prior written approval of the Operator.

(b)	The Service Provider must not other than as permitted in paragraph (a):

(i)	assign, novate or otherwise transfer any of its rights or obligations under this Agreement; or

(ii)	sub-contract the performance of all or any of its obligations under this Agreement,

without the prior written consent of the Operator which consent will not be withheld by the Operator where the Operator is reasonably satisfied that the assignee, novatee, transferee or subcontractor is a respectable and solvent person, capable of performing the Service Provider’s obligations under the Agreement.

15.2	Assignment by Operator

The Operator must not assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Service Provider which consent will not be withheld by the Service Provider where the Service Provider is reasonably satisfied that the assignee, novatee or transferee is a respectable and solvent person, capable of performing the Operator’s obligations under the Agreement.

16.	Restraint on employment of the other party’s employees

16.1	Definitions in this clause

The following definitions apply in this clause 16.

“Restraint Area” means each of the following:

(a)	Australia;

(b)	the Relevant State;

(c)	(i) 500 kilometres;

(ii)	400 kilometres;

(iii)	300 kilometres;

(iv)	200 kilometres;

(v)	100 kilometres;

(vi)	50 kilometres,

from the Premises.

“Restraint Period” means:

(a)	during the Term and for 12 months after the expiration or termination of this Agreement;

(b)	during the Term and for 6 months after the expiration or termination of this Agreement;

(c)	during the Term.

16.2	Undertaking

A party must not, and must make sure that none of its Related Bodies Corporate or any entity it controls must not, during any of the Restraint Periods within any of the Restraint Areas, or solicit or endeavour to employ or engage or obtain the services of any person who is, or was, an employee, consultant or contractor of the other parry at any time during the Term.

16.3	Restraints cumulative

Each of the restraints in clause 16.2 resulting from the various combinations of the Restraint Periods and the Restraint Areas is a separate, severable and independent restraint and:

(a)	clause 16.2 applies to each of those restraints; and

(b)	the invalidity or unenforceability of any of the restraints in clause 16.2 does not affect the validity or enforceability of any of the other restraints in that clause.

16.4	Restraints reasonable

The parties acknowledges that each of the restraints in clause 16.2 is reasonable in its extent (as to duration, geographical area and restrained conduct) having regard to the interests of each party to this Agreement and goes no further than is reasonably necessary to protect each party’s interests as a hospital operator in the case of the Operator and a provider of pathology services in the case of the Service Provider.

17.	Formalising Schedules

(a)	The parties acknowledge that:

(i)	this Agreement reflects the informal arrangements between the parties in respect of the Hospital at the date of this Agreement; and

(ii)	the matters set out in Schedules 1 to 5 (inclusive) are incomplete at the date of this Agreement and the matters to be finalised and/or completed in those Schedules will differ in respect of certain of the hospitals listed in Schedule 7.

(b)	The parties undertake to use their best endeavours and act in good faith to finalise and complete (by written agreement) the contents of Schedules 1 to 5 (inclusive) to reflect the informal arrangements in place at the date of this Agreement between the Operator (or its Related Bodies Corporate) and the Service Provider (or its Related Bodies Corporate) in respect of the provision of diagnostic imaging services to the hospitals listed in Schedule 7 as soon as practicable after the date of this Agreement.

(c)	Unless and until Schedules 1 to 5 (inclusive) are finalised and completed in accordance with clause 17(b), to the extent that any provision or part of this Agreement refers to a matter described in a Schedule in respect of a hospital listed in Schedule 7, that Schedule shall be deemed to contain a description of the informal arrangements which were being performed by the parties in respect of that hospital at the date of this Agreement.

18.	General

18.1	Further acts

Each party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by any other party to give effect to this Agreement.

18.2	Notices

(a)	Any notice, demand, consent or approval (collectively notice) under this Agreement must be:

(i)	in writing; and

(ii)	given to or served on (as applicable):

A.	the Service Provider, by being left at its registered office or being posted by registered post to the Service Provider at its registered office and marked for the attention of the company secretary; and

B.	the Operator, by being left at the Operator’s registered office or at its principal place of business in the Relevant State(in the case of a company) or the last known private address (in the case of an individual), or by being posted by registered post to the Operator at the Operator’s office, principal place of business or private address (as applicable).

(b)	A notice, if posted, is taken as duly served at the expiry of 3 Business Days after the date of posting. In proving it has been given, it is sufficient to prove that the envelope containing the notice was properly addressed, stamped and registered and put into a post office box in Australia.

(c)	A notice given by a company may be sealed by the company or signed on its behalf by the manager, the company secretary, other authorised officer of the company or its solicitors.

18.3	Expenses

(a)	Each party must pay its own legal costs of and incidental to the preparation and completion of this Agreement.

(b)	The parties agree to share equally any stamp duty payable under this Agreement.

(c)	The Service Provider must pay the Operator’s proper and reasonable legal costs:

(i)	on any application for the Operator’s consent under this Agreement;

(ii)	of or incidental to any breach or default by the Service Provider under this Agreement; and

(iii)	of or incidental to the valid exercise or valid attempted exercise of any right, power or remedy of the Operator under this Agreement.

18.4	Jurisdiction

(a)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the Relevant State, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating in any way to this Agreement.

(b)	Each party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within paragraph (a) of this clause.

18.5	Amendments

This Agreement may only be varied by a document signed by or on behalf of each of the parties.

18.6	Waiver

No waiver by a party of one breach of any obligation contained or implied in this Agreement operates as a waiver of another breach of the same or of any other obligation contained or implied in this Agreement.

18.7	Non merger

None of the terms or conditions of this Agreement nor any thing done under or in connection with this Agreement or any other agreement between the parties will operate as a merger of any of the rights and remedies of the parties under this Agreement or under that other agreement, all of which will continue in full force and effect.

18.8	Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this Agreement, all of which together constitute one agreement.

18.9	Indemnities

(a)	Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this Agreement.

(b)	It is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this Agreement.

18.10	Severability

If the whole or any part of a provision of this Agreement is void, unenforceable or illegal it is severed. The remainder of this Agreement continues to have full force and effect.

18.11	Entire agreement

To the extent permitted by law, in relation to the subject matter of this Agreement, this Agreement and the Lease:

(a)	embody the entire understanding of the parties, and constitute the entire terms agreed on between the parties; and

(b)	supersede any prior written or other agreement between the parties.

18.12	Survival of certain provisions

(a)	Clauses 5, 7, 9 and this clause 18.12 will survive rescission or termination of this Agreement.

(b)	If this Agreement is rescinded or terminated, no party will be liable to any other party except:

(i)	under 5, 7, 9 and this clause 18.12; or

(ii)	in respect of any breach of this Agreement occurring before rescission or termination.

Schedule 1

Items

1.	[Public / Private] Hospital

2.	Current Premises

2A.	Lease	[The lease dated on or about the date of this Agreement between the Operator as lessor and the Service Provider as lessee in respect of the Premises and any renewal or holding over of that lease in accordance with its terms.] or [Nil]

3.	Commencement Date	The commencement date of the Lease or, if no Lease has been entered by the parties (or their respective Related Bodies Corporate in respect of the Hospital), the date of this Agreement.

4.	Expiry Date	The expiry date under the Lease or, has been entered by the parties (or their respective Related Bodies Corporate in respect of the Hospital), the date which is the day before the 5 year anniversary of the Commencement Date.

5.	Option Term	The term of any extension option under the Lease or, if no Lease has been entered by the parties (or their respective Related Bodies Corporate in respect of the Hospital), 5 years

6.	Qualifications and attributes of [imaging specialists]	[e.g. Must be registered to practice medicine in the Relevant State; Must be credentialed to work at the Hospital;

These are Service Provider qualities not for imaging specialists to comply with.

Must have appropriate post-graduate qualifications recognised by National Specialist Qualification Advisory Committee, RANZCR, the Interventional Radiology Society of Australia or ANZAPNM;

Must be able to meet the service requirements of the Operator in terms of modalities, reporting and interventional capability;

Must possess innovative development and interest in new technologies and new clinical direction;

Must be able to develop co-operative services with other clinical specialists to optimise clinical outcome; and

Must be able to assist with the development of the educational and research requirements of the Operator.]

7.	Working Hours	The hours of [8.00 am to 5.30 pm] on Business Days.

Schedule 2

Diagnostic Imaging Services

[To be finalised in respect of each hospital listed in Schedule 7:

The Service Provider must provide to public and private patients referred by Practitioners radiology services (and associated diagnostic imaging services) in accordance with the generally accepted standards for public hospital practices in Australia (including the Australia and New Zealand College of Radiology Guidelines, as updated from time to time), including:

•	[General radiology including mobile x-ray and image intensifier services.

•	Ultrasound (with dopler facility)

•	CT

•	OPG

•	MRI

•	Mammography

•	Screening

•	ERCP facilities

•	Nuclear Medicine]

[The Service Provider will ensure that an Imaging Specialist is available during the Working Hours. ]

or

[The Service provider must ensure that:

(i)	an Imaging Specialist is on-call at all times during On Call Hours; and

(ii)	Imaging Technologists are available during On Call Hours to attend for urgent procedures, provided that no intravenous contrast procedures will be performed during On Call Hours.]

Schedule 3

Performance Criteria

[To be finalised in respect of each hospital listed in Schedule 7:

Reporting results

A medical imaging procedure or radiological investigation may only be performed upon receipt of a request form or an authorisation from a registered medical practitioner.

Images may be interpreted by a medical practitioner who is not a medical imaging specialist. However, all images must be reported by a medical imaging specialist.

Reports must be available within 24 hours after interpretation. Reports must be able to be made part of the patients’ medical record and must be provided in hard copy or in an accessible storage system.

The medical imaging specialist must consult with the treating medical practitioner immediately when there are critical or unexpected findings.

Information technology system

The Service Provider’s information technology systems must be inter-operable with those of the Hospital and data integrity and security must be ensured at all times.

Radiation safety

The Service Provider is responsible for implementation of radiation safety principles. Persons working with ionising radiation emitting substances or equipment must have their radiation exposure measured in accordance with statutory requirements. Results must be recorded.

The Service Provider must provide instruction in safety precautions for the protection of patients.

The Service Provider must ensure rooms and equipment are assessed at intervals by an appropriate, qualified person to ensure image quality is maximised and radiation hazards are minimised. Records of assessments must be retained by the Service Provider.

Guidelines for imaging procedures

A manual of guidelines for imaging procedures must be available for referring medical practitioners.

The guidelines must at least include:

•	Scheduling of imaging examinations

•	Imaging examinations in areas other than the imaging department

•	Administration of diagnostic agents

•	Care of patients having special needs including those critically ill and those needing isolation

•	Radiographic contrast media reaction

•	Cardiopulmonary arrest and other emergencies.

Clinical support

The Service Provider must ensure its radiologists:

•	Consult with medical practitioners accredited to the Hospital about the selection and interpretation of appropriate medical imaging

•	Use best endeavours to ensure continuity of care

•	Where appropriate recommend new tests and improved techniques and implement and evaluate them if the organisation agrees.

Quality standards

The Service Provider must continually meet or satisfy:

•	ACHS standards relevant to diagnostic imaging

•	ISO 9000 standards

•	Royal Australian and New Zealand College of Radiologists requirements and guidelines

•	ANZAPNM standards

•	State and Commonwealth health department requirements.

Financial arrangements

The Service Provider must ensure that all financial arrangements comply with the Health Insurance Act 1973.

Performance measures

For clinically non-urgent reports that are reported on:

•	a Business Day, at least [ ]% of the completed films must be reported and returned to the referrer by 5pm on the next Business Day; and

•	a day other than a Business Day all reports on available films must be completed by 5pm on the next Business Day,

unless the Service Provider or a representative of the Service Provider determines, in its absolute discretion, that a report requires further clinical review and such decisions are communicated to the referring medical practitioner or Hospital personnel.

Clinically urgent procedures must be commenced within 1 hour from the time the patient is presented to the Medical Imaging Department for at least [            ]% of requests per annum.

On call response time 90% response within 1 hour (for specialist only requested procedures).

Random review and cross audit of reports is expected in at least [    ]% of the films.

All clinically urgent interventional procedures for patients must be commenced by 5 p.m. on the next Business Day following a request. Where there is doubt, the radiologist must discuss and request confirmation from the patient’s treating medical practitioner that the investigation is required.

Referrer and other customer surveys must be carried out at least once a quarter by the Service Provider to gauge satisfaction of the services provided. Parameters of the survey will be determined by the Hospital and the Service Provider. Appropriate action will be taken to address the findings on the basis that a 90% satisfaction rating is to be attained.

The number of valid complaints against the Service Provider its staff or agents must be monitored and taken into consideration for assessment of quality a [    ]% satisfactory resolution is required.

Within 24 hours, the Service Provider must notify the Hospital in writing of any adverse clinical event in respect services or the premises in which the contractor is involved. An adverse clinical event is an unintentional injury or complication to any person that results in disability, death or prolongation of a hospital stay and is caused by health care management and not the person’s disease.]

Schedule 4

Rates

[To be finalised in respect of each hospital listed in Schedule 7:

[Where agreements with HCF apply:

[For Public Hospitals:]

1.	Rates for Patient Diagnostic Imaging Services

(a)	The rates chargeable by the Service Provider to the Operator for the Patient Diagnostic Imaging Services shall be the Commonwealth Medicare Benefits Schedule (as that schedule is amended from time to time).

(b)	The rates chargeable by the Service Provider to the Operator for the Patient Diagnostic Imaging Services which are not listed in the Commonwealth Medicare Benefits Schedule (as that schedule is amended from time to time) are [ ].

2.	Billing Procedures in respect of payment of Service Provider and collection of moneys from Governmental Agencies and / or patients

[    ]]

3.	Rates for Hospital Diagnostic Imaging Services

[    ]

[Where agreements with HCF apply:

[For Private Hospitals:]

4.	Rates for Patient Diagnostic Imaging Services

(a)	The rates chargeable by the Service Provider to [the patient / Operator] for the Patient Diagnostic Imaging Services shall be the Commonwealth Medicare Benefits Schedule (as that schedule is amended from time to time).

(b)	The rates chargeable by the Service Provider to the Operator for the Patient Diagnostic Imaging Services which are not listed in the Commonwealth Medicare Benefits Schedule (as that schedule is amended from time to time) are [ ]..

5.	Billing Procedures in respect of payment of Service Provider by [patient / Operator via Governmental Agencies / health funds]]

[    ]

6.	Rates for Hospital Diagnostic Imaging Services

[    ]]

Schedule 5

Special Conditions

[To be finalised in respect of each hospital listed in Schedule 7:

[The Operator shall ensure that the Hospital maintains its standard as a tertiary level private/public hospital.]

[The Operator must bill on behalf of the Service Provider for any procedures undertaken including any consumable costs in the Medical Imaging Department which are classified as theatre banded cases and must pay to the Service Provider 95% of all amounts received by the Operator as the Service Provider’s agent in respect of such procedures.]

Schedule 6

Insurance

[To be finalised in respect of each hospital listed in Schedule 7:

1.	Where the parties have entered into a Lease, the Service Provider must procure and maintain the following insurances for the Term with a reputable insurer approved by the Operator (which approval shall not be unreasonably withheld):

(a)	[ ]

2.	Where the parties have not entered into a Lease, the Service Provider must procure and maintain insurances for the Term with a reputable insurer approved by the Operator (which approval shall not be unreasonably withheld)as reasonably requested by the Operator and such insurances shall:

(a)	have an initial currency of at least 12 months and be continuously maintained during the term of this Agreement;

(b)	include professional indemnity insurance/medical malpractice having a minimum limit of liability/indemnity of $20 million for any one claim with an annual aggregate of $40 million or such higher amount as may be agreed between the parties from time to time; and

(c)	provide indemnity in respect of injury, loss or damage caused by or arising out of the use of diagnostic equipment or procedures;

(d)	not include any exclusion relating to human immune-deficiency virus or acquired immune deficiency syndrome;

(e)	include public and products liability insurance having a minimum limit of liability of not less than $20 million for any one occurrence and a minimum of $20 million in the aggregate in respect of products;

(f)	include workers compensation insurance for all employees in accordance with and as required under workers compensation legislation in force in the Territory;

(g)	at the Commencement Date and on each anniversary of the Commencement Date the Service Provider must provide to the Operator copies of certificates of currency; and

(h)	the Service Provider must comply with its obligations to take out and maintain workers compensation and employers liability insurance.

3.	The Operator must procure and maintain the following insurances for the Term with a reputable insurer approved by the Service Provider (which approval shall not be unreasonably withheld);

(a)	[ ]. ]

Schedule 7

Hospitals forming part of the Hospitals Assets

Attadale Private Hospital

Belmont Private Hospital

Caloundra Private Hospital

Castlecrag Private Hospital

Christo Road Private Hospital

Como Private Hospital

Cotham Private Hospital

Glengarry Private Hospital

Gosford Private Hospital

Hillcrest - Rockhampton Private Hospital

John Fawkner Private Hospital

John Flynn - Gold Coast Private Hospital

Kareena Private Hospital

Knox Private Hospital

Lady Davidson Private Hospital

Linacre Private Hospital

Lingard Private Hospital

Macarthur Private Hospital

Masada Private Hospital

Mount Hospital

Mount Waverley Private Hospital

Nambour Selangor Private Hospital

Nepean Private Hospital

North West Brisbane Private Hospital

Nowra Private Hospital

Pindara Private Hospital

Port Macquarie Private Hospital

Orange Private Hospital

Ringwood Private Hospital

Shepparton Private Hospital

St Andrew’s - Ipswich Private Hospital

St George Private Hospital

Strathfield Private Hospital

Sunnybank Private Hospital

The Avenue Hospital

The Hills Private Hospital

Victorian Rehabilitation Centre - Eastern Melbourne

Victorian Rehabilitation Centre - Northern Melbourne

Wangaratta Private Hospital

Warners Bay Private Hospital

Warringal Private Hospital

Executed as an Agreement.

Signed for and on behalf of Mayne Group

Limited ABN 56 004 073 410 by its Attorneys

under Power of Attorney dated 30 January 2002

each of whom declares that he or she holds the

office in Mayne Group Limited indicated under his

or her signature and that he or she has no notice of

the revocation of the Power of Attorney

Mayne Group Limited ABN 56 004 073 410 by its Attorneys: Signature of Attorney Name of Attorney in full Office Signature of Attorney Name of Attorney in full Office
Executed by HCoA Hospital Holdings (Australia) Pty Ltd or in the presence of:
Signature of Director	Signature of Secretary/other Director
Name of Director in full	Name of Secretary/other Director in full

Annexure A

Part E

Pathology Service Level Agreement

CLAYTON UTZ

Pathology Service Level Agreement

HCoA Hospital Holdings (Australia) Pty Ltd

ABN 84 079 097 528

Operator

Mayne Group Limited

ACN 004 073 410

Service Provider

Clayton Utz Lawyers

Levels 22-35 No 1 O’Connell Street Sydney NSW 2000 Australia

DX 370 Sydney NSW

T + 61 2 9353 4000 F + 61 3 8220 6700

www.claytonutz.com

Our reference 271/384/21724491

1.	Definitions and interpretation		1

	1.1	Definitions	1
	1.2	Interpretation	4
	1.3	Headings	4
	1.4	Saturdays, Sundays and public holidays	4
	1.5	Undertaking By Operator	4

2.	Engagement		5

	2.1	Patient Pathology Services	5
	2.2	Hospital Pathology Services	5
	2.3	Review of Pathology Services	5
	2.4	Initial Term	5
	2.5	Extension of Term	5
	2.6	Hospital Rights	6
	2.7	Nature of relationship	6

3.	Service Provider’s obligations		6

	3.1	Requirements	6
	3.2	Standards	8
	3.3	Further Duties	8

4.	Operator’s obligations		9

5.	Rates and payment		9

	5.1	Rates and billing procedures for Patient Pathology Services	9
	5.2	Rates for Hospital Pathology Services	9
	5.3	Payment Terms	9

6.	Force majeure		10

	6.1	Notice	10
	6.2	Suspension	10
	6.3	Affected party’s obligations	10
	6.4	Step In Rights upon Force Majeure Event	10

7.	Warranties		10

	7.1	Service Providers’ warranties	10
	7.2	Operator’s warranties	11
	7.3	Survival of warranties	11
	7.4	Reliance on representations	11

8.	Indemnities		11

	8.1	Service Provider’s indemnity	11
	8.2	Operator’s indemnity	12
	8.3	Limitation on liability	12
	8.4	Survival of obligations	12

9.	Insurance		12

	9.1	Service Provider’s insurance	12
	9.2	Evidence	13

10.	Confidentiality		13

	10.1	Confidentiality	13
	10.2	Permitted disclosure	13
	10.3	Return of Confidential Information	14

i

	10.4	Privacy Legislation	14
	10.5	Survival of obligations	14

11.	Termination		14

	11.1	Termination by Operator	14
	11.2	Termination by Service Provider	15
	11.3	Termination of Lease	15
	11.4	Termination for Force Majeure Event	15

12.	Step In Rights		15

	12.1	Operator’s step-in rights	15
	12.2	Operator’s rights on termination or during a Step in Period	16
	12.3	Indemnity in respect of Step In Rights	17
	12.4	Consequences of termination	17

13.	GST		18

	13.1	Addition of GST	18
	13.2	Tax Invoice	18
	13.3	Adjustment	18
	13.4	Payments Calculated by Reference to Costs, Expenses or Other Amounts	18
	13.5	Interpretation	18

14.	Disputes		18

	14.1	Notice	18
	14.2	Meeting of chief executive officers	19
	14.3	Mediation	19
	14.4	Continuing obligations	19

15.	Assignment and subcontracting		19

	15.1	Assignment or subcontracting by Service Provider	19
	15.2	Assignment by Operator	20

16.	Restraint on employment of the other party’s employees		20

	16.1	Definitions in this clause	20
	16.2	Undertaking	21
	16.3	Restraints cumulative	21
	16.4	Restraints reasonable	21

17.	Formalising Schedules		21

18.	General		22

	18.1	Further acts	22
	18.2	Notices	22
	18.3	Expenses	22
	18.4	Jurisdiction	23
	18.5	Amendments	23
	18.6	Waiver	23
	18.7	Non merger	23
	18.8	Counterparts	23
	18.9	Indemnities	23
	18.10	Severability	23
	18.11	Entire agreement	23
	18.12	Survival of certain provisions	24

Schedule 1 Items			25

ii

iii

Agreement dated

Between	HCoA Hospital Holdings (Australia) Pty Ltd ABN 84 079 097 528 of Level 21, 390 St Kilda Road, Melbourne, Victoria, 3004 (“Operator”)

and	Mayne Group Limited ACN 004 073 410 of Level 21, 390 St Kilda Road, Melbourne, Victoria, 3004 (“Service Provider”)

Recitals

A.	The Operator operates the Hospital.

B.	The Operator wishes to engage the Service Provider and the Service Provider has agreed to provide the Pathology Services to the Operator at the Hospital on the terms contained in this Agreement.

This Agreement provides

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

“ACHS” means Australian Council of Health Care Standards.

“Authorisations” means:

(a)	any consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Governmental Agency; or

(b)	any consent or authorisation regarded as given by a Governmental Agency due to the expiration of the period specified by a statute within which the Governmental Agency should have acted if it wished to proscribe or limit anything already lodged, registered or notified under that statute.

“Business Day” means a day which is not a Saturday, Sunday or public holiday in the Relevant State.

“Commencement Date” means the date specified in Item 0 of Schedule 1.

“Confidential Information” means, in respect of a party, information which:

(a)	is by its nature confidential;

(b)	is designated by the disclosing party as confidential; or

(c)	the other party knows or ought to know is confidential,

and without limitation includes information about the identity of any patient or the medical condition of or the treatment received by any patient at the Hospital.

“Control” means the power whether held directly or indirectly and by whatever means (and whether or not enforceable at law or in equity) to:

(a)	exercise or control the right to vote attached to 50% or more of the issued shares in a body corporate;

(b)	dispose of or exercise a right of disposal in respect of 50% or more of the issue voting shares in a body corporate; or

(c)	appoint one half or more of the number of directors to the board or other governing body of a body corporate.

“Current Lease” means the lease (if any) referred to in Item 2A of Schedule 1.

“Current Premises” means the premises situated at the address specified in Item 0 of Schedule 1.

“Dispute” means a dispute under or in respect of this Agreement

“Dispute Notice” means a notice referred to in clause 14.1.

“Emergency” means a situation which, as determined by the Hospital acting reasonably:

(a)	if left unattended, would reasonably be, or is reasonably likely to be, dangerous to life or health; or

(b)	is reasonably apprehended to be likely to become worse or decline in a way which is serious or dangerous to life or health (or both).

“Expiry Date” means the date specified in Item 0 of Schedule 1.

“Extended Term” means the additional term specified in Item 0 of Schedule 1.

“Force Majeure Event” means:

(a)	any event or circumstance or combination of events and circumstances which is beyond the control of a party and which causes or results in default or delay in the performance by the relevant party of any of its obligations under this Agreement (other than an obligation to pay moneys), where the event or circumstance or combination of events and circumstances could not have been prevented, overcome or remedied by the exercise by the relevant party of a standard of care and diligence consistent with that of a prudent and competent person in the position of the relevant party;

(b)	fee, lightning, explosion, flood, earthquake, storm, hurricane, action of the elements, riots, civil commotion, malicious damage, natural disaster, sabotage, act of a public enemy, act of God, war (declared or undeclared), blockade, revolution, radioactive contamination, toxic or dangerous chemical contamination, or force of nature;

(c)	strikes, lockouts, industrial disputes, industrial difficulties, labour difficulties, work bans, blockades or picketing;

(d)	proceedings taken by or genuine disputes with any person claiming damage of the nature or nuisance, or proceedings taken by any Governmental Agency, which result in a decree for an injunction or other award of a court of competent jurisdiction preventing the provision by a party or of the services under this Agreement, but only where these proceedings or disputes are material;

(e)	the delay, refusal or deemed refusal of any Governmental Agency in giving any necessary Authorisation, provided that:

(i)	the provision by a party of the services under this Agreement cannot occur without such Authorisation; and

(ii)	the relevant party has taken all practicable and reasonable steps to obtain such Authorisation; or

(f)	any prohibition or embargo imposed by statute preventing the provision by a party of the services under this Agreement.

“Governmental Agency” means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

“Hospital” means the Hospital specified in Item 0 of Schedule 1.

“Hospital Assets” means any asset or assets which are necessary for the proper conduct of the hospitals described in Schedule 5.

“Hospital Assets Entity” means a Related Body Corporate of the Operator which owns any Hospital Assets.

“Hospital Pathology Services” means the services by the Service Provider to the Operator which are contemplated under this Agreement, other than Patient Pathology Services.

“Initial Term” means the term specified in clause 2.5.

“Lease” means the Current Lease or, where a New Lease is entered into, the New Lease.

“New Lease” means any new lease entered into between the Operator as lessor and the Service Provider as lessee in accordance with clause 10.4 of the Current Lease, and any renewal or holding over of that lease in accordance with its terms.

“New Premises” means any new premises to which both the Operator and Service Provider relocate in accordance with clause 10 of the Lease.

“On Call Hours” means all hours outside the Working Hours.

“Pathology Services” means the Patient Pathology Services and Hospital Pathology Services (as applicable).

“Patient Pathology Services” means the services specified in Schedule 2.

“Performance Criteria” means the criteria and standards specified in Schedule 3.

“Practitioner” means a suitably qualified medical practitioner with authority to refer a patient for pathology tests or services.

“Premises” means the Current Premises or, where a New Lease is entered into, the New Premises.

“Related Body Corporate” has the same meaning as in the Corporations Act 2001 (Cth).

“Relevant State” means the State or Territory in which the Premises are located.

“Step In End Date” has the meaning given to that term in clause 12.1(f).

“Step In Period” means the period of time during which the Operator exercises its rights to take control of the Pathology Services in accordance with clause 12.1 of this Agreement.

“Step In Rights” means the rights exercisable by the Operator pursuant to clause 12.

“Term” means the Initial Term plus any Extended Term.

“Working Hours” has the meaning given to that term in Item 8 of Schedule 1.

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	words importing the singular include the plural and vice versa, words of one gender include any gender, and words importing persons include corporations and any other entity recognised by law;

(b)	a reference to this Agreement includes the Schedule and any annexures to this Agreement;

(c)	a reference to a clause, part, schedule or annexure is a reference to a clause in or a part, Schedule or annexure to this Agreement;

(d)	a covenant or agreement on the part of 2 or more persons binds them jointly and severally; and

(e)	a reference to a statute or ordinance includes all regulations by-laws, requisitions or orders under and amendments to that statute or ordinance, whether by subsequent statute or otherwise, and a statute or ordinance passed in substitution for the statute or ordinance referred to or incorporating any of its provisions.

1.3	Headings

Headings have been inserted for guidance only and do not affect the interpretation of this Agreement.

1.4	Saturdays, Sundays and public holidays

Where under this Agreement the day on or by which any thing is to be done is not a Business Day in the Relevant State, that thing may be done on the next Business Day in that Relevant State.

1.5	Undertaking By Operator

(a)	Hospitals holds its rights, and undertakes its obligations under this Agreement for itself to the extent that it owns Hospital Assets and for and on behalf of, and as trustee for, the Hospital Assets Entities.

(b)	The parties agree that:

(i)	as trustee for Hospital Assets Entities, Hospitals is entitled to enforce this Agreement against the Service Provider as though it were a Hospital Assets Entity; and

(ii)	the Service provider is entitled to enforce this Agreement against Hospitals, as trustee for Hospital Assets Entities, as though Hospitals were any one of the Hospital Assets Entities.

(c)	After the Effective Date, Hospitals shall procure that each of the Hospital Assets Entities also enters into a separate agreement with the Service Provider on the same terms and conditions as this Agreement (other than the terms of this clause 1.5 and without the need to include any definitions which have been included in this Agreement as a consequence of this clause 1.5).

(d)	The trust relationship referred to in clauses 1.5(a) and 1.5(b) shall terminate on the earlier to occur of:

(i)	the termination or expiration of this Agreement; and

(ii)	the date being 80 years from the Effective Date.

2.	Engagement

2.1	Patient Pathology Services

(a)	Subject to clause 2.1(c), the Operator engages the Service Provider to provide the Patient Pathology Services to patients from the Hospital during the Term if and when requested by the relevant patient’s Practitioner.

(b)	The Service Provider accepts the engagement and agrees to provide the Patient Pathology Services to the patients from the Hospital in accordance with this Agreement.

(c)	The Service Provider acknowledges that because pathology tests must be ordered by a patient’s treating doctor and the Hospital cannot require or compel those treating doctors to order tests from the Service Provider, the Service Provider will not be the exclusive provider of services to the patients at the Hospital and treating doctors at the Hospital will retain the right to acquire Pathology Services from the provider of their choice.

2.2	Hospital Pathology Services

(a)	The Operator engages the Service Provider to provide the Hospital Pathology Services to the Operator for the Hospital during the Term.

(b)	The Service Provider accepts the engagement and agrees to provide the Hospital Pathology Services to the Operator in respect of the Hospital in accordance with this Agreement.

2.3	Review of Pathology Services

The matters or practices included as part of the Pathology Services will be reviewed by the parties on a 6 monthly basis to ensure the demands and requirements of referring Practitioners are met and the parties will use their reasonable endeavours to agree in good faith any variation of change to the Pathology Services to ensure such demands and requirements are met.

2.4	Initial Term

The Initial Term of this Agreement will commence on the Commencement Date and terminate on the Expiry Date unless earlier terminated in accordance with the terms of this Agreement.

2.5	Extension of Term

If the Operator provides the Service Provider with notice of the Operator’s intention to extend the term of this Agreement not later than the date which is 30 days prior to the Expiry Date, then provided the Operator is not in material breach of any of the terms of this Agreement, this Agreement (except for this clause) will remain in full force and effect for the Extended Term, unless earlier terminated in accordance with its terms.

2.6	Hospital Rights

In the event that the Operator enters into any third party arrangement in connection with:

(a)	the provision by that third party of any pathology services at or in connection with the Hospital; or

(b)	the promotion or marketing of any pathology services at or in connection with the Hospital,

the Operator must ensure that the rights granted to that third party are no more favourable than the rights granted to the Service Provider under this Agreement.

2.7	Nature of relationship

(a)	Each party acknowledges that:

(i)	the relationship between the Operator and the Service Provider is that of a principal and independent contractor;

(ii)	each of the Service Provider and the Operator retains full responsibility for its acts and omissions under this Agreement;

(iii)	nothing in this Agreement renders or deems either party to be a partner, joint venturer or agent of the other party;

(iv)	except as expressly provided in this Agreement, nothing in this Agreement constitutes either party the agent or legal representative of the other party or creates any fiduciary relationship between the parties; and

(v)	the Operator does not guarantee in anyway the volume of Pathology Services, nor does the Operator make any representations on behalf of the parties that do so.

(b)	The Service Provider:

(i)	is not authorised; and

(ii)	must not hold itself out as being authorised,

to exercise any responsibilities for or on behalf of the Operator other than as provided by this Agreement.

3.	Service Provider’s obligations

3.1	Requirements

The Service Provider must use its best endeavours to:

(a)	(timing): provide the Pathology Services promptly and efficiently according to clinical needs in accordance with the turnaround times specified in the Performance Criteria;

6.

(b)	(results): provide accurate results within the shortest reasonable period from the time the Pathology Services are requested as set out in the Performance Criteria taking into account the clinical indication for the relevant test;

(c)	(resources): supply, at its own cost, all equipment, staff, supplies and materials necessary for the provision of the Pathology Services including, without limitation, all collection materials;

(d)	(specialist pathologist) ensure that the Pathology Services are provided by specialist pathologist or under the supervision of specialist pathologist;

(e)	(staff) ensure that:

(i)	the dress and personal behaviour of any staff assisting in the provision of the Pathology Services are consistent with the requirements of the Hospital staff policies and procedures notified by the Operator from time to time; and

(ii)	all staff engaged by the Service Provider are identified by appropriate badges;

(f)	(technologies) apply new technologies appropriate to meet and service the clinical acuity of the inpatients of the Hospital;

(g)	(consultation) provide clinical consultations for the medical staff of the Hospital;

(h)	(Authorisations) acquire and maintain all Authorisations necessary for the provision of the Pathology Services;

(i)	(programmes) assist and participate in teaching and research programmes sponsored or promoted by the Hospital;

(j)	(working relationship) maintain a close professional working relationship with other members of the Hospital health care team;

(k)	(links) foster links with other service providers at the Hospital to create personalised and co-ordinated Pathology Services at the Hospital;

(1)	(accreditation) maintain accreditation standards developed by the ACHS, professional bodies and the learned colleges and which are generally accepted by ACHS, professional bodies and the learned colleges as applicable to the delivery of Pathology Services;

(m)	(laws) ensure that all Pathology Services:

(i)	comply with all relevant codes or practices; and

(ii)	comply with all statutory, regulatory or professional requirements or practices for such Pathology Services; and

(n)	(disturbance) in providing the Pathology Services, use its best endeavours to cause as little disturbance as reasonably possible to the operation of the Hospital;

(o)	(maintain equipment): in respect of the Service Provider’s equipment which is used in providing the Pathology Services:

(i)	ensure that the equipment is maintained in a safe, serviceable and clean condition;

7.

(ii)	maintain complete and accurate records of equipment maintenance schedules, breakdowns and repairs; and

(iii)	ensure that all of the equipment and the materials provided or used in connection with the Pathology Services conform to the current relevant Australian Standard (where such exists), including Environmental Protection Authority and the Radiation Authority standards or codes, and where an Australian Standard does not exist, to generally accepted industry standards.

3.2	Standards

The Service Provider must ensure that the Pathology Services:

(a)	(quality) are of high quality being of a standard at least equal to the Performance Criteria;

(b)	(ACHS standards) comply with the ACHS standards issued from time to time;

(c)	(clinical practices) comply with good clinical practices of treatment; and

(d)	(codes) are provided in compliance with any relevant codes of practice for Pathology Services introduced from time to time.

3.3	Further Duties

The Service Provider must use its best endeavours to:

(a)	(laws): comply with all laws, ordinances and regulations relating to the provision of the Pathology Services;

(b)	(liaison): liaise properly and appropriately as necessary with authorities administering the laws, ordinances and regulations referred to in clause 3.3(a);

(c)	(reports) have the ability to make reports available to the Hospital by telephone, facsimile and computer link;

(d)	(policies): comply strictly with all infection control policies and procedures at the Hospital;

(e)	(quality assurance): participate in and comply with the quality assurance and quality improvement programmes established at the Hospital;

(f)	(observe reasonable direction): observe all reasonable and applicable directions made by or on behalf of the director of the Hospital;

(g)	(ACHS accreditation): provide:

(i)	all reasonable assistance to the Operator to ensure that the Hospital satisfies all ACHS accreditation standards relevant to Pathology Services; and

(ii)	representation on the Hospital’s accreditation committee, if requested by the Operator; and

(h)	(Hospital committees) ensure that pathologists and appropriately qualified scientific staff are available to participate, if requested by the Operator on reasonable notice, on Hospital in service committees and meetings dealing with such issues as infection control and clinical services and any other issues within the expertise of a pathologist.

4.	Operator’s obligations

The Operator must use its best endeavours during the Term to:

(a)	(provide access): provide the Contractor with such access to the Premises as is reasonably necessary to allow the Contractor to perform its obligations under the Agreement and inspect, maintain and repair its equipment;

(b)	(clinical escort): patients who require Pathology Services will be accompanied by appropriate nursing staff where there is a clinical need for such accompaniment;

(c)	(supply services and equipment): provide the Service Provider with the services and equipment on the basis and in the manner specified in Schedule 5; and

(d)	(obtain Authorisations): acquire and maintain all Authorisations necessary for the operation of the Hospital;

(e)	(maintain accreditation): maintain all accreditations necessary for the operation of the Hospital;

(f)	(reports) subject to the Service Provider complying with clause 3.3(d), have the ability to receive reports by telephone, facsimile and computer link;

(g)	(comply with laws): ensure that the operation of the Hospital complies with all applicable laws and regulations relating to the operation of the Hospital; and

(h)	(codes of practice): ensure that the operation of the Hospital complies with all applicable professional requirements and codes of practice relating to the operation of the Hospital.

5.	Rates and payment

5.1	Rates and billing procedures for Patient Pathology Services

(a)	The Service Provider must charge for Patient Pathology Services at the rates specified in Item 1 of Schedule 4.

(b)	The billing arrangements described in Item 2 of Schedule 4 will apply during the Term.

5.2	Rates for Hospital Pathology Services

The Service Provider must charge for Hospital Pathology Services at the rates specified in Item 3 of Schedule 4 (if any).

5.3	Payment Terms

(a)	Within 30 days of the end of each calendar month during the Term, the Service Provider shall submit to the Operator a valid tax invoice for all rates (if any) payable to it by the Operator in respect of that calendar month in which the relevant Pathology Services were performed (“Invoice”).

(b)	Except where the Operator disputes any amount claimed by the Service Provider in the Invoice in accordance with clause 5.3(c), the Operator will pay the Service Provider the rates specified in the Invoice within 30 days of its receipt of the Invoice.

(c)	If any rates or any portion of rates is, on genuine and reasonable grounds, disputed by the Operator, the Operator shall not be obliged to pay that amount. However, if pursuant to the dispute resolution provisions of this Agreement or order of a competent a Court, it is determined that the monies were properly payable by the Operator, the Operator will pay to the Service Provider, in addition to the amount held to be so payable, interest on that amount from the date it was found to be payable at the rate of 6% per annum.

6.	Force majeure

6.1	Notice

If a party is prevented from or impeded in performing any of its obligations under this Agreement due to a Force Majeure Event, it must promptly give notice to the other party stating the circumstances constituting the Force Majeure Event and the extent and likely duration of those circumstances.

6.2	Suspension

If a party gives a notice under clause 6.1, the relevant obligations of the relevant party under this Agreement will be suspended for as long as the Force Majeure Event may continue.

6.3	Affected party’s obligations

If there is a Force Majeure Event, the affected party must:

(a)	make every reasonable effort to minimise the effects of the Force Majeure Event; and

(b)	promptly resume performance of its obligations under this Agreement as soon as reasonably possible after removal of the Force Majeure Event.

6.4	Step In Rights upon Force Majeure Event

If, as a result of a Force Majeure Event, the Service Provider is unable for more than 4 calendar days to perform the Pathology Services, that Force Majeure Event shall be deemed to give rise to an Emergency and the Operator shall be entitled to enforce its Step In Rights for as long as the Force Majeure Event may continue.

7.	Warranties

7.1	Service Providers’ warranties

The Service Provider warrants to the Operator that:

(a)	(power): the Service Provider has full power and authority to enter into and give effect to this Agreement and to perform its obligations under this Agreement and all steps required to authorise the execution and performance of this Agreement by the Service Provider have been properly taken;

(b)	(binding obligations): this Agreement constitutes its legal, valid and binding obligations, and subject to any necessary stamping and registration, is enforceable in accordance with its terms; and

(c)	(Authorisations): on the Commencement Date, all Authorisations required in connection with the performance by it of this Agreement are in full force and effect, and there has been no material default by it in the performance of any of the terms and conditions of any of those Authorisations.

7.2	Operator’s warranties

The Operator warrants to the Service Provider that:

(a)	(power): the Operator has full power and authority to enter into and give effect to this Agreement and to perform its obligations under this Agreement and all steps required to authorise the execution and performance of this Agreement by the Operator have been properly taken;

(b)	(binding obligations): this Agreement constitutes its legal, valid and binding obligations, and subject to any necessary stamping and registration, is enforceable in accordance with its terms;

(c)	(Authorisations): on the Commencement Date, all Authorisations required in connection with the performance by it of this Agreement are in full force and effect, and there has been no material default by it in the performance of any of the terms and conditions of any of those Authorisations; and

(d)	(accredited pathology laboratory): at the date of this Agreement, if there is a pathology laboratory on the Premises, it is accredited for the purposes of the Health Insurance Act 1973.

7.3	Survival of warranties

The representations and warranties given in clauses 7.1 and 7.2 survive the termination or expiry of this Agreement.

7.4	Reliance on representations

(a)	The Service Provider acknowledges that the Operator has entered into this Agreement in reliance on the representations and warranties given in clause 7.1.

(b)	The Operator acknowledges that the Service Provider has entered into this Agreement in reliance on the representations and warranties given in clause 7.2.

8.	Indemnities

8.1	Service Provider’s indemnity

The Service Provider is liable for and must indemnify and keep indemnified the Operator, its officers, servants, employees and agents against any liability, loss, claim or proceedings whatsoever arising under any statute or at common law in respect of:

(a)	any damage to property, real or personal, including any infringement of third party patents, copyright and registered designs, and

(b)	any injury to persons (including economic loss), including injury resulting in death,

arising out of or in the course of or in connection with a breach by the Service Provider of its obligations under this Agreement or any negligent act or omission of the Service Provider connected with the Pathology Services, except to the extent that such damage or injury is due or contributed by to any act or omission of the Operator or of any officer, servant, employee or agent of the Operator.

8.2	Operator’s indemnity

The Operator is liable for and must indemnify and keep indemnified the Service Provider, its officers, servants, employees and agents against any liability, loss, claim or proceedings whatsoever arising under any statute or at common law in respect of:

(a)	any damage to property, real or personal, including any infringement of third party patents, copyright and registered designs, and

(b)	any injury to persons (including economic loss), including injury resulting in death,

arising out of or in the course of this Agreement by the Operator of its obligations under this Agreement or any negligent act or omission of the Service Provider connected with this Agreement, except to the extent that such damage or injury is due or contributed by to any act or omission of the Service Provider or of any officer, servant, employee or agent of the Operator.

8.3	Limitation on liability

Neither party will be liable for any consequential, indirect or punitive loss, damage, cost or expense whatsoever (including, without limitation loss of profits).

8.4	Survival of obligations

The indemnities in clauses 8.1 and 8.2 and the limitation in clause 8.3 survive the termination or expiry of this Agreement.

9.	Insurance

9.1	Service Provider’s insurance

(a)	The Service Provider must at its own expense obtain and maintain for the Term:

(i)	all insurance required by law; and

(ii)	insurance in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in the provision of Pathology Services.

(b)	The Service Provider must not, in respect of any policies required to be obtained and maintained under this Agreement:

(i)	do anything which may entitle an insurer to:

A.	avoid any policy, or

B.	refuse to pay a claim either at all or in part;

(ii)	vary any policy in any material respect; or

(iii)	enforce, conduct or settle any claim,

without the Operator’s prior written consent.

(c)	The Service Provider must use its reasonable endeavours to ensure that the insurance policies referred to in clause 9:

(i)	are maintained continuously throughout the Term, and in the case of policies written on a claims made basis, for a period of 6 years after the expiration or termination of this Agreement; and

(ii)	contain a minimum limit of indemnity in respect of any one occurrence or series of occurrences arising out of any one event of $10 million and a minimum aggregate limit of indemnity in respect of any one year of $10 million.

(d)	If the Service Provider cannot or does not comply with all of the provisions of this clause 9 the Operator may (but is not obliged to) effect insurance which does comply. The Service Provider must promptly reimburse the Operator the cost of that insurance.

9.2	Evidence

Upon a reasonable written request by the Operator, the Service Provider must produce documentary evidence that the insurances required by this clause are current and in force.

10.	Confidentiality

10.1	Confidentiality

Subject to clause 10.2, no party may:

(a)	disclose any Confidential Information;

(b)	use any Confidential Information in any manner which may cause or be calculated to cause loss to the other party; or

(c)	make any public announcement or issue any press release regarding this Agreement or the transactions contemplated by it,

and each party must use its best endeavours to ensure that none of its officers, servants, employees or agents:

(d)	disclose any Confidential Information;

(e)	use any Confidential Information in any manner which may cause or be calculated to cause loss to the other party; or

(f)	make any public announcement or issue any press release regarding this Agreement or the transaction contemplated by it.

10.2	Permitted disclosure

A party may disclose, and may permit its officers, servants, employees and agents to disclose, any Confidential Information:

(a)	with the prior written consent of the other party;

(b)	if it is required to do so by law or by any recognised stock exchange on which its shares or the shares of or any Related Body Corporate are listed;

(c)	if the Confidential Information has come within the public domain, other than by a breach of this clause 10 by a party, or has come within the possession of that party otherwise than in the course of dealing between the parties as contemplated by this Agreement;

(d)	to the parry’s professional advisers; and

(e)	if it required to do so by a Governmental Agency.

10.3	Return of Confidential Information

(a)	Upon the termination of this Agreement, either party may demand the return to it of all material documents and other things comprising the Confidential Information that it has disclosed to the other party and any copies thereof.

(b)	A party must comply with a demand under paragraph (a) of this clause as soon as practicable after receipt of the demand.

10.4	Privacy Legislation

The Service Provider must ensure that its staff, agents and sub-Service Providers are made aware of the provisions of the Privacy Act 1998 (Cth) and any applicable State legislation which relates to the unlawful disclosure of patient information and that they comply with that section.

10.5 Survival of obligations

The parties’ obligations under this clause 10 survive termination or expiry of this Agreement.

11.	Termination

11.1	Termination by Operator

The Operator may terminate this Agreement immediately by notice to the Service Provider if:

(a)	the Service Provider materially breaches this Agreement in respect of a matter which does not, or will not, affect the quality of patient care at the Hospital and does not remedy the breach within 14 Business Days of receipt of written notice from the Operator specifying the breach and requiring its remedy;

(b)	the Service Provider materially breaches this Agreement in respect of a matter which affects, or will affect, the quality of patient care at the Hospital and does not remedy the breach within 2 calendar days of receipt of written notice from the Operator specifying the breach and requiring its remedy;

(c)	the Service Provider ceases providing the Pathology Services;

(d)	the Service Provider ceases carrying on the business of providing services similar to the Pathology Services;

(e)	the Service Provider becomes an externally administered body corporate (as that term is defined in the Corporations Act);

(f)	the Service Provider is or becomes unable to pay its debts when they are due or is deemed to be unable to pay its debts within the meaning of the Corporations Act;

(g)	an administrator is appointed or a resolution is passed or any steps are taken to appoint, or to pass a resolution to appoint, an administrator to the Service Provider; or

(h)	an application or order is made for the winding-up or dissolution of the Service Provider or a resolution is passed or any steps are taken to pass a resolution for the winding-up or dissolution of the Service Provider otherwise than for the purpose of an amalgamation or reconstruction which has the prior written consent of the Operator.

11.2	Termination by Service Provider

The Service Provider may terminate this Agreement immediately by notice to the Operator if:

(a)	the Operator breaches this Agreement and does not remedy the breach within 14 Business Days of receipt of written notice from the Service Provider specifying the breach and requiring its remedy;

(b)	the Operator ceases to operate the Hospital;

(c)	the Operator ceases carrying on the business of operating hospitals;

(d)	the Operator becomes an externally administered body corporate (as that term is defined in the Corporations Act);

(e)	the Operator is or becomes unable to pay its debts when they are due or is deemed to be unable to pay its debts within the meaning of the Corporations Act;

(f)	an administrator is appointed or a resolution is passed or any steps are taken to appoint, or to pass a resolution to appoint, an administrator to the Operator;

(g)	an application or order is made for the winding-up or dissolution of the Operator or a resolution is passed or any steps are taken to pass a resolution for the winding-up or dissolution of the Operator otherwise than for the purpose of an amalgamation or reconstruction which has the prior written consent of the Service Provider; or

(h)	the Service Provider comes under the Control of any person who is different from the person or persons who have Control of the Service Provider at the date of this Agreement.

11.3	Termination of Lease

Either party may terminate this Agreement immediately by notice to the other party if the Lease is validly terminated (other than a surrender of the Current Lease upon the acceptance of a New Lease Offer under clause 10.4 of the Current Lease).

11.4	Termination for Force Majeure Event

Subject to clauses 6.4 and 12, either party may terminate this Agreement immediately by notice to the other party if a Force Majeure Event continues for at least 6 months.

12.	Step In Rights

12.1	Operator’s step-in rights

(a)	If any of the events specified in clause 11.1 have occurred and the Operator has not exercised its right to terminate this Agreement, the Operator is entitled to step in and take control of the Pathology Services by giving a notice to the Service Provider in accordance with clause 12. l(b) and the Step in Period then commences.

(b)	Except where the Operator considers there to be an Emergency, the Operator must not exercise any rights granted by clause 12.1(a) without first giving 3 Business Days prior notice to the Service Provider of its intention so to do. In the case of an Emergency, the Operator may exercise any of its rights pursuant to clause 12.5(a) without notice, but must give the Service Provider notice as soon as possible after its has exercised its rights under clause 12.1(a).

(c)	Exercise of a right by the Operator under clause 12.1(a) does not terminate either this Agreement or the obligations of the Service Provider to perform this Agreement according to its terms.

(d)	During the Step In Period, the Service Provider must perform and observe its obligations under this Agreement subject to the absolute control of the Operator. That control extends both to the manner and method of performance. If requested by the Operator, the Service Provider will cease to provide the Pathology Services, or such of them as the Operator specifies. Directions given by the Operator must be consistent with accepted professional standards or standards recognised by the relevant learned college in Australia for pathologists.

(e)	The Operator is entitled to procure a third party to provide the Pathology Services or any part of them during the Step In Period.

(f)	The Step In Period concludes when the Operator considers that the matter giving rise to the exercise of its rights has resolved, when the Operator terminates this Agreement, or 6 months from the date of commencement of the Step In Period, whichever occurs first (“Step In End Date”).

12.2	Operator’s rights on termination or during a Step In Period

(a)	If the Pathology Services are terminated by the Operator on any basis specified in clause 11.1, the Operator may do any or all of the following:

(i)	commence legal proceedings (where there is a cause of action); or

(ii)	without notice, engage someone else to provide the Pathology Services.

(b)	If the Pathology Services are terminated by the Operator on any basis specified in clause 11.1, or the Operator exercises its Step In Rights pursuant to clause 12.1, the Operator may do any or all of the following during the date of termination or date of exercise of Step In Rights and the Step In End Date:

(i)	take possession of the any equipment, consumables and supplies owned or supplied by Service Provider (if any), to the extent necessary to provide the Pathology Services;

(ii)	direct the actions of people who are engaged by the Service Provider to provide the Pathology Services as though the Operator were the employer of those people provided such directions are consistent with accepted professional standards or standards recognised by the relevant learned college in Australia for pathologists, and the Service Provider must ensure such directions are observed by those people who are engaged by the Service Provider to provide the Pathology Services;

(iii)	take over the operation of any contracts for the provision of the Pathology Services, or any part of the Pathology Services, between the Service Provider and any sub-Service Providers insofar as the contracts concern the Hospital, subject to the consent of the sub-Service Providers;

(iv)	take delivery of any materials or supplies ordered by the Service Provider on the same terms and conditions as if the Operator had placed the order;

(v)	take possession of and have the use of any equipment which is leased by or the subject of finance arrangements to the Service Provider and which relates to the Pathology Services, subject to the consent of any lessor or financier; and

(vi)	take such further actions as may be available to the Operator pursuant to this Agreement or at law.

(c)	Nothing in this clause 12.2 is to be construed as limiting the rights of either party at law.

12.3	Indemnity in respect of Step In Rights

The Service Provider must continue to indemnify and keep indemnified the Operator against every cost and expense and liability which arises during the Step In Period in relation to the provision of the Pathology Services to the extent such cost, expense or liability exceeds the amount that would have been payable by the Operator to the Service Provider in connection with those Pathology Services:

(a)	provided that the Operator must act with reasonable care in the exercise of its Step In Rights during the Step In Period; and

(b)	except to the extent that any such cost and expense, legal claim and liability arises as a result of a negligent act or omission of the Operator.

12.4	Consequences of termination

If this Agreement is terminated under clause 11 or terminates by effluxion of time:

(a)	neither party is liable to the other under this Agreement except:

(i)	under clause 5, 7, and 8; and

(ii)	in respect of any breach of this Agreement occurring before termination; and

(b)	each party must:

(i)	promptly return to the other all Confidential Information of the other party in its possession, power and control; and

(ii)	not retain such Confidential Information or reproduce it after the termination of this Agreement except where that party is required by law to retain or reproduce any such Confidential Information.

13.	GST

13.1	Addition of GST

Subject to this clause 13, if GST is payable on any taxable supply made under this Agreement by a Party (referred to in this clause 13 as the supplying party) to the other Party (referred to in this clause 13 as the receiving party) and the consideration provided under any other provision of this Agreement for that taxable supply is not stated to be inclusive of GST, the receiving party must pay, in addition to and at the same time as that consideration is payable or to be provided for the taxable supply, and additional amount calculated by multiplying that consideration (without deduction or set-off but excluding any consideration that is stated to be inclusive of GST) by the prevailing GST rate.

13.2	Tax Invoice

The receiving party is not required to pay any amount payable under this Agreement for a taxable supply to the supplying party unless the supplying party has made demand for payment by means of a tax invoice.

13.3	Adjustment

If the amount recovered by the supplying party from the receiving party on account of GST pursuant to clause 13.1 differs from the amount of GST payable at law by the supplying party in respect of the supply (excluding any consideration that is stated to be inclusive of GST in determining the amount of GST payable), the supplying party will provide a corresponding refund or credit to, or will be entitled to receive the amount of that difference from, the receiving party. The supplying party must provide the receiving party with an adjustment note within 7 days of becoming aware of any GST adjustment.

13.4	Payments Calculated by Reference to Costs, Expenses or Other Amounts

Any consideration that is required to be provided under this Agreement that is calculated by reference to a cost, expense, or other amount paid or incurred will be limited to the total cost, expense or amount less the amount of any input tax credit to which an entity is entitled for its acquisition to which that cost, expense or other amount relates.

13.5	Interpretation

(a)	Except where the context suggests otherwise, terms used in this clause 13 have the meanings given to those terms by the A New Tax System (Goods and Services Tax) Act 1999.

(b)	Any part of a supply that is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) will be treated as a separate supply for the purposes of this clause 13.

14.	Disputes

14.1	Notice

If there is a Dispute between the parties, a party may give to the other party notice in writing:

(a)	specifying that a Dispute has arisen; and

(b)	identifying the subject matter of the Dispute in adequate detail.

14.2	Meeting of chief executive officers

Within 10 Business Days after receipt of a Dispute Notice, each of the parties must procure its chief executive officer (or a delegate of the chief executive officer agreed to by the other party) meet and negotiate in good faith with each other to resolve the Dispute expeditiously and informally.

14.3	Mediation

(a)	If resolution of the dispute is not achieved within 5 Business Days after the first convening of the meeting referred to in clause 14.2 each of the parties must ensure that the Dispute is referred to mediation at Melbourne to be administered by the Australian Commercial Dispute Centre or another mediation organisation:

(i)	will appoint a mediator to facilitate the negotiation by the parties of a resolution of the Dispute; and

(ii)	arrange a conference between the parties in the presence of that mediator with a view to the resolution of the Dispute.

(b)	Each party must ensure that its representatives attends at any conference referred to in sub-paragraph (a)(a)(ii) of this clause.

(c)	At any mediation conference referred to in sub-paragraph (a)(a)(ii) of this clause the mediation will be conducted under and in accordance with such procedures and rules as may be agreed between the parties and, failing agreement, in accordance with the mediation rules of the mediation organisation in force at the date of the mediation.

(d)	Evidence of anything said, documents presented to, admissions made or matters raised in the course of any conference with the mediator will be confidential to the parties and the mediator and will not, unless the parties consent, be admissible in any subsequent litigation proceedings.

(e)	Failing any agreement to the contrary between the parties, the costs of the mediation will be shared equally between the parties.

14.4	Continuing obligations

Despite the submission of a Dispute to the procedure under this clause 14, the parties must continue to perform their obligations under this Agreement.

15.	Assignment and subcontracting

15.1	Assignment or subcontracting by Service Provider

(a)	The Service Provider may:

(i)	assign, novate or otherwise transfer any of its rights or obligations under this Agreement; or

(ii)	sub-contract the performance of all or any of its obligations under this Agreement,

to a Related Body Corporate upon written notice to the Operator and without the prior written approval of the Operator.

(b)	The Contractor must not other than as permitted in paragraph (a):

(i)	assign, novate or otherwise transfer any of its rights or obligations under this Agreement; or

(ii)	subject to clause 15.1(c), sub-contract the performance of all or any of its obligations under this Agreement,

without the prior written consent of the Operator which consent will not be withheld by the Operator where the Operator is reasonably satisfied that the assignee, novatee, transferee or subcontractor is a respectable and solvent person, capable of performing the Service Provider’s obligations under the Agreement.

(c)	The Service Provider may, without obtaining the consent of the Operator, refer items of the Patient Pathology Services to suitably qualified and reputable pathologists where the services required by the patient are not reasonably within the capacity of the Service Provider, provided that not more than one such referral occurs in each calendar month.

15.2	Assignment by Operator

The Operator must not assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Service Provider which consent will not be withheld by the Service Provider where the Service Provider is reasonably satisfied that the assignee, novatee or transferee is a respectable and solvent person, capable of performing the Operator’s obligations under the Agreement.

16.	Restraint on employment of the other party’s employees

16.1	Definitions in this clause

The following definitions apply in this clause 16.

“Restraint Area” means each of the following:

(a)	Australia;

(b)	the Relevant State;

(c)	(i) 500 kilometres;

(ii)	400 kilometres;

(iii)	300 kilometres;

(iv)	200 kilometres;

(v)	100 kilometres;

(vi)	50 kilometres,

from	the Premises.

“Restraint Period” means:

(a)	during the Term and for 12 months after the expiration or termination of this Agreement;

(b)	during the Term and for 6 months after the expiration or termination of this Agreement;

(c)	during the Term.

16.2	Undertaking

A party must not, and must make sure that none of its Related Bodies Corporate or any entity it controls must not, during any of the Restraint Periods within any of the Restraint Areas, solicit or endeavour to employ or engage or obtain the services of any person who is, or was, an employee, consultant or contractor of the other party at any time during the Term.

16.3	Restraints cumulative

Each of the restraints in clause 16.2 resulting from the various combinations of the Restraint Periods and the Restraint Areas is a separate, severable and independent restraint and:

(a)	clause 16.2 applies to each of those restraints; and

(b)	the invalidity or unenforceability of any of the restraints in clause 16.2 does not affect the validity or enforceability of any of the other restraints in that clause.

16.4	Restraints reasonable

The parties acknowledge that each of the restraints in clause 16.2 is reasonable in its extent (as to duration, geographical area and restrained conduct) having regard to the interests of each party to this Agreement and goes no further than is reasonably necessary to protect each party’s interests as a hospital operator in the case of the Operator and a provider of pathology services in the case of the Service Provider.

17. Formalising Schedules

(a)	The parties acknowledge that:

(i)	this Agreement reflects the informal arrangements between the parties in respect of the Hospital at the date of this Agreement; and

(ii)	the matters set out in Schedules 1 to 5 (inclusive) are incomplete at the date of this Agreement and the matters to be finalised and/or completed in those Schedules will differ in respect of certain of the hospitals listed in Schedule 5.

(b)	The parties undertake to use their best endeavours and act in good faith to finalise and complete (by written agreement) the contents of Schedules 1 to 5 (inclusive) to reflect the informal arrangements in place at the date of this Agreement between the Operator (or its Related Bodies Corporate) and the Service Provider (or its Related Bodies Corporate) in respect of the provision of pathology services to the hospitals listed in Schedule 5 as soon as practicable after the date of this Agreement.

(c)	Unless and until Schedules 1 to 5 (inclusive) are finalised and completed in accordance with clause 17(b), to the extent that any provision or part of this Agreement refers to a matter described in a Schedule in respect of a hospital listed in Schedule 5, that Schedule shall be deemed to contain a description of the informal arrangements which were being performed by the parties in respect of that hospital at the date of this Agreement.

18.	General

18.1	Further acts

Each party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by any other party to give effect to this Agreement.

18.2	Notices

(a)	Any notice, demand, consent or approval (collectively notice) under this Agreement must be:

(i)	in writing; and

(ii)	given to or served on (as applicable):

A.	the Service Provider, by being left at its registered office or being posted by registered post to the Service Provider at its registered office and marked for the attention of the company secretary; and

B.	the Operator, by being left at the Operator’s registered office or at its principal place of business in the Relevant State(in the case of a company) or the last known private address (in the case of an individual), or by being posted by registered post to the Operator at the Operator’s office, principal place of business or private address (as applicable).

(b)	A notice, if posted, is taken as duly served at the expiry of 3 Business Days after the date of posting. In proving it has been given, it is sufficient to prove that the envelope containing the notice was properly addressed, stamped and registered and put into a post office box in Australia.

(c)	A notice given by a company may be sealed by the company or signed on its behalf by the manager, the company secretary, other authorised officer of the company or its solicitors.

18.3	Expenses

(a)	Each party must pay its own legal costs of and incidental to the preparation and completion of this Agreement.

(b)	The parties agree to share equally any stamp duty payable under this Agreement.

(c)	The Service Provider must pay the Operator’s proper and reasonable legal costs:

(i)	on any application for the Operator’s consent under this Agreement;

(ii)	of or incidental to any breach or default by the Service Provider under this Agreement; and

(iii)	of or incidental to the valid exercise or valid attempted exercise of any right, power or remedy of the Operator under this lease.

18.4	Jurisdiction

(a)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the Relevant State, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating in any way to this Agreement.

(b)	Each party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within paragraph (a) of this clause.

18.5	Amendments

This Agreement may only be varied by a document signed by or on behalf of each of the parties.

18.6	Waiver

No waiver by a party of one breach of any obligation contained or implied in this Agreement operates as a waiver of another breach of the same or of any other obligation contained or implied in this Agreement.

18.7	Non merger

None of the terms or conditions of this Agreement nor any thing done under or in connection with this Agreement or any other agreement between the parties will operate as a merger of any of the rights and remedies of the parties under this Agreement or under that other agreement, all of which will continue in full force and effect.

18.8	Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this Agreement, all of which together constitute one agreement.

18.9	Indemnities

(a)	Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this Agreement.

(b)	It is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this Agreement.

18.10	Severability

If the whole or any part of a provision of this Agreement is void, unenforceable or illegal it is severed. The remainder of this Agreement continues to have full force and effect.

18.11	Entire agreement

To the extent permitted by law, in relation to the subject matter of this Agreement, this Agreement and the Lease (if any):

(a)	embody the entire understanding of the parties, and constitute the entire terms agreed on between the parties; and

(b)	supersede any prior written or other agreement between the parties.

18.12	Survival of certain provisions

(a)	Clauses 5, 7, 9 and this clause 18.12 will survive rescission or termination of this Agreement.

(b)	If this Agreement is rescinded or terminated, no party will be liable to any other party except:

(i)	under 5, 7, 9 and this clause 18.12; or

(ii)	in respect of any breach of this Agreement occurring before rescission or termination.

Schedule 1

Items

1.	[Public /Private] Hospital	The relevant hospital listed in Schedule 5.

2.	Current Premises

2A.	Lease	[The lease dated on or about the date of this Agreement between the Operator as lessor and the Service Provider as lessee in respect of the Premises and any renewal or holding over of that lease in accordance with its terms.] or [Nil]

3.	Commencement Date	The commencement date of the Lease or, if no Lease has been entered by the parties (or their respective Related Bodies Corporate in respect of the Hospital), the date of this Agreement.

4.	Expiry Date	The expiry date of the Lease or, has been entered by the parties (or their respective Related Bodies Corporate in respect of the Hospital), the date which is the day before the 5 year anniversary of the Commencement Date.

5.	Extended Term	The term of any extension option under the Lease or, if no Lease has been entered by the parties (or their respective Related Bodies Corporate in respect of the Hospital), 5 years.

6.	Qualifications and attributes of pathologists	Must be registered to practice medicine in the Relevant State;

Must be credentialed to work at the Hospital;

Must have appropriate post-graduate qualifications recognised by the Royal College of Pathologists of Australasia;

Must be able to meet the service requirements of the Operator in terms of modalities, reporting and interventional capability;

Must be able to sustain and enhance the financial viability of the service whilst optimising patient care;

Must be able to develop co-operative services with other clinical specialists to optimise clinical outcome; and

Must be able to develop the educational and research requirements of the Operator.

7.	Working Hours	The hours of specified in Schedule 2 as being the hours during which the Pathology Services must be provided.

Schedule 2

Pathology Services

The Service Provider must provide to public and private patients referred by Practitioners pathology services (and associated Pathology services) in accordance with the generally accepted standards for Hospital practices in Australia, including:

[To be finalised in respect of each hospital listed in Schedule 5:

General Services

Pathology services are required to be provided on a routine and an urgent basis to meet the needs of in-patients and outpatients at the Hospital including those patients receiving treatment and care in the professional suites sub-leased by the Hospital to specialist Practitioners.

Core laboratory service [where applicable]

A core laboratory service must be continuously available [[  ] hours a day [  ] days a week].

The core laboratory must provide the following:

•	analysis of high volume tests which are generally performed on automated analysers from which 90% of results are available within [[ ] minutes] of specimen arrival in laboratory including but not limited to the following:

-	FBE
-	APTT, PT
-	UCE
-	LFT
-	Troponin assay
-	Blood gas analysis
-	Serum osmolality
-	Plasma glucose
-	Lactate
-	Magnesium

•	a blood bank service.

•	microbiology microscopy such as urine and CSF.

Extended laboratory service

An extended laboratory service must be available every day from [[  ]to [  ]hrs]. Extended laboratory service includes all non-core services.

Requests for tests

Requests - Pathology testing may only be performed on receipt of a request from a medical practitioner.

Both hard copy and on-line request facilities are desirable.

On-line requests are required to be able to be selected from a menu sorted by:

•	Alpha order

•	Pathology discipline

•	As an on order set.

Hard copy requests are required to be on pre-printed ward stationary provided by the Service Provider.

Urgent requests - A uniform flagging method is required for urgent requests.

Verbal requests must always be confirmed in writing.

Collection of specimens

Collection requisites and inventory control - To the extent allowed under the guidelines for provision of requisites promulgated by the Royal College of Pathologists of Australasia, all requisites for specimen collection must be provided by the Service Provider within. The Service Provider must actively monitor and maintain the clinical stores of collection requisites.

Extended hours in-house phlebotomy service-The Service Provider must provide a phlebotomy service to all wards which ensures early morning blood collection for:

•	defined early morning ward rounds (eg ICU [[ ] hours])

•	patients awaiting results before discharge whose results are required to be available by [[ ]] hours ready for discharge at [[ ] hours].

The Service Provider must nominate the hours during which this service will be provided and those hours must cover a defined and substantial part of a day.

Phlebotomist training - All phlebotomists must be registered nurses or have RTO certified training in phlebotomy. Informal and on the job training for phlebotomists is not acceptable. In addition to recognised technical expertise, all phlebotomists must be trained in professional performance covering dress, preparation, greeting, explanation, a caring attitude to patients and courtesy to visiting medical officers and the Hospital staff.

Phlebotomists with neonatal and paediatric blood taking expertise are required to be readily available during the hours of the extended in house service.

Instructions for the Hospital staff taking blood or collecting other specimens - The Service Provider must document instructions for the Hospital staff who may be involved in obtaining specimens from patients in the delivery suite and in theatre. Those instructions must be readily accessible to all the Hospital staff and must include instructions for:

•	the collection, reception, labelling and storage, preservation and transport of specimens

•	safety measures to be observed in obtaining specimens.

•	the collection, labelling and storage, preservation, transport, issue and administration of blood and blood products.

Delivery of specimens

The Service Provider is responsible for specimen delivery and must demonstrate timely performance.

Blood products log- The Service Provider must maintain a real time log of blood products delivered to and received by sites whether by manual or vacuum tube system.

Vacuum tube system –The Service Provider must always promptly advise appropriate the Hospital staff:

•	if the vacuum tube system is unavailable

•	when it becomes available again

•	any planned down time.

Point of care testing

Registration for point of care (POC) results capture on the host computer must utilise bar codes or a minimum number of key strokes. Certification by the Service Provider of POC operators, including but not limited to the Hospital staff using blood gas analysers is required.

Reporting of results

Authorised results must be immediately available on line to the wards and to the private consulting suites. This requires the Service Provider’s information technology system including the software to be intra-operable with that of the Hospital and for data integrity and data security to be ensured.

An electronic audit trail must be available for every test, intact from request to issue of summary report. The identity of each person entering data at any point must also be known.

If results are not available reports must be available showing the status of testing.

Electronic reports must be:

•	Accessible by fast and simple keyboard functions using a unique identifier or a minimum demographic set.

•	Available as discrete or cumulative results so as to facilitate comparison of sequential tests

•	Able to be sorted by test type, date and clinical site.

•	Able to be readily included in the patient record.

Significantly changed results must be:

•	phoned through immediately to the requesting medical practitioner and to the relevant ward

•	logged digitally as they are phoned through recording the person providing the report, the person receiving the report, the patient’s identity, the results and the date and time of the call.

•	confirmed by a hard copy or electronic report with minimum delay.

Unexpected results - The pathologist must consult with the requesting medical practitioner immediately when there are critical or unexpected results.

Frozen section reports must be transmitted directly to the surgeon concerned and followed by a hard copy report.

Summary reports of tests ordered must be available. These must be able to be sorted by either requesting medical practitioner, clinical unit, ward or other the Hospital entity or patient. The frequency of these reports will be set by the hospital.

Priority access line - the Service Provider must provide a dedicated priority access line for the Hospital staff and visiting medical officers which is answered by a person who is:

•	trained to provide a consistent professional response

•	authorised to take ownership of the issue and see it through to resolution.

Pathologist consultative service

The Service Provider must ensure its pathologists are available to:

•	provide a consultative service for treating doctors and other relevant health care professionals at the Hospital concerning selection of laboratory investigations, their prompt interpretation and follow-up.

•	assist visiting medical officers and the Hospital staff in the provision and maintenance of high quality care through analysis, review and evaluation of clinical practice within the Hospital.

This requires the Service Provider to ensure its pathologists are available:

•	on site in routine work hours of [[ ]hours to [ ]0 hours]

•	by telephone [[ ] hours a day [ ] days a week].

•	to participate in interdepartmental and external meetings where laboratory activities and special knowledge affects patient care including but not limited to:

-	Patient care audits

-	Tissue audits

-	Providing regular clinical meetings for anatomical pathology reviews

-	Reviews of the use of the resources of the Hospital

-	Participation in conferences and committees in particular those concerned with infection control, blood transfusions, occupational health and safety, clinical reviews

•	to participate in the education program of post-graduate health professionals

•	to introduce new tests and improve techniques and advise the Hospital Director of Hospital of those changes and improvements

•	to participate in on-going and planned clinical trials in terms of:

-	tissue storage

-	tissue Analysis

-	data manipulation.]

Schedule 3

Performance Criteria

[To be finalised in respect of each hospital listed in Schedule 5:

A. Pathology Services Requirements

Responsiveness requirements

When clinical need requires, the Service Provider must provide a blood gas analyser for use by Hospital staff. All staff using the analyser must comply with procedures determined by the Service Provider.

Turnaround times:

•	Within [ ] month of the day this document takes effect the Service Provider is required to provide the Hospital with a list of the turnaround times (TAT) they will achieve in providing the core laboratory services and the extended laboratory services.

•	The TAT is required to be measured from the time of specimen receipt to the time the result is viewable at a terminal.

•	The measure of TAT which the Service Provider must utilise is the time to completion of 90% of tests.

•	The turnaround times for both core and extended laboratory services should be set out under the following table:

Anatomical pathology

Availability of results Turnaround times
Test	Report available (on telephone if required)	Final written report
Small biopsies	[ ] hours	[ ] days
Medium specimens (eg gallbladder, uterine curetting, skin)	[ ] hours	[ ] days
Large specimens (eg colectomy, mastectomy)	[ ] days	[ ] days
Specimens requiring decalcification	[ ] days	[ ] days
Immunochemistry	[ ] days	[ ] days
General cytology	[ ]day	[ ]days
Pap smear	[ ]days	[ ]days
Frozen section	[ ]	[ ]

Microbiology

Availability of results Turnaround times for non-urgent specimens
Test
Microscopic examination of clinical specimens (parasites and other micro organisms)	[ ]hours Available outside Business Hours for urgent requests only

Culture of urine, faeces, swabs, tissue, sputum, CSF, other body fluids and MSRA screening	[ ] days

Detection of bacterial antigens	[ ] hours

Haematology

Availability of results Turnaround times for non-urgent specimens
Test
FBC only	[ ] hours

Blood film	[ ]hours

ESR	[ ]hours

Reticulocytes	[ ]hours

Basic coagulation screen tests: NIR, PT, aPTT, Fibriogen, D Dimer	[ ]hours

Screening tests for infections monoucleosis	[ ]hours

Kleihauer test	[ ]hours

Malarial parasite screening	[ ] hours

Pregnancy test	[ ] hours

Bone marrow collections	[ ] days [Collections not available outside Working Hours

Immunohaematology

Availability of results Turnaround times for non-urgent specimens
Test
Blood grouping (ABO and Rh D)	[ ]hours

Screening of serum for Rh and other blood group antibodies	[ ]hours

Cross matching	According to time required as indicated on request

Group specific issue	[ ]hours

Direct Antigobulin Test	[ ] hours

Cord blood testing	[ ] hours

Biochemistry

Availability of results Turnaround times for non-urgent specimens
Test
EUC/LFT/Glu, Ca, P, Chol, Tri etc	[ ] hours

Ck/CKMB	[ ] hours

Neonatal Bilirubins	[ ] hours

Therapeutic Drugs (Gentamicin, Digoxin, Dilantin, Theophylline)	[ ] hours

Blood Gases	[ ] hour (only when request processed by Service Provider)

•	Any tests which would be sent out to a reference or other laboratory should be indicated on the TAT list(s).

Responsiveness of the delivery system -the Service Provider must specify a median specimen delivery time which will be achieved from outpatient and inpatient sites at the Hospital.

Responsiveness of the phlebotomy service - the Service Provider must confirm that there will be a prompt response to a telephone request for a phlebotomist during the extended in hours phlebotomy service times.

Sentinel turnaround times

The Hospital has set the following sentinel event turnaround times which the Service Provider must achieve at all times and which will be randomly audited. These tests and turnaround times are those which commonly reflect a Service Provider’s turnaround efficiency. They are:

Urgent tests counted from the time of specimen receipt to time of ring out of result

•	K+ (potassium) [ ] minutes

•	PT/APTT [ ] minutes

Routine tests counted from the time of specimen receipt to authorised results viewable at a terminal

•	Iron studies less than [ ] hours

•	Midstream urine no growth less than [ ] hours

•	Histology Initial microscopic report on [ ]working day.

The Hospital operations manager

The Service Provider is required to nominate an identifiable, readily contactable person to manage the Hospital work. That person must:

•	Be the point of first contact for operational issues

•	Organise regular meetings between the Service Provider and the Hospital users which includes VMOs and the Hospital staff.

•	Provide measures of performance as specified in the contract for the provision of services.

Specific clinical and anatomical pathology requirements

Anticoagulant testing - timely support for therapeutic anti-coagulant control is required. In particular PR results must be notified in time to modify evening anticoagulant dosing.

Anatomical pathology - cut up must be done on site and a biopsy review service provided on site. A frozen section service must be provided for the Hospital theatres as follows:

•	[ ] hour notice for elective frozen section

•	immediate phone access for urgent frozen section

•	collection to report TAT for every frozen section of [ ] minutes.

Autopsy service - whilst an autopsy service is not expected to be provided such a service must be facilitated by the Service Provider as required by clinicians.

Blood transfusion and blood products - An on site service must be provided as part of the core laboratory service including:

•	inventory of blood products

•	compatibility testing

•	issuing of blood products on site [ ] hours a day [ ] days a week

•	facilitation of a minimum blood ordering schedule for surgery in accordance with Red Cross recommendations.

Bone marrow biopsy - A timely and responsive bone marrow service must be provided by the Service Provider including review meetings as required by clinicians.

Deceased patients - The Service Provider must provide a body transport, storage and release process.

Infectious diseases surveillance/hospital cross infection - The Service Provider must Provide:

•	the Hospital ID officer with weekly reports containing collated data on infection control rates selected by isolate type and antibiotic sensitivity

•	medical support for the ID team if and when necessary including advice on an effective antibiotic prescribing policy

•	provide timely support for the Hospital needle-stick program.

Neonatal and paediatric anatomical and clinical pathology - The Service Provider must have the ability to provide expertise in the collection and analysis of paediatric specimens and provide medical consultative expertise when and if required.

Point of care - The Service Provider must be prepared to manage a hospital wide point of care (POC) system including:

•	co-ordinating training and retraining, quality assurance and quality control

•	interpolating results into the clinical record

•	providing registration for POC operators undertaking POC tests.

The Service Provider is not expected to purchase POC instruments but is required to be actively involved in any Hospital process to select instrumentation.

Tissue storage - The Service Provider is required to store all tissue of the Hospital patients according to current ethical standards. All blocks and slides must be stored in appropriate atmosphere controlled conditions indefinitely. The Service Provider must also provide a process whereby:

Infection Control

The Service Provider will assist in the provision of consultation, program management and laboratory support in relation to infection control including, without limitation, air sampling in operation theatres, endoscopy suite tests, MRSA screening and patient screening.

Quality assurance support

Provision of quality assurance support including sterile supply, endoscopy and operating theatres.

•	Stored material is audited

•	Patient and relative inquiries about stored material are responded to appropriately and promptly.

B.	Quality and standards

The Service Provider must be accredited to the Medical Testing accreditation scheme through the National Association of Testing Authorities, Australia / Royal College of Pathologists of Australasia (NATA/RCPA)

The Service Provider must continually meet all the requirements, which the National Association of Testing Authorities imposes as a pre-requisite to it recommending accreditation of all the Service Providers laboratories by the Health Insurance Commission.

The Service Provider must have and provide evidence of:

-	a specimen tracking system

-	a complaints handling system which meets Australian Standard 4269-1995

-	a comprehensive quality assurance program

The Service Provider must actively support and participate in the quality cycle of the ACHS.

C.	Performance assessment

All services provided by the Service Provider must conform with these specifications and the contract for the provision of Pathology Services.

To ensure that the services provided by the Service Provider are efficient and effective and as required for good patient care, performance measures are required. Within 1 month of the day this document the Service Provider is required to state to the Operator how they propose that their performance in providing services at the Hospital will be measured and communicated to the Hospital. The complete methodology must be described.

In addition examples must be submitted of the following:

•	Serial analysis of high volume tests for 90% test completion

•	ID report sorted for isolate type and antibiotic sensitivity.]

Schedule 4

Rates

[To be finalised in respect of each hospital listed in Schedule 5:

[Where agreements with HCF apply:

For Public Hospitals:]

1.	Rates for Patient Pathology Services

(c)	The rates chargeable by the Service Provider to the Operator for the Patient Pathology Services shall be the Commonwealth Medicare Benefits Schedule (as that schedule is amended from time to time).

(d)	The rates chargeable by the Service Provider to the Operator for the Patient Pathology Services which are not listed in the Commonwealth Medicare Benefits Schedule (as that schedule is amended from time to time) are [ ]..

2.	Billing Procedures in respect of payment of Service Provider and collection of moneys from Governmental Agencies and / or patients

[    ]]

3.	Rates for Hospital Pathology Services

[    ]

[Where agreements with HCF apply:

For Private Hospitals:]

4.	Rates for Patient Pathology Services

(e)	The rates chargeable by the Service Provider to [the patient / Operator] for the Patient Pathology Services shall be the Commonwealth Medicare Benefits Schedule (as that schedule is amended from time to time).

(f)	The rates chargeable by the Service Provider to the Operator for the Patient Pathology Services which are not listed in the Commonwealth Medicare Benefits Schedule (as that schedule is amended from time to time) are [ ]..

5.	Billing Procedures in respect of payment of Service Provider by [patient / Operator via Governmental Agencies / health funds]

[    ]]

6.	Rates for Hospital Pathology Services

[    ]]

Schedule 5

Operator Services & Equipment

[To be finalised in respect of each hospital listed in Schedule 5:

1.	The following equipment will be provided by the Operator which may be used by the Service Provider in connection with its provision of the Pathology Services:

[Either specify equipment or state “nil”.]

2.	To the extent that any equipment is provided pursuant to Item 1 of this Schedule, the Operator must:

(a)	ensure that the equipment is maintained in a safe, serviceable and clean condition;

(b)	maintain complete and accurate records of equipment maintenance schedules, breakdowns and repairs; and

(c)	ensure that all of the equipment and the materials provided or used in connection with the Services conform to the current relevant Australian Standard (where such exists) or where an Australian Standard does not exist, to generally accepted industry standards.

3.	The Operator must provide the following services to the Service Provider:

(a)	[specify services or specify “nil”]; and

(b)	[appropriate self or cupboard space on which the Service Provider may temporarily store consumable or collection materials used in its provision of the Patient Pathology Services.]]

Schedule 5

Hospitals forming part of the Hospitals Assets

Attadale Private Hospital

Belmont Private Hospital

Caloundra Private Hospital

Castlecrag Private Hospital

Christo Road Private Hospital

Como Private Hospital

Cotham Private Hospital

Glengarry Private Hospital

Gosford Private Hospital

Hillcrest - Rockhampton Private Hospital

John Fawkner Private Hospital

John Flynn - Gold Coast Private Hospital

Kareena Private Hospital

Knox Private Hospital

Lady Davidson Private Hospital

Linacre Private Hospital

Lingard Private Hospital

Macarthur Private Hospital

Masada Private Hospital

Mount Hospital

Mount Waverley Private Hospital

Nambour Selangor Private Hospital

Nepean Private Hospital

North West Brisbane Private Hospital

Nowra Private Hospital

Pindara Private Hospital

Port Macquarie Private Hospital

31

Orange Private Hospital

Ringwood Private Hospital

Shepparton Private Hospital

St Andrew’s - Ipswich Private Hospital

St George Private Hospital

Strathfield Private Hospital

Sunnybank Private Hospital

The Avenue Hospital

The Hills Private Hospital

Victorian Rehabilitation Centre - Eastern Melbourne

Victorian Rehabilitation Centre - Northern Melbourne

Wangaratta Private Hospital

Warners Bay Private Hospital

Warringal Private Hospital

Executed as an Agreement.

Signed for and on behalf of Mayne Group Limited ABN 56 004 073 410 by its Attorneys under Power of Attorney dated 30 January 2002 each of whom declares that he or she holds the office in Mayne Group Limited indicated under his or her signature and that he or she has no notice of the revocation of the Power of Attorney	Mayne Group Limited ABN 56 004 073 410 by its Attorneys:

Signature of Attorney

Name of Attorney in full

Office

Signature of Attorney

Name of Attorney in full

Office

Executed by HCoA Hospital Holdings (Australia) Pty Ltd or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

CLAYTON UTZ

Shared Services Agreement

Mayne Group Limited

ACN 004 073 410

Australian Newco Holdings Pty Limited

ACN 106 722 347

If you have any questions about the details of this document please contact Paul Noonan on + 61 3 9286 6000

Clayton Utz Lawyers

Level 18 333 Collins Street Melbourne VIC 3000 Australia

DX 38451 333 Collins VIC

T + 61 3 9286 6000 F + 61 3 9629 8488

www.claytonutz.com

Our reference 721/344/21724491

1.	Definitions and interpretation		1

	1.1	Definitions	1
	1.2	Interpretation	5
	1.3	Order of precedence	6
	1.4	Capacity	6

2.	Term		6

	2.1	General Term	6
	2.2	C&P Term	7

3.	MGL Provided Services		7

	3.1	MGL to provide the MGL Provided Services	7
	3.2	Service levels and performance standards	7

4.	Buyer Provided Services		8

	4.1	Buyer to provide the Buyer Provided Services	8
	4.2	Service levels and performance standards	9
	4.3	Third Party Consents	10
	4.4	Failure to meet performance levels	10
	4.5	Insurance	11
	4.6	Key Personnel	11
	4.7	Access to Business Records	11

5.	Changes to Services and Service Schedules		12

	5.1	Services Schedules	12
	5.2	Change	12
	5.3	No obligation	12
	5.4	Changes to IT infrastructure and Service delivery	12
	5.5	Changes after 18 months	13
	5.6	Importation of change	13

6.	Third party service providers		13

	6.1	MGL’s right to subcontract	13
	6.2	Buyer’s right to subcontract	13

7.	Charges and invoicing		14

	7.1	Payment	14
	7.2	Charges for Services in the Transition Period	14
	7.3	Invoicing and payment	15
	7.4	Goods and services tax	15
	7.5	Set-off	16

8.	Monies		16

	8.1	Deposit of monies	16
	8.2	Use of monies	16

9.	Dispute resolution		16

	9.1	Reasonable efforts to resolve disputes	16
	9.2	Escalation to CEOs	16
	9.3	Appointment of Expert	17
	9.4	Conduct of Expert Determination	17
	9.5	Costs of Expert Determination	18
	9.6	Expert’s decision	18
	9.7	Court proceedings	18
	9.8	Continued Performance	18

i.

10.	Manager and Steering Committee		18

	10.1	Appointment of Transition Services Manager	18
	10.2	Single point of contact	19
	10.3	Establishment and procedures of Steering Committee	19

11.	Confidentiality and disclosure of information		19

	11.1	Duty of confidentiality	19
	11.2	Exceptions	19
	11.3	Third parties receive Confidential Information	20
	11.4	Return of information	20
	11.5	No implied rights	20
	11.6	Privacy	20
	11.7	Survival of clause	20

12.	Security and audit		21

	12.1	Security	21
	12.2	Buyer to maintain audit trail of all MGL Group transactions	21
	12.3	Buyer to give access to internal and external auditors and other representatives	21

13.	Liability		22

	13.1	Liability restrictions	22
	13.2	Third Party Providers - MGL Provided Services	22
	13.3	Third Party Providers - Buyer Provided Services	23

14.	Disengagement		23

	14.1	Co-operation	23
	14.2	Disengagement principles	23

15.	Termination		24

	15.1	Termination of Agreement for cause	24
	15.2	Termination of a Services Schedule	25

16.	Force Majeure Event		25

	16.1	Suspension of Obligations	25
	16.2	Obligation to remove or prevent Force Majeure Event	25
	16.3	Consultation	26
	16.4	Termination	26
	16.5	Third party supply	26

17.	General provisions		26

	17.1	Governing law and jurisdiction	26
	17.2	Further acts	27
	17.3	Notices	27
	17.4	Counterparts	28
	17.5	Amendments	28
	17.6	Merger	28
	17.7	Assignments	28
	17.8	Consents	29
	17.9	Waiver	29
	17.10	Expenses	29
	17.11	No representation or reliance	29
	17.12	Operation of this Agreement	29
	17.13	Attorneys	30

Annexure A			2

Annexure B			10

ii.

Annexure D	29

Appendix 1	1

Appendix 2 - List of Servers	1

Appendix 3 - Bearing Point Quote	1

iii.

Agreement made at              on              2003

Parties	Mayne Group Limited ACN 004 073 410 of Level 21, 390 St Kilda Road, Melbourne, Victoria, 3004 (“MGL”)

Australian Newco Holdings Pty Limited ACN 106 722 347 of c/o Minter Ellison, 88 Phillip Street, Sydney, New South Wales, 2000 (“Buyer”)

Recitals

A.	On or about the date of this Agreement, MGL, MHH and the Buyer entered into the Share and Asset Sale Deed and the nine Asset Sale Deeds, under which agreements, the Buyer has, amongst other things, agreed to acquire the Non C&P Hospital Business and the C&P Hospital Business.

B.	Certain services have been supplied by members of the MGL Group to the C&P Hospital Business and Non C&P Hospital Business, to other businesses operated by members of the MGL Group and to Contracted Members.

C.	The assets and personnel required for the supply of some of the services referred to in Recital C will transfer to the Buyer on completion of the Share and Asset Sale Deed.

D.	This Agreement sets out the terms on which, during the Term:

(a)	the Buyer will make available to MGL Group Members the services referred to in Recital B and assistance necessary to enable the MGL Group Members to transition to replacement services; and

(b)	MGL will continue to make available to the Business the services referred to in Recital B, other than those referred to in Recital C, to enable the Buyer to operate the Business during the Term.

The parties agree

1.	Definitions and interpretation

1.1	Definitions

In this Agreement the following terms have the following meanings:

“Asset Sale Deeds” means the 9 sale and purchase agreements entered into on or about 20 October 2003 between MGL, the Buyer and certain Related Bodies Corporate of the Buyer providing for the transfer to the Buyer of the assets and liabilities in relation to the C&P Hospitals.

“Business” means the Hospital Business and each C&P Hospital Business from Completion of the Asset Sale Deed for that C&P Hospital Business.

“Business Day” means a day (not being a Saturday, Sunday or public holiday) on which trading banks are generally open for business in Victoria.

“Business Records” has the meaning given in each Asset Sale Deed.

“Buyer Charges” means the fees and charges payable by MGL for the Buyer Provided Services.

“Buyer Group” means the Buyer and Related Bodies Corporate of the Buyer (including the Group) to the extent that they operate the Business as at the Commencement Date (each a “Buyer Group Member”).

1.

“Buyer Provided Services” means all services and access to facilities, software and information technology and communications infrastructure which were received by members of the MGL Group and were or will be received by Contracted Members from personnel and assets transferred to the Buyer under the Share and Asset Sale Deed and includes the SAP Services, the Disengagement Services and the services and access described in Annexure B.

“C&P Hospital” means a “Hospital” as defined under each of the Asset Sale Deeds.

“C&P Hospital Business” means a “Hospital Business” as defined under each of the Asset Sale Deeds.

“C&P Term” means the duration of the longest C&P Transition Period.

“C&P Transition Period” has the meaning given in clause 2.2.

“Change” means any change, alteration, amendment, reduction or addition to the Services, to any hardware, software or infrastructure used in the provision of the Services or to the method of delivery, volume, performance level or amount of resources involved in the provision of a service and includes any necessary consequential changes to the Services Schedules.

“Charges” means whichever is applicable of the MGL Charges and the Buyer Charges, or both, as the context requires.

“Commencement Date” means the “Completion Date” as defined in the Share and Asset Sale Deed.

“Completion” means in the case of:

(a)	the Hospital Business, “Completion” as defined in the Share and Asset Sale Deed; and

(b)	each C&P Hospital Business, means the earlier of “Completion” as defined in the Asset Sale Deed for that C&P Hospital Business and termination of the Asset Sale Deed for that C&P Hospital Business.

“Confidential Information” means any and all information of any nature and in any form (including electronic, magnetic and other intangible forms, whether capable of being read by human beings or not) concerning the operations, dealings, organisation, personnel, business strategies, customers, technology, Intellectual Property, trade secrets or know-how of a Party and/or any of its Related Bodies Corporate which is received by, disclosed to or discovered by the other Party (the “receiving Party”) before, on or after the date of this Agreement under, in connection with or as a result of this Agreement or any action taken under this Agreement, but does not include information which:

(a)	is or becomes part of the public domain through no act, failure to act or default of the receiving Party or any person associated with, or who received that information from or as a consequence of disclosure by, the receiving Party;

(b)	is disclosed to the receiving Party by a third party lawfully in possession of such information and who is under no obligation to maintain such information in confidence, provided that such third party was not a Related Body Corporate of the receiving Party at the time of the disclosure to the receiving Party; or

(c)	can be shown from the receiving Party’s written records was in the receiving Party’s possession prior to receipt by, disclosure to or discovery by the receiving Party.

“Contracted Members” means the companies and businesses referred to in clause 4.1(c).

2.

“Disengagement Services” means the services to be provided by the Buyer in connection with the activities described in clause 14.

“Force Majeure Event” means an event or cause which is beyond the reasonable control of the Party claiming an obligation under this Agreement is frustrated by such event or cause but excluding a strike, lockout or other industrial dispute involving the employees of a Buyer Group Member but otherwise including:

(a)	an act of God, lightning, storm, flood, fire, earthquake, explosion, cyclone, tidal wave, landslide or adverse weather conditions;

(b)	an act of public enemy, war (declared or undeclared), terrorism, sabotage, blockade, revolution, riot, insurrection, civil commotion or epidemic;

(c)	the effect of any applicable laws, orders, rules or regulations of any government or other competent authority;

(d)	embargo, inability to obtain any necessary materials, equipment, facilities or qualified employees, power or water shortage, lack of transportation; and

(e)	breakage or accident or other damage to machinery, but only to the extent that the effects thereof could not have been avoided or minimised by appropriate maintenance or support arrangements.

“Group” has the meaning given in the Share and Asset Sale Deed.

“GST Law” has the same meaning as in the ‘A New Tax System (Goods and Services Tax) Act 1999 (Cth) and words defined in the GST Law have the same meaning in this Agreement.

“Hospital Business” has the meaning given in the Share and Asset Sale Deed.

“Intellectual Property Rights” means any and all intellectual and industrial property rights throughout the world, whether subsisting now or in the future, including rights in respect of or in connection with copyright, trade marks, designs, patents, business and domain names, inventions, confidential information, trade secrets and know how, and moral rights, whether or not registered or registrable, including rights to registration of such rights and rights in all applications to register such rights.

“Key Personnel” means the employees of the Buyer listed in Annexure C.

“MGL Bank Account” means all bank accounts, lock boxes or other means of holding cash or cash equivalent of, or relating to the operations of, each C&P Hospital Business.

“MGL Charges” means the fees and charges payable by the Buyer for the MGL Provided Services.

“MGL Group” means MGL and its Related Bodies Corporate as at the Commencement Date and any Related Bodies Corporate of MGL from time to time (each a “MGL Group Member”).

“MGL Provided Services” means the services and access to premises, facilities, software and information technology and communications infrastructure described in Annexure A.

“MHH” means Mayne Healthcare Holdings Pty Limited, ACN 078 954 631 of Level 21, 390 St Kilda Road, Melbourne, Victoria.

“Non C&P Hospital Business” has the meaning given in the Share and Asset Sale Deed.

“Parties” means the Buyer and MGL.

3.

“Personal Information” has the meaning given in the Privacy Act 1988 (Cth).

“Privacy Act” means the Privacy Act 1988 (Cth).

“Privacy Laws” means:

(a)	the Privacy Act;

(b)	the National Privacy Principles contained in Schedule 3 to the Privacy Act or any approved privacy code that applies to any of the parties to this Agreement; and

(c)	all other applicable laws which require a person to observe privacy or confidentiality obligations in respect of Personal Information or other information.

“Related Body Corporate” has the meaning given in the Corporations Act 2001 (Cth).

“SAP Services” is defined in Services Schedule 1 to Annexure B .

“SAP System” means the system described in section 1 of Services Schedule 1 to Annexure B as modified and upgraded from time to time.

“Services” means whichever is applicable of the MGL Provided Services and the Buyer Provided Services, or both, as the context requires.

“Services Schedule” means a document substantially in the form of Annexure D, describing:

(a)	services to be provided by MGL and attached to this Agreement as part of Annexure A, either as at the date of this Agreement or subsequently under clause 5; or

(b)	services to be provided by the Buyer and attached to this Agreement as part of Annexure B, either as at the date of this Agreement or subsequently under clause 5.

“Share and Asset Sale Deed” means the share and asset sale deed entered into on or about 20 October 2003 between MGL, MHH, and the Buyer providing for the transfer to the Buyer of the shares in Australian Medical Enterprises Ltd and HCoA Hospital Holdings (Australia) Pty Ltd and certain assets and liabilities in relation to the hospital business carried on by those companies and their respective subsidiaries.

“Term” means the General Term and the C&P Term.

“Third Party Provider” means, as the context requires, any person engaged, contracted or used by:

(a)	MGL to provide any MGL Provided Services (other than a MGL Group Member); or

(b)	the Buyer to provide any Buyer Provided Services (other than a Buyer Group Member).

“Transaction Documents” means each of the:

(a)	Umbrella Deed;

(b)	Share and Asset Sale Deed;

(c)	each Asset Sale Deed; and

(d)	Trust Deed.

4.

“Transition Period” means, subject to clause 2.1(b):

(a)	for an MGL Provided Service (other than for MGL Provided Services for each C&P Hospital Business), the period specified in the applicable Services Schedule as the period during which MGL will provide that MGL Provided Service to the Business;

(b)	for a Buyer Provided Service (other than for Buyer Provided Services for each C&P Hospital Business prior to Completion), the period specified in the applicable Services Schedule as the period during which the Buyer will provide that Buyer Provided Service to the Mayne Group;

(c)	for Services provided to a C&P Hospital Business the applicable C&P Transition Period; or

(d)	for any MGL Provided Service or Buyer Provided Service which is not defined in a Services Schedule or for which no period is specified in the relevant Services Schedule, the period commencing on the Commencement Date and ending on the date which is 12 months after the Commencement Date.

“Trust Deed” has the meaning given to that term in the Asset Sale Deeds.

“Umbrella Deed” has the meaning given to that term in the Asset Sale Deeds.

1.2	Interpretation

In this Agreement unless the context indicates a contrary intention:

(a)	words importing the singular include the plural and vice versa, and words denoting a given gender include all other genders;

(b)	the expression “person” includes an individual, the estate of an individual, a body politic, a corporation and a statutory or other authority or association (incorporated or unincorporated);

(c)	headings are for convenience only and do not affect interpretation;

(d)	references to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Agreement and a reference to this Agreement includes any schedule, exhibit and annexure;

(e)	references to this Agreement, or any other deed, agreement, instrument or document is deemed to include references to this Agreement, or such other deed, agreement, instrument or document as amended, novated, supplemented, or replaced from time to time;

(f)	a reference to an agreement includes a representation, undertaking, deed, agreement or legally enforceable order or arrangement or understanding whether or not in writing;

(g)	a reference to a document includes any written agreement and any certificate or note or other document of any kind;

(h)	references to any person or to any party to this Agreement include that person’s or party’s executors, administrators, successors and permitted assigns;

(i)	where any word or phrase is given a defined meaning any other part of speech or grammatical form in respect of such word or phrase has corresponding meaning;

5.

(j)	where the day on or by which any sum is payable hereunder or any act, matter or thing is to be done is a day other than a Business Day, such sum will be paid and such act, matter or thing will be done on the immediately succeeding Business Day;

(k)	where 2 or more parties to this Agreement make a joint covenant, undertaking, representation or warranty, the same will be construed to refer to and bind each of such parties jointly and each of them severally;

(l)	references to payments to any party to this Agreement will be construed to include payments to another person upon the direction of such party;

(m)	reference to any legislation or to any clause or provision of any legislation includes any statutory modification or re-enactment or any statutory provision substituted for, and all ordinances, by-laws, regulations and other statutory documents issued under, that legislation, clause or provision;

(n)	the word “includes” in any form is not a word of limitation; and

(o)	a reference to Annexure A includes any Services Schedule incorporated in Annexure A at the Commencement Date or subsequently under clause 5 and a reference to Annexure B includes any Services Schedule incorporated in Annexure B at the Commencement Date or subsequently under clause 5.

1.3	Order of precedence

In the event of a conflict between the terms of the individual documents which constitute this Agreement the following order of precedence will apply:

(a)	this Agreement (excluding the Services Schedules); and

(b)	the Services Schedules.

1.4	Capacity

The parties acknowledge that:

(a)	the Buyer enters into and may enforce this Agreement for the benefit of the Buyer Group Members involved in the operation of the Business;

(b)	MGL enters into and may enforce this Agreement for the benefit of each MGL Group Member and each Contracted Member; and

(c)	this Agreement is only enforceable by and against each of MGL and the Buyer.

2.	Term

2.1	General Term

(a)	The General Term commences on the Commencement Date and terminates on the earlier of:

(i)	the date on which all Transition Periods have expired; and

(ii)	termination of this Agreement in accordance with clause 15.

6.

(b) (i)	MGL may extend the Transition Period for any Buyer Provided Service by a period of up to 180 days if MGL has not transitioned off that service prior to the end of the original Transition Period; and

(ii)	the Buyer may extend the Transition Period for any MGL Provided Service by a period of up to 180 days if the Buyer has not transitioned off that service prior to the end of the original Transition Period.

(c)	To exercise its rights under clause 2.1(b) above, a Party must notify the other Party, at least 60 days prior to the end of the original Transition Period or the first extension of the Transition Period, of its intention to extend the Transition Period and specifying the length of the extended Transition Period.

(d)	The fee for any MGL Provided Service or Buyer Provided Service for which the Transition Period is extended under clause 2.1(b) will be calculated and charged on a pro rata basis according to the fees payable during the original Transition Period for that service adjusted to reflect any change, for the 12 month period preceding the commencement of the extension, in the weighted average of the consumer price index for the eight capital cities published by the Australian Bureau of Statistics.

2.2	C&P Term

(a)	The C&P Transition Period for each C&P Hospital Business commences on the Commencement Date and terminates on the earlier of:

(i)	the date of Completion of the Asset Sale Deed for that C&P Hospital Business;

(ii)	termination of this Agreement in accordance with clause 15.

3.	MGL Provided Services

3.1	MGL to provide the MGL Provided Services

Subject to clause 4.3, MGL will provide, or procure a MGL Group Member or a Third Party Provider to provide, the MGL Provided Services to the Business for the applicable Transition Periods on the terms of this Agreement.

3.2	Service levels and performance standards

(a)	MGL will provide the MGL Provided Services in accordance with all requirements set out in Annexure A, including any service levels or key performance indicators specified in Annexure A.

(b)	Without limiting its obligations under clause 3.2(a), MGL will use reasonable endeavours to supply the MGL Provided Services as they were being supplied to the Business immediately prior to the Commencement Date.

(c)	Subject to clauses 3.2(a) and 3.2(b), MGL will have no obligation to improve any aspect of the MGL Provided Services or the supply of the MGL Provided Services except:

(i)	where necessary to enable a Buyer Group Member to comply with any legislative or regulatory requirement provided that the Buyer will pay the reasonable costs of any improvement necessitated by a legislative or regulatory requirement applicable only to the Business;

7.

(ii)	if MGL improves any aspect of the MGL Provided Services which are provided to the MGL Group, in which case the improvement will also be provided to the Business.

(d)	MGL will:

(i)	continue, throughout the Term, to provide Buyer Group Members with any reports and information which the Buyer Group Members received in the ordinary course of business prior to the Commencement Date in respect of any service which is an MGL Provided Service;

(ii)	provide reasonable assistance and resources and do things reasonably required by the Buyer to allow the Buyer to fulfil its obligations and exercise its rights under this Agreement;

(iii)	without limiting the other obligations of MGL, ensure that each MGL Group Member providing MGL Provided Services:

A.	complies with MGL’s obligations under this Agreement;

B.	subject to clause 3.2(c), complies with reasonable requests made by the Buyer from time to time with respect to any MGL Provided Service; and

C.	gives the Buyer and each Buyer Group Member access to premises, facilities and equipment owned or controlled by the MGL Group as reasonably necessary and required by the Buyer or Buyer Group Member in relation to the supply of MGL Provided Services; and

(iv)	generally cooperate reasonably with the Buyer in relation to the supply of the MGL Provided Services.

4.	Buyer Provided Services

4.1	Buyer to provide the Buyer Provided Services

(a)	The Buyer will provide, or procure a Buyer Group Member or a Third Party Provider to provide, the Buyer Provided Services specified in Part 1 of Annexure B to the MGL Group Members for the applicable Transition Period during the General Term on the terms of this Agreement.

(b)	The Buyer will provide, or procure a Buyer Group Member or a Third Party Provider to provide, the Buyer Provided Services specified in Parts 1 and 2 of Annexure B to each C&P Hospital Business for the C&P Term for that C&P Hospital Business on the terms of this Agreement.

(c)	If a MGL Group Member, or a business operated by a MGL Group Member, is divested from the MGL Group during the General Term or, having been divested from the MGL Group before the Commencement Date is, at the Commencement Date, receiving services the same as any Buyer Provided Services from any MGL Group Member, the Buyer will, if directed to do so by MGL, continue to provide to that company or business any Buyer Provided Services which that company or business was receiving prior to the divestment or the Commencement Date, as the case may be, on terms the same as all applicable terms of this Agreement, including terms as to price.

8.

(d)	The obligation of the Buyer under clause 4.1(c) will apply for the Transition Period during the General Term of each Buyer Provided Service being provided to the relevant company or business and MGL may on behalf of the divested company or entity which acquired the business extend any such Transition Period in accordance with clause 2.l(b).

4.2	Service levels and performance standards

(a)	The Buyer will provide the Buyer Provided Services in accordance with all requirements set out in Annexure B, including any service levels or key performance indicators specified in Annexure B.

(b)	The Buyer acknowledges that, throughout the Term, certain Buyer Provided Services, in particular the SAP Services, will be of critical importance to the business operated by MGL Group Members and Contracted Members. Accordingly, notwithstanding any other provisions of this Agreement but subject to clause 4.2(a), the Buyer must supply the Buyer Provided Services to MGL for the benefit of MGL Group Members and Contracted Members to at least the same extent, in the same manner, at the same level of use and performance and with the same commitments to timing of delivery (including the timing of batch runs which are part of the SAP Services) as such services were being supplied to the MGL Group Members and Contracted Members immediately prior to the Commencement Date and the Buyer must ensure that the SAP Services are provided to the MGL Group Members and Contracted Members at all times at least to the standard that the Buyer provides such services to its own business (including the Business).

(c)	Subject to sub-clauses 4.2(a) and 4.2(b), the Buyer will have no obligation under this Agreement to improve any aspect of the Buyer Provided Services or the supply of the Buyer Provided Services except:

(i)	where necessary to enable a MGL Group Member to comply with any legislative or regulatory requirement provided that MGL will pay the Buyer’s reasonable costs of any improvement necessitated by a legislative or regulatory requirement applicable only to an MGL Group Member;

(ii)	if the Buyer improves any aspect of the Buyer Provided Services which are provided to the Business, in which case the improvement will also be provided to the MGL Group Members; and

(iii)	in relation to the Buyer Provided Services set out in Part 2 of Annexure B, which the Buyer must ensure are provided at all times at least to the standard that the Buyer provides to its own business (including the Business).

(d)	Without limiting the other obligations of the Buyer, the Buyer will:

(i)	continue, throughout the Term, to provide MGL Group Members with any reports and information which the MGL Group Members received in the ordinary course of business prior to the Commencement Date in respect of any service which is a Buyer Provided Service;

(ii)	provide reasonable assistance and resources and do things reasonably required by MGL to allow MGL to fulfil its obligations and exercise its rights under this Agreement;

9.

(iii)	without limiting the other obligations of the Buyer, ensure that each Buyer Group Member providing Buyer Provided Services:

A.	complies with the Buyer’s obligations under this Agreement applicable to that Buyer Group Member;

B.	subject to clause 4.2(c), complies with reasonable requests made by MGL on behalf of any MGL Group Member or Contracted Member from time to time with respect to any Buyer Provided Service; and

C.	gives MGL access to premises, facilities and equipment owned or controlled by the Buyer Group as reasonably necessary and required by MGL in relation to the supply of the MGL Provided Services; and

(iv)	generally cooperate reasonably with MGL in relation to the supply of the Buyer Provided Services to MGL Group Members and Contracted Members.

4.3	Third Party Consents

(a)	The Parties will be jointly responsible for obtaining from Third Party Providers and other third parties all consents, approvals and licences necessary for the performance of the Services in accordance with this Agreement.

(b)	Subject to clause 4.3(d), each Party will do all things within its reasonable power necessary to maintain the currency of all consents, approvals and licences from Third Party Providers and other third parties necessary for the performance of the Services in accordance with this Agreement.

(c)	A Party will not do or omit to do anything which will cause the other Party or any Related Body Corporate of the other Party to breach the terms of any such consent approval or licence or which would give the relevant Third Party Provider or other third party the right to terminate any such consent, approval or licence.

(d)	MGL will not be required to incur any expense, or pay any money or provide any valuable consideration to or for the benefit of any person to obtain, or to maintain, or ensure the currency or continued provision of, any consent, approval or licence from Third Party Providers and other third parties necessary for the performance of the Services to be provided by the other party. All such expense, payment of money or provision of valuable consideration will be the responsibility of the Buyer.

4.4	Failure to meet performance levels

(a)	A Party is not liable to the other Party (in this clause 4.4, “affected Party”) for a failure to meet any service level or key performance indicator unless that failure has, or is likely to have, a demonstrable effect on the affected Party.

(b)	If a Party fails to meet any performance criteria specified in this Agreement in relation to any Service and that failure has, or is likely to have, a demonstrable effect on the affected Party, the Party in breach must notify the affected Party of the failure promptly after becoming aware of it, must consult with the affected Party concerning minimisation of the effects of the failure and must rectify the failure in the time specified in the applicable Services Schedule or, if no time is specified, as soon as reasonably practicable.

(c)	If a dispute arises regarding the failure of a Party to meet any performance criteria specified in this Agreement in relation to any Service, the Parties will resolve the dispute in accordance with clause 9 failing which the affected Party may pursue any remedies available to that Party under clause 15.1(a).

10.

(d)	In taking action to restore a failed service or prevent the failure of a Service, the Party providing the Service must not give priority to the provision or rectification of services to its own business ahead of the provision of the relevant Services to the other Party without obtaining the prior written consent of the other Party which may be withheld in that other Party’s sole discretion.

4.5	Insurance

(a)	Each Party must at its own expense obtain and maintain:

(i)	all insurance required by law; and

(ii)	appropriate for its business.

4.6	Key Personnel

(a)	The Buyer will use reasonable endeavours to ensure that the Key Personnel remain employed by the Buyer in equivalent positions and performing the same duties which they occupied and performed for MGL immediately prior to the Commencement Date.

(b)	Each party will ensure that all employees and contractors involved in the provision of the Services to be provided by that party fulfil their obligations in a proper, efficient, diligent and competent manner.

(c)	During the Term:

(i)	the Buyer must not transfer or re-assign any Key Personnel until a suitable replacement is nominated by the Buyer and approved by MGL, such approval not to be unreasonably withheld or delayed.

(ii)	Any such replacement personnel proposed by the Buyer:

A.	must be suitably qualified and experienced for the position;

B.	must have undergone an appropriate skills transfer from the person he or she is replacing;

C.	must be available to commence providing services at or before the time at which the person being replaced finishes providing those services; and

D.	once employed by the Buyer in accordance with this clause 4.6(c), will be a member of the Key Personnel.

4.7	Access to Business Records

Each party must provide to the other reasonable access to such Business Records and personnel, and assistance (including copies of relevant documents) as reasonably requested by the other party, including such access as reasonably required to permit any relevant MGL Group Member or Buyer Group Member to complete tax returns and to comply with the other party’s business and statutory requirements.

11.

5.	Changes to Services and Service Schedules

5.1	Services Schedules

(a)	Prior to or during the Term, the Parties may agree on additional services to fall within the scope of this Agreement by entering into a Services Schedule for such services to be annexed to Annexure C. Any such additional services will be provided on a cost recovery basis.

(b)	A Party requesting that particular services become the subject of a new Services Schedule will submit to the other Party a draft services schedule in the form of the template in Schedule 2 or in another form agreed by the Parties.

(c)	The supply of the Services under a Services Schedule will be in accordance with the terms of this Agreement and the Services Schedule.

5.2	Change

At any time during the Term either Party may request a Change to the Services by submitting a request and adequate supporting details in writing to the other Party.

5.3	No obligation

Subject to clause 5.4, no Change or new Services Schedule may be implemented unless approved in writing by both Parties. Each Party will nevertheless use reasonable endeavours to have resources available to carry out Change requests made by the other party which are necessary for the Business (in the case of the Buyer) or the businesses operated by MGL Group Members.

5.4	Changes to IT infrastructure and Service delivery

If a Party wishes to alter either:

(a)	the information technology infrastructure to which the other Party has access under this Agreement or which is necessary for the delivery of a Service; or

(b)	the method of delivery, any computer system used to deliver, the timing of delivery (including the timing of batch runs which are part of the SAP Services), the volume or performance level of a Service or the amount of resources involved in the provision of a Service, and the process of making, or the end result of, that alteration may have a material adverse impact on the Business (if MGL is proposing the Change) or any of the businesses operated by the MGL Group Members (including each C&P Hospital Business prior to Completion), any business operated by a Contracted Member (if the Buyer is proposing the Change) then, unless the Change is expressly dealt with in this Agreement:

(c)	the Party proposing the Change must notify the other Party in accordance with clause 5.2;

(d)	MGL and the Buyer must consult and negotiate in good faith regarding the Change; and

12.

(e)	subject to clause 5.5, the Party proposing the Change will not implement the Change without the written approval of the other Party which:

(i)	if the notification is made during the first 12 months after the Commencement Date, may be withheld in the sole discretion of that other Party;

(ii)	if the notification is received between 12 months and 18 months after the Commencement Date, must not be delayed or unreasonably withheld. The other Party will be entitled to withhold its approval if the Change would result in the Services not being supplied at the same standard, or, in the case of MGL, if the Change would not satisfy the statutory reasonable accounting or requirements of MGL Group Members

(iii)	must not be withheld if the notification relates to a legislative or regulatory requirement affecting the Party proposing the Change.

5.5	Changes after 18 months

Clause 5.4 will not apply after the date which is 18 months after the Commencement Date, provided that the Party making the change will ensure that its Services supplied after that date will continue, for the remainder of the Term, to at least the standard as are provided to its business and satisfy the reasonable statutory accounting and other requirements of the other Party and, in the case of the Buyer Provided Services the accounting and other requirements set out in Paragraph 1 of Part 2 of Annexure B

5.6	Importation of change

Upon approval in writing by both Parties the terms of a Change or a new Services Schedule implemented under this clause 5 will be imported as terms of this Agreement.

6.	Third party service providers

6.1	MGL’s right to subcontract

(a)	Without limiting MGL’s obligations to the Buyer under this Agreement, MGL may subcontract any of the Services to be performed, to the extent that MGL engages a Third Party Provider to provide the service to any MGL Group Member.

(b)	MGL may at any time, in its discretion, replace one Third Party Provider with another provided that there are no material adverse effects on the MGL Supplied Services.

6.2	Buyer’s right to subcontract

(a)	Without limiting the Buyer’s obligations to MGL under this Agreement, the Buyer may subcontract any of the Buyer Provided Services to the extent that the Buyer engages a Third Party Provider to provide the Service to itself, except that the Buyer must not subcontract any SAP Services, other than those relating to the SAP Upgrade Project described in section 6.2 of Services Schedule No. 1 of Part 1 of Annexure B without obtaining the prior written approval of MGL of the decision to subcontract and of the particular subcontractor, approval in each case not to be unreasonably withheld.

(b)	The Buyer may at any time, in its discretion, replace one Third Party Provider with another provided that there are no material adverse effects on the relevant Buyer Provided Services except that the Buyer must not replace any Third Party Provider engaged in any SAP Services, other than those relating to the SAP Upgrade Project described in section 6.2 of Services Schedule No. 1 of Part 1 of Annexure B without obtaining the prior written approval of MGL of the decision to replace and the replacement Third Party Provider, approval in each case not to be unreasonably withheld.

13.

7.	Charges and invoicing

7.1	Payment

(a)	In consideration of MGL providing the MGL Provided Services, the Buyer will pay the MGL Charges.

(b)	In consideration of the Buyer providing the Buyer Provided Services, MGL will pay the Buyer Charges (other than for each C&P Hospital Business).

(c)	In consideration of the Buyer providing the Buyer Provided Services in respect of each C&P Hospital Business, MGL will pay the service charges identified in Part 2 of Annexure B.

7.2	Charges for Services in the Transition Period

(a)	Subject to this clause 7.2, the Charges for each Service are set out in the Services Schedule applicable to that Service.

(b)	Unless otherwise agreed or expressly stated in this Agreement:

(i)	the Services are charged on a cost recovery basis only, with the purpose of reimbursing the Party incurring the costs;

(ii)	the apportionment of costs between the Parties will be on a pro rata basis, based on usage or other agreed appropriate measure; and

(iii)	if the agreed Charges for a Service does are not sufficient to allow the Party providing the Service (in this clause 7.2(b)(iii) “provider”) to recover its costs of providing that Service, and if:

A.	the provider has notified the other Party of this fact in writing, setting out sufficient details of the shortfall; and

B.	the provider is able to demonstrate to the reasonable satisfaction of the other Party that it has taken reasonable steps to mitigate the shortfall;

then the Charges will be adjusted to reflect those costs and the Parties will make any adjusting payments necessary to reflect this for the period during which the costs exceed the Charges.

(c)	MGL will be entitled to be reimbursed by the Buyer for any out of pocket expenses excluding any overhead allocation in addition to the Charges which are reasonably incurred by MGL in connection with the provision of the Services and with the prior approval of the Buyer, which must not be unreasonably withheld or delayed.

(d)	Subject to clause 7.1, the Buyer will be entitled to be reimbursed by MGL for any out of pocket expenses excluding any overhead allocation in addition to the Charges which are reasonably incurred by the Buyer in connection with the provision of the Services and with the prior approval of MGL, which must not be unreasonably withheld or delayed.

14.

7.3	Invoicing and payment

(a)	No later than the fourteenth day of each calendar month, MGL will issue a Tax Invoice to the Buyer detailing the MGL Charges payable by the Buyer for the previous calendar month (and including any additional amounts which are payable by the Buyer in accordance with this Agreement). The Buyer will pay all amounts due under Tax Invoices within 10 Business Days of receipt of the Tax Invoice except where the Buyer disputes the amount which is the subject of the Tax Invoice, in which case the Buyer will:

(i)	pay to MGL the part of the amount which is the subject of the Tax Invoice (if any) which it does not dispute within 10 Business Days of receipt of the relevant Tax Invoice; and

(ii)	meet with MGL to review the disputed amount and if agreement on the amount payable is not reached within 30 days from the due date of the Tax Invoice, then the dispute will be addressed in accordance with clause 9.

(b)	No later than the fourteenth day of each calendar month, the Buyer will issue a Tax Invoice to MGL detailing the Buyer Charges payable by MGL for the previous calendar month (and including any additional amounts payable by MGL in accordance with this Agreement). MGL will pay all amounts due under Tax Invoices within 10 Business Days of receipt of the Tax Invoice except where MGL disputes the amount which is the subject of the Tax Invoice, in which case MGL will:

(i)	pay to the Buyer the part of the amount which is the subject of the Tax Invoice (if any) which it does not dispute within 10 Business Days of receipt of the relevant Tax Invoice; and

(ii)	meet with the Buyer to review the disputed amount and if agreement on the amount payable is not reached within 30 days from the due date of the Tax Invoice, then the dispute will be addressed in accordance with clause 9.

7.4	Goods and services tax

(a)	In addition to any other consideration, the recipient of a Taxable Supply made under or in connection with this Agreement must pay to the Party making the Taxable Supply the amount of GST in respect of the Taxable Supply. This clause 7.4(a) does not apply if the consideration specified for the Taxable Supply is expressly agreed to be GST inclusive.

(b)	The amount of a Party’s entitlement under this Agreement to recovery or compensation for any of its costs, expenses or liabilities is reduced by the input tax credits to which that party (or the representative member of a GST group of which the party is a member) is entitled in respect of such costs, expenses or liabilities.

(c)	A Party which is the recipient of a Taxable Supply under or in connection with this Agreement is not obliged to pay any amount in respect of GST to the Supplier unless and until the Party which is the supplier issues a Tax Invoice to the recipient Party in respect of the Taxable Supply, such Tax Invoice to be issued in accordance with clause 7.3. If an adjustment has occurred, the supplier Party must issue an adjustment note to the recipient Party.

15.

(d)	For the purposes of this clause 7.4:

(i)	“Taxable Supply” and “Tax Invoice” have the meaning given to those terms respectively in A New Tax System (Goods and Services Tax) Act 1999 (Cth), excluding, in the case of the definition of “Taxable Supply”, the operation of section 84-5 of that Act.

(ii)	other words defined in A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the meanings given to them in that Act.

7.5	Set-off

With respect to any amount to be paid by one Party to the other Party under this Agreement, the Party to which such amount is owed may set-off against such amount any amount that such Party is obligated to pay to the other Party under this Agreement.

8.	Monies

8.1	Deposit of monies

In relation to providing the Buyer Provided Services referred to in clause 4.1(b) all monies provided by or with respect to the operations of any C&P Hospital Business or otherwise received by the Buyer on behalf of that C&P Hospital Business after the Commencement Date will be promptly deposited in an MGL Bank Account for that C&P Hospital Business.

8.2	Use of monies

All monies in the MGL Bank Account will be used as directed by MGL for business activities and expenses of the C&P Hospital Business in the ordinary course and such other uses in the ordinary course related to the C&P Hospital Business as MGL may desire.

9.	Dispute resolution

9.1	Reasonable efforts to resolve disputes

(a)	If any dispute or difference arises between MGL and the Buyer out of or in connection with the performance of this Agreement or the Services, the Parties will endeavour to resolve the dispute in accordance with the procedures in this clause 9, before having recourse to arbitration or litigation.

(b)	A Party claiming that a dispute or difference has arisen, must give written notice to the other Party specifying the nature of the dispute.

(c)	Following delivery of a notice under clause 9.1(b), the Parties will make every reasonable effort to resolve the dispute or difference in a commercially reasonable and amicable way, and within 3 calendar days after delivery and receipt of the notice, the Parties’ respective Chief Information Officers will meet at a mutually convenient location (or, if necessary, by telephone) to attempt to resolve the dispute.

9.2	Escalation to CEOs

If resolution cannot be reached under clause 9.1(c) within 7 calendar days of receipt of notice of the dispute under clause 9.1(b), the Parties will endeavour to organise and conduct a meeting between the CEO of MGL (or his or her delegate) and the CEO of the Buyer (or his or her delegate) to agree appropriate actions, if any, to be implemented within an agreed timeframe. A delegate of either CEO must be duly authorised to act in relation to the matters to be discussed and must be have sufficient information and authority to make decisions on those matters on behalf of the CEO.

16.

9.3	Appointment of Expert

(a)	If resolution has not been reached (under clause 9.2, or otherwise) within 14 calendar days of receipt of notice of the dispute under clause 9.1(b), then either party may request the then current President of the Institute of Chartered Accountants in Australia to nominate a suitable person to act as an expert and determine the appropriate actions, if any, to be implemented within an agreed timeframe (the “Expert”), provided that the dispute does not relate to:

(i)	any claim that a tort has been committed;

(ii)	the existence of an alleged release, estoppel, waiver or set-off;

(iii)	the assertion of a right of rectification;

(iv)	any alleged or threatened breach of the Trade Practices Act 1974, or any other statutory duty or obligation;

(v)	the ownership or breach or threatened breach of any intellectual property rights or any alleged or threatened breach of an obligation of confidentiality;

(vi)	any other matter of law, including the interpretation of any clause of this Agreement (but not any Services Schedule).

(b)	Both Parties agree to be bound by the expert determination process set out in this clause 9 in the event that any Expert is appointed in accordance with this clause 9.3.

9.4	Conduct of Expert Determination

(a)	An expert determination conducted under this clause 9 is not an arbitration.

(b)	The Expert may reach a decision from his or her own knowledge and expertise.

(c)	The Expert will:

(i)	act as an expert and not as an arbitrator;

(ii)	proceed in any manner he or she thinks fit;

(iii)	conduct any investigation which he or she considers necessary to resolve the dispute or difference;

(iv)	examine such documents, and interview such persons, as he or she may require; and

(v)	make such directions for the conduct of the determination as he or she considers necessary.

(d)	The Expert must:

(i)	disclose to the Parties any interest he or she has in the outcome of the determination; and

(ii)	not communicate with one Party to the determination without the knowledge of the other.

17.

9.5	Costs of Expert Determination

Each Party will:

(a)	bear its own costs in respect of any expert determination; and

(b)	pay one half of the Expert’s costs.

9.6	Expert’s decision

(a)	Unless otherwise agreed between the Parties, the Expert must notify the Parties of his or her decision upon an expert determination conducted under this clause 9 within 28 days from the acceptance by the Expert of his or her appointment.

(b)	The Expert will not be liable to the Parties arising out of, or in any way in connection with, the expert determination process, except in the case of fraud.

(c)	The determination of the Expert:

(i)	must be in writing;

(ii)	will be final and binding, unless a Party commences legal proceedings relating to the dispute within 21 days of the determination; and

(iii)	is to be given effect to by the parties unless and until it is reversed, overturned or otherwise changed under the court proceedings commenced under clause 9.7.

9.7	Court proceedings

Notwithstanding this clause 9, either Party may commence court proceedings to seek urgent interlocutory relief or in the circumstances contemplated by clause 9.6(c)(ii).

9.8	Continued Performance

Pending resolution of a dispute, the Parties must perform their respective obligations under this Agreement.

10.	Manager and Steering Committee

10.1	Appointment of Transition Services Manager

On or about the date of this Agreement, each Party will appoint a “Transition Services Manager” who will:

(a)	be authorised to act on behalf of that Party in connection with this Agreement;

(b)	have day to day responsibility for the management of the provision and use (respectively) of the Services and for the other matters envisaged by this Agreement;

(c)	make decisions concerning operational matters arising under this Agreement; and

(d)	report to the Steering Committee in relation to all matters connected with this Agreement.

18.

10.2	Single point of contact

In addition to the requirements of clause 10.1, each Party will advise the other within 5 Business Days after the date of this Agreement of a single point of contact for technical enquiries concerning the Services to be provided by the respective Parties.

10.3	Establishment and procedures of Steering Committee

(a)	MGL and the Buyer will establish a Steering Committee, made up including the Chief Information Officer, or person holding the equivalent position, of each Party and one other representative of each Party. These representatives will personally attend the meetings of the Steering Committee, unless otherwise agreed by the Parties.

(b)	The Steering Committee will review and monitor and report to the Parties concerning the performance under this Agreement of the Services and will have ultimate responsibility for all decisions concerning operational matters arising under this Agreement.

(c)	The Steering Committee will meet fortnightly or at other times as agreed between the Parties at a mutually convenient location in Melbourne or by phone at times agreed between them. All members of the Steering Committee must be suitably qualified and informed in relation to the matters to be considered by the Steering Committee, and are to be given sufficient information and authority on a relevant matter to enable the Steering Committee to properly assess progress and operational matters under this Agreement.

(d)	The Steering Committee must keep accurate minutes of each of its meetings and the draft minutes of a meeting must be circulated to the members of the Steering Committee promptly after the meeting and must be certified by the next meeting as a true and accurate record of the proceedings of the meeting to which they relate.

(e)	If any matter before the Steering Committee is deadlocked or disputed, any Party may refer it to dispute resolution under clause 9.

11.	Confidentiality and disclosure of information

11.1	Duty of confidentiality

(a)	Neither Party may disclose any of the other Party’s Confidential Information without the prior written consent of the other Party.

(b)	Subject to clause 11.2, neither Party will use any Confidential Information of the other Party except for the purpose of providing Services under this Agreement.

11.2	Exceptions

Notwithstanding clause 11.1, both parties may disclose Confidential Information:

(a)	to employees, legal advisers, auditors, approved sub-contractors, third party service providers and other consultants of the Party requiring the information for the purposes of this Agreement;

(b)	if the recipient Party is required to by law to do so, to a law enforcement or regulatory authority or a stock exchange, provided however that prior to any such disclosure the recipient Party notifies the disclosing Party of the alleged legal requirement, consults with the disclosing Party as to the reasonable scope required of such disclosure and, after taking into account the matters raised by the disclosing Party during such consultation, such disclosure is no greater than the minimum required by law; or

19.

(c)	if the recipient Party is required to disclose the information in connection with legal proceedings relating to this Agreement.

11.3	Third parties receive Confidential Information.

A Party disclosing information under clause 11.2(a) must ensure that persons receiving Confidential Information from it do not disclose the information, except in the circumstances permitted in clause 11.2.

11.4	Return of information

In relation to material containing Confidential Information, a Party must on demand:

(a)	return to the other Party any of such material supplied by the other Party or;

(b)	if required, destroy any of such material supplied by the other Party and supply certification of such destruction where requested.

11.5	No implied rights

Nothing contained in this clause 11 will be construed as obliging a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or licence to the Confidential Information of the other Party.

11.6	Privacy

Each Party will:

(a)	comply with all applicable Privacy Laws when handling Personal Information in connection with this Agreement;

(b)	collect, use, disclose and otherwise deal with Personal Information collected by it in the course of or in connection with this Agreement only for the purpose of performing the Services;

(c)	make sure that any of their respective employees or sub-contractors or other persons whom they permit to have access to Personal Information in connection with this Agreement are required to observe the obligations of the relevant Party under this clause 11.6; and

(d)	ensure that records (as defined in the Privacy Act 1988 (Cth)) in its possession or control which contain Personal Information of the other Party are, at the end of the Term, either returned to the other Party, or (at the other Party’s option) deleted or destroyed in the presence of a person duly authorised by that other Party to oversee such deletion or destruction, except to the extent that the Party holding the Personal Information is required by Law to preserve such records.

11.7	Survival of clause

Clause 11 will survive the termination of this Agreement.

20.

12.	Security and audit

12.1	Security

Each Party will, and will ensure that any Third Party Provider engaged by it will, comply with any reasonable security procedures (including security procedures necessary to enable MGL Group Members to comply throughout the Term with their regulatory obligations and obligations under worker’s compensation self-insurance licences) required by the other Party from time to time in connection with the SAP System and the other equipment, premises and facilities used in the provision of the Services and the a Party will promptly investigate, and notify the other Party of, any suspected unusual or unauthorised activity in the SAP System or such other equipment, premises and facilities. The Buyer must ensure that system wide access to the SAP System is limited to the Buyer’s and any Third Party Provider’s technical IT personnel who hold the position of supervisor or systems administrator.

12.2	Buyer to maintain audit trail of all MGL Group transactions

Throughout the Transition Period for the SAP Services, the Buyer will maintain a complete audit trail of financial and non-financial transactions of the MGL Group Members resulting from performance of the SAP Services to at least the level that such an audit trail was provided to the MGL Group Members in the ordinary course prior to the Commencement Date.

12.3	Buyer to give access to internal and external auditors and other representatives

Each Party will provide to the other Party, its auditors (including internal audit staff and public accountants), inspectors and other representatives as the other Party may from time to time designate in writing, at reasonable times after consultation with the first Party, and if possible with 72 hours notice but subject to shorter notice periods as reasonably required by the other Party or by law, full access to the equipment, premises and facilities of the first Party used in the provision of the Services, to employees of the first Party engaged in providing the Services, and to data and records relating to the Services (subject to receiving confidentiality undertakings acceptable to the first Party) for the purpose of performing audits and inspections of either the first Party or any of its subcontractors to:

(a)	verify the accuracy of charges and invoices;

(b)	verify the accuracy or completeness of any performance criteria reporting or measurement, or any other related management information, provided by the Buyer under this Agreement;

(c)	verify the integrity of data of the MGL Group Members held by the SAP System and examine the systems that process, store, support, protect and transmit that data;

(d)	verify that the obligations of confidentiality contained in this Agreement are being observed and performed;

(e)	investigate any suspected unusual or unauthorised activity in the SAP System or the other Buyer equipment, premises and facilities, in breach of security procedures required by MGL from time to time;

(f)	examine the Buyer’s performance of the SAP Services including, (without limitation of the generality of the foregoing) to the extent applicable to the SAP Services and Buyer Charges:

(i)	policies, practices and procedures;

(ii)	systems;

21.

(iii)	general controls and security practices and procedures;

(iv)	disaster recovery and its related back-up and recovery procedures; and

(v)	any audit necessary to enable MGL to meet applicable regulatory requirements.

13.	Liability

13.1	Liability restrictions

(a)	Without limiting the other clauses of this clause 13 or the payment obligations of MGL under this Agreement, to the full extent permitted by any applicable State, Territory or Commonwealth law, the maximum aggregate liability of MGL and all MGL Group Members for any loss or damage however caused (whether by negligence or otherwise) which may be suffered or incurred or which may arise directly or indirectly under or in connection with this Agreement or in relation to the supply of the MGL Provided Services will not exceed an amount equal to the amount payable by the Buyer for the MGL Provided Services during the Term.

(b)	Without limiting the other clauses of this clause 13, or the payment obligations of the Buyer under this Agreement, to the full extent permitted by any applicable State, Territory or Commonwealth law, the maximum aggregate liability of the Buyer for any loss or damage however caused (whether by negligence or otherwise) which may be suffered or incurred or which may arise directly or indirectly under or in connection with this Agreement or in relation to the supply of the Buyer Provided Services will not exceed an amount equal to the amount payable by MGL for the Buyer Provided Services during the Term.

(c)	This clause 13.1 will not limit the payment obligations of either Party under clause 7.

13.2	Third Party Providers - MGL Provided Services

(a)	Where an MGL Provided Service is sourced from a Third Party Provider, unless expressly stated to the contrary in a Services Schedule, if the Buyer suffers a failure, defect, omission, delay or default in the supply of Services to it and the failure, defect, omission, delay or default is directly or indirectly related to an act or omission of the Third Party Provider, the Buyer can require MGL (at the Buyer’s expense) to take such reasonable action as is necessary to remedy the failure, defect, omission, delay or default. The Buyer will provide all necessary cooperation and assistance to MGL, as reasonably requested, in relation to any such action and will bear its share of the costs incurred in relation to or in connection with that action.

(b)	Notwithstanding clause 13.1, where MGL receives any compensation, reimbursement, refund or recompense from a Third Party Provider in relation to or as a result of a failure, defect, omission, delay or default in the supply of Services to it by that Third Party Provider, MGL will ensure that, where entitled, the relevant Buyer Group Member receives its share of such compensation, reimbursement, refund or recompense.

(c)	No MGL Group Member will have any liability for or in connection with a MGL Provided Service which is sourced from a Third Party Provider.

(d)	MGL will have no liability for any failure to comply with its obligations under this Agreement to the extent that the failure was caused or contributed to by an act or omission of a Buyer Group Member or a Third Party Provider contracted to a Buyer Group Member.

22.

13.3	Third Party Providers - Buyer Provided Services

(a)	Where a Buyer Provided Service is sourced from a Third Party Provider, unless expressly stated to the contrary in a Services Schedule, if MGL suffers a failure, defect, omission, delay or default in the supply of Services to it and the failure, defect, omission, delay or default is directly or indirectly related to an act or omission of the Third Party Provider, MGL can require the Buyer (at MGL’s expense) to take such reasonable action as is necessary to remedy the failure, defect, omission, delay or default. MGL will provide all necessary cooperation and assistance to the Buyer, as reasonably requested, in relation to any such action and will bear its share of the costs incurred in relation to or in connection with that action.

(b)	Notwithstanding clause 13.1, where the Buyer receives any compensation, reimbursement, refund or recompense from a Third Party Provider in relation to or as a result of a failure, defect, omission, delay or default in the supply of Services to it by that Third Party Provider, the Buyer will ensure that, where entitled, the relevant MGL Group Member receives its share of such compensation, reimbursement, refund or recompense.

(c)	No Buyer Group Member will have any liability for or in connection with a Buyer Provided Service which is sourced from a Third Party Product for which the Buyer has obtained the prior written approval of MGL of the decision to appoint the Third Party Provider and of the particular Third Party Provider.

(d)	The Buyer will have no liability for any failure to comply with its obligations under this Agreement to the extent that the failure was caused or contributed to by an act or omission of an MGL Group Member or a Third Party Provider contracted to an MGL Group Member.

14.	Disengagement

14.1	Co-operation

Subject to any specific provisions of a Services Schedule, the Parties will provide reasonable assistance and information and co-operate to ensure that the disengagement of both Parties and of Contracted Members from the provision or receipt of any Services (as is applicable) is as smooth as reasonably possible.

14.2	Disengagement principles

The following principles will apply to any disengagement.

(a)	MGL and each MGL Group Member will continue to own all of their information, data, documentation and materials (including all Intellectual Property Rights in those items) existing as at the Commencement Date, or developed by any of them independently of this Agreement.

(b)	The Buyer and each Buyer Group Member will continue to own all of their information, data, documentation and materials (including all Intellectual Property Rights in those items) existing as at the Commencement Date, or developed by any of them independently of this Agreement.

(c)

The Buyer grants MGL and each MGL Group Member and Contracted Member a royalty-free, paid-up, perpetual, irrevocable licence, with an unlimited right of sub-licence, to use reproduce, adapt, modify and exercise all Intellectual Property Rights in and to any modifications, configurations and customisations made to all computer programs and systems developed by or on behalf of the Buyer and used in

23.

providing Buyer Provided Services The Parties will, as part of the transition planning under clause 14.2(h), address licensing requirements for Intellectual Property Rights owned by a third party.

(d)	The Buyer will, for a reasonable fee calculated on a time and materials basis (which will not include any charge for personnel whose costs are included in the Charges set out in Appendix 1) and subject to MGL’s prior written approval of the fee, provide MGL with all necessary assistance with the migration of all data, files, reports and other information relating to the businesses operated by MGL Group Members and/or Contracted Members from systems operated by the Buyer to replacement systems. Such assistance will include the production by the Buyer and delivery to MGL of migration extracts for all current transaction and historical data held by the Buyer and relevant to the businesses operated by the MGL Group Members and Contracted Members.

(e)	MGL grants to the Buyer and each Buyer Group Member a royalty-free, paid-up, perpetual, irrevocable licence, with an unlimited right of sub-licence, to use reproduce, adapt, modify and exercise all Intellectual Property Rights in and to any modifications, configurations and customisations made to all computer programs and systems owned by MGL and used in providing MGL Provided Services The Parties will, as part of the transition planning under clause 14.2(h), address licensing requirements for Intellectual Property owned by a third party.

(f)	MGL will, for a reasonable fee calculated on a time and materials basis (which will not include any charge for personnel whose costs are included in the Charges set out in Appendix 1) and subject to the Buyer’s prior written approval of the fee, provide the Buyer with all necessary assistance with the migration of all data, files, reports and other information relating to the businesses operated by Buyer Group Members from systems operated by MGL to replacement systems. Such assistance will include the production by MGL and delivery to the Buyer of migration extracts for all current transaction and historical data held by MGL and relevant to the businesses operated by the Buyer Group Members.

(g)	Throughout the Term, the Buyer will ensure that all data held by the Buyer relating to the MGL Group and Contracted Members and the businesses operated by MGL Group Members and Contracted Members is segregated, to the reasonable satisfaction of MGL, from data relating to the Business, the Buyer Group Members and other businesses operated by the Buyer Group Members.

(h)	Subject to clause 14.2(i), commencing on the Commencement Date, the Buyer will work with MGL and each Contracted Member to develop a detailed transition plan setting out the manner (and timing) of the activities necessary to enable each Party to disengage from the provision or receipt of any Services (as applicable).

(i)	If MGL or a Contracted Member commenced a disengagement project for a Buyer Provided Service prior to the Commencement Date, the Buyer will, after the Commencement Date comply with the reasonable requirements of any transition plan developed by MGL for that project for a reasonable fee calculated on a time and materials basis (which will not include any charge for personnel whose costs are included in the Charges set out in Appendix 1) and subject to MGL’s prior written approval of the fee.

15.	Termination

15.1	Termination of Agreement for cause

(a)	If a Party commits a material breach of this Agreement, which breach is not cured within 30 days after notice of breach from the non-defaulting Party, then the

24.

non-defaulting Party may, by giving written notice to the other Party, terminate this Agreement in whole or in part as of the date specified in the notice of termination. If a Party chooses to terminate this Agreement in part, the charges payable under this Agreement will be equitably adjusted to reflect those Services that are terminated.

(b)	Either Party may terminate this Agreement immediately by notice in writing to the other Party if any of the following events occurs:

(i)	an application is made to a court for an order or an order is made that the other Party be wound up, or an application is made to the court for an order appointing a liquidator or provisional liquidator in respect of the other Party, or one of them is appointed, whether or not under an order;

(ii)	except for the purpose of reconstructing or amalgamating while solvent, the other Party enters into, or resolves to enter into, a scheme of arrangement, deed of company arrangement or composition with, or assignment for the benefit of, all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any of them;

(iii)	the other Party resolves to wind itself up, or otherwise dissolve itself, or gives notice of intention to do so, except for the purpose of reconstructing or amalgamating while solvent, or is otherwise wound up or dissolved;

(iv)	the other Party is or states that it is unable to pay its debts when they fall due;

(v)	the other Party takes any step to obtain protection or is granted protection from its creditors, under any applicable Law or an administrator is appointed to the other Party;

(vi)	the other Party ceases or threatens to cease carrying on business.

15.2	Termination of a Services Schedule

Termination of a Service or a Services Schedule will not affect the terms of the remaining Services Schedules and this Agreement and such terms will remain in full force and effect.

16.	Force Majeure Event

16.1	Suspension of Obligations

If a Party (“Affected Party”) is unable, wholly or in part, to perform any of its obligations under this Agreement by reason of a Force Majeure Event, that obligation is suspended or the obligation to comply with any performance criteria applicable to the affected obligation is suspended to the extent that, and for so long as, it is affected by the Force Majeure Event.

16.2	Obligation to remove or prevent Force Majeure Event

(a)	The Affected Party will give the other Party notice of the Force Majeure Event as soon as possible.

(b)	The Affected Party will use reasonable diligence to remove or remedy the Force Majeure Event as quickly as possible and resume performance of its obligations to the extent possible.

25.

(c)	Each party will ensure that any disaster recovery or Force Majeure event mitigation or prevention measures relevant to the Services to be provided by it which were in place immediately prior to the Commencement Date remain in place throughout all Transition Periods and C&P Transition Periods applicable to the relevant Services and are maintained at a level no less than that which applied immediately before the Commencement Date.

16.3	Consultation

The Parties must consult with each other with a view to minimising any disruption caused by the Force Majeure Event.

16.4	Termination

Notwithstanding clause 16, if by reason of the Force Majeure Event, the delay or non-performance of the obligations of the Affected Party, including but not limited to compliance with the applicable performance criteria, continues for more than 20 Business Days (or such longer period otherwise agreed), the other Party may terminate the provision of the affected item(s) of Service by notice in writing.

16.5	Third party supply

If by reason of the Force Majeure Event:

(a)	the delay or non-performance of the obligations of the Affected Party under this Agreement, including compliance with the applicable performance criteria, continues for more than 5 Business Days or as otherwise agreed, then while the delay or non-performance continues; or

(b)	the other Party terminates any item of Service under clause 16.4;

the other Party may either perform those Services itself or obtain those Services from a third party, after consulting with the Affected Party. The Affected Party must provide reasonable assistance, other than incurring any expense, or paying any money or providing any valuable consideration to or for the benefit of any person, and comply with all reasonable directions of the other Party to the extent necessary for the other Party to perform those Services itself or to enable the third party to perform those Services, including by providing the other Party or the third party with access to the Affected Party’s premises, employees and, to the extent that it is reasonably able to do so, the equipment, software or other facilities used to provide the affected Services, including, if the affected Service is a SAP Service, the SAP System.

17.	General provisions

17.1	Governing law and jurisdiction

(a)	This Agreement is governed by and will be construed according to the laws of Victoria.

(b)	Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Victoria, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating in any way to this Agreement.

(c)	Each Party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within paragraph (a) of this clause 17.1.

26.

17.2	Further acts

Each Party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that Party) required by law or reasonably requested by any other Party to give effect to this Agreement.

17.3	Notices

All communications (including notices, consents, approvals, requests and demands) under or in connection with this Agreement:

(a)	must be in writing;

(b)	must be addressed as shown below (or as otherwise notified by that Party to each other Party from time to time):

The Buyer

To:	Australian Newco Holdings Pty Limited

Address:	c/o Minter Ellison, 88 Phillip Street, Sydney, New South Wales, 2000

Fax No:	02 9921 8257

For the attention of: Chief Information Officer, copy of notice to Company Secretary

MGL

To:	Mayne Group Limited

Address:	Level 21, 390 St Kilda Road, Melbourne, Victoria, 3004

Fax No:	03 9868 0757

For the attention of: Chief Information Officer, copy of notice to Company Secretary

(or as otherwise notified by that Party to the other Party from time to time);

(c)	must be signed by the Party making the communication or (on its behalf) by the solicitor for, or by any attorney, director, secretary, or authorised agent of, that Party;

(d)	must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 17.3(b); and

(e)	will be deemed to be received by the addressee:

(i)	(in the case of prepaid post) on the working day (which, in this clause 17.3(e), means a day, not being a Saturday, Sunday or public holiday, on which banks are generally open for business in the place of the receipt of the communication) that is the third working day after the date of posting to an address within Australia, and on the fifth working day after the date of posting by airmail to an address outside Australia;

(ii)

(in the case of fax) at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that

27.

fax is sent and which confirms transmission of that fax in its entirety, unless that local time is not on a working day, or is after 5.00 pm on a working day, when that communication will be deemed to be received at 9.00 am on the next working day; and

(iii)	(in the case of delivery by hand) on delivery at the address of the addressee as provided in clause 17.3(b), unless that delivery is made on a non working day, or after 5.00 pm on a working day, when that communication will be deemed to be received at 9.00 am on the next working day.

17.4	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts. Each counterpart constitutes an original of this Agreement, all of which together constitute one agreement.

17.5	Amendments

This Agreement may only be varied by a document signed by or on behalf of each of the Parties.

17.6	Merger

No right or obligation of any Party will merge on completion of any transaction under this Agreement. All rights and obligations under this Agreement survive the execution and delivery of any transfer or other document which implements any transaction under this Agreement.

17.7	Assignments

(a)	No Party may assign or otherwise transfer all or any part of its rights under this Agreement without the prior written consent of the other Party.

A.	The Buyer may assign the benefit of any of its rights under the Agreement to:

1)	Credit Suisse First Boston (Financier) (for itself and as agent/trustee for the Financiers (who agree to underwrite the acquisition facilities and/or to take a participation in them) and any other financier providing working capital and/or revolving credit facilities, in each case, referred to or contemplated by or in connection with the commitment letters (and the Senior Facility and the Bridge Facility referred to therein) from the Financier dated on or about the date of this Deed in each case as defined in the Facilities Agreement of even date herewith made between the Buyer and the Financier) and any hedge counterparty in relation to any hedging agreement in respect of the finance facilities); or

2)	any person or persons as trustee and agent for the Financier and/or any other funding institution,

3)	by way of security for facilities made available to the Buyer for the purposes of the financing or

28.

refinancing of the amounts payable under this Agreement, and the Buyer or the Financier or such trustee or agent may also, in the event of enforcement of such security, assign the benefit of the rights hereunder to any purchaser or assignee from the Financier or such trustee or agent (or any receiver appointed by any of them) who acquires any one or more of the Group (or all or any part of the business thereof) provided that such person executes a deed in a form acceptable to MGL to be bound by the terms of this Agreement.

(b)	Any purported transfer, assignment, novation or other dealing of an interest in this Agreement in breach of this provision shall be void.

17.8	Consents

Any consent referred to in, or required under, this Agreement from any Party may not be unreasonably withheld, unless this Agreement expressly provides for that consent to be given in that Party’s absolute discretion.

17.9	Waiver

(a)	Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this Agreement by any Party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this Agreement.

(b)	Any waiver or consent given by any Party under this Agreement will only be effective and binding on that Party if it is given or confirmed in writing by that Party.

(c)	No waiver of a breach of any term of this Agreement will operate as a waiver of another breach of that term or of a breach of any other term of this Agreement.

17.10	Expenses

Except as otherwise provided in this Agreement, each Party will pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this Agreement and any consent, approval, exercise or non-exercise of rights, waiver or variation of this Agreement.

17.11	No representation or reliance

(a)	Each Party acknowledges that no Party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Agreement, except for representations or inducements expressly set out in this Agreement.

(b)	Each Party acknowledges and confirms that it does not enter into this Agreement in reliance on any representation or other inducement by or on behalf of any other Party, except for any representation or inducement expressly set out in this Agreement.

29.

17.12	Operation of this Agreement

(a)	To the extent permitted by law, in relation to its subject matter, this Agreement:

(i)	embodies the entire understanding of the Parties, and constitutes the entire terms agreed by the Parties; and

(ii)	supersedes any prior written or other agreement of the Parties.

(b)	Any right that a person may have under this Agreement is in addition to, and does not replace or limit, any other right that the person may have.

(c)	Any provision of this Agreement which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this Agreement enforceable, unless this would materially change the intended effect of this Agreement.

17.13	Attorneys

Each person who executes this Agreement on behalf of a Party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

30.

Signed as an agreement.

Signed sealed and delivered for and on behalf of Australian Newco Holdings Pty Limited ACN 106 722 347 by its Attorney under a Power of Attorney dated , and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:
Signature of Attorney

Signature of Witness	Name of Attorney in full

Name of Witness in full

31.

Signed for and on behalf of Mayne Group Limited ACN 004 073 410 by its Attorneys under Power of Attorney dated 30 January 2002 each of whom declares that he or she holds the office in Mayne Group Limited indicated under his or her signature and that he or she has no notice of revocation of the Power of Attorney	Mayne Group Limited ACN 004 073 410 by its Attorneys:

Signature of Attorney

Name of Attorney in full

Office

Signature of Attorney

Name of Attorney in full

Office

1.

Annexure A

MGL Provided Services

SHARED SERVICES AGREEMENT (“AGREEMENT”)

SERVICES SCHEDULE NO. 2 - INFORMATION TECHNOLOGY INFRASTRUCTURE SERVICES

GENERAL PRINCIPLES

A.	This Services Schedule sets out:

a)	the Services which MGL will supply, or procure the supply of, to the Business in respect of information technology and communications systems infrastructure; and

b)	the terms on which those Services will be provided to the Business.

B.	The Transition Period for this Services Schedule is the period commencing on the Commencement Date and ending on the earlier of:

a)	the date on which all contracts with Third Party providers for the services covered by this Services Schedule have been split or novated as contemplated by, and in accordance with the relevant terms of, the Share and Asset Sale Deed; and

b)	the date which is six months after the Commencement Date.

C.	MGL and the Buyer will use all reasonable endeavours to ensure that, by the end of the Transition Period, the contracts with Third party Providers specified in this Agreement are split or novated, as contemplated by, and in accordance with the relevant terms of, the Share and Asset Sale Deed, and managed independently.

D.	During the Transition Period MGL will manage the Third Party Providers and related services on behalf of the Buyer to at least the same extent, in the same manner and at the same level of performance as such management and related services were provided to the Business immediately prior to the Commencement Date.

E.	The Services described in this Services Schedule will be provided by employees of the Buyer specified in this Services Schedule working under the direction, control and management of MGL (“seconded employee”) and employees of MGL.

F.	The Charges for the Services covered by this Services Schedule are set out in Appendix 1 to the Agreement and, where indicated in Appendix 1, will be adjusted up or down based on movement in volume, if any, in accordance with the terms of the agreement between MGL and the relevant Third Party Provider. The Buyer will not be charged under this Agreement for the labour and on-costs attributable to any seconded employees and any such amounts will be deducted from the amounts set out in Appendix 1.

G.

Throughout the applicable Transition Periods, the Buyer will ensure that each seconded employee, or, in the absence of the seconded employee, a suitably qualified replacement, is available to perform the relevant Services and acts under the management and control of, and observes all reasonable directions of, MGL in relation to the provision of the relevant Services. Subject to the provisions of the MGL Services Agreement, at all relevant times, workers’ compensation insurance and other statutory and contractual obligations relating to the

2.

employment of each seconded employee will be the responsibility of the Buyer and the Buyer assumes all liability, and indemnifies MGL and each MGL Group Member, in respect of such insurance and obligations.

H.	Subject to the Buyer Contract Executive (or such other person nominated by the Buyer Contract Executive by notice in writing to MGL) approving the cost in writing prior to the cost being incurred, the Buyer will reimburse MGL for all direct costs (including costs relating to the provision of personnel to perform MGL’s obligations under this Services Schedule) incurred by MGL (acting reasonably) in providing project services (including migration assistance) in relation to the Services described in this Services Schedule. Notwithstanding any provision to the contrary in this Services Schedule, MGL is not obliged to provide any project services (including migration assistance) in respect of which the Buyer Contract Executive (or such other person nominated by the Buyer Contract Executive by notice in writing to MGL) has not approved in writing the costs to be incurred by MGL in providing those project services. Unless otherwise agreed, in seeking approval pursuant to this paragraph H, MGL must quote the reasonable commercial rates for personnel proposed to perform MGL’s obligations, provided that the quoted rates for external personnel engaged for the project will be increased or decreased to equal the actual rates charged by external personnel.

1.	Services

1.2	Network Services

The services described in this section 1.1 will be provided to sites operated by MGL immediately prior to the Commencement Date and whilst they remain connected to the MGL Wide Area Network (“WAN”). Migration from those services will occur once the Telstra Contract has been split which must occur during the Transition Period.

The seconded employee for Network Services, who will assist in the management of the relevant contracts with Third Party Providers and the provision of the Network Services is Wendy Stevenson.

1.1.1	Wide Area Network (WAN) services

MGL will procure the supply of the WAN and related services as were being provided in respect of the Business immediately before the Commencement Date.

The Buyer acknowledges that it has been provided with a copy of the Business Services Agreement for Key Customers between Telstra Corporation Limited and MGL which commenced on 1 July 2003 (“Telstra Contract”). In accordance with section 5 of this Services Schedule, the Buyer agrees to observe the relevant obligations of MGL under that agreement and the Buyer agrees that it will not do anything that would cause MGL to be in breach of those obligations.

Services

The Services provided under this section 1.1.1 are

data communications between sites previously occupied by MGL whilst still connected to the WAN.

Charges

The Charges for these Services are set out in the table in Appendix 1 and cover Management of the WAN environment, encompassing all operating costs, maintenance and support excluding tail circuit costs which are to be borne by SSPL.

3.

MGL will also provide the Buyer with migration assistance, as reasonably requested by the Buyer

Any migration assistance provided by MGL to the Buyer (in accordance with this section 1.1.1) will be charged to and paid for by the Buyer solely on the basis of recovery of direct costs (including costs relating to the provision of personnel to perform MGL’s obligations as approved in accordance with Paragraph H of the General Principles at the beginning of this Services Schedule) incurred by MGL (acting reasonably).

1.1.2	Local Area Network (LAN) Services

MGL will support the Ethernet network infrastructure on sites connected to its WAN until the contracts with Dimension Data Pty Ltd and Applied Data Control Pty Ltd, the Third Party Providers responsible for these Services, are split.

Services

Until the contracts are split, MGL will manage the repair of the Ethernet infrastructure, including hubs, switches, patch panels and cabling.

For the avoidance of doubt, the scope of this section 1.1.2 does not include Local Area Network (LAN) servers.

MGL will also provide the Buyer with migration assistance, as reasonably requested by the Buyer.

Charges

Any direct costs associated with fail and fix which are incurred by MGL (acting reasonably), such as for new equipment, will be charged by MGL to, and paid by, the Buyer.

Any migration assistance provided by MGL to the Buyer (in accordance with this section 1.1.2) will be charged to and paid for by the Buyer solely on the basis of recovery of direct costs (including costs relating to the provision of personnel to perform MGL’s obligations as approved in accordance Paragraph H of the General Principles at the beginning of this Services Schedule) incurred by MGL (acting reasonably).

1.1.3	Internet and Intranet

Services

(a)	Internet Gateway, Intranet Server, Web Sweeper -

MGL will use all reasonable commercial endeavours to ensure the continuation of the Business’ “as is where is” physical and logical access from the site (previously operated by MGL in respect of that Business) to:

•	the MGL Group Internet e-mail, web and FTP Gateway(s);

•	the MGL Group Intranet Server(s);

•	the MGL Group Web Sweeper(s),

in each case until Buyer successfully migrates that site to its Wide Area Network, which must occur during the Transition Period.

4.

(b)	URLs -

MGL will facilitate all reasonable changes to the DNS services requested by Buyer to enable the use by Buyer’s customers and other third parties of any Internet domain names owned by Buyer to access any web sites hosted within the WAN and accessed by those parties via the MGL Group Internet Gateway(s).

(c)	Links

During the Transition Period, MGL and Buyer will maintain courtesy hyperlinks on their respective website(s) to the other’s website(s).

MGL will also provide the Buyer with migration assistance, as reasonably requested by the Buyer.

Any migration assistance provided by MGL to the Buyer (in accordance with this section 1.1.3) will be charged to and paid for by the Buyer solely on the basis of recovery of direct costs (including costs relating to the provision of personnel to perform MGL’s obligations as approved in accordance Paragraph H of the General Principles at the beginning of this Services Schedule) incurred by MGL (acting reasonably).

1.1.4	Facsimile Transmission Service

Objective and Services

The Buyer will migrate to its own electronic facsimile transmission service. MGL will provide access to its facsimile transmission server by software applications that used it immediately before Commencement Date, until the Service is migrated.

MGL will also provide the Buyer with migration assistance, as reasonably requested by the Buyer.

Timeframe

The Buyer’s intent is to migrate this service within three (3) months after the Commencement Date.

Both parties will work to exit the transition arrangements in accordance with the Transition Plan.

Charges

The Buyer will reimburse MGL for all telephony usage costs directly incurred by MGL (acting reasonably) in providing this Service. The Buyer agrees to accept the Facsimile Server’s logs as evidence of costs incurred.

Any migration assistance provided by MGL to the Buyer (in accordance with this section 1.1.4) will be charged to and paid for by the Buyer solely on the basis of recovery of direct costs (including costs relating to the provision of personnel to perform MGL’s obligations as approved in accordance Paragraph H of the General Principles at the beginning of this Services Schedule) incurred by MGL (acting reasonably).

1.3	Services under the HP Contract

The seconded employee for services described in this section 1.2, who will assist in the management of the HP and the provision of those services is Graham Watson.

5.

Services

During the Transition Period, MGL will procure HP, under and on the terms of the IT Infrastructure Services Agreement between MGL and Hewlett-Packard (“HP Contract”) to supply the services which HP was supplying to the Business under the HP Contract immediately prior to the Commencement Date, including:

(a)	infrastructure support services for those Buyer servers listed in Appendix 2;

(b)	support of central and remote servers listed in Appendix 2;

(c)	help desk services for the PCs and servers used by the Business;

(d)	desk top services for the PCs used by the Business; and

(e)	support services for printers used by the Business,

in each case to the extent that the Business received those services under the HP Contract immediately prior to the Commencement Date.

Migration from those services will occur once the HP Contract has been split which must occur during the Transition Period.

The Buyer acknowledges that it has been provided with a copy of the HP Contract. In accordance with section 5 of this Services Schedule, MGL requests that the Buyer observe the relevant obligations of MGL under that agreement and the Buyer agrees that it will not do anything that would cause MGL to be in breach of those obligations.

MGL will also provide the Buyer with migration assistance, as reasonably requested by the Buyer.

Any migration assistance provided by MGL to the Buyer (in accordance with this section 1.2) will be charged to and paid for by the Buyer solely on the basis of recovery of direct costs (including costs relating to the provision of personnel to perform MGL’s obligations as approved in accordance Paragraph H of the General Principles at the beginning of this Services Schedule) incurred by MGL (acting reasonably).

1.4	Voice Services

The seconded employees for Voice Services, who will assist in the management of the Optus Contract and the provision of the Voice Services are to be determined.

MGL will, for a maximum period of 3 months from the Commencement Date procure the supply of those of the services described in the Telecommunications Supply Agreement between MGL and Optus dated March 2001 (“Optus Contract”) and the voice telephony services described in the Telstra Contract as were being provided to the Business immediately before the Commencement Date.

Migration from those services will occur once the Optus Contract and the Telstra Contract have been split which must occur during the 3 month period referred to above. If the Buyer transitions in the services described in section 1.8 of Part 2 of Annexure B], corresponding services being provided under the Optus Contract and/or the Telstra Contract will be terminated.

The Buyer acknowledges that it has been provided with a copy of the Optus contract. In accordance with section 5 of this Services Schedule, MGL requests that the Buyer observe the relevant obligations of MGL under that agreement and the Buyer agrees that it will not do anything that would cause MGL to be in breach of those obligations.

6.

Costs for these services are variable. MGL will charge, and the Buyer will pay, on a pass through basis for all fixed line and mobile phone costs charged by Optus in respect of the Business.

Any migration assistance provided by MGL to the Buyer (in accordance with this section 1.3) will be charged to and paid for by the Buyer solely on the basis of recovery of direct costs (including costs relating to the provision of personnel to perform MGL’s obligations as approved in accordance Paragraph H of the General Principles at the beginning of this Services Schedule) incurred by MGL (acting reasonably).

1.5	Interconnect

The Buyer will provide an interconnect circuit between the Buyer’s Wide Area Network at a location to be determined by the Buyer and MGL’s Wide Area Network at a location to be determined by MGL for the purpose of the Buyer’s users accessing applications on servers connected to the MGL Wide Area Network. MGL will provide a connection point and its own Firewall security. All direct costs incurred by MGL and the Buyer (acting reasonably) in relation to the purchase, installation, operation and removal of this interconnect, the connection point and the Firewall security will be shared by MGL and the Buyer in proportion to each Party’s use of those items.

MGL will also provide the Buyer with migration assistance, as reasonably requested by the Buyer.

Any migration assistance provided by MGL to the Buyer (in accordance with this section 1.4) will be charged to and paid for by the Buyer solely on the basis of recovery of direct costs (including costs relating to the provision of personnel to perform MGL’s obligations) incurred by MGL (acting reasonably).

1.6	Miscellaneous

MGL will use all reasonable commercial endeavours to grant Buyer access rights to enable Buyer support staff to perform the administrative tasks necessary for Buyer to access the infrastructure and perform the tasks described in this Services Schedule. Buyer will ensure that Buyer personnel who are given access rights in respect of such infrastructure comply with reasonable security and change control policies and procedures as directed by MGL.

2.	Review Meetings

MGL and Buyer will participate in monthly review meetings in respect of the Services described in this Services Schedule.

3.	Contract Managers

MGL’s and Buyer’s interaction for the purposes of this Services Schedule will be primarily managed by their respective IT infrastructure managers.

4.	Data security

4.1	Buyer obligations

The Buyer acknowledges and agrees that:

(a)	the systems to which the Buyer will have access pursuant to this Services Schedule (the “Supported Systems”) will be used by MGL, the Buyer, Contracted Members and other persons (each a “User”) to store, process and retrieve information and data which is confidential or otherwise sensitive to them;

7.

(b)	because the Supported Systems are shared by Users:

(i)	there might be disclosure of information and data of one User to another User; and

(ii)	MGL might be unable to prevent one User from accessing the information and data of another User;

(c)	the Buyer will use its best endeavours to not access the information and data of another User through the Buyer’s use of the Supported Systems; and

(d)	if the Buyer has access to any information or data of another User through the Buyer’s use of the Supported Systems, the Buyer must:

(i)	promptly notify MGL of such access;

(ii)	promptly return to MGL or destroy any records of such information or data;

(iii)	not use or disclose to any third party such information or data unless the Buyer can show that such information or data is lawfully in the public domain, or was in the Buyer’s possession prior to the access as shown by the Buyer’s written records, and that the use or disclosure would not cause any of MGL, the Buyer or that other User to be in breach of any legal obligation, except to the extent that such access was strictly necessary for the performance by the Buyer of its obligations under this Agreement (and the Buyer must return or destroy, and not use or disclose, any records of such information or data it holds that are no longer necessary to be held for that purpose).

4.2	MGL’s obligations

MGL agrees that:

(a)	it will use its best endeavours to not access the information and data of the Buyer through MGL’s use of the Supported Systems, or the performance of its obligations under this Services Schedule, except as strictly necessary for the performance of those obligations; and

(b)	if MGL has access to any information or data of the Buyer through MGL’s use of the Supported Systems, or the performance of its obligations under this Services Schedule, MGL must:

(i)	promptly notify the Buyer of such access;

(ii)	promptly return to the Buyer or destroy any records of such information or data;

(iii)	not use or disclose to any third party such information or data (unless MGL can show that such information or data is lawfully in the public domain, or was in MGL’s possession prior to the access as shown by MGL’s written records, and that the use or disclosure would not cause any of MGL, the Buyer or that other User to be in breach of any legal obligation), except to the extent that such access was strictly necessary for the performance by MGL of its obligations under this Services Schedule (and MGL must return or destroy, and not use or disclose, any records of such information or data it holds that are no longer necessary to be held for that purpose);

8.

(c)	it must:

(i)	use its best commercial endeavours to impose on all other Users, terms the same as those specified in section 4.1 of this Services Schedule, for the benefit of the Buyer, and the protection of the Buyer’s information and data;

(ii)	enforce those terms (and other terms to similar effect) which are imposed on other Users, for the Buyer’s benefit, and in regular consultation with the Buyer, provided that any direct costs incurred by MGL (acting reasonably) in complying with its enforcement obligations under this section 4.2(c)(ii) will be reimbursed by the Buyer to MGL; and

(iii)	from any compensation or other remedies received by MGL as a result of such enforcement action, reimburse the Buyer for amounts paid to MGL under section 4.2(c)(ii) of this Services Schedule and then pass through to the Buyer a fair and reasonable proportion (taking into account the relative amount of any actual loss or damage suffered by each of MGL and the Buyer) of any remaining compensation or other remedies received by MGL as a result of such enforcement action.

5.	Obligations to third parties

Subject to the other provisions of this Services Schedule and the Shared Services Agreement, to the extent MGL has made the Buyer specifically aware in writing of MGL’s obligations to any Third Party Provider, and has requested in writing that the Buyer observe those obligations that are applicable to the Buyer as a recipient of Services from MGL (and MGL hereby makes that request in respect of all such obligations to the Third Party Providers named in this Services Schedule), the Buyer will not do anything that would cause MGL to be in breach of those obligations.

If MGL makes any subsequent requests to the Buyer in respect of any third party agreements relating to any part of the Supported Systems, the Buyer must consider the request and not unreasonably withhold its consent to be similarly bound by this section 5, in respect of MGL’s obligations under those third party agreements.

9.

Annexure B

Part 1

Buyer Provided Services - to MGL Group Members

10.

SHARED SERVICES AGREEMENT (“AGREEMENT”) -

BUYER PROVIDED SERVICES

SERVICES SCHEDULE NO. 1 - SAP SYSTEM ACCESS AND SUPPORT SERVICES;

PAYROLL SUPPORT SERVICES

1.	Definitions

“SAP Services” means the following services to be provided by Buyer to MGL Group Members:

(a)	services using, and the provision of access to and outputs from, the SAP System including general ledger (including fixed assets), accounts payable (including an IXOS imaging system), accounts receivable and payroll as more particularly described in this Services Schedule;

(b)	the services the subject of the Service Level Agreement attached to this Services Schedule 1;

(c)	all other services which this Services Schedule specifies are to be provided by Buyer to MGL; and

(d)	all other services which are necessarily incidental to ensuring that the services referred to in paragraphs (a), (b) and (c) of this definition are provided to at least the same extent, in the same manner, at the same level of use and performance and with the same commitments to timing of delivery (including the timing of batch runs which are part of the SAP Services) as such services were being supplied to the MGL Group Members and Contracted Members immediately prior to the Commencement Date.

“SAP System” means:

(a)	Server Hardware:

(i)	Sun E10000 Production Database Server

(ii)	Sun E10000 Disaster Recovery Environment

(iii)	4 * Sun E420R Production Application Servers

(iv)	Sun Ultra-80 User Acceptance, Training Environments

(v)	Sun Ultra-80 Development and Test Environment

(vi)	Sun Microsystems Enterprise 450 server (IXOS Server)

(vii)	Hewlett Packard WORM Jukebox - HP 1200mx (IXOS Image-Store)Sun
E280 EBP Production

(viii)	Sun E450 EBP Development

(b)	Operating Systems:

(i)	Unix Solaris 2.6

(c)	Databases:

(i)	Informix Version 7.3

11.

(ii)	Oracle Version 8.1.7 (EBP)

(d)	Desktop Operating Environment:

(i)	IBM Compatible PC

(e)	Communications Protocol:

(i)	TCP/IP

(f)	the SAP R/3 Application Package Release 4.5B, incorporating the following standard modules:

(i)	FI Financial Accounting

(ii)	CO Controlling

(iii)	AM Asset Management

(iv)	HR Human Resources

(v)	MM Materials Management

(vi)	BC Basis Component

(g)	The SAP BW release 3.1c

(h)	The SafetyNet workcover claims system incorporating

(i)	SAP Version 4.6c

(ii)	SafetyNet for SAP Version 3.0b from Cnet

(iii)	NT Server SafetyNet production

(iv)	NT Server SafetyNet development

(v)	SQL Server 2000

(i)	the IXOS document imaging and archiving system incorporating:

(i)	Ixos Server Version 4.2b

(ii)	Oracle 8.0

(j)	–The XIB Middleware integration system incorporating

(i)	Axway XIB version 1.3.0

(ii)	Oracle Version 8

(iii)	Sun Server XIB Production

(k)	The iCMS Commercial Card System incorporating

(i)	ICMS version 2.7 from Business Information Services

(ii)	Oracle 8

(iii)	NT Server

12.

(1)	The Westpac Encryption and Transmission System incorporating

(i)	Westpac XCOM version 3

(ii)	Windows NT

(iii)	Westpac Encryptor Hardware

(iv)	IBM Compatible PC

(m)	The Inventory hand-held scanning system including

(i)	ABACO Bridge from Sylogist

(ii)	2 * NT Servers

2.	Financial systems

2.1	Service description

Buyer will make the SAP System available to MGL Group Members and Contracted Members, and will provide MGL Group Members with the SAP Services and any associated migration assistance for MGL Group Members or Contracted Members reasonably requested by MGL.

2.2	Transition Period/C&P Hospital Business Transition Period and Extension to Term

(a)	Subject to section 2.2(b) of this Services Schedule, the Transition Period for the SAP Services other than the SAP Services described in clause 6.1 is 12 months from the Commencement Date.

(b)	MGL may extend the Transition Period for the SAP Services and the Support Services in accordance with section 2.1(b) of the Agreement.

(c)	The Transition Period for SAP Services provided to a C&P Hospital Business is the C&P Term - Buyer Provided Services for that C&P Hospital Business determined in accordance with clause 2.2(a) of the Agreement.

2.3	Incorporation of Service Level Agreement

The Service Level Agreement attached to this Services Schedule 1 forms part of this Services Schedule 1.

13.

3.	Payroll Administration Support

3.1	Service description

Activity	Description
Calculate Payroll	Run RPCALC to calculate pay results. Provide error report (RPCALC)to team

Payslip file	Create Payslip file and send to external printing vendor

FI posting Simulation	Simulate posting to FI Identify errors and organise resolution

Bank file

Create Bank file

Reconcile with Posting simulation

Resolution of Errors

Transfer file to Westpac

Fax Authorisation/Lodgement forms (Signed by Manager, Payroll Processing or delegate)

Confirm receipt of files with Westpac

Leave Batch Update	Create BDC session Process Leave batch update Resolution of Errors

General Ledger Posting	Post payroll results to FI Resolution of Errors

Release Payroll into next period	Open payroll area for corrections for the next pay period

Note: These services are provided by Buyer to MGL on the basis that all relevant payroll processing requirements are met by the MGL payroll team prior to the above processes being performed by the Buyer. MGL is responsible for the integrity of data processed into the payroll system prior to Buyer performing the above tasks on behalf of MGL.

4.	Charges

4.1	MGL’s obligation to pay charges

MGL will:

(a)	pay the Buyer $ 1,596,000 for the SAP Services other than the services and other matters referred to in sections 6.1 (a) and 6.2(j) of this Services Schedule (“SAP Charges”) reducible, if a Contracted Member ceases to receive any SAP Services during the Transition Period, by the amount of the SAP Charges which MGL was on-charging to the Contracted Member;

(b)	pay the Buyer the amount specified in section 6.2(j) of this Services Schedule for the Upgrade Project defined in section 6.2 of this Services Schedule

14.

(c)	subject to MGL’s Transition Services Manager (or another person nominated by the MGL’s Transition Services Manager) approving the cost in writing prior to the cost being incurred, reimburse Buyer for all direct costs incurred by the Buyer (acting reasonably) in providing project services for the Services described in this Services Schedule, including migration assistance, provided that MGL will not be required to reimburse the Buyer for personnel whose costs are included in the Charges set out in Appendix 1. Notwithstanding any provision to the contrary in this Services Schedule, the Buyer is not obliged to provide any project services in respect of which the Mayne Contract Executive (or such other person nominated by MGL’s Transition Services Manager by notice in writing to the Buyer) has not approved in writing the costs to be incurred by Buyer in providing those project services. Unless otherwise agreed, in seeking approval pursuant to this section 4.1(c), Buyer must quote the reasonable commercial rates for personnel proposed to perform Buyer’s obligations, provided that the quoted rates for external personnel engaged for the project will be increased or decreased to equal the actual rates charged by external personnel and approved by MGL in accordance with this section 4.1(c).

5.	Data security

5.1	MGL obligations

MGL acknowledges and agrees that:

(a)	the SAP System is used by Buyer, MGL, Contracted Members and other persons (each a “User”) to store, process and retrieve information and data which is confidential or otherwise sensitive to them;

(b)	MGL will use its best endeavours to not access the information and data of another User through MGL’s use of the SAP System; and

(c)	if MGL has access to any information or data of another User through MGL’s use of the SAP System, MGL must:

(i)	promptly notify Buyer of such access;

(ii)	promptly return to Buyer or destroy any records of such information or data;

(iii)	not use or disclose to any third party such information or data unless MGL can show that such information or data is lawfully in the public domain, or was in MGL’s possession prior to the access, and that the use or disclosure would not cause any of Buyer, MGL or that other User to be in breach of any legal obligation.

5.2	Buyer’s obligations

Buyer agrees that:

(a)	it will use its best endeavours to not access the information and data of MGL through Buyer’s use of the Supported System, or the performance of its obligations under this Services Schedule, except as strictly necessary for the performance of those obligations; and

(b)	if Buyer has access to any information or data of MGL through Buyer’s use of the Supported System, or the performance of its obligations under this Services Schedule, Buyer must:

(i)	promptly notify MGL of such access;

15.

(ii)	promptly return to MGL or destroy any records of such information or data; and

(iii)	not use or disclose to any third party such information or data (unless Buyer can show that such information or data is lawfully in the public domain, or was in the Buyer’s possession prior to the access, and that the use or disclosure would not cause any of Buyer, MGL or that other User to be in breach of any legal obligation), except to the extent that such access was strictly necessary for the performance by Buyer of its obligations under this Services Schedule or other activities mutually agreed (and Buyer must return or destroy, and not use or disclose, any records of such information or data it holds that are no longer necessary to be held for that purpose);

(c)	it must:

(i)	use its best commercial endeavours to impose on all other Users, terms the same as those specified in section 5.1 of this Services Schedule 1, for the benefit of MGL, and the protection of MGL’s information and data;

(ii)	enforce those terms (and other terms to similar effect) which are imposed on other Users, for MGL’s benefit, and in regular consultation with MGL, provided that any direct costs incurred by Buyer (acting reasonably) in complying with its enforcement obligations under this section 5.2(c)(ii) will be reimbursed by MGL to Buyer; and

(iii)	from any compensation or other remedies received by Buyer as a result of such enforcement action, reimburse MGL for amounts paid to Buyer under section 5.2(c)(ii) of this Services Schedule 1 and then pass through to MGL a fair and reasonable proportion (taking into account the relative amount of any actual loss or damage suffered by each of Buyer and MGL) of any remaining compensation or other remedies received by Buyer as a result of such enforcement action.

6.	Other Services associated with the SAP System

6.1	Implementation of Safety Net

(a)	If the implementation of Mayne’s Safety Net worker’s compensation system within the MGL Group has not been finished to the reasonable satisfaction of MGL at the Commencement Date, the Buyer will implement the Safety Net worker’s compensation system within MGL, including by modifying the SAP System, at the Buyer’s expense, as requested by MGL to facilitate that implementation. The Buyer’s obligations in respect of the implementation of the Safety Net System will be completed when the Safety Net system passes all acceptance tests proposed by MGL. In implementing the Safety Net system within the MGL Group, the Buyer agrees to comply with all requirements of the project plan and detailed specifications developed for that implementation by or on behalf of MGL prior to the Commencement Date and all reasonable requirements of MGL communicated by MGL to the Buyer after the Commencement Date in relation to the matters dealt with by the project plan and the specifications.

(b)	MGL will pay a reasonable fee, calculated on a time and materials basis (which will not include any charge for personnel whose costs are included in the Charges set out in Appendix 1) and subject to MGL’s prior written approval of the fee, for the services performed by the Buyer under section 6.1 (a) of this Services Schedule.

16.

(c)	The Buyer may, at its option and cost, replicate the Safety Net system implemented for MGL under section 6.1(a) of this Services Schedule provided that the Buyer must first pay MGL 70% of the total costs incurred by MGL in relation to the implementation of the Safety Net worker’s compensation system on or after the Commencement Date and provided further that the Buyer will be responsible for obtaining and paying for all equipment and third party consents and all other costs necessary to enable the Buyer to replicate the MGL system and use the replicate instance of the system.

(d)	The Buyer will provide and maintain the interface which currently operates from the SAP System to the Safety Net system. In order to enable MGL to meet its workers’ compensation reporting obligations (including any such obligations in respect of Contracted Members), the Buyer will ensure that the SAP record configuration in existence in the SAP System immediately prior to the Commencement Date for information required by the Safety Net system is maintained and that, at all relevant times, the interface enables MGL to extract information from the SAP System in accordance with ordinary practice prior to the Commencement Date.

(e)	If MGL transitions to a workers’ compensation system other than Safety Net, the Buyer will ensure that the SAP record configuration in existence in the SAP System immediately prior to the Commencement Date for information required by the Safety Net system is maintained. The Buyer will comply with all reasonable requests in relation to changes required to the SAP System to enable MGL to operate the new workers’ compensation system and meet its workers’ compensation reporting obligations. MGL will pay the reasonable costs incurred by the Buyer in making such changes, provided that MGL has first been notified in writing of the costs and has approved them in writing.

(f)	Without limiting clause 5 of the Agreement, if the Buyer replaces or upgrades the SAP System, the Buyer will ensure that, throughout the remainder of the Term the record configuration of the new system is compatible with, and ensures the continuation of the previous level of data interchange with, MGL’s Safety Net system. The Buyer will, at its own cost, comply with all reasonable requests for, and will make, the changes required to maintain the necessary interface and record configuration to enable MGL to meet its workers’ compensation reporting obligations.

6.2	Upgrade of SAP

The Buyer acknowledges that it is a fundamental term, of this Services Schedule that, if SAP determines that it will not support the SAP R/3 Application Package Release 4.5B component of the SAP system, MGL will be entitled to direct the Buyer and the Buyer will be obliged to upgrade the SAP R/3 Application Package Release 4.5B component of the SAP System to Release 4.6 and implement that upgrade so that the upgraded SAP System operates for the MGL Group and the Contracted Members in accordance with the Agreement by no later than 30 April 2004 (“Upgrade Project”). Accordingly, if MGL gives this direction the Buyer and MGL agree that:

(a)	the Buyer will supply sufficient properly qualified employees of the Buyer, or, subject to clause 6.2 of the Agreement, procure properly qualified Third Party Providers to supply, all services required to successfully carry out the Upgrade Project;

(b)	all costs of the Upgrade Project, including obtaining all software licences, replacement hardware and supplying, or procuring the supply of, all services required to effect the Upgrade will be paid by the Buyer;

17.

(c)	within 10 Business Days (or such other time as the Parties may agree) after the Commencement Date, the Buyer will deliver to MGL a draft of each of:

(i)	a project plan for the Upgrade Project showing, among other things, milestones for the achievement of each part of the Upgrade Project for the MGL Group and the Contracted Members and dates by which the Buyer will deliver and, where relevant, carry out acceptance tests for, each deliverable; and

(ii)	a detailed technical specification for the Upgrade Project;

(d)	within 10 Business Days (or such other time as the Parties may agree) after receiving each document referred to in section 6.2(c) of this Services Schedule, MGL will notify the Buyer of reasonable changes which it requires to be made to the document and the document containing those reasonable changes, if any, will then be the project plan and detailed technical specification for the Upgrade Project;

(e)	during the term of the Upgrade Project, the Parties may agree on changes to the project plan and the detailed technical specifications;

(f)	the Buyer will ensure that the Upgrade Project is carried out in accordance with the project plan and the detailed technical specification;

(g)	when the SAP System as upgraded by the Upgrade Project operates in accordance with all acceptance criteria agreed between the Parties, or in the absence of agreement operates in accordance with performance criteria for the upgraded SAP System which the Buyer has set for its own business, the Buyer will migrate the MGL Group to its own instance of the upgrade SAP System and install that instance on a server designated and paid for by MGL and ensure that the instance operates and supports the businesses operated by the MGL Group Members to the reasonable satisfaction of MGL;

(h)	the Buyer hereby grants to MGL and severally to each MGL Group Member and Contracted Member a perpetual, irrevocable, worldwide, non-exclusive, transferable, fully paid and royalty free licence, with an unlimited right of sub-licence, to use, copy, modify, support and enhance all material produced by or on behalf of the Buyer in the course of carrying out the Upgrade Project (“Project Material”) and the Buyer warrants that it will obtain all rights necessary for the Buyer to grant that licence;

(i)	when the Upgrade Project is complete in accordance with all acceptance criteria agreed between the Parties, or in the absence of agreement operates in accordance with performance criteria for the upgraded SAP System which the Buyer has set for its own business, the Buyer will promptly deliver to MGL a complete copy of all source code and object for the Project Material, and all relevant technical, functional and user documentation, programming tools, notes and other materials required to enable the MGL Group Members to use, copy, modify, enhance and support the upgrade SAP System;

(j)	MGL will pay the Buyer the sum of $500,000 in consideration of:

(i)	all Services provided by and on behalf of the Buyer in relation to the Upgrade Project;

(ii)	the cost of all software licences and hardware required for the Upgrade Project and the continued use of such software licences, for the remainder of their respective terms, by the MGL Group and the Contracted Members of the upgraded SAP System after the Transition Period for the SAP Services; and

18.

(iii)	the licence granted to the MGL Group Members and Contracted Members in section 6.2(h) of this Services Schedule;

(k)	MGL will pay the Buyer the $500,000 payable under section 6.2(j) progressively as and when the Buyer makes milestone payments in accordance with its contract with the Third Party Provider for the Upgrade Project. The amount of each of MGL’s progress payments will be proportionate (relative to the $500,000 fee) to the amount of the Buyer’s corresponding progress payment (relative to the total amount payable by the Buyer to the Third Party Provider).

(l)	MGL may, at any time during the Upgrade Project, notify the Buyer in writing that MGL no longer wishes to participate in the Upgrade Project in which case:

(i)	MGL will pay the Buyer a percentage of the amount referred to in section 6.2(j)of this Services Schedule calculated according to the proportion of agreed milestones of the Upgrade Project which have been successfully completed; and

(ii)	the Buyer will, promptly after receipt of the notice, deliver to MGL all material of the kind referred to in section 6.2(i)of this Services Schedule developed to the date of the notice and the licence granted in section 6.2(h) of this Services Schedule will apply in respect of that material;

(m)	each Party will appoint a suitably qualified and experienced project manager for the Upgrade Project who may be, or else must report to, that Party’s Transition Services Manager appointed under clause 10.1 of the Agreement; and

(n)	the quote received by MGL from Bearing Point Australia Pty Ltd (“Bearing Point”) for the Upgrade Project is attached in Appendix 3 of this Agreement and the Buyer acknowledges that:

(i)	the information in Appendix 3 is provided solely for the information of the Buyer and, notwithstanding clause 1.2(d) of this Agreement, does not form part of this Agreement;

(ii)	neither MGL nor Bearing Point nor any of their respective Related Bodies Corporate represent that the information as to costs contained in Appendix 3 will be the actual cost of all or any part of the Upgrade Project or that any other part of Appendix 3 forms, or will form, part of any contract entered into before or after the Commencement Date by any of MGL and Bearing Point or the Buyer and Bearing Point;

(iii)	to the extent that all or any part of Appendix 3 does constitute a representation or other inducement made by any of MGL or Bearing Point or any of their respective Related Bodies Corporate, the Buyer does not enter into this Agreement in reliance on any such representation or other inducement.

6.3	Other assistance

If MGL or any Contracted Member decides, at any time during the Transition Period for the SAP Services, to engage any person other than the Buyer to provide any or all of the SAP Services, the Buyer will use reasonable endeavours, at the Buyer’s expense, to co-operate with MGL or that Contracted Member (as the case may be) and that person to ensure the successful transition of the SAP Services to that other person.

19.

7.	Obligations to third parties

Subject to the other provisions of this Services Schedule and the Shared Services Agreement, to the extent the Buyer has made MGL specifically aware in writing, prior to the Commencement Date, of the Buyer’s obligations to any Third Party Provider, and has requested in writing that MGL observe those obligations that are applicable to MGL as a recipient of Services from the Buyer, then MGL will not do anything that would cause the Buyer to be in breach of those obligations. The Buyer acknowledges that MGL would not cause the Buyer to breach its agreement with the Third Party Provider merely through entering into this Agreement or receiving Services from the Buyer.

If the Buyer makes any subsequent requests to MGL in respect of any agreements with a Third Party Provider, MGL must consider the request and not unreasonably withhold its consent to be similarly bound by this section 7, in respect of the Buyer’s obligations under those third party agreements. Nothing in this section 7 requires MGL to incur any additional costs, without MGL’s prior agreement in accordance with the process in clause 5 of the Agreement.

20.

Annexure to Services Schedule No. 1

Service Level Agreement

SAP Support Services

21.

SHARED SERVICES AGREEMENT

ANNEXURE TO SERVICES SCHEDULE NO. 1

Service Level Agreement

SAP Support Services

Commercial In Confidence

Schedule — Page 1

SHARED SERVICES AGREEMENT			1

ANNEXURE TO SERVICES SCHEDULE NO. 1			1

1.		THIS SERVICE LEVEL AGREEMENT	3

	1.1	THE SLA AND THE AGREEMENT	3

	1.2	DEFINED TERMS	3

2.		SERVICES PROVIDED	3

	2.1	THE SUPPORT MODEL	3

	2.2	THE SERVICES SUPPORT MODEL	5

3.		RESPONSIBILITIES	13

	3.1	MGL	13

4.		ESCALATION AND PROBLEM RESOLUTION	14

	4.1	PROBLEM PRIORITY LEVELS	14

	4.2	PROBLEM MANAGEMENT	15

	4.3	ROUTINE MAINTENANCE	16

	4.4	ENHANCEMENTS AND WORK REQUESTS	17

	4.5	SCHEDULED RELEASE	18

	4.6	MONTHLY REPORT AND SUPPORT SERVICES REVIEW MEETING	18

5.		SERVICE DETAILS

	5.1	ADDRESS FOR SERVICE OF NOTICES	19

6.		SITE DETAILS	19

Commercial In Confidence

Schedule — Page 2

1.	THIS SERVICE LEVEL AGREEMENT

1.1	THE SLA AND THE AGREEMENT

(a)	This Service Level Agreement (“SLA”) is an annexure to Services Schedule No. 1 - SAP System Access and Support Services; Payroll Support Services, of Annexure B the Shared Services Agreement between:

•	Buyer; and

•	Mayne Group Ltd (“MGL”) (“Agreement”).

1.2	DEFINED TERMS

In this SLA, capitalised words and phrases, unless otherwise defined in this SLA, have the meaning given to them in the Agreement.

2.	SERVICES PROVIDED

2.1	THE SUPPORT MODEL

The Support Services are made up of two components:

•	a fixed price component for base support services (Service Types A to E as defined in the table at section 2.2(a)) which is included in the price set out in Services Schedule 1 for SAP Services; and

•	additional support services (Service Type F as defined in the table at section 2.2(a)) provided to MGL on a “time and materials” basis at the applicable rates set out in Services Schedule No. 1.

The fixed price for Base Support Services covers:

•	Problem Resolution for Priority types 1,2, 3 and 4 (Service Types A and B in the table at 2.2(a));

•	end-user queries regarding SAP System Functionality (Service Type C, refer to the table in section 2.2(b) Item 4);

•	Technical Administration of the SAP System including management of transports between development, user acceptance and production environments (Service Type D);

•	Support for key users during MGL business hours for SAP production system availability (Service Type D); and,

Commercial In Confidence

Schedule — Page 3

•	Provision of services for management of the Agreement, including attendance at, and preparation of reports for, the monthly MGL SAP Support Services Review Meeting (service Type E).

The method of conducting ‘projects and work requests’ will utilise the Buyer logging mechanism and Help Desk Support procedures. In this way a common approach to the management and tracking of changes will be implemented which provides consistency for all support and work requests.

Commercial In Confidence

Schedule — Page 4

2.2	THE SERVICES SUPPORT MODEL

(a)	Schematic representation

[1] Goal		Service Type	Usual Fee Basis
Base Support

To maximise the availability of the SAP production system by the prompt resolution of critical system failures	A	Prompt correction of priority 1 & 2 problems

To provide cost effective solutions to non-critical failures in the SAP production system and interact with SAP to achieve solutions when appropriate	B	Correction of priority 3 and 4 problems

To provide end user support re queries on system functionality	C	Basic Applications Support	Fixed Price Monthly Support Fee

To provide base technical support services for the SAP system	D	Technical Administration

To provide effective reporting and management of performance against SLA objectives.	E	Support Agreement Management Services

Work Requests / Projects

To provide cost effective solutions for small changes in, and enhancements to the SAP production system

Formal user training Enhancements	F	Implementation of service requests	Time & Materials
SAP module implementation and major

Urgent and other requests

Major configuration changes

[1]	This agreement excludes any version upgrades (currently proposed for SAP R/3 4.5(b) to SAP R/3 4.6(c)).

Commercial In Confidence

Schedule — Page 5

(b)	The following table details the Support Services and the roles and responsibilities of Buyer and MGL in respect of the Support Services, and categorises each service making up the Support Services in accordance with the support model.

Support Criteria and Responsibilities:

Support Criteria	Service Type	Buyer obligations / rights	Buyer Group accounting and payroll function	MGL obligations / rights

1       Problem Identification

Buyer will work with MGL to determine the cause, and the responsibility for problem resolution, in cases where this is not immediately apparent, for both technical and application issues

	A,B	1st level support (Help Desk) for call logging, simple resolution and follow up		Assist

2       SAP Problem Resolution

Priority 1 ,2, 3 and 4. Problems relate to SAP System bugs, run-time errors and systems availability. They do not relate to hardware, operating system or network issues. Buyer will assist in use of OSS to source repairs and notes for application to the SAP System.

Buyer will assist MGL with problems where the prime responsibility for resolution lies with MGL or for problems relating to functionality developed for MGL post acquisition.

	A,B F	2nd level technical support and 3rd level support. SAP bugs and system generated run-time errors As required		Functional User Support for Application and business related issues. Accept and test resolution

3       Support for ABAP/4 Interfaces

For Interfaces to SAP, Buyer will support all interfaces from the point where the data has been successfully received from non SAP environments, in the correct format for loading into the SAP R/3 application.

In the case of SAP AR this includes the Viewlocity TSIB middleware but excludes the extract programs in the source systems.

For Interfaces from SAP. Buyer will support all interfaces up to the point where the data has been prepared in the correct format for transfer to non- SAP environments.

	B	Perform ABAP fixes for bugs not covered by warranty	Submit and monitor interface runs. Reconcile data	Reconcile data. Liaison with non-SAP environments

Commercial In Confidence

Schedule — Page 6

Support Criteria	Service Type	Buyer obligations / rights	Buyer Group accounting and payroll function	MGL obligations / rights

4       Application Queries

Allowance per month for end user queries regarding SAP System Functionality. eg. “What if....”, “How do I....”, “I did this and this happened……. ”.

Any change to the SAP System as a result of enhancement will be treated as a work request ie. Service Type F.

	C,F	2nd level technical and 3rd level support Chargeable to service type F after 3 hours per query		1st level support and functional user support. Calls filtered through to Buyer.

5       Technical Administration for Production and Test systems.

Tasks include: Maintaining SAP System parameters, eg.: Roll file area, page file size, max. login retries, min pwd length, max. runtime area, system and startup profiles

	D	Perform

6       Correction and Transport System, Management of Scheduled Releases - transport of SAP repairs and minor enhancements will be performed according to agreed Change Management Processes

Maintenance of CTS environment

	D	Perform transports as required at specified intervals

7 Starting/stopping SAP system - Normal Operations - Special Circumstances eg. relating to Priority 1 or 2 problems or on-call issues	D D	Yes - with reasonable prior notification (48 hours) Perform if authorised (half hour notification)	Authorise	Request / Acknowledge

8 On-call Support - This is defined as being on call for the resolution of Priority 1 and 2 problems outside of the Buyer business hours, defined in Section 5.	F	As required		Request

9 Client Copies and Client Exports/Imports	F	Perform		Request

10     Data Storage Administration - SAP Back Ups

Maintenance of existing backup scripts and procedures for manual backups will be provided as base support.

Major development activities in backup strategies will be discussed with MGL

	D F	Perform all backups and check status Buyer may on occasion request a special backup

Commercial In Confidence

Schedule — Page 7

Support Criteria	Service Type	Buyer obligations / rights	Buyer Group accounting and payroll function	MGL obligations / rights
11 Data Storage Administration - SAP Data Recovery	D	Perform	Assist in testing	Assist in testing

12 Spool Management and Printer Definition Modification to SAP printers and print queue structure	D	Perform		Request

13     SAP Performance Monitoring and Tuning - capability to collect, summarise and report relevant system generated data which may be used to understand, analyse and tune the performance of the system;

Regular checking of Performance Log and other SAP Admin. Tools;

Comparison of system performance and trends against customer specified performance obligations;

Identification and first level analysis of system performance non-conformance and implementation of procedures to prevent same.

Obligation is the system will continue to perform at the levels prior to acquisition

	D	Perform

14     Error Monitoring and Correction - ensures that events which may impact the performance or reliability of the SAP system, are detected, checked and appropriately acted upon.

Tasks include regular checking of System Log, Update Log and other SAP Admin. Tools.

	D	Perform

15 [not used]

16 [not used]

17 SAP Server Hardware - Installation, Maintenance and Administration	F	Perform

18 Software Administration - SAP - Operating System	D D	Yes Yes		Assist as required

Commercial In Confidence

Schedule — Page 8

Support Criteria	Service Type	Buyer obligations / rights	Buyer Group accounting and payroll function	MGL obligations / rights

19     Tape Operations - all aspects of tape library maintenance and media handling including:

-Tape library maintenance

-Maintaining tape drives (eg. cleaning, servicing)

-Tape media maintenance (eg. purchasing, labelling)

-Processing off-site tape movements

-Tape security

	D	Perform

20 Database Administration Table space Monitoring, extensions and re-organisations	D	Perform

21     Liaison with SAP and third parties

Buyer will as required liaise with SAP and relevant third parties in the lodgment and follow-up of application bugs, clarification of application updates, and any other support issues relative to the SAP System

	E	Perform		Assist as required

22     Change Control for SAP System

Provision of an adequate change control service for the SAP environment so that changes, whether planned or emergency, are correctly managed in order to protect the delivery of a quality system.

Tasks include: register change; assign Priority; schedule change; modify impacted areas; implement change; and, accept change

	E	Perform	Authorise changes	Use process to request changes

23     Monthly Meeting and Reporting of Support Activities

Attendance at the monthly SAP Support Services review meeting.

Compilation of weekly and monthly reports on performance of the Agreement. Report formats and content to be agreed with MGL

	E	Attend Prepare	Attend as required Provide input	Call meetings and chair Review

24 Scheduled (Batch) Processing Administration of processing schedule eg. checking interface logs. Submission of jobs eg. mass reversals.	F	Assist as required	Specify processing windows	Perform, reconcile data, check results

Commercial In Confidence

Schedule — Page 9

Support Criteria	Service Type	Buyer obligations / rights	Buyer Group accounting and payroll function	MGL obligations / rights
25 SAP Archiving - Standard (implemented archiving)	C F	Perform Perform as per agreed requirements	Approve requirements	Define requirements

26     Disaster Recovery Plan for SAP

Provide assistance in development and revision of emergency plans

Maintain the DR capability which was in place immediately prior to Completion (disaster recovery machine off site back-ups 24 hour restoration time maximum data loss 1 day)

	F C	Perform Perform		Develop and maintain a Business Continuity Plan

27     SAP Data Security/User Administration - ensures access to SAP is appropriately controlled:

creation and maintenance of user accounts;

maintenance of profiles and authorisations will be classed as service type F:

audit of tables and follow up of access violations.

	D F D	Perform Perform Perform		Request Request, Test and Authorise Review and action

28 Minor SAP Upgrades Service Packs Buyer will assist in implementing minor release upgrades. Major SAP upgrades eg. version upgrades will be treated as separate projects	D D F	Perform Perform Perform (as required)	Authorise and test Authorise and test Authorise and test	Requests Request Request and test

29 Maintenance of SAP Application tables. These tables are specific to functional config modules of the SAP system eg Financial Calendars. Audit of tables.	C	Perform	Authorise and test	Request and test

30 Training

Functional use of system eg. Purchasing process	F	Perform (as required)		Request

Commercial In Confidence

Schedule — Page 10

Support Criteria	Service Type	Buyer obligations / rights	Buyer Group accounting and payroll function	MGL obligations / rights

31     Capacity Planning (for significant changes)

Business as usual growth

Builds forward plans of capacity usage by MGL, and ensures that equipment levels are adequate to meet those capacity requirements.

Buyer will assist MGL as required in any Capacity Planning exercise relative to the SAP system.

	D F	Perform Perform, provide reports detailing systems requirements		Provide forecast usage information

32 SAP Period End Procedures - Administration. Period end procedures are generally application specific and incorporate tasks such as Period Closing.	C	Advise	Perform	Request

33 Minor SAP Enhancements. SAP Enhancements incorporate the introduction of functionality which is not part of the standard SAP release e.g. new reports, new interfaces.	F	Advise, analyse, estimate and implement	Authorise	Identify, request, test and authorise

34 Special SAP Projects I Configuration Changes / Other Work Requests	F	Advise, analyse, estimate and implement	Authorise	Identify, authorise, prioritise and test

35 Documentation - relating to: Minor Changes, Enhancements, Upgrades; Service types A to E	F D	Technical Documentation	Authorise	Provide Procedures, Training Material

36 SAP Client Access Facilitate and support SAP client installation as part of SAP Service, but does not include project resources nor physical installation of the SAP client on the MGL’s equipment.	D	Provide		Request

37 SAP Interfaces Provide support for interfaces from relevant systems to SAP including those systems purchased from Buyer under the Asset Sale Agreement.	D	Provide

Commercial In Confidence

Schedule — Page 11

Support Criteria	Service Type	Buyer obligations / rights	Buyer Group accounting and payroll function	MGL obligations / rights

38     SAP Financials Data access and Migration

The Service will include reasonable access and assistance in the creation of Financial migration data. Provided that the MGL obtains all consents required under applicable third party licence terms, Buyer grants to MGL the right to:

•      replicate the existing system (to the extent relating to the Business) ; and

•      use it for the purposes of:

•      disaster recovery and problem management; and

•      testing, configuration and any other purposes reasonably necessary for or preliminary to, transition in accordance with then current Transition Plan,

in each case, from time to time. Buyer will provide reasonable assistance to make such replication. Buyer will provide updated replication from time to time throughout the Term (where significant project costs are involved these will be at MGL cost).

	F	Provide		Request

39 SAP Operational Support and Security Management Provide standard SAP documents plus any other documentation that exists at the time of the sale.	C	Provide		Request

40     SAP Change Management

Buyer will perform change management using the change management processes followed for changes to the SAP System by MGL personnel immediately prior to Completion. Where MGL have specific requirements Buyer will make reasonable endeavours to meet those requirements.

Date control to be exercised by MGL for MGL-specific company codes.

	D	Provide	Approve changes	Request

Commercial In Confidence

Schedule — Page 12

3.	RESPONSIBILITIES

3.1	MGL

MGL	will ensure:

•	trained users proficient with the application

•	prompt notification to Buyer of all operational matters which will affect current or known planned usage of the services

•	prompt and detailed notification of increased usage requirements and plans that could be expected to have a material impact on the operation of the system

•	for any on-site support that may be required, provision of the necessary equipment to enable access to the SAP System

•	payment of any telecommunication service access charges (excluding local telephone dial up costs) to MGL’s systems

•	availability of staff as reasonably requested, particularly for the resolution of problems and issues

•	there are controls and physical security to prevent unauthorised access to the SAP System

•	provision of first level support to take the initial calls that may be placed by MGL users of the system and coordinate and filter problems through to Buyer support staff and/or Help Desk

•	coordination of Change Management for organisational change

3.2	BUYER

Buyer will:

•	work with MGL to put in place an acceptable security regime. The general principle is that access to MGL data by persons other than approved MGL personnel will be restricted to essential SAP support staff and essential Buyer Group Finance support staff.

•	grant to MGL access to all SAP data relevant to businesses operated by MGL Group Members and Contracted Members and to the current SAP functionality required to process and report on that data.

Commercial In Confidence

Schedule — Page 13

•	provide to MGL reasonable access to the development and QAS environments for the development of reports and testing of functionality changes. MGL is responsible for establishing the required communications to access the development and QAS environments.

•	Ensure that there are controls and physical security to prevent unauthorised access to the SAP System.

4.	ESCALATION AND PROBLEM RESOLUTION

4.1	PROBLEM PRIORITY LEVELS

Priority Level Definition

The following Priority levels are applicable to this agreement. Problems are coded to indicate the PRIORITY of the loss of service to the business.

Definition of Priority Levels:

Code	Description
PRIORITY 1: (Key Process)

Total SAP R/3 Production System Unavailable

or

Key SAP R/3 Production System function failed or is unavailable causing critical impact to business operations (eg compromises their ability to meet statutory obligations, payment deadlines for employees and subcontractors)

PRIORITY 2: (High)	Significant part of SAP R/3 Production System Unavailable or Some SAP R/3 Production System function failed or is unavailable causing significant impact to business operations

PRIORITY 3: (Normal)	Non-critical part of SAP R/3 Production System Failure or Unavailable or Some SAP R/3 Production System function failed or is unavailable causing minor impact to business operations

PRIORITY 4: (Low)	Some SAP R/3 Production System function failed or is unavailable causing insignificant impact to business operations for which there is a workaround available

Commercial In Confidence

Schedule — Page 14

Priority Level Disputes

If Buyer does not agree with any Priority Levels nominated by MGL, Buyer may query the decision, stating the Priority Level it thinks applies and the reasons for the position. MGL shall then, acting reasonably, take appropriate action to either amend the Priority Level as requested by Buyer or confirm the original Priority Level allocated.

If MGL confirms a Priority Level, Buyer shall respond to the Service Call in accordance with the arrangements applicable to the Priority Level. If there are repeated differences over Priority Level allocations, the parties agree to discuss the trend and to establish procedures or definition changes necessary or desirable to address those differences.

4.2	PROBLEM MANAGEMENT

Help Desk

Buyer shall provide help desk support, as shown in the following table, to facilitate the provision of support. This service will allow MGL to log problems and invoke appropriate Buyer applications support resources.

The Buyer Help Desk will provide first level support in the lodgement and subsequent follow up of calls and problems. MGL Business Analysts or Key-Users will provide functional user support for problems, or issues relating to business or customised functionality. Buyer will provide the next level of assistance in the resolution of bugs and calls for assistance with queries from Key-Users or Business Analysts.

Support Coverage Summary (SAP, IXOS, Viewlocity/TSIB):

Activity Description	Hours of Support
Normal Business Hours (excluding Victorian public holidays)	08.30 - 17.30 EST Mon to Fri

On call for Priority 1 and 2 problems	By prior arrangement (Type F Service). In an emergency, where no prior arrangements have been made, support will be provided on a reasonable endeavours basis.

System Infrastructure Availability	06.00 Sun – 1800 Sat EST

Commercial In Confidence

Schedule — Page 15

Service Description

Buyer shall provide on-line support for the operation of the SAP System. Buyer will meet the response times set out in the following table (as varied by the parties) and will use all reasonable endeavours to meet the resolution times set out in the following table (as varied by the parties).

Escalation Procedure

The escalation process will be discussed and agreed between the parties. The initial model is described in the following table and will be reviewed at monthly service meetings.

Response, Resolution and Escalation table:

Priority	Response	Resolution Time	Escalation 1 Support Manager Help Desk Supervisor	Escalation 2 Business Management	Escalation 3 Senior Management
Priority 1	Immediate (within normal business hours)	1 Hour	1 Hour	4 Elapsed Hours	24 Elapsed hours

Priority 2	Immediate (within normal business hours)	4 Hours	4 Hours	24 Elapsed hours	2 Working days

Priority 3	4 working hours	2 working days	3 Working days	4 Working days	N/A

Priority 4	8 working hours	3 working days	4 Working days	N/A	N/A

4.3	ROUTINE MAINTENANCE

This includes service packs, minor upgrades and legal compliance work.

Service Obligation

The obligation of the Buyer is to perform routine maintenance in a timely manner that meets the business needs of the Mayne Group as identified by MGL and agreed by Buyer, whose agreement will not be unreasonably withheld.

Commercial In Confidence

Schedule — Page 16

4.4	ENHANCEMENTS AND WORK REQUESTS

Service Obligation

The service obligation of the Buyer is to provide cost effective solutions to work requests and enhancements to the SAP Production system.

Service Description

Enhancement and work requests will be approved by MGL and conveyed to the Buyer Group Corporate SAP Manager. Requests will be assessed by both Buyer Group Finance and Buyer to ensure they are consistent with the functionality required by Buyer Group from the SAP System, will not cause any problems and that Buyer has resources available to carry out the requested work. Once approved by Buyer, MGL will be notified and the work requests will be prioritised and batched into work packages for implementation as part of the scheduled release process or sooner if appropriate. Where the Buyer, acting reasonably, assesses that fulfilment of a work request would have a material adverse impact on the ordinary business requirements of Buyer Group, MGL will be notified promptly that the work request will not be fulfilled.

Buyer will carry out, reasonable change requests arising from legislative or regulatory requirements (such as enterprise bargaining agreement changes) or change requests required to maintain the “as is where is” status of the SAP System or to effect bug fixes and other maintenance tasks. Change requests for enhancements to functionality currently provided to MGL will be optional for Buyer depending on a reasonable assessment by the Buyer of the Buyer’s available resources and other conflicting priorities. Buyer will nevertheless use reasonable endeavours to have resources available to carry out the requested work.

MGL will have reasonable access to the development and QAS systems for the development of MGL specific reporting functionality and user acceptance testing of any developments which would reasonably be expected to impact MGL operations. Buyer will retain control over transport to production.

Buyer will not charge MGL for any benefits to MGL arising from changes made to the SAP System for the benefit of Buyer Group.

Commercial In Confidence

Schedule — Page 17

Projects

Projects are Type F Support Services of larger scope than simple work requests and enhancements. Work undertaken as part of this service will be of a planned nature, with all deliverables being project based. Projects will be optional for Buyer depending on Buyer’s available resources and other conflicting priorities, except to the extent the MGL reasonably requests the provision of migration assistance in respect of the Support Services and the SAP System. Buyer will nevertheless use reasonable endeavours to have resources available to carry out the requested work.

MGL will detail the functional requirements and specification for each project. The project, if accepted by Buyer, will be executed by Buyer. Buyer will provide a written quotation for each project or group of projects (including price variation risk assessments) and will charge MGL for the agreed project scope in accordance with the quotation (unless otherwise agreed).

4.5	SCHEDULED RELEASE

Service Description

Corrections for Priority 3 and 4 problems and solutions to enhancements, work requests and projects will be implemented as part of a scheduled release (currently weekly, but can be changed by Buyer with reasonable notification to MGL). For all corrections, where required, all affected documentation will be updated. MGL Application Group will be forwarded appropriate notification so that impacted end users may be notified of the impending change.

When it is necessary to effect changes to the production system outside the planned release schedule which, in Buyer’s reasonable opinion, are likely to have an adverse impact on MGL use of the SAP System, Buyer will first give MGL notice of the changes and consult with MGL on ways to minimise such impact, and apply procedures to ensure the integrity of the release program is maintained.

4.6	MONTHLY REPORT AND SUPPORT SERVICES REVIEW MEETING

Buyer will attend a SAP Support Services Review meeting to prioritise service requests, report progress against previous support activities and statistics, and to discuss any other issues relating to the Support Services. This meeting will be held monthly.

Buyer will be responsible for compiling the Support Services Monthly Report for presentation at the monthly progress meeting.

Commercial In Confidence

Schedule — Page 18

4.7	ADDRESS FOR SERVICE OF NOTICES

Service of Notices and general correspondence to MGL and the Buyer will be in accordance with clause 17.3 of the Agreement

4.8	SITE DETAILS

SAP Server Location:

Compaq Data Centre

4 Figtree Drive

Home Bush

NSW 2140

Principal On-site Support Location:

390 St Kilda Road, Melbourne

For on-site support services in MGL locations other than the Principal On-site Support Location MGL will re-imburse Buyer for reasonable travel expenses. This charge is exclusive of any consulting cost which may be applicable to the Support Service request.

Commercial In Confidence

Schedule — Page 19

Part 2 of Annexure B

Buyer Provided Services - to C&P Hospital Businesses

The Buyer will provide the following services to each C&P Hospital Business for the respective C&P Transition Periods.

1.	General

(a)	Accounting, processing and administrative services in relation payroll, accounts payable, accounting, general ledger and fixed assets, so as to allow Mayne to operationally and administratively run the C&P Hospital Businesses and produce full reporting as it currently provides to each C&P Hospital Business and the C&P Hospital Businesses generally.

(b)	Preparation of accounts and statements and all other acts, matters and things directed by MGL to the Buyer in relation to accounting, processing and administrative services which are the responsibility of MGL or where, MGL requires the right to direct the buyer, under the Transaction Documents.

(c)	In relation to each of the systems referred to in sections 2 to 6, inclusive, below:

(i)	all reports, statements and other information reasonably required (as to form and content) by each C&P Hospital Business in the ordinary course of business from each of those systems including those reports, statements and the information referred to in section 8; and

(ii)	the support services specified for each system in those sections during the hours specified in section 8.

(iii)	the continued benefit, at no charge, of all “Hospital Business Contracts” and “Shared Contracts” (as those terms are defined in the Share and Asset Sale Deed) which each C&P Hospital Business was receiving immediately prior to the Commencement Date and if any of those contracts expire or are terminated any new or replacement contracts as required by MGL.

(d)	At the option of the Buyer, the services referred to in section 7 below.

2.	IBA Patient Administration System

2.1	Functionality

(a)	Recording of patient admission, discharge and medical records information.

(b)	Generation of patient invoices and Accounts Receivable function.

(c)	Submission of all legislative reporting requirements to state health departments.

2.2	Support services

The Buyer will

(a)	provide all 2nd level Application support to the C&P Hospitals on a 24 * 7 basis;

(b)	manage and escalate 3rd Level application support calls to IBA for resolution;

22.

(c)	provide all project management, installation and configuration services for the IBA application, including version upgrades, legislative report changes; and

(d)	provide all IBA application testing for system modifications and upgrades.

3.	Cyberscience

3.1	Functionality

(a)	Recording of patient admission, discharge and medical records information.

(b)	Extraction of data extraction associated with the MECS system.

3.2	Support services

The Buyer will:

(a)	provide all application support for Cyberscience to the C&P Hospitals;

(b)	undertake all development, testing and implementation activities for the Cyberscience application; and

(c)	provide testing for system modifications and upgrades of the Cyberscience application.

4.	Mayne Electronic Claims Systems (MECS)

4.1	Functionality

MECS is an electronic health fund claims lodgement system which permits the encryption, transmission and lodgement of patient claims to health funds and responses from the funds in relation to those claims.

4.2	Support Services

The Buyer will:

(a)	provide all application support to the C&P Hospitals;

(b)	undertake the ongoing development activities associated with the MECS project;

(c)	provide project management, installation and configuration services to all C&P hospitals as each new health fund adopts the MECS lodgement system;

(d)	escalate and manage hardware infrastructure support calls to Hewlett Packard for resolution.

5.	TM1

5.1	Functionality

TM1 is a financial report and data modelling tool used by the hospitals’ finance team. It facilitates the provision of budgeting, financial reporting and key performance information to all hospitals.

23.

5.2	Support Services

The Buyer will:

(a)	provide all technical infrastructure support for the TM1 application;

(b)	undertake, through the hospital finance team, the ongoing application support for all sites;

(c)	escalate and manage Hardware infrastructure support calls to Hewlett Packard for resolution;

(d)	escalate and manage Application support calls to Applix (application vendor) for resolution.

6.	Hospital specific stand alone applications

6.1	Functionality

(a)	Scancare: CSSD equipment tracking application;

(b)	Middistats: Maternity application for the collection of legislative reporting information regarding the birth of newborn babies;

(c)	CardioBase: Booking and Image capture application for in use in Cardiac Cath Labs.

6.2	Support Services

The Buyer will:

(a)	provide all technical infrastructure support for the above applications;

(b)	escalate and manage hardware infrastructure support calls to Hewlett Packard for resolution;

(c)	undertake all development, testing and implementation activities for the applications.

7.	Voice services

The hospital IT team is currently in the process of transitioning the ownership of all voice services from the Group IT infrastructure to the hospital change team.

Once complete, the hospital change team will

(a)	Facilitate and manage all moves, adds and changes for all voice services (excluding mobiles) within hospitals;

(b)	Facilitate and manage all PABX programming activities for all hospitals;

(c)	Facilitate and manage the selection, installation and configuration of all new PABX’s for all hospitals; and

(d)	Manage all voice service providers (excluding carriers) to ensure that the appropriate service levels are maintained.

24.

8.	Service details

Activity	Description of services to be provided	Support Hours
IBA Admission / Discharge/Transfer Functionality

Provide all hospitals with existing functionality and

reports regarding the admission/discharge and

transfer of payments with the IBA application

Ensure the production of timely patient based reports

on an as required basis via existing application

functionality

Provide application support for admission/discharge

/transfer functionality

24x7

IBA Billing System

Provide all hospitals with existing billing/receipting

and accounts receivable functionality within the IBA

application via existing application programs and

reports.

Ensure the production of timely debtors and financial

reports i.e. ATB on an as required basis.

Provide and maintain the nightly SAP revenue

information extract from IBA to SAP system

Provide application support for IBA billing systems

functionality

24x7

IBA Legislative Reporting Module

Provide all hospitals with existing legislative

reporting functionality via existing IBA reports,

application programs and extracts

Provide application support for IBA Legislative

reporting functionality

24x7

Cyberscience

Provide all hospitals with existing Cyberscience

reporting and extraction functionality

Provide software development services for additional

Cyberscience and extraction requirements

Provide application support for Cyberscience

reporting software.

Business Hours

Mayne Electronic Claims Systems

Provide all hospitals with existing electronic claims

lodgement functionality with agreed health funds.

Provide all hospitals with software implementation

and configurations services for new health fund

implementations

Provide application support for MECS software

Business Hours

25.

Activity	Description of services to be provided	Support Hours
TM1 Reporting software

Provide all hospitals with existing TM1 financial

reporting and budgeting and data modelling

functionality via existing TM1 application

Provide application support for existing TM1

application

Provide application support for TM1

Business Hours

9.	Charges

9.1	Charges payable by MGL

(a)	In consideration of the Buyer providing the services described in this schedule, MGL will, in respect of the services provided to each C&P Hospital Business for each month until the earlier of:

(i)	Completion; and

(ii)	the Asset Sale Expiry Date (as defined in the relevant Asset Sale Agreement),

(“Charges Term”) pay the Buyer in arrears the fixed service charge identified in the following table:

Hospital	Monthly Service Charge
Armidale	$11,300
Caboolture	$16,200
Frances Perry	$64,100
Joondalup	$286,000
Logan	$13,500
Melbourne Private	$120,300
Noosa	$64,100
PMBH	$89,700
Prince of Wales	$135,900
TOTAL	$801,100

(b)	If the Charges Term commences or expires other than at the beginning or end of a month, as the case may be, the service charge for services provided under this schedule to the relevant C&P Hospital Business will be calculated on a pro rata basis in respect of the days of that month during which the services are provided .

(c)	If there is insufficient cash available in a C&P Hospital Business to pay the service charges due under paragraph (a) in any month, payment of those charges may be deferred on an interest free basis and paid in future months to the extent cash is then available. Any such service charges that have accrued but are not yet paid at Completion of the relevant C&P Hospital Business must be paid at Completion of that C&P Hospital Business.

26.

9.2	Tax Indemnity

(a)	MGL must:

(i)	not disclose this agreement or any of its subject matter to the Australian Tax Office, unless required to do so by law, without first consulting with and taking into account in good faith any bona fide concerns of the Buyer;

(ii)	notify the Buyer immediately if it becomes aware that the Australian Tax Office wishes to treat the service charges payable by MGL under clause 9 of this schedule as non-deductible for income tax purposes for MGL; and

(iii)	not disclose or discuss that matter with the Australian Tax Office without first consulting with, and developing a response in good faith with, the Buyer; and

(iv)	permit the Buyer to challenge any decision by the Australian Tax Office that the service charges payable by MGL under clause 9.1 are non-deductible so long as the Buyer indemnifies MGL for all costs and liability associated with such a challenge (including any interest or penalties) and does not, in the course of that challenge, adversely impact the relationship between the MGL Group and the Australian Tax Office.

(b)	Subject to paragraph (c) of this clause, MGL undertakes to claim (and to procure each relevant MGL Group Member to claim) the service charges payable under clause 9.1 above as a tax deduction in the tax return for the year in which those service charges were incurred.

(c)	If service charges payable by MGL under clause 9 of this schedule are determined by the Australian Tax Office to be non-deductible for income tax purposes for MGL, the Buyer will indemnify MGL for the amount of those charges which is non-deductible and any interest or penalties related to that amount and pay that amount (grossed up if required) to MGL either in cash or by setting it off against other amounts payable by MGL to the Buyer from time to time.

(d)	The Buyer will pay or reimburse MGL for any GST, interest and penalties however described, paid or payable by MGL attributable to any supply under this clause.

27.

9.3	Annexure C

Key Personnel

Wendy White

28.

Annexure D

Item 2 Template Services Schedule

Part 1

MGL Provided Services

SERVICES SCHEDULE NO. [    ]

Dated:

[MGL]

[Buyer]

1.	Service Outline

Comment: The extent to which the service is able to be divided into discrete tasks and accurately described will vary enormously depending on the Service. Some services may be able to be described in one line, others may require detailed specification documents and associated diagrams/graphs or spreadsheets.

Task	Service Description

2.	Term and termination

The Transition Period for this Services Schedule is [            ] from the date of this Services Schedule.

This Services Schedule will terminate on [date]/ [the terms set out in clause 15 of the Shared Services Agreement].

Comment: If the Services Schedule is to survive termination of the Agreement, this should be expressly included here.

3.	Ordering Process

Comment: The manner of ordering Services will vary depending on the nature of the Services.

Are the Services to be ordered as required pursuant to a formal ordering process? (See 3.1)

Are the Services to be ordered by informal requests? (see 3.2)

Are the Services simply to be continually provided in the manner described in the Service Outline for the Term of the Schedule? (see 3.3)

29.

3.1	Formal Ordering Process

Any Services provided by Mayne to the Business pursuant to this Services Schedule will be provided following receipt by Mayne of an order form signed by the relevant Representative of Buyer.

OR

3.2	Informal Ordering Process

Mayne will provide such of the Services described in the Service Outline as are requested by Buyer from time to time.

OR

3.3	No Ordering Process

Mayne will provide the Services described in the Service Outline for the Term.

4.	Buyer Resources

Comment: Identify the resources required from the Buyer Group to enable Mayne to fulfil its obligations under the Agreement.

5.	Charges

5.1	Time and Material Basis

Comment: If the Services are to be charged on a time and materials basis, the hourly rates for each level of personnel should be specified.

OR

5.2	Fixed Fee

Comment: The parties may agree to payment of a fixed fee on a weekly, monthly or annual basis.

Comment: The Parties will need to consider excluding the operation of clause 7.2(c) if the Parties do not want any increases or decreases in third party service provider costs to be passed through in relation to the Services provided, on a proportionate basis.

OR

5.3	Cost Plus

Comment: In certain circumstances, in order to minimise the administrative burden of pre-determining the costs of supplying certain services, the parties might agree to payment by Buyer of Mayne’s costs of supplying the relevant Service plus a margin for profit.

The types of costs which Mayne could include in the calculation would need to be determined in advance.

AND

5.4	Expenses

Comment: In all of the examples above, the parties may wish to consider a mechanism to govern the passing on of third party expenses to Buyer.

5.5	Market based pricing

Comment: The Parties may wish to consider a market based pricing alternative.

6.	Disputes

Comment: Disputes should be able to be quickly referred to a third party that has been given authority by both parties to resolve disputes (see clause 9 of the Agreement).

7.	Reviews/Meetings

Comment: The frequency of meetings to discuss issues relevant to the Services should be specified. A mechanism might be included for the relevant “line managers” to meet on, say, a fortnightly basis, with the relevant senior management/divisional directors to meet less frequently, say monthly or quarterly.

8.	Contract Managers

Comment: The parties may wish to specify particular personnel who will give directions/place order for Services (in the case of the Buyer) and who will be responsible for ensuring that the Services are performed (in the case of MGL) as follows,

Project Managers

(a)	Appointment of Project Managers

Each party will appoint a Project Manager. The Project Manager’s details for each party will be:

[insert]

(b)	Role of Project Managers

The Project Managers will have the necessary authority and skills to:

(i)	represent that party in relation to this Agreement;

(ii)	make decisions on behalf of that party on day to day issues in respect of the Services and their acceptance by the Buyer; and

(c)	ensure that party’s compliance with its obligations under this Agreement.

(d)	Change of Project Managers

A party may change its Project Manager by notice to the other party in writing.

Part 2

Buyer Provided Services

SERVICES SCHEDULE NO. [    ]

Dated:

[MGL]

[MGL]

1.	Service Outline

Comment: The extent to which the service is able to be divided into discrete tasks and accurately described will vary enormously depending on the Service. Some services may be able to be described in one line, others may require detailed specification documents and associated diagrams/graphs or spreadsheets.

Task	Service Description

2.	Term and termination

The Transition Period for this Services Schedule is [                    ] from the date of this Services Schedule.

This Services Schedule will terminate on [date]/ [the terms set out in clause 15 of the Shared Services Agreement].

Comment: If the Services Schedule is to survive termination of the Agreement, this should be expressly included here.

3.	Ordering Process

Comment: The manner of ordering Services will vary depending on the nature of the Services.

Are the Services to be ordered as required pursuant to a formal ordering process? (See 3.1)

Are the Services to be ordered by informal requests? (see 3.2)

Are the Services simply to be continually provided in the manner described in the Service Outline for the Term of the Schedule? (see 3.3)

3.1	Formal Ordering Process

Any Services provided by Buyer to MGL pursuant to this Services Schedule will be provided following receipt by Buyer of an order form signed by the relevant Representative of MGL.

OR

3.2	Informal Ordering Process

Buyer will provide such of the Services described in the Service Outline as are requested by MGL from time to time.

OR

3.3	No Ordering Process

Buyer will provide the Services described in the Service Outline for the Term.

4.	MGL Resources

Comment: Identify the resources required from MGL to enable Buyer to fulfil its obligations under the Agreement.

5.	Charges

5.1	Time and Material Basis

Comment: If the Services are to be charged on a time and materials basis, the hourly rates for each level of personnel should be specified.

OR

5.2	Fixed Fee

Comment: The parties may agree to payment of a fixed fee on a weekly, monthly or annual basis.

Comment: The Parties will need to consider excluding the operation of clause 7.2(c) if the Parties do not want any increases or decreases in third party service provider costs to be passed through in relation to the Services provided, on a proportionate basis.

OR

5.3	Cost Plus

Comment: In certain circumstances, in order to minimise the administrative burden of predetermining the costs of supplying certain services, the parties might agree to payment by MGL of Buyer’s costs of supplying the relevant Service plus a margin for profit.

The types of costs which Buyer could include in the calculation would need to be determined in advance.

AND

5.4	Expenses

Comment: In all of the examples above, the parties may wish to consider a mechanism to govern the passing on of third party expenses to MGL.

5.5	Market based pricing

Comment: The Parties may wish to consider a market based pricing alternative.

6.	Disputes

Comment: Disputes should be able to be quickly referred to a third party that has been given authority by both parties to resolve disputes (see clause 9 of the Agreement).

7.	Reviews/Meetings

Comment: The frequency of meetings to discuss issues relevant to the Services should be specified. A mechanism might be included for the relevant “line managers” to meet on, say, a fortnightly basis, with the relevant senior management/divisional directors to meet less frequently, say monthly or quarterly.

8.	Contract Managers

Comment: The parties may wish to specify particular personnel who will give directions/place orders for Services (in the case of MGL) and who will be responsible for ensuring that the Services are performed (in the case of the Buyer) as follows,

Project Managers

(a)	Appointment of Project Managers

Each party will appoint a Project Manager. The Project Manager’s details for each party will be:

[insert]

(b)	Role of Project Managers

The Project Managers will have the necessary authority and skills to:

(i)	represent that party in relation to this Agreement;

(ii)	make decisions on behalf of that party on day to day issues in respect of the Services and their acceptance by MGL; and

(c)	ensure that party’s compliance with its obligations under this Agreement.

(d)	Change of Project Managers

A party may change its Project Manager by notice to the other party in writing.

Appendix 1

SHARED SERVICES AGREEMENT - APPENDIX 1 -

Indirect Cost	Description	Variable?	Fixed Annual	Fixed monthly
Web	Management of Web Environment.	No	14,964	1,247

E/Wide	Provision of IT Management in the ongoing development of IT Systems throughout Mayne.	No	357,804	29,817

IT Support	Primarily relates to depreciation costs on central IT assets that are shared by more than one business area.	No	563,393	46,949

Mailroom	Provision of Mail & Couriers services.	No	—	—

Desktop & Helpdesk	Provision and Management of Computer Equipment, software and support. (excluding servers)	No	6,400,230	533,353

Infra / HP (fixed and variable	Provision and Management of Server Equipment, Infrastructure Management and Support.	Yes	3,724,184	310,349

Networks (fixed and variable	Management of the WAN environment, encompassing all operating costs, maintenanace, support	Yes	1,683,432	140,286

GIS Management	Planning, Management and Delivery of the IT function.	No	121,679	10,140

GIS Management (Phone)	Management of telephone function.	No	—	—

TOTAL		z	12,865,685	1,072,140

Note - Charges for Services relating to the HP Agreement and the Telstra Agreement are fixed relative to the volumes of desktop and infrastructure services and network services, respectively, being supplied to the Business at the Commencement Date. If volumes increase for any of those Services, the Charges for that Service will increase in accordance with the terms of the applicable Third Party Provider agreement.

1.

Appendix 2 - List of Servers

HP Server Listing - FY2004 Allocation Hospitals and SAP

Type	System Name	Application	Environment	Site Name	Business Unit	Business Unit Variables
UNIX	health-prod	IBA Production	Production	COMPAQ, OPOC	Health	Hospitals

NT	ANDREA-AHERN	PDC, Exchange, DHCP	Production	CALOUNDRA PRIVATE HOSPITAL	Health	Hospitals

NT	GLENNT	PDC, Exchange, IIS	Production	[ILLEGIBLE]	Health	Hospitals

NT	GOSMAIL	PDC, Exchange, IIS, DHCP	Production	NORTH GOSFORD PRIVATE	Health	Hospitals

NT	HILLCREST-PDC	PDC, Exchange, IIS, DHCP	Production	HILLCREST PRIVATE HOSPITAL	Health	Hospitals

NT	JAMISON	PDC, Exchange, IIS, DHCP	Production	NEPEAN PRIVATE HOSPITAL	Health	Hospitals

NT	JFHMAIL	PDC, Exchange	Production	JOHN FAWKNER HOSPITAL	Health	Hospitals

NT	LINGARD	PDC, Exchange, IIS, DHCP, RAS	Production	LINGARD PRIVATE HOSPITAL	Health	Hospitals

NT	MOUNTNT	Exchange, IIS (Not Started)	Production	MOUNT PRIVATE HOSPITAL	Health	Hospitals

NT	MPHSERVER	PDC, Exchange	Production	MELBOURNE PRIVATE HOSPITAL	Health	Hospitals

NT	NCHNT	PDC, Exchange, IIS	Production	NOWRA PRIVATE HOSPITAL	Health	Hospitals

NT	NOOSANT	PDC (Noosa_dom), Exchange	Production	NOOSA HOSPITAL	Health	Hospitals

NT	STGEORGE-PDC	PDC, Exchange, IIS, DHCP	Production	ST GEORGE PRIVATE HOSPITAL	Health	Hospitals

NT	SUNNYBANK-PDC	PDC, Exchange, IIS, DHCP	Production	SUNNYBANK PRIVATE HOSPITAL	Health	Hospitals

UNIX	hcoa	Development/test machine	Development/DRP	COMPAQ, OPOC	Health	Hospitals

UNIX	hcoa2	Hospital & Medical Centre Patient Management	Development/DRP	COMPAQ, OPOC	Health	Hospitals

UNIX	hcoa-drp	Hospital & Medical Centre Patient Management data SAP DR backup for HCOA2	Development/DRP	COMPAQ, RHODES	Health	Hospitals

1.

Type	System Name	Application	Environment	Site Name	Business Unit	Business Unit Variables
UNIX	hcoawebdb	Oracle	Production	COMPAQ, OPOC	Health	Hospitals

Win 2000	NHLPH-EXCH	Exchange, File, Print	Production	LINGARD PRIVATE HOSPITAL	Health	Hospitals

Win 2000	NHPOWPH-EXCH	Exchange	Production	PRINCE OF WALES PRIVATE HOSPITAL	Health	Hospitals

Win 2000	NHSPH-EXCH	Exchange, DHCP, WINS	Production	STRATHFIELD PRIVATE HOSPITAL	Health	Hospitals

Win 2000	QHJFPH-EXCH	Exchange, File, Print	Production	JOHN FLYNN - GOLD COAST PRIVATE HOSPITAL	Health	Hospitals

Win 2000	VHMPH-EXCH	Exchange	Production	MELBOURNE PRIVATE HOSPITAL	Health	Hospitals

NT	MNLCORPBDC	PDC, Exchange	Production	MLE North Ryde	Corporate	IT

NT	QLDMBB01	Exchange 5.5	Production	NORTH WEST PRIVATE HOSPITAL	Corporate	IT

NT	BELMONT-BDC	BDC	Production	[ILLEGIBLE]	Health	Hospitals

NT	CABSERV	PDC	Production	CABOOLTURE PRIVATE HOSPITAL	Health	Hospitals

NT	CASTLECRAG	PDC, Exchange	Production	[ILLEGIBLE]	Health	Hospitals

NT	CHRISTO	BDC	Production	CHRISTO ROAD PRIVATE HOSPITAL	Health	Hospitals

NT	COSTFINDER-1	Member	Production	MAYNE CORPORATE GROUP HEAD OFFICE	Health	Hospitals

NT	COTHAMSERVER	PDC	Production	COTHAM PRIVATE HOSPITAL	Health	Hospitals

NT	FLYNNSERVER	PDC, Exchange	Production	JOHN FLYNN - GOLD COAST PRIVATE HOSPITAL - ROBINA TOWN CENTRE	Health	Hospitals

NT	FP	PDC, Exchange, IIS, DHCP	Production	FRANCES PERRY HOUSE	Health	Hospitals

NT	GLEN_DATA	BDC / Citrix	Production	[ILLEGIBLE]	Health	Hospitals

NT	HCOAPDC	PDC	Production	[ILLEGIBLE]	Health	Hospitals

NT	JFH-NT	BDC	Production	JOHN FAWKNER HOSPITAL	Health	Hospitals

2.

Type	System Name	Application	Environment	Site Name	Business Unit	Business Unit Variables
NT	LINACRE_NT	PDC	Production	[ILLEGIBLE]	Health	Hospitals

NT	LOGAN-BDC	BDC	Production	LOGAN	Health	Hospitals

NT	MACARTHUR		Production	MACARTHUR PRIVATE HOSPITAL	Health	Hospitals

NT	MOUNTTS01	PDC / Citrix	Production	MOUNT PRIVATE HOSPITAL	Health	Hospitals

NT	PORTMACTS01	PDC / Exchange / Citrix	Production	PORT MACQUARIE BASE HOSPITAL	Health	Hospitals

NT	SHEP-SERVER	DHCP, IIS	Production	SHEPPARTON PRIVATE HOSPITAL	Health	Hospitals

NT	WARNERS	BDC, DHCP	Production	WARNERS BAY PRIVATE HOSPITAL	Health	Hospitals

NT	WAVERLEY–NT	PDC, DHCP	Production	[ILLEGIBLE]	Health	Hospitals

Win 2000	NHHPH-FS1	File, Print	Production	THE HILLS PRIVATE HOSPITAL	Health	Hospitals

Win 2000	NHKPH-FS1	Print, DHCP, APP	Production	KAREENA PRIVATE HOSPITAL	Health	Hospitals

Win 2000	NHLDH-FS1	Print, DHCP, APP	Production	LADY DAVIDSON HOSPITAL	Health	Hospitals

Win 2000	NHOPH-FS1	DHCP, Print, APP	Production	ORANGE	Health	Hospitals

Win 2000	QHPPH-FS1	none	Production	PINDARA PRIVATE HOSPITAL	Health	Hospitals

Win 2000	VHAPH-FS1	none	Production	THE AVENUE HOSPITAL	Health	Hospitals

Win 2000	VHCPH-FS1	Standalone	Production	[ILLEGIBLE]	Health	Hospitals

Win 2000	VHDPH-FS1	Standalone	Production	DORSET PRIVATE REHABILITATION HOSPITAL	Health	Hospitals

Win 2000	VHKPH-FS1	standalone	Production	KNOX PRIVATE HOSPITAL	Health	Hospitals

Win 2000	VHMDI-FS1	standalone	Production	MENTONE PRIVATE HOSPITAL	Health	Hospitals

Win 2000	VHMPH-FS1	standalone	Production	[ILLEGIBLE]	Health	Hospitals

Win 2000	VHRPH-FS1	Standalone	Production	RINGWOOD PRIVATE HOSPITAL	Health	Hospitals

3.

Type	System Name	Application	Environment	Site Name	Business Unit	Business Unit Variables
Win 2000	VHVRC-FS1	IIS, DHCP	Production	VICTORIAN REHABILITATION CENTRE	Health	Hospitals

NT	SCANNER_BRIDGE	ABACO Bridge.	Production	COMPAQ, OPOC	Corporate	IT

NT	JOHNFLYNN_PDC	BDC	Production	JOHN FLYNN - GOLD COAST PRIVATE HOSPITAL - ROBINA TOWN CENTRE	Corporate	IT

NT	SAMBB01	Exchange 5.5	Production	[ILLEGIBLE]	Corporate	IT

Win 2000	MHO-FTP	FTP	Production		Corporate	IT

Win 2000	VC417-DHCP	none	Production	MAYNE HEALTH CORPORATE	Corporate	IT

NT	VICFAXSRV	No	Production	JOHN FAWKNER HOSPITAL	Corporate	Corporate

Win 2000	VHWPH-EXCH	Exchange	Production	[ILLEGIBLE]	Health	Hospitals

NT	SELANGOR		Production	SELANGOR PRIVATE HOSPITAL	Health	Hospitals

Win 2000	MNHTM1	TM1 server	Production		health	Hospitals

NT	MHTM1	TM1 Server	Production	MAYNE CORPORATE GROUP HEAD OFFICE 2	Health	Hospitals

Win 2000	QHNWPH-FS1	Standalone	Production	NORTH WEST PRIVATE HOSPITAL	Corporate	IT

NT	NT2	AHC Atthena Lib (Supported by Vital)		COMPAQ, PORT MELBOURNE	Health	Hospitals

Unix	Knox2	AHC (Supported by Vital)	HW / Faciities Mgmt	Knox Hospital	Health	Hospitals

Unix	VRC	AHC (Supported by Vital)	HW / Faciities Mgmt	VRC	Health	Hospitals

NT	BEIMS 1/2/3/4	Honeywell Building Management	Managed by Honeywell.	COMPAQ, PORT MELBOURNE	Health	Hospitals

Servers Shared with Pathology

4.

Type	System Name	Application	Environment	Site Name	Business Unit	Business Unit Variables
Unix	mwebdev1	PORS/MECS	Development/DRP	level 5, 390 St Kilda Rd	Pathology/ Hospitals	Pathology/Hospitals
UNIX	MWEB01	PORS/MECS	Production	COMPAQ, PORT MELBOURNE	Pathology/ Hospitals	Pathology/Hospitals
UNIX	MWEB02	PORS/MECS	Production	COMPAQ, PORT MELBOURNE	Pathology/ Hospitals	Pathology/Hospitals

Allocation - SAP

UNIX	mnbs06	SAP	Production	COMPAQ, OPOC	Corporate	MNBS

UNIX	mnbs11	SAP	Development/DRP	COMPAQ, RHODES	Corporate	MNBS

UNIX	mnbs12	SAP	Production	COMPAQ, OPOC	Corporate	MNBS

NT	MNBS-FBT	SQL	Production	Jetset House - Server Room	Corporate	IT

NT	MNBS-SAP	Westpac Trading Partner Link	Production	Jetset House - Server Room	Corporate	IT

UNIX	Mnbs02	SAP	Development/DRP	COMPAQ, RHODES	Corporate	MNBS

UNIX	mnbs03	SAP	Development/DRP	COMPAQ, RHODES	Corporate	MNBS

UNIX	mnbs04	SAP	Development/DRP	COMPAQ, RHODES	Corporate	MNBS

UNIX	mnbs05	SAP	Development/DRP	COMPAQ, RHODES	Corporate	MNBS

UNIX	mnbs07	SAP	Production	COMPAQ, OPOC	Corporate	MNBS

UNIX	mnbs08	SAP	Production	COMPAQ, OPOC	Corporate	MNBS

UNIX	mnbs09	SAP	Production	COMPAQ, OPOC	Corporate	MNBS

UNIX	mnbs10	SAP	Production	COMPAQ, OPOC	Corporate	MNBS

UNIX	mnbs13	SAP EBP	Production	MAYNE CORPORATE GROUP HEAD OFFICE	Corporate	MNBS

NT	MNLICMS	SQL 7.0, Oracle	Production	COMPAQ, OPOC	Corporate	IT

5.

Type	System Name	Application	Environment	Site Name	Business Unit	Business Unit Variables
UNIX	mnsapgw	External SAP Gateway; External FTP Gateway	Production	COMPAQ, OPOC	Corporate	MNBS

Win 2000	MHOEBP-IIS	SAP EBP	Production	MAYNE CORPORATE GROUP HEAD OFFICE	Corporate	IT

Win 2000	MHOEBP-IIS2	SAP EBP	Production	MAYNE CORPORATE GROUP HEAD OFFICE	Corporate	IT

UNIX	Image-Prod	IXOS	Production	OPOC	Corporate	IT

Win 2000	NDCSNETPRD	Safetynet Server	Production	COMPAQ, OPOC	Corporate	IT

UNIX	fimsf02	TSIB	Production	OPOC	Corporate	IT

UNIX	mneb01	SAP Netbackup master	Production	COMPAQ, OPOC	Corporate	IT

	vdcsnetdev	Safetynet development server	Development/DRP	OPOC	Corporate	IT

NT	NSWFAXSRV	Message Manager 1.1	Production	COMPAQ, OPOC	Corporate	IT

Note the above table does not include servers used to support the desktop on a Mayne wide basis eg mail backbone or Internet gateway

6.

Appendix 3 - Bearing Point Quote

Provided subject to the Buyer’s acknowledgment in section 6.2(n) of Part 1 of Annexure B

[GRAPHIC APPEARS HERE]

REQUEST FOR PROPOSAL

SAP 4.6 UPGRADE

COMMERCIAL IN CONFIDENCE

MAYNE GROUP LIMITED

APRIL 2003

Business and Systems Aligned. Business Empowered.™

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

KPMG Consulting is now BearingPoint.

October 2 2002 - The BearingPoint brand is effective immediately for BearingPoint, Inc., the parent company, with BearingPoint Australia Pty Ltd as the local subsidiary.

KPMG Consulting, Inc has changed its name and its brand to BearingPoint, Inc. The new brand underscores BearingPoint’s global commitment to set a clear direction for clients so they achieve desired results with their business systems. To further demonstrate its global client reach, BearingPoint is now trading on the New York Stock Exchange (NYSE) under the ticker symbol “BE,” a move that strengthens BearingPoint’s reach to international investors.

This document is protected under the copyright laws of the Commonwealth of Australia and other countries as an unpublished work. This document contains information that is proprietary and confidential to BearingPoint Australia Pty Ltd, its affiliates or its technical alliance partners, which shall not be distributed to any third party or duplicated, used, or disclosed in whole or in part for any purpose other than to evaluate the proposal of BearingPoint Australia Pty Ltd. Any use or disclosure in whole or in part of this information without the express written permission of BearingPoint is prohibited.

Business and Systems Aligned. Business Empowered.™

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Table Of Contents	3

Executive Summary	4
Functional & Technical Scope	6
Our Approach	8
General Assumptions	10

Pricing Proposal	12
Pricing Assumptions	14

Resourcing	19
Proposed Resources & Roles	20
Project Team Structure	22

Implementation Plan	23

References	25
Key Reference Sites	27

Business and Systems Aligned. Business Empowered.™

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Executive Summary

BearingPoint (formerly KPMG Consulting), would like to thank Mayne for the opportunity to respond to your Request for Proposal to provide an SAP 4.6 Upgrade.

We recognise the importance of this project to Mayne and understand the need to select a partner who is able to perform the upgrade in the most efficient and risk free manner whilst managing the overall project costs. In order to provide Mayne with a risk free approach as well as a cost effective solution, BearingPoint have partnered with HCL Technologies (HCLT) to ensure that both of these key areas are addressed. We have an existing relationship with HCLT, and will use the model currently being used on the ANSTO SAP R/3 implementation on this Upgrade project.

BearingPoint will provide the leadership, knowledge and will be the key interface with Mayne, whilst HCLT will provide the specific technical skills to complement the BearingPoint team. This in turn ensures that we are able to provide a proposal to Mayne that is cost effective.

Whilst we understand that this project is based on a technical upgrade, this project will affect mission critical business functions such as HR/Payroll, and will have a significant impact on the business. In order to minimise these potential risks, we will utilise our extensive knowledge of Mayne’s business environment and an experienced team who are SAP certified for upgrades both within Australia and globally. Many members of our team have first hand experience of working on projects with Mayne and have a clear understanding of the Mayne SAP environment.

BearingPoint have a mature SAP practice, and our consultants have an average of 12 years business experience. We have proven experience in minimising disruption to the business and managing risk during Upgrades which will ensure the effective delivery of the project. Based on our in depth knowledge of Mayne’s environment and our experience in implementing rapid, low risk SAP upgrades the key strengths of our proposal are as follows:

•	Managing Risk

We have worked with Mayne over the past 18 months and have a strong understanding of potential risks associated with this upgrade, particularly in relation to the mission critical Payroll system. In addition to the significant upgrade experience of our proposed team, we will utilise BearingPoint consultants who have an in depth knowledge of Mayne, and have worked with you before.

•	Minimising Disruption to the Business

Our knowledge of the current SAP environment at Mayne coupled with our proven SAP Upgrade experience with similar organisations in Australia ensures we are able to proactively highlight potential issues and ensure that strategies are employed to overcome them. Areas of focus in minimising disruption to the business would include the Payroll area, ensuring that staff are paid accurately and on time.

•	Cost Effective Delivery

Recognising the competitive environment in which Mayne exists, we have focussed our proposal on delivering a low risk, cost effective Upgrade. To achieve this we will partner with HCL Technologies, one of India’s leading global IT services companies. BearingPoint and HCLT have an

Mayne Group Limited	4	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

existing relationship, and combining the strengths of both organisations will provide the depth of experience required to minimise the risk associated with the upgrade whilst providing a cost competitive service.

In summary, BearingPoint are committed to providing a low risk, cost effective Upgrade to Mayne. We have a thorough understanding of the Mayne environment, and will utilise a team of experienced consultants who have worked with Mayne before to deliver an effective, timely Upgrade.

Mayne Group Limited	5	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Scope

Functional & Technical Scope

BearingPoint has formulated the SAP Upgrade project scope based on:

•	Request for Proposal for SAP 4.6 Upgrade (dated March, 2003);

•	Our extensive knowledge of Mayne’s SAP systems and business processes acquired through our project work at Mayne over the past 2 years; and

•	An Upgrade scoping study conducted in June 2002 by BearingPoint in conjunction with Mayne. The scoping was formulated based on interviews with Mayne’s key IT representatives in each of the functional and technical areas of SAP.

The upgrade of Mayne’s enterprise system from version 4.5B to 4.6c will require a combination of technical and functional activities. We understand that Mayne wish to approach this project as a technical project, and as such, BearingPoint will minimise the potential functional activities within the upgrade project. However it is important to understand that there is a significant amount of functional change in SAP HR/Payroll from 4.5B to 4.6c and this must be a key area of activity within the Upgrade project.

Some of the key functional activities that are included in the Upgrade project scope are outlined below:

HR/Payroll

Offcycle Workbench	This was identified in the RFP and our scoping exercise.

Leave Configuration	Due to significant changes in this area from 4.5b to 4.6c this is major upgrade activity.

New payroll schema (Q000)	Functionality requiring re-configuration in 4.6c

Time evaluation	Functionality requiring re-configuration in 4.6c

Personnel actions	Functionality requiring re-configuration in 4.6c

BearingPoint have built the Upgrade project timeframe and proposal assuming that the project activities will not include resolution of any current issues with HR/Payroll configuration, with the exception of leave configuration as outlined above.

FI/CO & MM

FI/CO and MM functionality are fairly stable and the transition from 4.5b to 4.6c is not regarded as significant. There are no major functional changes to be incorporated into the Upgrade project scope.

Mayne Group Limited	6	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

SafetyNet

BearingPoint’s knowledge of the SafetyNet system at Mayne will be critical in reducing the risk associated with this activity. It is proposed in the upgrade that SafetyNet is brought onto the Enterprise SAP system. The process of migrating the SafetyNet product will require:

•	The implementation of the latest SafetyNet product from C-Net onto the Upgraded Mayne system.

•	The analyses of any enhancements made since the last upgrade of the SafetyNet product at Mayne.

•	The configuration of the SafetyNet product in the new environment. This will be based on the configuration in the current SafetyNet environment.

•	The migration of the SafetyNet data from the current SafetyNet server to the new upgraded Enterprise system.

The SafetyNet system will also require unit testing and be included in all of user acceptance test phases and parallel test.

Security

SAP’s approach to security alters significantly with version 4.6c. The concept of a “role” is introduced and our experience has found that this will result in a significant degree of re-work.

Developments

There are a number of Mayne developments (~300), front ends (3) and interfaces which will require review with respect to the impact of the 4.6c upgrade. This scoping is allowed for in the project plan and an initial estimate of effort is included allowing for adaptation of these developments. Obviously, variation in these numbers could affect the overall project timeframes, although it is anticipated that some of this effort could be undertaken in parallel to reduce overall elapsed time.

Basis

To ensure that business critical changes can still be made to the productive Enterprise system it will be necessary to maintain a 4.5b development and production environment during the upgrade. The QAS system will however be removed from the landscape and be upgraded to 4.6c so that integration, user acceptance and parallel testing can be performed. A new development server will be required to act as the 4.6c development environment for the purposes of configuration, development and unit testing.

BearingPoint expect that the operating environments for 4.5b and 4.6c will remain unchanged during the upgrade and therefore assume the upgrade will be homogenous. However a patch will need to be applied to Informix so that it is at version 7.30.FC7A, which is the certified version for 4.6c.

BearingPoint will provide an SAP Basis consultant on a part time throughout the upgrade project. They will work closely with Mayne’s Basis staff to ensure a smooth transition to 4.6c

Mayne Group Limited	7	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Change Management and Training

Although the majority of upgrade projects are intended to be purely technical there are always varying degree of changes required to existing functions. Of particular note are the changes to the GUI (Graphical User Interface) and some of the key transactions. These changes give rise to training and change management issues. Through our experience of upgrades we have found that the clear and concise communication of the changes to the SAP system, early in the project, are important in ensuring strong acceptance of the upgrade. Our experience with Mayne has found that newsletters are an effective means of communication given the geographically disbursed nature of many SAP users.

Our approach will be to identify key stakeholders within the business to facilitate the change in their respective areas. Our understanding of the change management issues within Mayne will assist in ensuring the right information is provided to the right stakeholders throughout the project.

BearingPoint has worked very effectively with Mayne’s change management and training staff on previous projects and will continue to use the support and relationship management role on the upgrade project.

Many of our clients have seen the upgrade as an excellent opportunity to re-train certain staff in the key functions of SAP. Given the maturity of SAP in your organisation training can be tailored more specifically to your people’s roles. Our experience at Mayne has found that instructor lead training is the most effective means of skilling Mayne staff with the appropriate degree of SAP expertise. Given the geographically dispersed number of sites training will need to be carefully planned and executed. It is envisaged that the majority of training will be in the areas of HR / Payroll and SafetyNet claims, however training on the GUI and some new FI/CO and MM transactions will be required.

Our Approach

The methodology that BearingPoint use for SAP R/3 Upgrades is known as R2i for SAP Upgrades (Rapid Return on Investment. R2i for SAP combines the key strengths of the ValueSAP methodology (formerly Accelerated SAP “ASAP”) in implementation plans and system tools with BearingPoint’s expertise and experience in program management of SAP implementations. R2I for SAP Upgrades includes the following five major phases, the following section provides a brief description of major project activities in the Mayne context.

Project Preparation

Project Preparation will encompass detailed project planning and the creation of a project office. We will utilise project standards and processes used on the EBP and SafetyNet projects Technical preparation is also performed in this phase. It is recommended that any additional hardware required be ordered prior to the commencement of the project.

As indicated in the scope a significant amount of work is required around Leave Configuration at Mayne. Therefore it is recommended that data collection of leave information, which will be used to configure SAP 4.6c Payroll, commences during this phase of the project, otherwise the project’s critical path will be materially affected.

Mayne Group Limited	8	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

A data migration strategy will also be formulated for SafetyNet in this phase.

Our expectation is that Mayne will assist in the technical requirements planning and preparation from a basis perspective.

Blueprint

It is recommended that the Reverse Business Engineer tool is utilised during the blueprint phase to determine the key transactions that are utilised within Mayne’s business and to assist in the prioritisation of functions for testing. The blueprint will analyse each key functional and technical area in greater detail determining where changes to functionality will be required. It is anticipated that the majority of the work will be relate to HR / Payroll and the integration of SafetyNet.

BearingPoint’s experience in previous upgrades has found that strong emphasis on the need for significant and close involvement of key users with the project team. To this end Mayne representatives will be required during this phase to assist in the gathering and compilation of the information to be included in the blueprint. Mayne will be required to review and sign off the blueprint prior to the commencement of the realisation phase for each stream.

Mayne will also be required to perform an audit on existing test scenarios and develop and new scenarios during this phase. Due to the year-end black out period it is recommended that this activity occurs during the blueprint.

Detailed analysis of the developments required to be undertaken in the realisation phase will also be conducted in this phase.

Realisation

The realisation phase can be divided into three key parts:

•	Configuration, development and unit testing in DEV 4.6c

Configuration and unit testing activities will commence for each functional area as soon as the blueprint is complete and the development 4.6c environment is ready. As the HR / Payroll components will take longer to complete than the FI/CO, MM and Security tasks those teams will roll off the project until Integration testing to reduce project costs.

Due to the financial year-end black out it is anticipated that the majority of the configuration will be undertaken by BearingPoint staff, therefore Mayne’s involvement in the blueprint phase will be critical to ensure the system meets the businesses requirements.

•	Integration, Parallel and User Acceptance Testing (UAT) in QAS 4.6c

Integration and UAT will be performed for each functional area. Integration testing will be performed by BearingPoint staff, they will ensure that the test scenarios are accurate and that the system performs as designed in the blueprint. This will ensure that the majority of issues encountered in UAT are minimal. Integration testing will also include the testing of interfaces detailed in the RFP.

Parallel testing of Mayne’s Payroll will include two monthly, two weekly and two fortnightly runs. Both BearingPoint and Mayne staff will be required throughout this testing.

It is recommended that Mayne upgrade their QAS environment so a full copy of production can be loaded onto this system to ensure accurate integration, parallel and user acceptance testing.

Mayne Group Limited	9	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Although a significant portion of the project is consumed by testing it is seen as critical to ensure minimal business disruption during the upgrade of the production environment.

Our experience has demonstrated that involvement by IT and business representatives in testing is a critical success factor to any upgrade project.

•	Training

Instructor lead end user training will be conducted prior to the production upgrade. The training will be scheduled as close as possible to the go-live to ensure that the skills learnt in training can be utilised as soon as possible.

Realisation Production

This phase covers the upgrade of the production system to 4.6c. Once the production environment has been upgrade to 4.6c SafetyNet information will be migrated from the existing stand-alone SafetyNet environment. This is done after the upgrade as the data structures and configuration related to SafetyNet will not be present in the 4.5b system prior to the upgrade.

This phase also includes end user training. End user training will be targeted to those key areas that are significantly impacted by the upgrade, such as HR / Payroll / Claims. Other areas such as Finance and Procurement (in Hospitals and Pathology) will require a brief introduction to the new 4.6c GUI (Graphical User Interface) and an overview of any key transactions altered in the upgrade.

Go-Live and Support

One week of post go live support will be provided for Finance, Materials Management and Security. Given the criticality and volume of changes in the HR/Payroll project two weeks of post go live support is recommended.

General Assumptions

•	Mayne SAP production data will be copied into the QAS system for the required parallel testing.

•	There will be no other companies running their payrolls or managing HR data on the Mayne server. This is in relation to the current use of the Mayne server by Toll and Linfox.

•	AON will be able to access the upgraded 4.6 server via the current dial on demand link.

•	All Mayne Production and Production Support SAP instances are to be upgraded to release 4.6c (except the Food Services SAP environment).

•	Mayne’s existing 4.5b system is up to date with LCPs and Hotpacks

•	User population is 1000 people, 90% located at 3 Melbourne metropolitan locations. The exact numbers of non Melbourne staff requiring training needs confirmation and it may be possible to deliver local training (eg 10 RIMS train 70 Imprest officers).

•	Mayne business users on the project team have strong working knowledge of their functional area of SAP and Mayne business processes. In addition, access to these business users will be facilitated for the project team.

Mayne Group Limited	10	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

•	Mayne are going to remain on their current Sun platform and a homogeneous upgrade will be performed which is consistent with staying on the Sun, Informix platform;

•	Mayne will provide all of the software licenses.

•	Hardware required for the upgrade project is available no later than 3 weeks after the commencement of the Upgrade Project.

•	FI/CO, MM and Security resources will rolloff the project at the completion of Unit Testing, they will return to the project at the commencement of Integration Testing (approx. 1 month’s absence).

Mayne Group Limited	11	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Pricing Proposal

BearingPoint understand the importance of keeping costs for this upgrade to a minimum. Our approach ensures that the quality of the upgrade is not compromised. We have ensured this by focusing on the potential risks associated with the upgrade and balancing the use of resources to manage these risks.

Sharing the Risk

BearingPoint has successfully upgraded SAP for many organisations in Australia and Mayne will benefit from our local experience, as we will fix the price for this upgrade, with the exception of development and payroll parallel testing activities. Our individual days and rates are detailed below for informational purposes only.

BearingPoint has offered a discount to Mayne equivalent to 1 day per week of Matthew Macknamara’s effort in recognition of our on going relationship and to provide Mayne with a cost effective solution. Matthew will be available full-time to the project. From time to time Matthew will be required in the BearingPoint office for internal meetings etc.

Pricing Summary

BearingPoint offers a fixed price of	$690,175
Our variable component is	$143,200
Our discount on Project Management is	$34,160

Giving Mayne a total price of	$799,215

Mile Stone Billing

As requested by Mayne, BearingPoint will bill on a milestone basis.

Mile Stone Billing	Before Disc	Disc	$
Project Preparation	38,775	4,200	34,575
Blue Print	103,150	3,640	99,510
Realisation - Development	213,275	7,280	205,995
Realisation - UAT	236,650	7,000	229,650
Realisation - Production	175,775	9,240	166,535
Go-Live and Support	65,750	2,800	62,950

	833,375	34,160	799,215

Mayne Group Limited	12	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

The following details our price for the Mayne SAP Upgrade.

Resource / Item	Rate	Project Preparation	Business Blueprint	Realisation Dev	Realisation UAT	Realisation Complete	Realisation Prod	Go - Live	Total Days	Total Fees
Project Manager	$1,400	15	13	26	25	31	2	10	122	$170,800
Finance Consultant	$1,200		6	15	24			5	50	$60,000
MM Consultant	$1,200		6	13	24			5	48	$57,600
Basis Consultant	$625	5	3	8	13		11	1	41	$25,625
Security Consultant	$625		10	24	19		2	5	60	$37,500
Change Management	$1,250	5	10		20		5		40	$50,000
HR/Pay Team Lead	$1,200		18	25	14			10	67	$80,400
HR/Pay Consultant	$1,200		15	25	5			10	55	$66,000
SafetyNet	$1,200	7	6	22	24			10	69	$82,800
SafetyNet - Data Migration I	$1,200						5		5	$6,000
SafetyNet - Data Migration II	$1,200						5		5	$6,000
Documentation / Technical Writer	$650				23				23	$14,950
Trainer I	$650				25				25	$16,250
Trainer II	$650				25				25	$16,250

							Fixed		635	690,175

Development
ABAP Resource I	$625		5	33					38	$23,750
ABAP Resource II	$625			26					26	$16,250
Parallel Testing
HR/Pay Team Lead	$1,200					43			43	$51,600
HR/Pay Consultant	$1,200					43			43	$51,600
							Variable		150	$143,200
							Total		785	$833,375
	Discount for Project Management									$34,160
					Total Investment					$799,215

Mayne Group Limited	13	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Pricing Assumptions

General

•	Project commencement 5 May, 2003

•	50% of all Business process documentation is readily accessible.

•	All Mayne Production and Production Support SAP instances are to be upgraded to release 4.6c (except the Food Services SAP environment).

•	Project methodology to be used will be ASAP upgrade methodology.

•	Mayne will provide a suitable working environment for BearingPoint resources (desks, PCs, system access, etc).

•	Mayne’s existing 4.5b system is up to date with LCPs and Hotpacks.

•	Hardware requirements must be determined prior to the commencement of the Upgrade Project.

•	The server that is being used as the QAS system where the parallel testing is to be performed will have enough disk space to provide for a copy of the production data.

•	A homogeneous upgrade will be performed.

•	Our price excludes the procurement of additional hardware. BearingPoint will work with Mayne’s hardware supplier to ensure that this is managed in line with the project timeline.

•	Mayne SAP production data will be copied into the QAS system for the required parallel testing.

•	Mayne’s existing EUL Training environment will be available for the upgrade testing.

•	Mayne acknowledge that any material failure to supply the project resources in accordance with the Project Charter may adversely impact on the completion date.

•	Mayne must complete the review and sign-off of the business blueprint document within a three-day period. BearingPoint will undertake any changes / amendments to the document during this time.

•	Each party agrees to fulfil its respective roles and responsibilities as specified in the project charter and detailed project plan.

•	Upon satisfactory completion of the acceptance test, Mayne will within seven days provide BearingPoint with written acknowledgement of acceptance of the Software.

•	BearingPoint staff will have appropriate access to Mayne’s network, email and SAP systems throughout the period of the upgrade.

•	Mayne will provide access to their premises outside of standard business hours upon request.

•	All prices shown are exclusive of GST.

•	Billing will be milestone based.

Mayne Group Limited	14	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

•	These costs are inclusive of expenses except for any expenses incurred for work not undertaken at 390 St Kilda Road.

•	This proposal including projected costing is valid until 01 July 2003.

Functional

•	BearingPoint are not responsible for rectifying any inaccuracies or non standard use of work schedules or leave data that exist in the 4.5b Enterprise system.

•	Leave data is accurate in the existing 4.5b Enterprise system.

•	Based on BearingPoint’s experience and consultation with Mayne it is expected that 2 days of effort is required to load, test and verify payroll day per payroll area. The following table provides the basis of the effort assumed.

Payroll Frequency	Effort (Days)	Number of pay runs	Number of payroll areas	Total days
Weekly	2	4	5	40
Fortnightly	2	4	10	80
Monthly	2	2	2	8
Total			17	128

•	To provide a strong sample of data, covering the greatest number of awards as possible, one hundred employees will be tested per parallel run.

•	Whilst BearingPoint’s initial scoping workshop identified Salary Packaging as a requirement, it has not been specified as required in the RFP document and is thus excluded from scope.

•	BearingPoint have built the Upgrade project timeframe and proposal assuming that the project activities will not include resolution of any current issues with HR/Payroll configuration, with the exception of leave configuration as outlined above.

•	QA and Sign-off of SafetyNet data migration is the responsibility of Mayne.

•	Test Scenarios will be defined in conjunction with the Mayne SAP experts.

•	There will be no other companies running their payrolls or managing HR data on the Mayne server. This is in relation to the current use of the Mayne server by Toll and Linfox.

•	The configuration required for SafetyNet will need to be manually performed.

•	Security is a purely technical upgrade activity;

•	Enjoy 4.6C Transactions are excluded from the scope of the project.

•	Warranties will be null and void where Mayne alters SAP configuration.

•	Variations of configuration from the Blueprint are not warranted.

•	Mayne are responsible for correcting any issues pertaining to data integrity or data corruption

Mayne Group Limited	15	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

•	Changes made to the 4.5b system must be mirrored in the 4.6c system during the upgrade project. It is the responsibility of Mayne’s SAP support team to apply and test these changes.

Resourcing

•	Final QA and signoff of data verification during testing and data migration is the responsibility of Mayne.

•	The effort required to load SafetyNet claims into the 4.6c Enterprise system is based on the existing number of active claims as at 31 March 2003.

•	Mayne will perform all User Acceptance Testing. BearingPoint will resolve issues arising from this testing. Test scripts developed for integration testing will be re-used during UAT.

•	Mayne prepare and provide all data required for parallel testing to BearingPoint in a format that can be loaded into 4.6c QAS.

•	Any other data migration required to support the upgrade is the responsibility of Mayne.

•	It is the responsibility of Mayne to perform the copy of 4.6c Development to EUL.

•	Mayne IT will provide a part time Project Director to the project.

•	Mayne IT experts on the project team have strong working knowledge of their functional area of SAP and Mayne business processes.

•	Mayne will provide full time resources to the project in the areas of Payroll, Materials Management, FI/CO and a part time resource for Security during the blueprint phase of the project.

•	Mayne will supply resources that understand and can execute interfaces to and from the Enterprise system for integration testing.

•	Mayne business representatives allocated to perform User Acceptance Testing have a strong knowledge and experience in using SAP.

•	Mayne will responsible for defining testing criteria.

•	If SafetyNet is excluded from the scope of this upgrade these tasks still must be performed by a BearingPoint resource.

•	The price for training is based on the following combination of courses, their duration and frequency plus five days of preparation.

Courses	Duration	Total Number	Total days
Introduction	0.5	20	10
MM	1	8	8
FI/CO	1	6	6
HR / Payroll / Snet	2	8	16

Mayne Group Limited	16	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

•	The details of the Mayne Resourcing are as follows:

Activity	Module(s)	Type of Mayne Resource	Time Commitment
Blueprint	FI/CO, MM, HR, Payroll, SafetyNet	FI/CO Expert MM Expert HR / Payroll Expert SafetyNet Expert	Full time

Blueprint	Security	Security Expert	Part time as per project plan

Blueprint review & signoff	FI/CO, MM, HR, Payroll, SafetyNet	Mayne Business Representatives (Super users) in each functional area.	Part time as per project plan

Preparation of test scripts	FI/CO, MM, HR, Payroll, SafetyNet, Security	FI/CO Expert MM Expert HR / Payroll Expert SafetyNet Expert	Full time

Preparation of test data	FI/CO, MM, HR, Payroll, SafetyNet, Security	FI/CO Expert MM Expert HR / Payroll Expert SafetyNet Expert	Full time

Integration testing	FI/CO, HR / Payroll, MM & Security	FI/CO Expert MM Expert HR / Payroll Expert SafetyNet Expert	Part time as per project plan

User Acceptance testing	FI/CO, MM, HR, Payroll, SafetyNet, Security	Mayne Business Representatives (Super users) in each functional area.	Full time

Population of training environment	FI/CO, MM, HR, Payroll, SafetyNet, Security	FI/CO Expert MM Expert HR / Payroll Expert SafetyNet Expert	Full time

Data Migration for SafetyNet	SafetyNet	SafetyNet Expert	Full time

Parallel testing	Payroll	HR / Payroll Expert	Full time

Mayne Group Limited	17	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Create training environment	Basis	Basis Expert	Full time as per project plan

Determine hardware requirements / order	Basis	Basis Expert	Full time as per project plan

Technical Preparation	Basis	Basis Expert	Full time as per project plan

RBE analysis	Basis	Basis Expert	Full time as per project plan

DEV, QAS, PRD upgrades	Basis	Basis Expert	Full time as per project plan

Post go live support	FI/CO, MM, HR, Payroll, SafetyNet, Security, Basis	FI/CO Expert MM Expert HR / Payroll Expert SafetyNet Expert	Full time

Mayne Group Limited	18	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Resourcing

Our people have an average of 12 years of SAP implementation experience, specialising in the core R/3 modules. Our consultants understand the business implications of SAP R/3 configuration decisions, which allows us to deliver streamlined, cost-effective, and focused implementations.

Our Upgrade experience includes:

•	rapid upgrades to SAP R/3 4.6c of less than six weeks;

•	highly experienced consultants that understand SAP R/3 4.6 functionality so that the right decisions on which new functions to implement can be made quickly;

•	knowledge and experience in SAP’s new dimension products, so that decisions made during the upgrade make the future integration with these products easier;

•	an understanding of the change management and training issues that may arise from the implementation of new functionality;

•	a detailed knowledge of the product and the changes to its functionality in 4.6c;

•	a strong understanding of the points of integration with other SAP R/3 modules such as HR / Payroll; and

•	strong project management experience in rapid upgrades to ensure that the project stays on track and is delivered within budget.

Mayne Group Limited	19	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Proposed Resources & Roles

Our experience in SAP upgrades is demonstrated by the team we have identified, following confirmation of a start date these resources will be confirmed.

Matthew Macknamara – Project Manager

Matthew has over twelve years experience in the IT sector, with a specific focus on SAP. With a thorough working knowledge of the Mayne environment, Matthew has strong project management and communication skills evidenced by the successful implementation of the EBP project at Mayne. Matthew’s SAP upgrade experience includes Project Management of BHPBilliton’s global SAP system to version 4.6c.

Steve Latham - Materials Management Consultant

Steve is a highly skilled practitioner in Supply Chain Management including Purchasing, Logistics, and Materials Management. With over nine years SAP experience, he has a depth of experience in ERP system implementations and upgrades. Working with the Western Mining Corporation on their SAP upgrade, Steve was the MM Team Leader responsible for co-ordinating all MM upgrade requirements.

Francesca Vechi – HR/Payroll Consultant

Fran is certified in SAP HR/Payroll and has a depth of implementation experience across a number of industries, working with SAP HR/Payroll systems for over six years. Fran has experience as a HR/Payroll Team Leader, and has recently focused on assessing the risk associated with various options for the DHS in their SAP HR/Payroll upgrade.

Andrew Yee – SafetyNet Consultant

Andrew has over five years of SAP experience and is currently the lead configurer for the Mayne SafetyNet implementation. His in depth understanding of the Mayne SAP environment, and the SafetyNet project include current configuration, replication and migration of data from 4.5b to 4.6c. This experience will provide the perspective to ensure the successful completion of the project with minimal risk.

Petra Paul – HR/Payroll Consultant

Petra has over seven years experience HR/Payroll, focusing on the implementation of R/3 modules. Petra played a key role in the National Australia Bank SAP HR/Payroll implementation, focusing on ensuring the accurate and logical transfer of data. In addition to her broad HR/Payroll experience, Petra is currently involved in the implementation of the SafetyNet product at Mayne.

Graham Bolle – FI/CO Consultant

Graham has over six years SAP experience and over 18 years financial management experience. Graham was the lead FI/CO consultant on the SAP implementation at a major Asian telecommunications company, and he has also been a key FI/CO resource for the Gillette global rollout. His SAP experience, coupled with his in depth financial experience gives Graham a strong understanding of the key business drivers across many industries. Graham has strong 4.6c expertise. This was most recently demonstrated on his engagement with the Bank of Thailand. Graham was a team leader on this implementation and provided his 4.6c knowledge to a team of local consultants who then liased with the Bank’s implementation team.

Mayne Group Limited	20	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Jill Harbrow – Change Management & Training Consultant

Jill is the Change Management Advisor, will be responsible for developing a change management approach for the Upgrade project which communicates to the Mayne business units the purpose of the Upgrade project and oversees the development and delivery of an appropriate training program to affected users.

Udaya Kumar Shetty – Basis (HCLT)

Udaya is a Technical Certified consultant in SAP BASIS ver 4.6x. He has 10 years of experience with the proven ability to complete projects on time and within budget. He is highly skilled in the administration of SAP R/3 Enterprise Resource Planning packages, and has experience in Business consulting, project management and application software design, development and maintenance. 6 years of SAP R/3 Basis experience on UNIX, AIX, and Windows NT/2000 platform with RDBMS Oracle Database.

Udaya has implementation experience on SAP BW and SAP APO.

Bhupendra Singh Bhalla – Security Consultant (HCLT)

Bhupendra has over 19 years experience and has a depth of experience in SAP R/3 upgrades. He has worked with multinational organisations in Singapore, the UK, Japan and Malaysia. Bhupendra has ABAP, Basis and Security experience. Through his work with MySAP Workplace he has supplemented these skills with a solid understanding of SAP Security under the 4.6c model of role based profiles.

S. Raghunath – ABAP (ALE) Consultant (HCLT)

Mr Raghunath has over 26 years experience and has specialised in ABAP consulting projects. His skills include SAPscript, reports, interfaces and data conversion. He has worked with multinational clients in Canada, the UK, Australia and Singapore.

Srinivas Akella – ABAP Consultant (HCLT)

Srinivas has over five years experience with both SAP upgrade and implementation experience. He has worked on projects in South-East Asia, New Zealand and the USA and is skilled in ABAP, dialogue programming, user exits, SAPscript and BDC.

Please see Appendix 1 for full cv’s of all proposed staff.

This key team will be supported by the following BearingPoint staff who, along with the Project Manager, will form the primary interface with Mayne during the Upgrade project.

John Lombard

John is the BearingPoint Managing Director for Mayne, dedicated to maintaining the ongoing relationship with Mayne. John is well known within the Mayne Executive team and will continue to be their contact within BearingPoint. John has ultimate accountability for delivery of this project to Mayne.

Claire Ferguson

Claire is the BearingPoint SAP Practice Leader, responsible for providing skilled SAP resources to deliver the upgrade project. Claire will sit on the Steering Committee for the Upgrade project, providing senior BearingPoint representation and input into progress tracking and issue resolution.

Mayne Group Limited	21	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Project Team Structure

BearingPoint will partner with HCL Technologies on this engagement, with BearingPoint as prime contractor. Key roles will be staffed by BearingPoint and we propose to work closely with Mayne staff as described in our project team structure below.

[GRAPHIC APPEARS HERE]

Mayne Group Limited	22	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Implementation Plan

The implementation timeframe is based on:

•	The project has a five-month implementation timeframe with an additional two weeks of post go-live support, with a planned start date of 05 May 2003.

•	Recognising the need to deliver the 4.6c by November the go-live date is scheduled for the end of September.

•	Although a technical upgrade the functional activities to be undertaken in the area of HR / Payroll directly impact the project’s critical path and thus drive the overall timeframe. Some of the key critical path activities include; leave configuration for HR/PayrolI, unit testing HR/Payroll configuration and Parallel testing for payroll.

•	The plan recognises the black out period during the financial year end where no activities are scheduled for Mayne resources. Mayne resources are required primarily during the blueprint phase, User Acceptance Testing and Parallel testing for payroll..

•	Parallel testing for Payroll is scheduled over a nine week period and incorporates four runs of weekly and fortnightly and two runs of monthly pays.

•	40 days of training is estimated. An exact estimate of effort will be made as part of the training needs analysis during the project preparation phase.

•	59 days of development has been estimated for the project. 20 days of this is allocated to SPAU work. This estimate is based on our knowledge of Mayne, the SafetyNet project and information provided in the RFP. A final estimate of development will be made following the completion of the blueprint.

•	Test scenarios will be developed by Mayne’s IT SAP experts in conjunction with BearingPoint to reduce the overall implementation time frame.

•	An additional server will be required for the 4.6c development environment. This will need to be in place within 3 weeks of the commencement of the project.

•	Given our previous project experience at Mayne we have included 8 days of contingency following the completion of parallel testing prior to the commencement of the production upgrade.

•	One week of post go live support is provided for finance, materials management and security areas while two weeks is provided in the areas of HR / Payroll and SafetyNet.

Mayne Group Limited	23	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Task Name	Duration	Start	Finish		May			July			September			November
				7/04	28/04	19/05	9/06	30/06	21/07	11/08	1/09	22/09	13/10	3/11
Phase 1: Upgrade Project Preparation	15 days	Mon 5/05/03	Fri 23/05/03		[CHART APPEARS HERE]
Initial Upgrade Project Planning	10 days	Mon 5/05/03	Fri 16/05/03
Upgrade Project Procedures	2 days	Mon 19/05/03	Tue 20/05/03
Technical Requirements Planning	11.5 days	Tue 6/05/03	Wed 21/05/03
Training Upgrade Project Preparation	5 days	Mon 19/05/03	Fri 23/05/03
SafetyNet Preparation	7 days	Tue 6/05/03	Thu 15/05/03
Upgrade Preparation	12 days	Mon 5/05/03	Tue 20/05/03
Project Preparation Phase Complete	0 days	Fri 23/05/03	Fri 23/05/03

Phase 2: Business Blueprint	19 days	Mon 19/05/03	Thu 12/06/03
Analysis of exisiting Enterprise System	5 days	Mon 19/05/03	Fri 23/05/03
Delta Review of 4.6c Functionality	11 days	Thu 22/05/03	Thu 5/06/03
Development Planning	3 days	Fri 6/06/03	Tue 10/06/03
Draft Blueprint Design	12 days	Wed 28/05/03	Thu 12/06/03
Training & Documentation Upgrade S	10 days	Mon 26/05/03	Fri 6/06/03
Blueprint Phase Complete	0 days	Thu 12/06/03	Thu 12/06/03

Phase 3: Realisation	97 days	Fri 23/05/03	Mon 6/10/03
Refine Business Process Policy & Pro	4 days	Fri 13/06/03	Wed 18/06/03
Upgrade DEV (DEV~)	47 days	Fri 23/05/03	Mon 28/07/03
DEV~ Upgrade complete	0 days	Fri 18/07/03	Fri 18/07/03
Upgrade Quality Assurance System	13 days	Tue 17/06/03	Thu 3/07/03
Perform Integration Testing	15 days	Mon 21/07/03	Fri 8/08/03
Perform Payroll Parallel Run	43 days	Mon 28/07/03	Wed 24/09/03
Perform User Acceptance Testing (UAT)	20 days	Fri 25/07/03	Fri 22/08/03
UAT Sign off	0 days	Fri 22/08/03	Fri 22/08/03
Training Upgrade Realisation	57 days	Fri 18/07/03	Mon 6/10/03
Realisation Phase Complete	0 days	Mon 6/10/03	Mon 6/10/03

Phase 4: Realisation Production	23.13 days	Tue 9/09/03	Fri 10/10/03
Contingency Plan - Production Upgrade	1 day	Fri 3/10/03	Fri 3/10/03
Conduct End User Upgrade Training	21 days	Tue 9/09/03	Tue 7/10/03
Upgrade Production System (PRD)	8.13 days	Tue 30/09/03	Fri 10/10/03
Sign-Off Realisation of PROD complete	0 days	Thu 9/10/03	Thu 9/10/03

Phase 5: Go Live and Support	11.13 days	Thu 9/10/03	Fri 24/10/03
Production Support	11.13 days	Thu 9/10/03	Fri 24/10/03
Sign-Off Upgrade Complete - Project Closing	0 days	Fri 24/10/03	Fri 24/10/03

This is our high level implementation plan, for further detail please see Appendix 3.

Mayne Group Limited	24	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

References

BearingPoint have a mature SAP practice and have implemented SAP upgrades across numerous industries including manufacturing, logistics, mining, public sector, entertainment and consumer goods. We have worked with clients on both technical and functional upgrades designed to increase business efficiencies and improve return on investment.

BearingPoint have been a global logo partner of SAP since 1982 and are fully certified to provide SAP upgrades both within Australia and globally. In Australia, we have more than 80 SAP certified consultants with an average of 12 years experience.

Building on our SAP experience with Mayne, we have developed a strong understanding of the likely issues which may impact on the Upgrade project. We will utilise this knowledge to minimise risk and disruption to the business.

Specific upgrade challenges we have overcome include:

•	time critical upgrades achieved with minimal disruption to the business;

•	minimising risk associated with interfacing to third party software;

•	ensuring continuity of mission critical SAP R/3 system during the upgrade; and

•	implementations for global organisations across multiple timezones and geographical locations.

The following sites are a sample of the key clients where we have performed SAP upgrades and HR/Payroll implementations in Australia. We have provided further details on some key upgrade projects that we have completed, focusing on those that faced similar business issues to those that Mayne will face.

Client	Project	Details

British American Tobacco	Technical Upgrade	Provided technical and Basis consulting to one of Australia’s largest Tobacco manufacturers during and post a SAP 4.6c upgrade.

Robert Bosch Australia	Technical / Process Improvement Upgrade	This upgrade from version 4.0b to 4.6b combined the technical changes with process improvements.

BHPBilliton	Technical Upgrade	Pure technical upgrade from 4.6b to 4.6c that incorporated the IS-Mine solution generating a greater degree of complexity.

ACI Glass	Technical Upgrade	Technical upgrade from 4.0b to 4.6c that incorporated some functional improvements in the area of purchasing, repetitive manufacturing and HR / Payroll.

Sydney Olympic Park Authority	Technical Upgrade	Rapid upgrade of less than 5 weeks from 3.1h to 4.6c.

DBT	Technical Upgrade	Technical Upgrade from 4.0b to 4.6c.

TAB	Technical / Functional Upgrade - 3.1h to 4.6c	Upgrade from version 3.1h to 4.6c that incorporated many of the functional improvements in the R/3 product from 4.6c.

Mayne Group Limited	25	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Client	Project	Details

Australia Post	Technical / Functional Upgrade	Upgrade from 3.1g to 4.5b. Given the size and complexity of Australia Post this project also incorporated extensive functional changes.

KPMG	Technical / Functional Upgrade	Technical Upgrade from 3.1h to 4.5b incorporating some functional changes for the Audit and Assurance firm.

Australia Nuclear Science Technology Organisation (ANSTO)	SAP R/3 implementation, including HR / Payroll	HR & Payroll HR – Public Sector

Mayne Group	Implementation of Occupational Health and Safety module	OH&S – SafetyNet; Australian version

NSW WaterWays	ESS and WorkFlow implementation HR/Payroll Support	Employee Self Service

Robert Bosch Australia	Business Improvements and ESS	HR & Payroll

ACI Glass Packaging	SAP R/3 Implementation, including HR / Payroll	HR & Payroll

TAB Limited NSW	SAP R/3 Implementation, support and upgrade, including HR / Payroll	HR & Payroll

KPMG Australia	SAP R/3 Implementation, including HR / Payroll	HR& Payroll

ING QBE Joint Venture Insurance	SAP R/3 Implementation and Support, including HR / Payroll	HR, Payroll and ESS

ING (formerly Mercantile Mutual)	SAP R/3 Implementation, and Support including HR / Payroll	HR, Payroll and ESS

Mayne Group Limited	26	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Key Reference Sites

BHPBilliton

Marketing Division SAP Upgrade to 4.6c

Profile

BHP Billiton is a global leader in the resources industry. Formed from a merger between BHP and Billiton, they have some 38,000 employees working in more than 100 operations in approximately 20 countries. BHP Billiton occupy the industry lead or near industry leading positions in major commodity businesses, and have substantial interests in oil, gas, liquefied natural gas, nickel, diamonds and silver.

BHP Billiton is a significant user of SAP R/3. Its Marketing division has made a significant investment in SAP solutions since the merger of BHP and Billiton. BearingPoint has recently managed the technical upgrade of BHPBilliton’s R/3 system from 4.6b to 4.6c.

Challenge

The technical upgrade of R/3 from 4.6b to 4.6c initially appeared to be a simple task, however the project presented major complexities. The complications came about from the implementation of the Industry Solution for Mining (IS-Mine) as part of the upgrade. This introduced new functionality and changes to existing transactions that made the upgrade equivalent to an upgrade from 4.5 to 4.6 in terms of complexity.

The upgrade was driven by the need to implement IS-Mine in a rapid timeframe to meet the deadline for the APO (Advanced Planner and Optimiser) rollout. IS-Mine was required to support some of the key integration points between R/3 and APO. The project was given a six-week window to test and perform the upgrade.

The SAP R/3 environment also relies on integration with SAP’s Business Warehouse, APO (already implemented without IS-Mine functionality for one commodity business) and a middleware tool. Therefore it was necessary to test the impact of the upgrade on not just the core R/3 system but also any system interfacing with it.

The SAP R/3 environment within BHP Billiton’s marketing operations is mission critical. Extended outages at most sites can cause delays in shipping product resulting in the loss of many millions of dollars a day. Therefore it was important for the upgrade project to minimise the impact on the business and ensure that all critical functionality was extensively tested.

The short time frame allowed for the upgrade project was also driven by the need to minimise the impact on other SAP projects being undertaken by BHPBilliton. The rollout of SAP to all of the commodity businesses will continue throughout 2003 and 2004. In most upgrade projects all but the most critical of changes are allowed to the SAP R/3 system. However given the program of work being undertaken by BHP Billiton the upgrade needed to maintain parallel development paths to allow the continuation of projects and the go-live of the Aluminium business in Brazil. This created significant challenges for the project team in co-ordinating the changes in the existing 4.5b development path and the new 4.6c path.

Mayne Group Limited	27	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Approach

A two-step methodology was employed where a test upgrade was performed to assess the impact on the production system before the actual upgrade of development, QA and production commenced.

Based on the short timeframe, it was essential to ensure that as much preliminary testing could be performed on the 4.6c / IS-Mine system prior to the actual upgrade of the development, QA and production environments. To this end a one-month preliminary testing phase was performed using a copy of the SAP Production database. A dedicated team of testers, who would then participate in the upgrade performed this testing using existing testing scenarios developed for the initial implementations. Problems encountered in the 4.6c / IS-Mine test system were resolved then logged and in most cases exported via the transport system to avoid re-work during the upgrade.

The preliminary testing also allowed the project to identify any change management and training issues that may have arisen from altered or replaced transactions. Effective communication of the upgrade and its impacts on the user community was critical as users were located in many time zones across five continents.

Once the upgrade commenced a rigorous change process was put in place to manage the simultaneous rollout of Aluminium Brazil and the day-to-day break fixes required to maintain the live system. This change process ensured that both the existing 4.6b and 4.6c development paths were both maintained consistently so that the upgrade testing was accurate. This required strong project management and business commitment to enforce this on a global operation that was 24/7.

The two basis teams were utilised to ensure that at critical times the upgrade could continue round the clock to meet the timeframes.

As the outage to the production system required a minimal down time, the upgrade was predominately performed in an on-line mode. Using this technique, new to SAP, it was possible to load the majority of the 4.6c objects into the R/3 production environment while the system was still able to perform transaction processing. This meant that only the final hours of the upgrade required an outage to the production users.

Results

The R/3 upgrade was completed in a six-week time frame with an additional four weeks up front for preliminary testing. Within the six-week period the development, QA and production R/3 systems were upgraded. In addition the integration points between R/3 and APO, BW and their middleware solution were also upgraded and tested.

A new client landscape was also introduced in this time to bring greater discipline and a better testing environment to the existing businesses and future rollouts. Minimal system disruption was encountered and all business critical functions were unaffected at the completion of the upgrade.

Value

The initial reason BHP Billiton engaged BearingPoint was to leverage our extensive upgrade knowledge and expertise. The upgrade approach meant that the aggressive timeframes were achieved and the risks to the operations of BHP Billiton’s sales and marketing arm minimised.

The project team established strong relations with key business personnel and worked closely with other consulting organisations undertaking parallel projects, this has led to further work on BHPBilliton’s next major rollout to the Base Metals business.

Mayne Group Limited	28	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

ACI

Upgrade of ACI’s SAP R/3 System from 4.0b to 4.6c

Profile

ACI Glass Packaging is Australia’s major bottle manufacturer and the largest Glass Packaging supplier in the southern Hemisphere, with five Australian plants.

Challenge

ACI Glass Packaging has the full suite of SAP R/3 modules including FI/CO, Production Planning, Materials and Inventory Management, Human Resources and Payroll. With this breadth of functionality there were a significant number of complexities in the upgrade from 4.0b to 4.6c and careful attention to system testing was required as part of the project

ACI Glass Packaging also relies heavily on an interface to i2 which performs many of the production planning functions for its operations. This complex interface needed to be thoroughly tested to ensure that the new functionality introduced in 4.6c was still compatible with the i2 interface.

ACI’s operations extend beyond Australia’s shores with operations in New Zealand and Asia. For the purposes of the upgrade it was necessary to keep the New Zealand operations up to date with the progress of the project and ensure that the changes to the system were adequately communicated.

Following the initial implementation of R/3 several of the players involved in the implementation departed the team. As a consequence the knowledge of the system and its inner workings were held within a few key people. A challenge for the project was to expand this knowledge throughout the organisation to improve the SAP R/3 skill base.

ACI were an early adopter of SAP’s HR / Payroll system in Australia. The majority of this functionality was designed specifically for Australian requirements. As part of R/3 4.6c SAP brought the Australian functionality in line with other countries around the world. Although still compliant with Australian requirements the majority for functionality was re-written and would therefore require extensive testing to ensure that this mission critical system still performed as expected.

Approach

The ValueSAP for Upgrades, then known as ASAP for Upgrades was employed as an implementation methodology for this project. This assisted in framing the implementation approach and structuring the program of work. ValueSAP’s knowledge database was heavily relied on to provide information on the delta’s in functionality between 4.0b and 4.6c.

The testing utilised existing test scripts developed for the original implementation. These required some rework as some of the functionality had altered. Although the scope of the upgrade was purely technical it was necessary to introduce new functionality to comply with standard changes in 4.6c. In particular there were some fundamental changes in the areas of repetitive manufacturing and HR/Payroll. The greatest impact of these changes came about with the introduction of a new suit of the new 4.6c purchasing transactions.

The Reverse Business Engineering (RBE) tool was valuable in analysing the functions that ACI used and more importantly didn’t use. A number of reports and transactions rolled out in the initial implementation had not been used, therefore there was little benefit in testing and supporting these as part of the upgrade. This generated significant time savings to the upgrade team.

Mayne Group Limited	29	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Results

The upgrade project was executed in a three-month time frame. This included the successful execution of training and the introduction of new functionality. The changes to the HR / Payroll did not impact the payroll which was critical in this type of workplace.

Value

The Upgrade to R/3 4.6c provided ACI Glass Packaging with a solid platform for future enhancements to their ERP system. Since the upgrade ACI Glass Packaging has enabled a number of its business transactions for e-commerce. Utilising SAP’s Business Connector, ACI now trades electronically with some its key customers. The introduction of the SAP 4.6c ‘Enjoy’ transactions has provided a greater degree of acceptance amongst the user community for the product. The re-training program broadened the knowledge of the SAP system generating a greater return on the initial investment in SAP R/3.

ANSTO (Australian Nuclear Science & Technology Organisation)

Implementation of SAP R/3

Profile

ANSTO is Australia’s national nuclear research and development organisation and the centre of Australian nuclear expertise. ANSTO is responsible for delivering specialised advice, scientific services and products to government, industry, academia and other research organisations. ANSTO conducts the majority of its work in the form of research projects, however the organisation also conducts the manufacture of radiopharmaceuticals, the manufacture of engineering equipment to support the research projects and radiopharmaceutical manufacture, and extensive plant maintenance around the site. ANSTO has approximately 850 salaried staff.

Challenge

In 2001 following a detailed system selection process, ANSTO decided to replace its business system with SAP. BearingPoint was nominated by SAP Australia as the implementation partner.

In the past ANSTO had been hampered by disparate and out-dated legacy systems (some of which were entirely paper-based). These systems did not provide the visibility of information that the organisation required. In addition, SAP provided new functionality that further supported the operational activities of the organisation. The objectives of the project were to implement the required modules of SAP R/3 v4.6c in order to provide the organisation with the functionality and visibility of information that it required.

Approach

The approach taken was selected in order to provide the maximum value to ANSTO, with minimal disruption. Key steps taken to ensure a successful implementation were:

•	Implementation of standard SAP wherever possible;

•	Redesign of business processes based on standard SAP processes, prior to the commencement of system design;

•	A focus on knowledge transfer between the BearingPoint consultants and their ANSTO counterparts in order to ensure that the organisation continued to operate successfully after Go Live with minimal external support;

•	A phased implementation was adopted in order to enable the organisation to effectively manage the volume of change experienced at any one time. A review was conducted at the completion of each phase in order to fine-tune the implementation process.

Mayne Group Limited	30	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

SOPA (Sydney Olympic Park Authority)

Upgrade of SOPA’s SAP R/3 System from 3.1h to 4.6c

Profile

The Sydney Olympic Park Authority (SOPA) is the statutory body constituted to ensure that the 2000 Olympic legacy at Sydney Olympic Park remains an important and vibrant destination.

SOPA’s main responsibilities comprise the promotion, co-ordination and management of the development and use of Sydney Olympic Park, including cultural, sporting, educational, commercial, tourist, recreational and entertainment activities and facilities. Furthermore the protection and enhancement of the natural and cultural heritage as well as the operation of public transport facilities within the Sydney Olympic Park are within SOPA’s duties, as are the maintenance and management of the built environment of the Sydney Olympic Park.

Currently SOPA employs approximately 130 staff, mainly in finance and administration, and a number of Park Rangers. In 1996 SOPA implemented SAP R/3 version 3.1h to support all finance and controlling processes including planning and reporting, as well as purchasing.

Challenge

An explicit goal of the project was to “Improve decision-making by providing Managers with meaningful financial information in a timely manner”.

On an operative level, this was achieved by:

•	upgrading the Authority’s Financial Management System (SAP R/3) to the most recent version 4.6c;

•	training all users as well as the system administrators to ensure new functionality available with 4.6c was applied effectively;

•	establishing appropriate user roles/profiles and access paths/menus to ensure that user access matched delegations contained in the SOPA Authorities Manual; and

•	reviewing the existing system configuration and recommending improvements for SOPA Business Units to capture and report on data.

A longer term objective of this project was to monitor the uptake of the SAP application with the aim of giving consideration and possible implementation of Project System, Business Information Warehouse, Asset Management and other SAP modules and features that can best support the business processes in SOPA.

Approach

Based on the short timeframe, it was essential to tailor SAP’s standard upgrade methodology ‘ASAP for upgrade’ to the SOPA-specific needs and requirements for a technically oriented upgrade.

In parallel, we strongly emphasised the need for significant and close involvement of key users with the project team as well as the requirement for quick decision-making. It was also paramount to establish a tight training framework enabling SOPA’s user community to both fulfil their day-by-day tasks while at the same time prepare to use the upgraded system immediately after go live. This was essential in order to accomplish the month and year-end processing within a tight reporting schedule.

Mayne Group Limited	31	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Request for Proposal

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Results

We kicked off the project on 3 June 2002, and after only four weeks we successfully went live on 1 July 2002. Within this timeframe we upgraded both the client’s development and the production server to SAP R/3 version 4.6c and trained SOPA’s user community on how to use their new system.

As an extension to the original project scope we also successfully decentralised the clients purchasing process and completely rebuilt the entire authorisation structure to be aligned to SOPA’s Authorisation Manual (relating to the approval of purchase orders).

We have received positive feedback from the client at all levels (from Senior Management to end-users) during and after completion of the project about our working style, the skill level of our consultants and the results we delivered within the very short timeframe. During the course of the project, the BearingPoint project team managed to establish an effective trusted relationship with the client, reinforcing our proven ability to deliver projects on time and budget.

Value

The initial reasons to engage BearingPoint were based on our competitive price as well as the comprehensive and well-structured proposal we delivered within a short timeframe.

During the course of the project the client also recognised our ability to not only deliver all technical / functional tasks, but also to effectively and efficiently transfer our knowledge to the client’s user community in order to enable them to get most value out of their new system.

The client has recognised that we agreed to extend the original scope of the project to improve the usability of the system without additional cost, and has acknowledged having received excellent value for money within a short timeframe.

Mayne Group Limited	32	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

APPENDIX

SAP 4.6 UPGRADE

COMMERCIAL IN CONFIDENCE

MAYNE GROUP LIMITED

APRIL 2003

Mayne Group Limited	1	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Mayne Group Limited	2	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Appendix 1

Curriculum Vitaes

[GRAPHIC APPEARS HERE]

Key Role

Matthew has worked in the Information Technology industry since 1991 and has successfully applied his skills in the areas of project management, business process improvement, integration, SAP configuration and change management. Matthew has held various roles in IT projects including Project Manager, Integration manager, Team leader, System architect and SAP Configurer. During this time, Matthew has gained significant IT experience in Retail, Oil and Gas, Chemical and Telecommunications. Matthew is a senior member of the SAP group managing a large team of consultants.

Summary of Relevant Experience

BHPBilliton SAP R/3 Upgrade – Project Manager

Matthew was the project manager for the upgrade of BHPBilliton’s SAP R/3 System. In conjunction with the SAP upgrade the industry solution for Mining (IS-Mine) was also implemented. This upgrade, based in The Netherlands faced a number of challenges. The upgrade occurred in parallel with the implementation of a Business Unit in Brazil making system change management complex. Preliminary testing of the system was performed prior to the physical upgrade, this was complicated by a constantly changing system environment and new releases of the IS-Mine product.

The project was implemented on schedule and enabled BHPBilliton to leverage the functionality of IS-Mine in their APO implementation.

Mayne EBP Implementation – Project Manager

Matthew was the project manager for the implementation of Enterprise Buyer Professional at Mayne Health in Melbourne. A team of seven led by Matthew has implemented the core features of EBP.

The implementation has covered the Hospitals and Pathology businesses of Mayne that wish to use EBP for electronic requisitioning of goods at all its sites. The project has been faced with a short implementation time frame, extensive business requirements across two difference businesses and integration issues with an extensively modified R/3 Materials management system.

Through Matthew’s project management and his team’s hard work the project has been implemented in under 90 days and rolled out to over 600 users across two businesses. Matthew is currently undertaking a second phase of the project that expands the use of EBP’s sophisticated content management tools.

Mayne Group Limited	3	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Coles Myer Ltd SAP R/3 Upgrade – Integration Manager

Coles Myer is Australia’s leading retailer with annual sales of over $20.5 billion and is Australia’s largest non-government employer with over 154,000 staff. It operates over 1990 stores in Australia and New Zealand and spends over $16.5 billion each year buying merchandise and services from predominantly Australian based enterprises. In response to the Y2000 problem Myer Grace Bros. and Target department stores chose the SAP R/3 system as the replacement system to their existing General Ledger, Management Accounting, Project Management and Procurement systems.

In 1998 the SAP implementation project was initiated and Matthew was appointed to the role of Integration Manager. In this role Matthew was required to facilitate the resolution of issues and utilise his extensive SAP knowledge to ensure a smooth integration between legacy systems and the various SAP modules being implemented.

The project was implemented on time and within budget and Matthew’s efforts ensured a smooth integration between the POS and Warehousing systems and the SAP R/3 system. Through his facilitation role he also ensured the timely resolution of BPR, Change Management and Legacy System issues across multiple brands within Coles Myer Ltd.

Professional Background & Qualifications

Prior to joining KPMG Consulting Matthew worked for a number of other Big 5 Consulting organisations in Australia, Europe and the US. He commenced his career at Esso where he supported the initial rollout of the SAP R/2 system.

Matthew has a depth of experience in ERPII, with detailed knowledge of e-commerce technology and trends. He is certified in SAP’s CRM, EBP, FI / CO and their implementation methodology, ASAP.

Bachelor of Commerce, University of Melbourne

Certified Practicing Accountant.

Mayne Group Limited	4	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

Key Role

Steve has extensive experience in Team Lead roles with ERP system implementations and upgrades. He is also a highly skilled practitioner in Supply Chain Management including Purchasing, Logistics, and Materials Management.

His analytical and problem solving skills have been widely used in systems implementations and, Business Process Re-engineering for supply functions. Steve has also had considerable international experience in Asia and North America.

His Industry experience includes Mining, Oil and Gas, Telecommunications, Utilities, Banking and Construction.

Summary of Relevant Experience

Western Mining Corporation (WMC)

WMC Resources Limited, a major mining company based in Australia, exploring and operating throughout the world, producing nickel, gold, copper, uranium, silver, talc and marketing fertilisers. WMC has assets of $8.5 billion and employs approximately 6,600 people.

Steve was MM Team Leader for the SAP upgrade project (version 4.6c). He was responsible for; Planning and coordinating all MM upgrade requirements utilising ASAP methodology. This involved managing and conducting unit testing of all MM transactions and a complete end-to-end integration test involving Plant Maintenance, Projects, Finance, Controlling, Sales and Distribution, and Human Resources Modules. He also provided configuration expertise and Business Process Improvement advice where required.

Bank of Thailand

The Bank of Thailand (BOT) is Thailand’s Central Bank, responsible for national monetary policy and manages domestic and foreign assets of the currency reserve including printing of all bank notes. BOT has more than 5000 employees located at Head Office in Bangkok plus three regional offices.

Steve provided assistance to our Thailand partner -TN Information Systems consultants in design and implementation of SAP R/3 version 4.6c at BOT. He attended workshops and design sessions for the blue print phase for all Purchasing and Inventory functions as well as integration workshops with Production Planning. He has provided detailed configuration advice as well as business process design.

Telephone Organisation of Thailand (TOT

The Telephone Organisation of Thailand (TOT) providing home, business mobile and public telephone services throughout Thailand, employing more than 25,000 people.

Steve provided assistance to our Thailand partner -TN Information Systems consultants in design and implementation of SAP R/3 version 4.6c at TOT. He attended workshops and design sessions for the blue print phase of the project and provided ongoing advice and support during the realisation phase of the project. He has provided detailed configuration advice as well as business process design. He has also provided advice and guidance on integration testing issues.

Mayne Group Limited	5	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

AlintaGas

AlintaGas is a major Gas Utility in Western Australia, with assets in excess of $600 million and over 400 employees with 400,000 residential and 7,200 commercial customers.

Steve was employed as Team Leader - Materials Management Consultant for a rapid implementation of SAP. Steve was responsible for planning and co-coordinating all activities of the Materials Management implementation team, including consultants and client representatives. He facilitated the conceptual design, system configuration, proto-typing, detailed design and business procedures. He also conducted unit testing for MM and integration testing between Materials Management and other Modules, Plant Maintenance, Projects, Finance and Controlling. He was able to provide training and knowledge transfer to client MM representatives. Steve facilitated the definition of areas of major change affecting the client’s business. He also designed and detailed functional specifications for reports and enhancements requested by the client. Steve also provided advice on data conversion requirements and mapping to SAP.

Westcoast Energy Inc, Vancouver, Canada

As a major North American Utility company, Westcoast Energy has interests in gas production, transportation pipelines, distribution systems, and power generation. Employing more than 6,000 people, with assets in excess of $9 billion and providing gas services to over 1.4 million customers.

Steve was employed as the client MM Team Leader for implementation SAP Materials Management Module. He participated in the design, proto-typing, documentation and training of Business Process Improvements and the use of SAP application software. Steve promoted the BPI’s, the SAP software and acted as change agent and key communicator with users. He also provided system development, and upgrade support. He was involved in Business Process Improvement of Supply Functions. He developed training material and trained employees in use of the system. In his ongoing role of systems support Steve was also MM team leader for the system upgrades from version 2.0 to 2.1 and 2.1 to version 3.0.

Professional Background & Qualifications

Prior to joining BearingPoint Steve has held a number of roles in Supply functions including Purchasing, Logistics, Warehousing and Inventory Management, both in Australia and overseas. He continues to be involved in Supply Chain activities and maintains membership to the Australian Institute of Purchasing and Materials Management as well as the Purchasing Management Association of Canada. He has more than 9 years SAP System Implementations, Upgrades and Support (MM/WM Module) in Team Lead roles and including hands-on configuration.

He is trained in SAP’s MM, WM, EBP, BW modules and the implementation methodology, ASAP.

Steve holds a Diploma in Supply Management from Perth Technical College and also a Certified Professional Purchaser Diploma through the Purchasing Management Association of Canada and Simon Fraser University.

Mayne Group Limited	6	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

Key Role

Francesca has extensive SAP HR/Payroll implementation experience across a variety of industries. She has extensive HR/Payroll business experience and has worked with SAP R/2 and R/3 HR/Payroll systems for over six years.

Francesca is a member of the SAP Group Senior Management Team. Her responsibilities in this role are raising and resolving practice issues, participation in annual business planning and budgeting, development and establishment of practice policies and procedures and general practice management.

Francesca was the Solution Manager responsible for the development and marketing of SAP’s ERPII products. In her role, Francesca managed seven teams that develop and promote BearingPoint’s capabilities in products such as CRM, SCM, Portals, Business Intelligence, eWorkforce and Mobile Computing.

Francesca is also involved in business development. Her involvement includes bid preparation and management, pre sales activities and client care.

Summary of Relevant Experience

DEPARTMENT OF HUMAN SERVICES (VICTORIA) – RISK ASSESSMENT

Francesca is currently engaged in a public sector project for the Department of Human Services (DHS) in Victoria. The aim of the project is to assess the risk of options available to DHS to upgrade their current SAP R/3 4.0B HR/Payroll system to a strategically relevant solution.

The major deliverable of this project is a report which outlines the viable options for DHS with a recommended strategy that will ensure DHS is on a supported solution by end of June 2004. As well as the risks associated with each option, the report will contain details of the set-up and recurrent costs, and capital and resources costs for a 5 year period utilising a total cost of ownership model. Francesca’s role involves the identification of options, reviewing the gaps between the options identified and DHS requirements, assessing the risk of each option and providing a final recommendation.

AUSTRALIAN NUCLEAR SCIENCE & TECHNOLOGY ORGANISATION (ANSTO) – HR/PAYROLL IMPLEMENTATION (PHASE 1)

ANSTO manages Australia’s only nuclear facility and employs over 800 employees to support nuclear research activities. BearingPoint was engaged to implement SAP 4.6c to replace their legacy support systems, which did not provide the organisation with timely and accurate information. The project implementation spans 4 phases over 2 years and the scope includes the implementation of the majority of HR/Payroll, Financials, Controlling, Logistics, Project Systems and the SAP Industry Solutions for HR Public Sector and Production Planning for Pharmaceuticals.

During Phase 1, Francesca was the team leader of the HR/Payroll team, which included ANSTO employees, BearingPoint and contractors. The HR/Payroll components in this phase required the implementation of

Mayne Group Limited	7	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Payroll, Time Management, Organisational Management and Personnel Administration, with the main objective being to replace their legacy payroll system. This legacy payroll system required the users to calculate payments manually before entering them into the system, was not integrated with their legacy time management system for the calculation of overtime and leave payments.

The major benefits realised by ANSTO as a result of the successful implementation of SAP HR/Payroll were a fully integrated system, which no longer required entry of data into two or three systems, the elimination of the majority of manual calculations, integration with time management and the general ledger and controlling, reduction in processing time for the payroll, easy to use interface for low level users, and accurate and more flexible reporting capabilities.

ROBERT BOSCH AUSTRALIA – SAP R/3 EMPLOYEE SELF SERVICE (4.6b)

Robert Bosch Australia (RBAU) required the rapid implementation of Employee Self Service (ESS), which was then to be piloted by a selected group of employees. The time frame for the implementation was aggressive and Francesca completed the implementation in 7 days, with some of the work completed on-site and off-site.

TAB LIMITED – SAP R/3 HR/PAYROLL MODULES

The TAB Limited PIMS Implementation (People Information Management System) was a two-phase project and replaced the TAB Limited existing payroll system (Lattice) which was not Year 2000 compliant. Phase 1 went live on the 1st of July 1999 and included Payroll, Personnel Administration, and Time Administration modules. The PIMS Payroll implementation comprised of 4 payroll cycles enabling it to pay approximately 1700 employees including casual, permanent, executive, and contract staff.

Phase 2 involved the implementation of further HR modules including Recruitment, Training and Development, Performance Management, Qualifications, Career and Succession Planning and Occupational Health and Safety.

The PIMS Implementation replaced 5 satellite systems at the end of Phase 2, which included an in-house EEO system, Payroll, Human Resources, OH&S systems and various other databases and manual processes. The SAP HR/Payroll system interfaces to 5 other existing systems throughout TAB Limited.

TAB Limited have benefited from the PIMS project through the disappearance of double, even triplicate, data entry and through the integration of Payroll and Human Resource systems. In addition, as a result of the PIMS project, TAB Limited have benefited from significant productivity improvements and greater flexibility by multi-skilling staff in these areas.

MERCANTILE MUTUAL (ING) – SAP HR/PAYROLL MODULES (4.0B)

Mercantile Mutual commenced their SAP HR/Payroll Project on September 1st 1998. The Project’s goal of replacing the existing functionality of Micropay and Harmony (HR System) with SAP R/3 4.0B for the first fortnightly payroll in December 1998 was achieved. Mercantile Mutual SAP HR/Payroll system covers a national practice of over 2000 employees and produces a fortnightly payroll.

The following functionality was implemented:

Personnel Administration and Payroll - Eligibility/Creation of wage types, Interface to external general ledger and superannuation systems, Terminations, Personnel events management, Personal Data, Leave Management, Time Management, Payroll process and calculations, EFT bank transfers, Authorisations

Mayne Group Limited	8	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

Key Role

Andrew Yee, is currently a Senior Consultant in the Product Solutions SAP practice of BearingPoint. He has over five years SAP consulting experience and has been with BearingPoint since 1998. He has experience in several large full-scale ERP implementations. He is responsible for and involved in a wide range of consulting assignments from project management, business process improvement, integration and change management. Specific to SAP engagements, Andrew has experience in the delivery of application development, fit/gap analysis, systems analysis, configuration, prototype development and post implementation support.

Summary of Relevant Experience

MAYNE GROUP LIMITED

Andrew is involved in a lead role to enable a leading private health care, pharmaceutical, and logistics provider founded in 1886, employing over 38, 000 people in Australia and internationally to retain their self-insured Worker Compensation Status with the WorkCover Authorities across Victoria, New South Wales, Queensland, South Australia, and Western Australia. This engagement involves C-Net’s SafetyNet Injury Management module to enable the organization to fulfil their legislative reporting in Australia to the WorkCover Authorities including business process improvement to their existing Claims Management processes.

The benefits of the SafetyNet solution include integration between claims processing, payroll, and finance. However, due to the client’s current SAP 4.5B landscape, the SafetyNet Solution was built on SAP 4.6c. Andrew is involved in gathering the business requirements, designing the “To Be” business processes, the design and testing of the configuration of SafetyNet and design of the Application Link Enabling (ALE) interfaces to enable seamless integration for the business.

NATIONAL UNIVERSITY OF SINGAPORE (NUS)

Andrew was involved in an engagement to enable an internationally recognised tertiary educational institution the ability to manage its funds, for investment and cost allocations. The implementation of SAP Project Systems and Funds Management enabled the client to plan, budget and settles costs to respective government funding or grants. Andrew was responsible for configuration, data conversion and user training for the project systems and funds management modules.

The educational institution supports Singapore’s development as a knowledge based, high technology economy through knowledge based R&D activities, with 12 affiliated national level and 14 university level research centres.

WACKER SILTRONIC

Andrew was the Project manager for a SAP R/3 implementation project for one of the world’s leading producers of hyper pure, electronic grade silicon, with production sites in Germany, America, Japan, Singapore and Malaysia. At the beginning of 1998, the German semiconductor company laid the foundation for its first production site in Asia. The need to be close to customers in Asia’s rapidly growing markets and their requests for a regional source of wafers has prompted this step. The client required a global human resource business process in which SAP Human Resources, Time Evaluation and Payroll were implemented. Andrew was responsible for project management, including project scooping, costing, planning, managing client

Mayne Group Limited	9	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

expectations, issue resolutions and resource allocation. During the implementation he conducted user training, conceptual design, requirements gathering and detailed design for HR Organizational, Personnel structures and data migration strategies, executing and reconciliation of historical payroll results.

He provided SAP configuration of payroll and time management modules including modifying rules and schemas and time management integration with external Kaba Benzing time clocks. He and his team delivered the project over 12 months, on time and on budget and met the client expectations. He provided additional postproduction support after the completion of the project.

SINGAPORE TECHNOLOGIES AEROSPACE (STA)/SINGAPORE TECHNOLOGIES ELECTRONICS (STE)

Andrew was the module leader responsible for business development and implementation of a SAP R/3 Human Resources for a global engineering group for the aerospace and electronics companies providing specialised capabilities for defence and commercial enterprises. The Aerospace Company provides one stop integrate aerospace, engineering and maintenance services for military and commercial aircrafts and the Electronics Company is one of the largest systems design and integration solutions for military and commercial interests.

The client faced a Year 2000 issue with their legacy system and non-standard business processes across their multiple legal entities. The engagement was to implement SAP R/3 including: HR & Payroll, Financials, Cost Accounting, Materials Management, Warehouse Management, Production Planning, Sales & Distribution & Project Systems and external time clocking interfaces and Lotus Notes integration. Over the course of this 18 month engagement, Andrew was responsible in hands on configuration and implementation, proto-typing, data migration, user training, conceptual design, support in requirements gathering and detailed design for HR organizational management, training & events management, & personnel development, personnel cost planning for budgeting.

Andrew lead a team of ABAP programmers to develop programs and reports to facilitate non-standard SAP functionality in the area of HR Personnel Administration and Personnel Development. He supported the integration between logistics modules, the integration points between Organisational Management and Service Management for application development and supported the data migration of 4000 employee historical records. Andrew provided an additional 6 months post-production support, reconciliation and implementation of change request items.

TSMC (TAIWAN SEMICONDUCTOR MANUFACTURING CORPORATION)

Andrew was engaged to design and implement change management programs for a market leader in the semiconductor foundry industry. The client posted annual sales of US$5.3billion in 2000 and currently employs over 14, 000 people worldwide. The change management engagement was proposed as a result of a SAP implementation involving users spanning across Taiwan and North America. The development of Andrew’s change management programs provided a basis for training and communication between the project team members and throughout the organization during the SAP implementation.

Mayne Group Limited	10	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Professional Background & Qualifications

Before joining BearingPoint, Andrew was a consultant for Hewlett Packard’s Industry ERP Regional Solution Centre (now HP Consulting); his responsibilities included change management and SAP consulting.

He holds a Bachelor of Science in Anthropology from the University of Calgary, Canada and a Master of E-Business from the Faculty of Business & Public Management at Edith Cowan University, Australia.

He has conducted a guest lectures for corporate professionals and MBA students at Graduate Business Schools in Australia and has been involved in SAPPHIRE 1997 & 1999 Conferences.

Mayne Group Limited	11	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

Key Role

Petra is a Consultant within the Melbourne SAP practice. Her primary area of responsibility lies in providing organizations with Functional Consulting in the Human Resource and Payroll modules of SAP R/3. Petra’s experience varies across industries and countries, having involvement in implementation projects of the HR and Payroll modules of SAP for Australian and New Zealand clients.

Summary of Relevant Experience

MAYNE GROUP

The Mayne Group is an organisation of approximately 35,000 employees covering industry sectors - Logistics and Health. The Mayne Group is currently undertaking a project to implement a new SAP module called SafetyNet to manage WorkCover Claims. SafetyNet is an Australian based module for the management of Occupational Health and Safety.

Petra is involved in gathering the business requirements, designing the “To Be” business processes, the building and testing of the configuration of SafetyNet. She has interfaced heavily with the business in garthering requirements and dealing with pre and post go live issues.

ACI GLASS PACKAGING

ACI Glass Packaging implemented the HR/Payroll modules in a Phase Two (2) project with the majority of SAP modules being commissioned in Phase One (1). Achieving an aggressive live date target of 1st October 1999 having start in May 1999, rolling out across their seven Australian sites and one overseas site in New Zealand.

Petra’s role was an SAP Consultant to the project’s Business team relating to payroll. She has been involved in the all stages of the project working on the Design, Configuration, Time Evaluation/Management, Integration Testing, Pilot Site Preparation, Parallel Runs, User Acceptance Testing, Training, Go Live and Post Live Support. Total Duration, nine months. Petra has provided ongoing support to ACI Glass Packaging. The majority of work was in the area of Leave for both the Australian and New Zealand 4.0b payrolls. Additional assistance was also provided for general work requests and changes to existing configuration following changes in company policy and EBAs.

NATIONAL AUSTRALIA BANK

The National Australia Bank has undertaken a project under the umbrella of the ISI SAP Implementation Programme to assure the integrity and accuracy of all data migrated from the National legacy systems to target SAP systems – Data Migration/Cleansing program. Petra has played a dual role of SAP HR/Payroll specialist and Business Analyst within the HR team of the Data Migration/Cleansing program. The role has included obtaining an understanding of Legacy systems and the data they hold, and the business rules related to how the data will be translated into the appropriate SAP fields to ensure acurate and logical data transfer. The project has faced many challenges; given the geographical nature of the project covering Australia, New Zealand, Europe and eventually the US.

Mayne Group Limited	12	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

MELBOURNE FIRE & EMERGENCY SERVICES BOARD

Petra was engaged to assist the MFESB with testing for the loading of two Patches for their Australian Government Template solution. At the completion of this testing Petra was asked to commence work on the blueprint and initial configuration and implementation of the Fortnightly Executive Payroll.

POWERCOR LTD

Powercor Ltd is one of the original five power companies that was created out of the privatisation of the Victorian State Electricity Commission. They originally went live with SAP in November 1997.

They went live with a technical upgrade of their SAP environment from 3.0F to 4.6b, for all their modules, including HR and Payroll, at the end of June 2000.

Petra’s role has been as SAP Consultant to the project’s Business team relating to the HR module. In particular looking at Organisation Management, Training & Events, Qualifications, and Personnel Administration. Following the upgrade, a number of delta projects have been identified, which will be implemented to allow Powercor to use further functionality of the SAP HR & Payroll modules.

OPTUS WIRELESS – SYDNEY

Assisted in pre “go-live” testing for end of month and end of year rollover for all payroll areas.

UNITED ENERGY

Petra played an internal role during the upgrade or the SAP HR/Payroll module from V3.0c to V4.0b. She represented HR on the Business Systems Group Management Committee. Her role also encompassed the management of the transition of a weekly payroll and a fortnightly payroll to a purely fortnightly payroll, the development of Test Plans, communicating with the business regarding the changes, training users in the new functionality and working with external consultants to ensure a successful outcome. She also developed documentation, in particular policy and procedures User Manual for SAP HR/Payroll module specifically for United Energy.

Petra was also asked to take a representative and hands-on role in the Year 2000 Compliance Project. She represented HR on the Year 2000 Management Committee.

Professional Background & Qualifications

Petra’s background is based on functional Human Resource skills and experience.

With a Bachelor of Business degree majoring in Human Resources, Petra has spent seven years working in Human Resource departments focussing on, but not limited to developing and implementing innovative work practices and employment conditions, training and development, payroll, benefits administration, and the introduction and ongoing application of cutting edge technology.

Petra’s involvement in the implementation and application of new HR/Payroll based technology has lead to her moving to an IT Consulting role, where she can provide organizations with technical assistance, and still draw on her practical HR and Payroll knowledge.

Mayne Group Limited	13	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

Key Role

Graham Bolle is a Senior Consultant in the Enterprise Solutions Division (SAP) based in Melbourne. He has 6 years SAP experience and 18 years financial management experience.

As a functional consultant, in the FI/CO discipline Graham is primarily concerned with designing information systems where major improvements and efficiencies can be generated in the business processes.

Summary of Relevant Experience

TELEPHONE ORGANISATION OF THAILAND

Over a period of nine months Graham was the lead FI / CO consultant on the implementation of SAP at this organisation. Graham’s role has been to assist consultants in the project preparation phase of the project by running workshop-training sessions, and then in the blueprint phase to attend workshops and offer advice and benefits of his experience in system design. This role of assisting the consultants has continued through the realisation phase and will follow onto the go live of the system.

LYPPARD

Lyppard plays a major role as a wholesale company in the medical products industry. The implementation of SAP was to provide Lyppard with the means of better coordinating its buying processes and maintain greater control over Inventory. On this project Graham was responsible for the capture of business processes for the Business Blueprint, capturing of this detail as part of ASAP, He was primarily responsible for the creation of training materials for all of the modules being implemented. The project was implementing all of FI, CO, MM, SD and some warehouse management.

GILLETTE AUSTRALIA

Graham worked on the Australian part of the Gillette Global rollout, where Australia and the U.S. were the initial sites to go live. This project raised many new issues because of its global nature and therefore the need for many compromises in the design to retain a global solution.

On this project Graham was responsible for the following modules - General Ledger, Accounts Payable, Product Costing, Cost Centres, Profit Centres, developed on the project but with constant review and discussion with the Global team in Boston. Graham also developed the user documentation, Test scripts for unit tests and Integration testing, Training details for users, and data conversion of all GL data.

As an extra part of the data conversion Graham developed a number of programs to aid the reconciliation of accounting and Inventory data when loaded into the system. The use of these aids meant that there were minimal adjustment to the figures that were created as start up balances.

Mayne Group Limited	14	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Professional Background & Qualifications

Graham has had many years experience before becoming a consultant in SAP Systems. Graham has worked in a wide range of industries completing business solutions for the financial arms of many businesses. Graham has now brought the benefits of this experience to the SAP Implementations along with his abilities to improve business process. Graham has strong skills in problem solving and implementation of new ideas. Graham’s many years of practical financial experience have developed a deep understanding of the key business drivers in many industries. Graham is a qualified Accountant and has many years business experience in accounting roles.

Mayne Group Limited	15	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

Key Role

Jill is a Manager in our Oracle Product Solutions - Workforce group. She holds a Graduate Diploma Organisation Change and Development and specialises in providing consulting advice and management capability and knowledge transfer to organisational change engagements.

Since March 2000, her work has centred around large scale change engagements. The focus of her work has predominately been associated with large scale IT implementations, mergers, acquisitions and business improvement and re-organisation projects. Much of her work involves developing change strategies, including organisation design, stakeholder management, workforce transition and communication processes.

Summary of Relevant Experience

Jill’s accomplishments have included project managing the merger and transition of Telstra Corporation’s HelpDesk function (over 500 staff) into its subsidiary Advantra. This involved consulting to senior executives on a range of change management activities such as, due diligence, operating model for the business, communication plan, organisation design, (structure/job profiles), IR issues, selection processes and workforce planning.

Jill project managed the HR/Change workstream in the rationalisation of 17 independently operated print business (Australia wide) into three core brands. She developed and implemented the workforce planning, job assessment, job selection and business transition and communication processes .

As a Global Change Manager, she implemented the Change and communication strategy, change tool kit and provision of consulting advice to senior project leaders and country managers at DaimlerChrysler. The focus was the implementation of the SAP R/3 Automotive solution in its Nth and Sth Asian Market Performance Centers (wholesale business), ten countries in all.

Jill co-led the HR and change processes for the Tesna (Ansett) acquisition, an extremely high profile corporate acquisition. The HR and change activities were highly complex requiring management of many stakeholders groups and individuals. Successfully established the new organization structure, recruited top management team, developed workforce costing model, plan and data base to accommodate new airline schedule, implemented web based selection and appointment process, implemented staff communication strategy, managed complex change logistics, IR activities.

Jill is the APMEA Regional Change Lead for the McDonalds global business transformation (Oracle) implementation. Jill’s work involves developing and implementing the organisational change strategy for the region (Japan, China, Taiwan, HK, Australia, and NZ) . The key deliverables are: stakeholder managerment and engagement strategy, workforce planning and staff transition model, communication plan, organisation design (structure/job profiles/cultural), selection processes and knowledge transfer processes for McDonald’s changee managers.

Mayne Group Limited	16	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Professional Background & Qualifications

Immediately before joining BearingPoint Jill ran her own change management business for two years. During that time she consulted to the Group Head of HR at a major Australian Bank and managed the merger of two financial institutions’ HR departments. Following this assignment she was appointed as a Change Management consultant to the Westpac Banking group, creating a change team within the Retail Bank to manage various business projects. The strategically important and largest assignments were the merger of Bank of Melbourne with Westpac Corporation and later setting up a Program Office at Westpac in Sydney to manage a bank-wide Performance Enhancement Project with its primary goal of decreasing expenditure by $300m.

Previous to this Jill worked as a Senior HR and Project Manager at ANZ Banking Group. Her last major assignment was the Senior Change Project Manager on an international systems integration project within the Retail and Finance divisions of the Bank. The scope of the work required Jill to travel in the Middle East, Sth and Nth Asia for 18 months.

Mayne Group Limited	17	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Udaya Kumar Shetty

HCL Technologies

Senior Basis Consultant

Udaya is a Technical Certified consultant in SAP BASIS ver 4.6x. He has 10 years of experience with the proven ability to complete projects on time and within budget. He is highly skilled in the administration of SAP R/3 Enterprise Resource Planning packages, and has experience in Business consulting, project management and application software design, development and maintenance. 6 years of SAP R/3 Basis experience on UNIX, AIX, and Windows NT/2000 platform with RDBMS Oracle Database.

Udaya has implementation experience on SAP BW and SAP APO.

He had worked in MNCs like Hoechst Marion Roussel Ltd, Aventis Pharma, Cybertech Systems and Software Ltd. Worked in Australia, Indonesia and Belgium.

Significant Strengths:

•	Business needs assessment and analysis of key functions

•	Business Development process.

•	Project planning, scheduling and resource allocation

•	Risk evaluation and quality standards

•	Extensive knowledge and strong experience on daily SAP R/3 Basis Administration activities.

•	Extensive knowledge and experience on network configuration, optimisation and management.

•	Strong in UNIX, AIX and Windows NT/2000 Administration

•	Implementation of disaster recovery projects on SAP R/3 and Unix platforms using ADSM and Omni-Back software tools

•	Good understanding of Relational Database Management System

•	H/W Sizing and Network set up.

•	Installation, Configuration and system landscape set up.

•	Heterogeneous and Homogenous system copy

•	Upgradation of SAP R/3

•	Configuring and utilizing Correction & Transport System (STMS)..

•	User security, authorization, profile management, activity groups, profile generator and implementation of various level authorization projects including HR.Client Maintenance

•	SAP Data Base Administration, reorganization of data files & table spaces

•	Configuring different types backup and restore strategies.

•	Performance tuning of SAP R/3, Oracle database and Unix operating systems

•	Configuring and Trouble shooting of Printers

Mayne Group Limited	18	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Personal Details
Educational Qualification	Bachelor of Technology in Computer Science.

From	To	Project
Sep 2001	Oct 2002	SAP R/3 , BIW, APO Installation. Upgradation and Maintenance

Client		Hewlett-Packard, Belgium

Team Size		22

Role		Sr. Basis Consultant

Project Details

1.1.1     Hewlett Packard is having a Big data centre in Belgium hosting around 200 SAP servers for big customers like Kone International, UCB Parma and Chemicals, Glaxo, Sara lee, General Electric, Amcor etc. HP is providing 24x7 support for all these customers.

Activities

1.1.2     As a senior consultant, was responsible for,

•      Configuration of Hardware with RAID 5 system.

•      Installation of SAP R/3 on Development server and Production Server.

•      Setting transport request, Define Transport Route.

•      Local Client copy, Remote Client copy

•      SAP Data Base Administration.

•      Performance tuning.

•      Maintaining Users, Authorization & profiles

•      As per the OSS Notes, Download HOT Patches from SAP Net & Apply through SPAM.

1.1.3

Environment		SAP R/3 4.6c, SAP BW 3.0B, SAP APO 3.0A, Oracle8.1.7, HP Unix, AIX, Windows NT, Windows 2000 server III, Compaq Server

From	To	Project
April 2001	April 2001	SAP R/3 Installation. Upgradation and Maintenance

Client		CBSIndia Ltd . , Mumbai.

Team Size		1

Role		Principle Basis Consultant

Mayne Group Limited	19	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Activities

•      Configuration of Hardware with RAID 5 system.

•      Installation of SAP R/3 on Development server and Production Server.

•      Setting transport request, Define Transport Route.

•      Local Client copy, Remote Client copy

•      SAP Data Base Administration.

•      Performance tuning.

•      Maintaining Users, Authorization & profiles

•      As per the OSS Notes, Download HOT Patches from SAP Net & Apply through SPAM.

1.1.4

Environment	SAP R/3 4.0B, 4.5B, 4.6b (IDES), Oracle8.0.5, Windows NT

From	To	Project
March 2001	March 2001	SAP R/3 Installation & Administration ADD ON HR installation

Client		Krishna Vinyl Limited - Mumbai

Team Size		1

Role		Principle Basis Consultant

Activities

•      Configuration of Hardware with RAID 5 system.

•      Installation of SAP R/3 on Development server and Production Server.

•      Setting transport request, Define Transport Route.

•      Local Client copy, Remote Client copy

•      SAP Data Base Administration.

•      Performance tuning.

•      Maintaining Users, Authorization & profiles

•      Printer Creation and Trouble shooting

•      Applying Hot Patches for CIN 2.2A & CIN2.2B

Environment		SAP R/3 4.0 B (IDES/Non IDES, CIN2.2A/2.2B), SQL server, WIN NT

From	To	Project
March 2000	Feb 2001	Implementation of SAP R/3

Client		1.1.5 Aventis Pharma, Australia

Team Size		4

Role		SAP Basis Administrator

Mayne Group Limited	20	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Activities	This project included H/W sizing, Installation of SAP R/3, System, Landscape Implementation, Support & Maintenance of System. Installation of NT, Raid-5 configuration, Oracle Database and R/3 installation on Development, Consolidation and Production. Setting the transport management system, Authorization of various profiles using activity groups and composite profiles. The work of application of Hot packages and CRT’s after downloading from SAP Net. Various kinds of printer configuration and troubleshooting. Configuration of tape devices done, for a powerful backup policy. Also applied various OSS notes as and when desired to plug application problems and bugs

Environment	SAP R/3 4.0 B ,Oracle 8.x, IBM Netfinity 9000 Server, Windows NT.

From	To	Project
Nov 1996	March 2000	New Implementation of SAP R/3 and Maintenance of existing R/3 servers and Upgradation of SAP R/3 for the following 3 companies.

Client		1.1.6 Hoechst Marion Roussel Limited AgrEvo India Ltd. Chiron Behrings Ltd.

Team Size		4

Role		Basis Administrator

Activities

System Upgrade:

Performed release upgrade from SAP R/3 ver 2.2C ( HP-UX 9.04 Oracle 7.0.1) to     SAP R/3 Ver 3.0F (HP-UX 10.20 Oracle 7.3.4.3)

First SAP was upgraded from 2.2C Oracle 7.0 to 2.2D Oracle 7.0.This was later upgraded to

2.2D +(Difference is only the oracle version 7.1).Oracle was later upgraded to 7.2.3 This had to be done as the next step was to upgrade the OS i.e.     HP-UX 9.04 to 10.01 and Oracle 7.0 will not function on 10.01.Last step was to upgrade the Oracle to 7.3.4 and Unix to 10.20 which was the minimum for Y2K compliance

Performed release upgrade from 3.0F( Oracle 7.3.4.3 HP-UX 10.20) to SAP R/3 4.0B (Oracle 8.0.4

HP-UX 10.20) Initial phase was to upgrade Oracle 7.3.4 to Oracle 8.0.4.After the Oracle upgrade SAP was upgraded to Ver 40B.

Performed 2 hardware upgrades on UNIX platform to a higher capacity machine via homogeneous system copy. Production SAP system after upgrade to SAP R/3 Ver 3.0F was copied to K-class servers, this was performed using R3INST.

Installations:

Performed 2 installations i.e. Quality Assurance server and Production server for Agrevo India .This installation was performed on Windows NT and SAP ver 3.0F. Performed 2 SAP

Mayne Group Limited	21	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

R/3 4.0B Installations on HP-UX .

Backup And Recovery:

Installed OMNI backup software for HMR India for monitoring backups.

Maintained MC Service guard single package software for automatic switch over during System failure.

System Management Policy:

Defined Transport policy for AgrEvo India after data separation.

Set-up Correction and Transport system for HMR after upgrade to 40B.Planned the transport flow i.e. Promotion to Production strategy for HMR and AgrEvo

Contributed in security and authorization policy and related form design. HMR has a complex organization structure; organization structure demanded security at sales order processing and certain accounting screens where cost were cost was occurring. To achieve security user exits were activated for India Implementation.

Environment	SAP R/3 2.2C, 3.0F, and 4.0B, IBM Netfinity 9000 Server, HP-Unix K-Class Servers. Windows NT. Oracle 7.x, Oracle 8.x

Mayne Group Limited	22	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Bhupendra Singh Bhalla

HCL Technologies

Security Consultant

SAP BASIS Technology & Systems Management

Experience :	Total IT	- 19 years +

	SAP R/3	- 5 years +

ACADEMIC QUALIFICATION

Degree	Institute
General Management Programme	XLRI Jamshedpur, India

B.Sc (Mathematics)	Jabalpur University, India

CERTIFICATION AND TRAINING

Certification / Training	Conducted by	Location
Quality Improvement Process Management (QIPM), based on Philip B. Crosby methodology	Institute of Quality Limited, Delhi, an associates of Phil Crosby.	India

MY301 Workplace-mySAP.Com	Sapient College, Bangalore	India

PABC91 - Technical Consultant Training – UNIX / Oracle	Sapient College, Mumbai	India

Extensive training on Oracle 7.0 (System Modeling, SQL/SQL*Plus, PL/SQL, SQL*Forms, SQL Report Writer)	TGK (Authorized Oracle Training Center) India Limited, Delhi	India

Extensive training on Oracle 7.0 Data Base Administration	TGK India Limited	India

Database Management System	Computer society of India, Delhi Chapter	India

BASIC Language Programming	International Systems Services (P) Limited, Delhi	India

PROJECTS HANDLED

•	Types Of Project

•	Implementation of ERP Solution, SAP R/3 BASIS & IT Infrastructure Support

•	Operations Management (Systems & Database Administration)

•	Setting up of Corporate wide Network & Communications

•	Software Development Project (Full SDLC)

•	Customisation

•	Migration & Re-engineering

Mayne Group Limited	23	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

ENVIRONMENT WORKED ON

Hardware Platform	Operating System	Network Platform	RDBMS	SAP Product

• HP	• HP-UX 11/10.X	• Internet	• Oracle 8.X, 7.X	• SAP R/3 Rel Version 4.6c SRII, 4.6b, 4.0B, 3.1H, 3.0F, 3.0E, 3.0C

• IBM	• IBM AS400 V5rl	• VPN	• AS400 DB2/400 V5rl	• mySAP.com

• SUN	• AIX 4.X	• V-Sat (TDMA, DAMA, PAMA)	• MS SQL Server 7.0 Enterprise

• Motorola MC68KXX based Multiprocessor System	• WIN 2000	• Ethernet LAN (TCP/IP)	• MS SQL Server 2000

• AMD processor based Micro/Mini machines	• Window NT	• WAN (X.25, X.28)	• Sybase 4.9,

	• WIN 98/95		• Unify 5.0/4.0/3.2

	• Sun Solaris 2.X		• CIRUS V 1.0

• LINUX 5.X

• AT&T Unix V3

• SVR 4.2

• SCO Open 5.0

• DOS 6.2

• CP/M

SAP PROJECT EXPERIENCE SUMMARY

Client Name	Client Location.	Project Name	Role

Malakoff	Malaysia	Basis Consulting Support	Basis Consultant

BOC Bangladesh Limited	Bangladesh	SAP R/3 version Upgrade	Basis Consultant

Bank of Islam	Malaysia	SAP R/3 version Upgrade	Basis Consultant

Inland Revenue Authority of Singapore (IRAS)	Singapore	SAP R/3 Migration & Upgrade HR Implementation & FI enhancement	Basis Lead Basis Consultant

Urban Redevelopment Authority (URA)	Singapore	SAP R/3 Implementation	Basis Lead

Singapore MRT Limited	Singapore	SAP R/3 Implementation	Basis Consultant

SEMA	UK	Off-Shore ABAP Development	Basis Lead

COSMO OIL	JAPAN	Off-Shore ABAP Development	Basis Lead

General Motors Asia Pacific Operations	Singapore	SAP R/3 Upgrade and Consolidation	Basis Consultant

Mayne Group Limited	24	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

LCCI	UK	SAP R/3 Implementation	Basis Lead

CISCO	Singapore	SAP R/3 Implementation	Basis Lead

Bhartia Cutler Hammer	India	SAP R/3 Implementation	Basis Lead

HCL Infosystems Limited	India	SAP R/3 Implementation	Basis Lead

Sterlite – Silvassa ABCL – Rajpura Lloyds Steel – Nagpur	India	SAP R/3 Implementation	Basis Lead

CADILA - Ahmedabad PEPSI India - Gurgaon INDO RAMA – Nagpur ALSTOM - New Delhi SAMSUNG - Noida	India	Basis Consulting Support	Basis Lead Basis Consultant

Mayne Group Limited	25	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Mr S. Raghunath

HCL Technologies

ABAP (ALE) Consultant

Specialisation: SAP R/3 ABAP/4 in modules SD / MM / PM / FI/ AP/ AR / AM / LC / Technical / Project Management

Experience :	Total	- 16 years

	SAP R/3	- 6+ years

ACADEMIC QUALIFICATION

Degree	Institute
B.Sc. Mathematics	Madras University, India

CERTIFICATION and TRAINING

Certification / Training	Conducted by	Location
• SAP Partner Academy Certification (Workflow)	SAP	India

• ABAP Training	HCL	India

Post-Graduate Diploma in System Management	A.M.Jain College	India

• Diploma in Unix & C Certification Course	APTECH	India

• Diploma in Advanced Systems Management	NIIT	India

• Diploma in System Management	BITECH	India

• Quality Education system (Philips Crosby’s)	HCL	India

DETAILS OF WORK EXPERIENCE

	FROM MM/YY	TO MM/YY	DESIGNATION	REPORTING TO
M/s. Unity Forgings & Stampings Ltd, Madras	04/87	04/89	Astt. Programmer	Finance Manager

HCL Ltd.,	05/89	09/90	Systems Trainee	MIS Manager

Varuna Agroproteins Ltd.	10/90	11/95	Astt. Systems Manager	Director / Finance Mgr

Ranbaxy Lab. Ltd.	12/95	03/96	System Consultant	Systems Mgr.

HCL-Infosystems Ltd.	04/96	Till Date	Sr. Consultant	Manager SAP Operations

SAP PROJECT EXPERIENCE SUMMARY

6 years of ABAP Consulting (SD / MM / PM / FI/ AP/ AR / AM / LC) Technical Consulting (ABAP Enhancement and Development) and Project Management experience on off-shore development sites.

PROJECT DETAILS

1.	Project Synopsis of SAP R/3 implementation for Bombardier, Canada

Client	:	Cap Gemini & Earnest Young, Bombay.

Module	:	All Application

Role	:	Project Leader

Mayne Group Limited	26	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Team Size	:	20-30 Persons.

Project Description:

Bombardier Aerospace, Canada is a leading manufacturer of medium sized passenger aeroplanes. This is an offshore pilot project consisting Reports, SAP Scripts, Interface, and Conversions / Data Migration from legacy to SAP and SAP to Legacy system.

Responsibilities

•	Allocation of Functional Specs.

•	Monitoring the development activities and final deliverables

•	Explaining the business functionality to the developers

•	Supporting in finding right Data source from SAP repository

•	Resolving various kind of issues from Tech specs to final deliveries

•	Preparation of code review documents.

•	Review of performance related issues

•	Testing of Source code

•	Reviewing of following documents

•	Issue logs,

•	Technical Spec,

•	Functional Specs,

•	Source code,

•	Unit test plan,

•	Unit test results

•	Program documentation.

2.	Project Synopsis of SAP R/3 implementation for Toyota, Australia

Client	:	Toyota Corp., Australia.

Module	:	FI-MM cross Application

Role	:	Consultant

Team Size	:	3 Persons.

Project Description:

Toyota. Australia is a subsidiary of Toyota Corporation of Japan, leading manufacturer of cars. This was an offshore pilot project to upload data from legacy system to SAP system.

Responsibilities

•	Preparation of technical Specs.

•	Preparation of code review documents.

•	Development of BDC program for transaction MR1M.

•	Development of control program for downloading data from presentation server to Application server.

•	Preparation of test data for unit testing.

•	Unit testing & test results

•	Program documentation.

3.	Project Synopsis of SAP R/3 implementation for IRA Singapore

Client	:	Inland Revenue Authority Singapore

Module	:	FI

Role	:	Lead Developer

Team Size	:	10 Persons.

Mayne Group Limited	27	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Project Description:

Inland Revenue Authority Singapore is in the business of collecting Direct & Indirect taxes in Singapore. HCL is responsible for upgrading SAP FI module from SAP R/3 Ver 3.1 to SAP R/3 ver 4.6c with additional enhancements to their existing business process and implementation of HR module in SAP R/3 Ver 4.6c.

Responsibilities

•	Development and modification of online reports, SAP scripts and data migration (Incorporating additional information/fields to their existing records/tables) in FI module.

•	SAP R/3 Workflow support.

4.	Project Synopsis of SAP R/3 implementation for COSMO, Japan

Client	:	COSMO Computers Ltd.,

Module	:	MM/PM

Role	:	Technical Leader

Team Size	:	8 Persons

Project Description:

Cosmo Oils is one of the biggest oil refineries in JAPAN with an annual turnover of 15 billion USD. The SAP implementation was done by one of the subsidiary of Cosmo with 1500 user license. In the first phase FI and SD modules have been implemented. MM and PM modules were implemented during the second phase. The Add on development work has been outsourced to HCL Infosystems and the development involves interfacing with FUJITSU Mainframes, reports, BDC and dialog programming.

Responsibilities

•	SAP R/3 ABAP/4 Technical Project Leader for Offshore development in India.

5.	Project Synopsis of SAP R/3 implementation for SMRT, Singapore

Client	:	SMRT Computers Ltd.,

Module	:	MM

Role	:	Technical Leader

Team Size	:	7 Persons

Project Description:

We implemented SAP for Singapore MRT on FI, MM and Plant Maintenance modules successfully. The highlights of this full implementation cycle are the various customised solutions given by us, the on-line interfaces running between their legacy systems and SAP R/3 and many other business solutions using enhancements and custom development.

Responsibilities

•	Technical Support in SAP R/3 – ABAP/4.

•	Data migration from legacy system to SAP R/3 in Material Management and Asset Accounting

6.	Project Synopsis of SAP R/3 implementation for Diagonal Computers Customers, UK

Client	:	Diagonal Computers Ltd.,

Module	:	MM/SD/FI

Role	:	Developer.

Team Size	:	10 Persons

Project Description:

Diagonal Computers is a leading SAP R/3 implementation partner in Europe and US. They provide total solution in SAP R/3 for their clients all over Europe and US by connecting to their systems. Diagonal hired persons from HCL to provide the post implementation support to their clients.

Responsibilities

•	ABAP/4 R/3 post implementation support modification of reports and writing new reports.

Mayne Group Limited	28	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

7.	Project Synopsis of SAP R/3 implementation for Samsung Electronics. Australia

Client	:	Samsung Electronics Australia.

Module	:	SD

Role	:	Developer.

Team Size	:	3 Persons.

2

Project Description:

Samsung is a Korean conglomerate in the business of manufacturing electronics goods, memory modules, Cell Phones, White and Brown goods, having sales office in many places in Europe, Asia and Central America. Samsung deviated from some of the standard SAP process picking and post goods issue. HCL developed interface and reports to full fill their routine requirements.

Responsibilities

•	Installing the right printer device driver in Client & Server to enable the barcode printing.

•	Development of on-line drill-down report for Picking List.

•	Development of program for Label and Consignment Note to interface with SAP script reports.

•	Development of SAP scripts for Labels (with barcode printing)

•	Printing of Consignment Note with barcode printing and without barcodes.

•	Creating the necessary interfaces for printer to enable the barcodes printing.

•	Testing the picking list, label, consignment and manifest program and train the users to handle the program.

8.	Project Synopsis of SAP R/3 implementation for Samsung Electronics Ltd., India.

Client	:	Samsung Electronics India Limited,

Module	:	Excise Accounting Management.

Role	:	Project Leader.

Team Size	:	5 Persons.

3

Project Description:

Samsung is a Korean conglomerate in the business of manufacturing electronics goods, memory modules, Cell Phones, White and Brown goods, having sales office in many places in Europe, Asia and Central America. HCL was responsible to develop SAP India localisation version MODVAT Excise product using ABAP/4.

1.1.7	Responsibilities

•	The work included of Designing and Creating excise add on tables, source identification for data transfer from SAP standard tables to SAP India localisation version MODVAT tables and Excise add on tables. Developed transfer programs to download data to Excise Add-on Tables and printing of all statutory registers, format prescribed by the Government of India.

•	Registers that are part of this Excise Package :

RG23A PART – 1 & 2	-Related to Raw Material.

RG23C PART – 1 & 2	-Related to Capital Goods.

PLA	-Modvat adjustment entry

RG1	-Sale of finished / Semi finished Goods.

EXCISE INVOICE	-Invoice for goods sold.

FORM-IV	-Stock registers for Raw Material & Finished goods.

57F4	-Issues to sub-contractors.

RT-12	-Summary Statement.

Mayne Group Limited	29	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Mr Srinivas Akella

HCL Technologies

ABAP (ALE) Consultant

EXPERIENCE

•	Has an overall experience of nearly 5 years in SAP – ABAP

•	Has worked in two full cycles of SAP implementations

•	Worked on SAP – ISU 4.5B for 12 months

•	Of the 5 years experience, worked for 1 1/2 years at a Client sites in New Zealand. I had worked as a consultant involved in various stages of SAP Projects which includes System Design, Development in various areas of SAP – ABAP such as Reports (Classical & Interactive), BDC, Dialog Programming, User-Exits, SAP Scripts,

•	Worked on different Large SAP Applications in Metallurgical, Fertilizer, Automobile and Utility Industries.

•	Good Team Lead and Team Player with excellent Communication skills.

PROJECT DETAILS

Client: Mighty River Power (Mercury Energy), Auckland – New Zealand

Role: Team Member

Project Details : This Project is meant to integrate all the Electricity Retailers, Network companies and a central government body called ‘Maria’ to implement a set of complex protocols that defines the way Electricity Industry Operates in New Zealand.

The Scope of this is to develop various Interface Programs which are scheduled to run periodically to read the text files coming in from other retailers when a ‘Switch-In’ or ‘Switch-Out’ happens and update different custom developed tables. Also, compliance consoles were developed using dialog programming to help customer service department to monitor and to be compliant with the process.

•	Worked on Dialog Programming

•	Worked on Reports

•	Worked on BDC & SAP Scripts

•	Worked on Field Exits

Platform: SAP ISU 4.5b, ABAP, Oracle 7.1

Title: SAP Upgrade

Client: BOSE Corporation USA

Role: Team Lead

Project Details: In this upgrade Project from 4.5 to 4.6c, Involved in preparing Technical Specifications, Coding and Unit Testing of new reports and changing the existing the programs to be in line with changed table structures for MM & FI. Being the Team Lead also involved in QA Review of all the objects and responsible for the delivery process coordinating with the Team Leads of all the development centers and Project manager involved in the Project.

Mayne Group Limited	30	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

•	Worked on Reports

•	Worked on SAP Scripts

Platform: SAP 4.5b & 4.6c, ABAP

Client: AVAYA Communications, USA

Role: Team Member

Project Details: This is an off shore development project in which numerous reports, conversion, and EDI / IDoc extension programs were developed on 4.6c. Responsibilities include preparing technical specification, design and development of programs in different areas of SAP.

•	A Time & Expense Tool has been developed using Dialog Programming which is a transaction as big as 15 screens updating 10 different master and transaction tables, with various reports was developed for the offshore development center to record Time & Expenses of the consultants for the billing purpose.

Platform: SAP 4.6c, ABAP

Role: Team member

Project Details: This was an offshore development project to develop Remotely Callable Function modules (RFCs) in SD to enable their performance evaluation tool to interact with SAP.

The scope of the project is to develop RFC Function Modules and create the corresponding stub programs for them in C, which will used by an other team to retrieve the data given by the function modules to use it for analysis in the tool.

•	Worked on RFC

Platform: SAP 3.1h, ABAP

Client: Godavari Fertilizers & Chemicals Ltd., India

Role: ABAP Team Lead

Project Details: This was an End-to-End SAP 4.0B Implementation for one of largest Fertilizers manufacturers in India.

The Scope of the project is to develop a complete SAP Application Solution for the Client as the client legacy system was a very primitive one. Many of the client specific processes were developed as tools using dialog programming.

Worked as Team Lead for the Technical Team. As the technical team lead responsible for collection, analysis of requirements coordinating with functional consultants and the user.

•	Worked on Dialog Programming

•	Worked on Reports

•	Worked on SAP Scripts

•	Worked on User Exits

•	Worked on BDC

Platform: SAP 4.0, ABAP

Mayne Group Limited	31	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Client: Sterlite Industries Ltd, India

Role: Team member

Project Details: Worked as a Technical Consultant in a 30 member Team, in an End-to-End to Implementation of SAP R/3 3.1H for one of the largest Metallurgical Industry Client. Developed numerous classical and Interactive reports and SAP Scripts in SD and PP.

•	Worked on Reports

•	Worked on BDC

•	Worked on Dialog Programming

•	Worked on SAP Scripts

Platform: SAP 3.1H, ABAP

Client: Hindustan Automobiles Ltd

Team Size: 4

Role: Technical Team Member

Project Details: Worked as Technical Team member, in a remote development team which is responsible for the total technical support while Implementing SAP R/3 3.1H. Worked on Classical and Interactive Reports in S&D and in FI.

•	Worked on Reports

•	Worked on SAP Scripts

•	Worked on Dialog Programming

•	Worked on BDC

Platform: SAP 3.1H, ABAP

EDUCATION

Master of Computer Applications, University of Madras, 1997

SKILLS

Languages	ABAP, C++

DBMS/RDBMS	Oracle 7x

Mayne Group Limited	32	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Appendix 2 – Proposed Upgrade Approach to Mayne’s System Landscape

BearingPoint proposes the following technical landscape to facilitate the requirement of keeping the 4.5 Dev and Prod systems in place until the upgraded 4.6 system is ready for migration. As part of the Blueprint document, the upgrade approach relating to the Systems Landscape, will be describe this task in greater detail.

[GRAPHIC APPEARS HERE]

The upgrade will require the use of a temporary server for the initial creation of the 4.6 development environment. After the migration has taken place the 4.6 development instance will be copied onto the 4.5 development server.

The 4.6c DEV~ environment will be used for:

•	Unit testing

•	Configuration of 4.6c specific functionality

•	Development / SPAU work

The QAS 4.5 system will be removed from the 4.5b landscape. A copy of production is recommended to be made onto QAS 4.5 prior to it been upgrade to 4.6c. Once the production environment has been upgraded the QAS 4.6c environment will be reinserted into the new 4.6c landscape.

The 4.6c QAS~ environment will be used for:

•	Integration Testing

•	User Accpetance Testing

•	Parallel Testing

Mayne Group Limited	33	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Appendix 3 – Detailed Project Plan

ID	Task Name	Duration	Start	Finish		May			July			September			November
					7/04	28/04	19/05	9/06	30/06	21/07	11/08	1/09	22/09	13/10	3/11
1	Phase 1: Upgrade Project Preparation	15 days	Mon 5/05/03	Fri 23/05/03	[CHART APPEARS HERE]

2	Initial Upgrade Project Planning	10 days	Mon 5/05/03	Fri 18/05/03

3	Determine Upgrade Project Organisation	1.5 days	Mon 5/05/03	Tue 6/05/03

4	Define Upgrade Organisation and Role	0.5 days	Mon 5/05/03	Mon 5/05/03

5	Plan and Set Up Communication Envi	1 day	Mon 5/05/03	Tue 6/05/03

6	Project Management Plan	8.5 days	Tue 6/05/03	Fri 16/05/03

7	Define the approach of the R/3 Upgrade	1 day	Tue 6/05/03	Wed 7/05/03

8	Project Workplan	4 days	Wed 7/05/03	Tue 13/05/03

9	Critical Success Factors	0.5 days	Tue 13/05/03	Tue 13/05/03

10	Project Charter	3 days	Wed 14/05/03	Fri 16/05/03

11	PMP Sign off	0 days	Fri 16/05/03	Fri 16/05/03

12	Upgrade Project Procedures	2 days	Mon 19/05/03	Tue 20/05/03

13	Define Project Management Standards [ILLEGIBLE]	2 days	Mon 19/05/03	Tue 20/05/03

14	Define Project Documentation	0.5 days	Mon 19/05/03	Mon 19/05/03

15	Create Issue Management Plan	0.5 days	Mon 19/05/03	Mon 19/05/03

16	Define Release Management Strategy	1 day	Tue 20/05/03	Tue 20/05/03

17	Technical Requirements Planning	11.5 days	Tue 6/05/03	Wed 21/05/03

18	Perform Technical Requirements Planning	11.5 days	Tue 6/05/03	Wed 21/05/03

19	Determine Software and Hardware Re [ILLEGIBLE]	2 days	Tue 6/05/03	Thu 8/05/03

20	Create Rough Plan for Upgrade Sche [ILLEGIBLE]	1 day	Wed 21/05/03	Wed 21/05/03

21	Training Upgrade Project Preparation	5 days	Mon 19/05/03	Fri 23/05/03

22	Define Users to be trained	2 days	Mon 19/05/03	Tue 20/05/03

23	Training and Documentation Project Plan	3 days	Wed 21/05/03	Fri 23/05/03

24	Safety Net Preparation	7 days	Tue 6/05/03	Thu 15/05/03

25	Data Migration Strategy	7 days	Tue 6/05/03	Thu 15/05/03

26	Upgrade Preparation	12 days	Mon 5/05/03	Tue 20/05/03

27	Hardware	1 day	Mon 5/05/03	Mon 5/05/03

28	Determine Hardware requirements	1 day	Mon 5/05/03	Mon 5/05/03

Project: Mayne Upgrade v11-FINAL Date: Tue 8/04/03	[CHART APPEARS HERE]

Mayne Group Limited	34	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

ID	Task Name	Duration	Start	Finish		May			July			September			November
					7/04	28/04	19/05	9/06	30/06	21/07	11/08	1/09	22/09	13/10	3/11
29	Order Hardware	0 days	Mon 5/05/03	Mon 5/05/03	[CHART APPEARS HERE]

30	Technical Upgrade Preparation	3.5 days	Mon 5/05/03	Thu 8/05/03

31	Refine Schedule for Upgrade of all R/3	0.5 days	Mon 5/05/03	Mon 5/05/03

32	Plan Upgrade of Operating System	0.5 days	Mon 5/05/03	Mon 5/05/03

33	Plan Upgrade of Database Software	0.5 days	Tue 6/05/03	Tue 6/05/03

34	Plan Upgrade of Frontend Software	0.5 days	Tue 6/05/03	Tue 6/05/03

35	Install Additional Hardware	0.5 days	Wed 7/05/03	Wed 7/05/03

36	Install Reverse Business Engineer [ILLEGIBLE]	0.5 days	Wed 7/05/03	Wed 7/05/03

37	Ensure Change Request Consistency	0.5 days	Thu 8/05/03	Thu 8/05/03

38	Testing Criteria	2 days	Mon 19/05/03	Tue 20/05/03

39	Prepare Testing Criteria (Int / UAT)	2 days	Mon 19/05/03	Tue 20/05/03

40	Project Preparation Phase Complete	0 days	Fri 23/05/03	Fri 23/05/03

41

42	Phase 2: Business Blueprint	19 days	Mon 19/05/03	Thu 12/06/03

43	Analysis of existing Enterprise System	5 days	Mon 19/05/03	Fri 23/05/03

44	Analyse existing functions (RBE)	4 days	Mon 19/05/03	Thu 22/05/03

45	Basis	0.5 days	Thu 22/05/03	Thu 22/05/03

46	Security	1 day	Thu 22/05/03	Thu 22/05/03

47	Finance (FI, CO, Fixed Assets)	1 day	Thu 22/05/03	Thu 22/05/03

48	Materials Management	1 day	Thu 22/05/03	Thu 22/05/03

49	HR / Payroll	1 day	Mon 19/05/03	Mon 19/05/03

50	Validate existing develops and modifica [ILLEGIBLE]	4 days	Tue 20/05/03	Fri 23/05/03

51	Basis	1 day	Thu 22/05/03	Fri 23/05/03

52	Security	1 day	Fri 23/05/03	Fri 23/05/03

53	Finance (FI, CO, Fixed Assets)	1 day	Fri 23/05/03	Fri 23/05/03

54	Materials Management	1 day	Fri 23/05/03	Fri 23/05/03

55	HR / Payroll	2 days	Tue 20/05/03	Wed 21/05/03

56	Delta Review of 4.6c Functionality	11 days	Thu 22/05/03	Thu 5/06/03

Project: Mayne Upgrade v11-FINAL Date: Tue 8/04/03	[CHART APPEARS HERE]

Mayne Group Limited	35	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

ID	Task Name	Duration	Start	Finish		May			July			September			November
					7/04	28/04	19/05	9/06	30/08	21/07	11/08	1/09	22/09	13/10	3/11
57	Delta Review Approach	1 day	Thu 22/05/03	Thu 22/05/03	[CHART APPEARS HERE]

58	Identity key stakeholders	1 day	Thu 22/05/03	Thu 22/05/03

59	Basis 4.6c Delta Review	1.5 days	Thu 22/05/03	Fri 23/05/03

60	Review Release notes	1.5 days	Thu 22/05/03	Fri 23/05/03

61	Security 4.6c Delta Review	6 days	Fri 23/05/03	Fri 30/05/03

62	Review Existing Processes	1 day	Fri 23/05/03	Fri 23/05/03

63	Roles	5 days	Mon 26/05/03	Fri 30/05/03

64	Finance (FI, CO, Fixed Assets)	2 days	Mon 26/05/03	Tue 27/05/03

65	Review Existing Processes	2 days	Mon 26/05/03	Tue 27/05/03

66	Materials Management	2 days	Mon 26/05/03	Tue 27/05/03

67	Review Existing Processes	2 days	Mon 26/05/03	Tue 27/05/03

68	HR / Payroll	11 days	Thu 22/05/03	Thu 5/06/03

69	Leave Requirements	10 days	Thu 22/05/03	Wed 4/06/03

70	Termination Requirements	3 days	Thu 22/05/03	Mon 25/05/03

71	FI/CO requirements	2 days	Tue 27/05/03	Wed 28/05/03

72	Of/Cycle Workbench requirement	2 days	Thu 29/05/03	Fri 30/05/03

73	Review Personnel Admin	2 days	Mon 2/06/03	Tue 3/06/03

74	Liase with BASIS to ensure PCL2ha	2 days	Wed 4/06/03	Thu 5/06/03

75	SafetyNet	5 days	Thu 22/05/03	Wed 28/05/03

76	Review existing Snet processes	1 day	Thu 22/05/03	Thu 22/05/03

77	Review existing mode in Snet	2 days	Fri 23/05/03	Mon 26/05/03

78	Analyse migration path from Snet	2 days	Tue 27/05/03	Wed 28/05/03

79	Development Planning	3 days	Fri 6/06/03	Tue 10/06/03

80	Determine development effort	3 days	Fri 6/06/03	Tue 10/06/03

81	Draft Blueprint Design	12 days	Wed 28/05/03	Thu 12/06/03

82	Security	2 days	Mon 2/06/03	Tue 3/06/03

83	Finance (FI, CO, Fixed Assets)	2 days	Wed 28/05/03	Thu 29/05/03

84	Materials Management	2 days	Wed 28/05/03	Thu 29/05/03

Project: Mayne Upgrade v11-FINAL Date: Tue 8/04/03	[CHART APPEARS HERE]

Mayne Group Limited	36	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

ID	Task Name	Duration	Start	Finish		May			July			September			November
					7/04	28/04	19/05	9/06	30/06	21/07	11/08	1/09	22/09	13/10	3/11
85	HR / Payroll	2 days	Fri 6/06/03	Mon 9/06/03	[CHART APPEARS HERE]

86	SafetyNet	1 day	Thu 29/05/03	Thu 29/05/03

87	Blueprint Review	3 days	Tue 10/05/03	Thu 12/06/03

88	Training & Documentation Upgrade Strategy	10 days	Mon 26/05/03	Fri 6/06/03

89	Identify existing Training & Docu	2 days	Mon 26/05/03	Tue 27/05/03

90	Define End User Training and Documentation	3 days	Wed 28/05/03	Fri 30/05/03

91	Draft Training and Documentation Topics	3 days	Mon 2/06/03	Wed 4/06/03

92	Define SAP Training Environment Required	1 day	Thu 5/06/03	Thu 5/06/03

93	Finalize End User Training and Documents	1 day	Fri 6/06/03	Fri 8/06/03

94	Blueprint Phase Complete	0 days	Thu 12/06/03	Thu 12/06/03

95

96	Phase 3: Realisation	97 days	Fri 23/05/03	Mon 6/10/03

97	Refine Business Process Policy & Procedure	4 days	Fri 13/06/03	Wed 18/06/03

98	Identify owners of Policies & Procedures	2 days	Fri 13/06/03	Mon 16/06/03

99	Provide Changes to owners of Policies & P [ILLEGIBLE]	2 days	Tue 17/06/03	Wed 18/06/03

100	Upgrade DEV (DEV-)	47 days	Fri 23/05/03	Mon 28/07/03

101	System Freeze	0 days	Fri 23/05/03	Fri 23/05/03

102	Freeze all Projects	0 days	Fri 23/05/03	Fri 23/05/03

103	Install DEV–System	7 days	Mon 26/05/03	Tue 3/06/03

104	Set up environment	1.5 days	Mon 26/05/03	Tue 27/05/03

105	Copy DEV to DEV-	1 day	Tue 27/05/03	Wed 28/05/03

106	Upgrade Database & Operating System	1 day	Wed 28/05/03	Thu 29/05/03

107	Perform R/3 Upgrade of DEV-	1 day	Thu 29/05/03	Fri 30/05/03

108	Perform Post Upgrade Maintainance if	0.5 days	Fri 30/05/03	Fri 30/05/03

109	Snet Install Software	2 days	Mon 2/06/03	Tue 3/05/03

110	Maintain Upgrade Dev System (DEV-)	32 days	Fri 13/06/03	Mon 28/07/03

111	Configure new 4.6 functionality	19 days	Fri 13/06/03	Wed 9/07/03

112	Finance (FI, CO, Fixed Assets)	10 days	Fri 13/06/03	Thu 26/06/03

Project: Mayne Upgrade v11-FINAL Date: Tue 8/04/03	[CHART APPEARS HERE]

Mayne Group Limited	37	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

ID	Task Name	Duration	Start	Finish		May			July			September			November
					7/04	28/04	19/05	9/06	30/06	21/07	11/08	1/09	22/09	13/10	3/11
113	General Config	10 days	Fri 13/06/03	Thu 26/06/03	[CHART APPEARS HERE]

114	Materials Management	10 days	Fri 13/06/03	Thu 26/06/03

115	General Config	10 days	Fri 13/06/03	Thu 26/06/03

116	HR / Payroll	17 days	Fri 13/06/03	Mon 7/07/03

117	FI/CO Configuration	2 days	Fri 27/06/03	Mon 30/06/03

118	Leave Anomalies	5 days	Fri 13/06/03	Thu 19/06/03

119	Leave Configuration	10 days	Fri 20/06/03	Thu 3/07/03

120	Leave Conversion	2 days	Fri 4/07/03	Mon 7/07/03

121	EFT/CEMTEX Configuration	2 days	Fri 13/06/03	Mon 16/06/03

122	Configuration of RPTIME00	10 days	Tue 17/06/03	Mon 30/06/03

123	Off Cycle Workbench	5 days	Tue 1/07/03	Mon 7/07/03

124	Payslip Configuration to incl	2 days	Fri 13/06/03	Mon 16/06/03

125	HR (PO) Configuration	1 day	Tue 17/06/03	Tue 17/06/03

126	Re-Engineer Q000 Scheme	5 days	Wed 18/06/03	Tue 24/06/03

127	Action Configuration	1 day	Wed 25/06/03	Wed 25/06/03

128	SafetyNet	10 days	Thu 26/06/03	Wed 9/07/03

129	Copy Configuration	5 days	Thu 26/06/03	Wed 2/07/03

130	Extract Data & Load into DE [ILLEGIBLE]	5 days	Thu 3/07/03	Wed 9/07/03

131	Enhancements & Modifications	32 days	Fri 13/06/03	Mon 28/07/03

132	SPAU	20 days	Fri 13/06/03	Thu 10/07/03

133	Payroll Reports update for Off Cycle	2 days	Fri 11/07/03	Mon 14/07/03

134	SafetyNet Data Migration Program	10 days	Tue 15/07/03	Mon 28/07/03

135	Leave Reports	10 days	Fri 13/06/03	Thu 26/07/03

136	Update Programs / LSMW	10 days	Fri 27/06/03	Thu 10/07/03

137	Interfaces	5 days	Fri 11/07/03	Thu 17/07/03

138	Authorisations	21 days	Fri 13/06/03	Fri 11/07/03

139	Create Activity Groups / Roles	8 days	Fri 13/06/03	Tue 24/08/03

140	Create Authorisation Profiles Mar [ILLEGIBLE]	3 days	Wed 25/06/03	Fri 27/06/03

Project: Mayne Upgrade v11-FINAL Date: Tue 8/04/03	[CHART APPEARS HERE]

Mayne Group Limited	38	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

ID	Task Name	Duration	Start	Finish		May			July			September			November
					7/04	28/04	19/05	9/06	30/06	21/07	11/08	1/09	22/09	13/10	3/11
141	Define Roles	8 days	Mon 30/06/03	Wed 9/07/03	[CHART APPEARS HERE]

142	Define Menus	2 days	Thu 10/07/03	Fri 11/07/03

143	Unit Testing DEV– System	25 days	Fri 13/06/03	Thu 17/07/03

144	Perform functional Unit Testing	15 days	Fri 27/06/03	Thu 17/07/03

145	Security DEV– Unit Test	3 days	Mon 14/07/03	Wed 16/07/03

146	Finance (FI, CO, Fixed Asset	3 days	Tue 1/07/03	Thu 3/07/03

147	Materials Management DEV [ILLEGIBLE]	3 days	Fri 27/06/03	Tue 1/07/03

148	HR / Payroll DEV– Unit Test	8 days	Tue 8/07/03	Thu 17/07/03

149	SafetyNet	3 days	Thu 10/07/03	Mon 14/07/03

150	Perform technical Unit Testing	2 days	Fri 13/06/03	Mon 16/06/03

151	Basis DEV– Unit Test	1 day	Fri 13/06/03	Fri 13/06/03

152	ABAP Developments DEV–	1 day	Mon 16/08/03	Mon 16/06/03

153	Modifications DEV– Unit Test	1 day	Mon 16/08/03	Mon 16/06/03

154	Complete DEV– Upgrade	1 day	Fri 18/07/03	Fri 18/07/03

155	Export Change requests to QAS–	1 day	Fri 18/07/03	Fri 18/07/03

156	DEV– Upgrade complete	0 days	Fri 18/07/03	Fri 18/07/03

157	Upgrade Quality Assurance System	13 days	Tue 17/08/03	Thu 3/07/03

158	Perform Upgrade Test (QAS–) System U [ILLEGIBLE]	11.5 days	Tue 17/08/03	Wed 2/07/03

159	Prepare QAS–	5 days	Tue 17/08/03	Mon 23/06/03

160	Copy QAS to QAS–	1 day	Tue 24/06/03	Tue 24/06/03

161	Upgrade Database & Operating System	2 days	Wed 25/06/03	Thu 26/06/03

162	Perform R/3 Upgrade of QAS–	2 days	Fri 27/06/03	Mon 30/06/03

163	Perform Post Upgrade Maintainance II	0.5 days	Tue 1/07/03	Tue 1/07/03

164	Install SafetyNet	1 day	Tue 1/07/03	Wed 2/07/03

165	Maintain QAS– System	1.5 days	Wed 2/07/03	Thu 3/07/03

166	Import Transports Requests from DEV [ILLEGIBLE]	0.5 days	Wed 2/07/03	Wed 2/07/03

167	Upgrade all Activity Groups and Autho	1 day	Thu 3/07/03	Thu 3/07/03

168	QAS Upgrade complete	0 days	Thu 3/07/03	Thu 3/07/03

Project: Mayne Upgrade v11-FINAL Date: Tue 8/04/03	[CHART APPEARS HERE]

Mayne Group Limited	39	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

ID	Task Name	Duration	Start	Finish		May			July			September			November
					7/04	28/04	19/05	9/06	30/06	21/07	11/08	1/09	22/09	13/10	3/11

169	Perform Integration Testing	15 days	Mon 21/07/03	Fri 8/08/03	[CHART APPEARS HERE]

170	Prepare Test Scripts	10 days	Mon 21/07/03	Fri 1/08/03

171	Security	3 days	Mon 21/07/03	Wed 23/07/03

172	Finance (FI, CO, Fixed Assets)	5 days	Mon 21/07/03	Fri 25/07/03

173	Materials Management	5 days	Mon 21/07/03	Fri 25/07/03

174	HR / Payroll	10 days	Mon 21/07/03	Fri 1/08/03

175	SafetyNet	2 days	Mon 21/07/03	Tue 22/07/03

176	Prepare Test Data	5 days	Mon 21/07/03	Fri 25/07/03

177	Finance (FI, CO, Fixed Assets)	5 days	Mon 21/07/03	Fri 25/07/03

178	Materials Management	5 days	Mon 21/07/03	Fri 25/07/03

179	SafetyNet	5 days	Mon 21/07/03	Fri 25/07/03

180	HR / Payroll	5 days	Mon 21/07/03	Fri 25/07/03

181	Perform Testing	7 days	Mon 28/07/03	Tue 5/08/03

182	Security	5 days	Mon 28/07/03	Fri 1/08/03

183	Finance (FI, CO, Fixed Assets)	5 days	Mon 28/07/03	Fri 1/08/03

184	Materials Management	5 days	Mon 28/07/03	Fri 1/08/03

185	SafetyNet	5 days	Mon 28/07/03	Fri 1/08/03

186	EBP Integration	2 days	Mon 4/08/03	Tue 5/08/03

187	BW Integration	2 days	Mon 4/08/03	Tue 5/08/03

188	Resolve defects	5 days	Mon 4/08/03	Fri 8/08/03

189	Security	5 days	Mon 4/08/03	Fri 8/08/03

190	Finance (FI, CO, Fixed Assets)	5 days	Mon 4/08/03	Fri 8/08/03

191	Materials Management	5 days	Mon 4/08/03	Fri 8/08/03

192	SafetyNet	5 days	Mon 4/08/03	Fri 8/08/03

193	Integration Sign off	0 days	Fri 8/08/03	Fri 8/08/03

194	Perform Payroll Parallel Run	43 days	Mon 28/07/03	Wed 24/09/03

195	Monthly Payroll Parallel Run (2)	43 days	Mon 28/07/03	Wed 24/09/03

196	Weekly Parallel Runs (2)	43 days	Mon 28/07/03	Wed 24/09/03

Project: Mayne Upgrade v11-FINAL Date: Tue 8/04/03	[CHART APPEARS HERE]

Mayne Group Limited	40	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

ID	Task Name	Duration	Start	Finish		May			July			September			November
					7/04	28/04	19/05	9/06	30/06	21/07	11/08	1/09	22/09	13/10	3/11
197	Fortnightly Parallel Runs (2)	43 days	Mon 28/07/03	Wed 24/09/03	[CHART APPEARS HERE]

198	Perform User Acceptance Testing (UAT)	20 days	Fri 25/07/03	Fri 22/08/03

199	Signoff User Acceptance Criteria	0 days	Fri 25/07/03	Fri 25/07/03

200	Prepare UAT Test Scripts	1 day	Mon 28/07/03	Mon 28/07/03

201	First Round UAT - FI/CO, MM, Security	3 days	Mon 11/08/03	Wed 13/08/03

202	First Round UAT - HR / Payroll, Snet	4 days	Mon 11/08/03	Thu 14/08/03

203	Resolve Defects	5 days	Fri 15/08/03	Thu 21/08/03

204	Second Round UAT (all)	1 day	Fri 22/08/03	Fri 22/08/03

205	UAT Sign off	0 days	Fri 22/08/03	Fri 22/08/03

206	Training Upgrade Realisation	57 days	Fri 18/07/03	Mon 6/10/03

207	Develop End User Training and Docume [ILLEGIBLE]	23 days	Mon 21/07/03	Wed 20/08/03

208	Develop Course Outlines	1 day	Mon 21/07/03	Mon 21/07/03

209	General Change Management	19 days	Tue 22/07/03	Fri 15/08/03

210	Develop/Revise End User Documenta	10 days	Tue 22/07/03	Mon 4/08/03

211	Develop/Revise End User Training Co	10 days	Tue 5/08/03	Mon 18/08/03

212	Finalise content	2 days	Tue 19/08/03	Wed 20/08/03

213	Send to printers	0 days	Wed 20/08/03	Wed 20/08/03

214	Prepare Training Environment (EUL)	7 days	Fri 18/07/03	Mon 28/07/03

215	Copy DEV-to EUL	2 days	Mon 21/07/03	Tue 22/07/03

216	Populate SAP Training Environment	5 days	Fri 18/07/03	Thu 24/07/03

217	Conduct Training System Test	2 days	Fri 25/07/03	Mon 28/07/03

218	Contingency	8 days	Thu 25/09/03	Mon 6/10/03

219	Realisation Phase Complete	0 days	Mon 6/10/03	Mon 6/10/03

220

221	Phase 4: Realisation Production	23.13 days	Tue 9/09/03	Fri 10/10/03

222	Contingency Plan - Production Upgrade	1 day	Fri 3/10/03	Fri 3/10/03

223	Contingency Plan - Production Upgrade	1 day	Fri 3/10/03	Fri 3/10/03

224	Conduct End User Upgrade Training	21 days	Tue 9/09/03	Tue 7/10/03

Project: Mayne Upgrade v11-FINAL Date: Tue 8/04/03	[CHART APPEARS HERE]

Mayne Group Limited	41	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

ID	Task Name	Duration	Start	Finish		May			July			September			November
					7/04	28/04	19/05	9/06	30/06	21/07	11/08	1/09	22/09	13/10	3/11
225	Conduct End User Training	20 days	Tue 9/09/03	Mon 6/10/03	[CHART APPEARS HERE]

226	Evaluate Training Effectiveness and Implem	1 day	Tue 7/10/03	Tue 7/10/03

227	Upgrade Production System (PRD)	8.13 days	Tue 30/09/03	Fri 10/10/03

228	Perform PRD System Upgrade	7 days	Tue 30/09/03	Wed 8/10/03

229	Upgrade Preparation	5 days	Tue 30/09/03	Mon 6/10/03

230	System Backup	1 day	Mon 6/10/03	Tue 7/10/03

231	Upgrade Database & Operating System	2 days	Tue 7/10/03	Tue 7/10/03

232	Perform R/3 Upgrade of PRD	1 day	Tue 7/10/03	Wed 8/10/03

233	Perform Post Upgrade Maintainance II	1 day	Wed 8/10/03	Wed 8/10/03

234	Import New Change Requests from Q [ILLEGIBLE]	0.5 days	Wed 8/10/03	Wed 8/10/03

235	4.6c Live	0 days	Wed 8/10/03	Wed 8/10/03

236	Post Upgrade PRD System Backup	0.5 days	Wed 8/10/03	Wed 8/10/03

237	Unfreeze existing R/3 Projects	0 days	Wed 8/10/03	Wed 8/10/03

238	SafetyNet Data Migration	1.13 days	Wed 8/10/03	Fri 10/10/03

239	Migrate Data from SafetyNet to PRD	5 days	Wed 8/10/03	Fri 10/10/03

240	Upgrade all Activity Groups and Authori [ILLEGIBLE]	2 days	Wed 8/10/03	Thu 9/10/03

241	Create Activity Groups	1 day	Wed 8/10/03	Wed 8/10/03

242	Create Authorisation Profiles Manually	1 day	Thu 9/10/03	Thu 9/10/03

243	Sign-Off Realisation of PROD complete	0 days	Thu 9/10/03	Thu 9/10/03

244

245	Phase 5: Go Live and Support	11.13 days	Thu 9/10/03	Fri 24/10/03

246	Production Support	11.13 days	Thu 9/10/03	Fri 24/10/03

247	Provide Production Support	11.13 days	Thu 9/10/03	Fri 24/10/03

248	Direct Problem and Issues	5 days	Fri 10/10/03	Fri 17/10/03

249	Additional HR/Pay/Snet Support	5 days	Fri 17/10/03	Fri 24/10/03

250	Going Live Technical Upgrade Check	1 day	Thu 9/10/03	Thu 9/10/03

251	Develop “How to Administrator’s Guide [ILLEGIBLE]	2 days	Fri 10/10/03	Mon 13/10/03

252	Sign-Off Upgrade Complete - Project Closing	0 days	Fri 24/10/03	Fri 24/10/03

Project: Mayne Upgrade v11-FINAL Date: Tue 8/04/03	[CHART APPEARS HERE]

Mayne Group Limited	42	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Mayne Group Limited

Appendix

April 2003

SAP 4.6 Upgrade	[GRAPHIC APPEARS HERE]

Appendix 4 – Response to Contractual Terms

Timetable/milestones: Accepted. Liquidated damages must be set at a reasonable level; should be limited to a maximum of 5% of the contract price; should be payable only where failure to meet a milestone was due solely to an act or omission of BearingPoint; and should be BearingPoint’s sole liability for failure to meet a milestone.

Evaluation and Acceptance Testing: Accepted. Acceptance testing should be in accordance with objective criteria. If Mayne uses a deliverable in a production environment or otherwise in connection with its business, the deliverable will be deemed accepted.

Indemnification: Accepted, subject to the usual provisions regarding notice, cooperation, giving BearingPoint control of the litigation, etc.

Warranties: Accepted, except that any third-party software warranties will be provided on a “pass through” basis (no additional warranties from BearingPoint). BearingPoint will provide a 90-day warranty that its deliverables will conform to the applicable specifications in all material respects. This warranty will be void if Mayne attempts to remedy any breach of warranty. All other warranties besides those listed, whether express or implied, are excluded.

Liability: Accepted. BearingPoint proposes that liability (except for listed exclusions) be capped at fees paid.

Contract termination: Accepted. If termination is for a material breach, the breaching party should be given an opportunity to cure. If termination is for convenience, adequate notice (30 days) should be provided. Termination does not affect any rights accruing prior to the date of termination.

Maintenance and Support: Accepted. Indicated in project scope.

IP: Accepted, except that (1) Mayne will own IP only upon full and final payment, (2) BearingPoint will continue to own pre-existing IP (3) Mayne will not allow BP to license to use and exploit deliverables unless BP pays Mayne a negotiated sum

Public Liability: Accepted. $5 million in cover.

Jurisdiction: Accepted. BearingPoint proposes mediation/arbitration prior to court proceedings.

Assignment: Accepted, except BearingPoint proposes a right to assign to its parent, a subsidiary, or a successor in interest to all or substantially all of BearingPoint’s assets and business.

Sub-contractors: Accepted, provided that consent is not unreasonably withheld.

Testing acceptance: Accepted. Unit, Integration (including interfaces) and Parallel testing will be conducted.

Mayne Group Limited	43	BearingPoint Australia Pty Ltd 2003 COMMERCIAL IN CONFIDENCE

Annexure C

Licence

This agreement is made the day of 2002

Parties	Mayne Group Limited ACN 004 073 410 of Level 21, 390 St Kilda Road, Melbourne, Victoria (“Licensor”)

AND	Australian Newco Holdings Pty Limited ACN 106 722 347 care of Minter Ellison, 88 Phillip Street, Sydney, New South Wales 2000 (“Licensee”)

Recitals

A.	The Licensor is the tenant of the Licensed Area.

B.	The Licensor has agreed to grant the Licensee a licence of the Licensed Area.

IT IS AGREED:

1.	Definitions and interpretation

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Asset Sale Deeds” has the meaning given in the Umbrella Deed.

“Claims” means all demands, claims, actions, suits, proceedings, liabilities, damages, losses, costs and expenses whatsoever.

“Commencement Date” means the date in Item 1 of the Schedule.

“Lease” means the Licensor’s lease of the Property, as varied from time to time.

“Lessor” means the lessor under the Lease.

“Licence Fee” means the amount specified in Item 2 of the Schedule.

“Licensed Area” means the area specified in Item 3 of the Schedule.

“Permitted Use” means the use specified in Item 4 of the Schedule.

“Property” means the property specified in Item 5 of the Schedule.

“Shared Areas” means such parts of the Property as are designated by the Licensor from time to time as access ways to and from the Licensed Area.

“Shared Services Agreement” means the agreement of that name, dated on or about the date of this Agreement, between the Licensor and the Licensee.

“Term” means the period specified in Item 6 of the Schedule.

“Umbrella Deed” means the deed so titled between the parties and Mayne Healthcare Holdings Pty Limited dated on or about [            ] October 2003.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	Words importing the singular include the plural and vice versa, the masculine gender includes the feminine or neuter gender and vice versa and “persons” include “corporations” and vice versa;

(b)	headings have been inserted for guidance only and do not form part of the substance of this Agreement;

(c)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of it;

(d)	this Agreement will be construed according to the laws of the State or Territory in which the Property is situated and each party submits to the non-exclusive jurisdiction of the courts of such State or Territory, in respect of all matters arising under or in connection with this Agreement;

(e)	the term “Licensee” will extend to and include the successors and permitted assigns of the Licensee and (where the context permits) the servants, agents, contractors, visitors and invitees of the Licensee;

(f)	the term “Licensor” will extend to and include the successors and assigns of the Licensor and (where the context permits) the servants, agents and contractors of the Licensor; and

(g)	any covenant, obligation or agreement on the part of 2 or more persons will bind them jointly and each of them severally.

2.	Licence to use property

2.1	Licence

On and from the Commencement Date, the Licensor grants to the Licensee a licence to use:

(a)	the Licensed Area for the Permitted Use; and

(b)	the Shared Areas for the purposes for which they are designated by the Licensor,

for the Term and on the terms and conditions set out in this Agreement.

2.2	No Exclusive Possession

This Agreement does not confer on the Licensee any right of exclusive possession of the Licensed Area or the Shared Areas and the Licensor, or anyone claiming through or under the Licensor or anyone else with an interest in the Licensed Area or the Shared Areas, may at any time in its absolute discretion exercise all its rights including, without limitation, their right to enter on and use the whole or any part of the Licensed Area or the Shared Areas provided that the Licensor will use reasonable endeavours not to exercise its rights in a manner that is inconsistent with the grant under this Agreement. The Licensee will not in any manner whatsoever restrict the access of the Licensor, or others referred to above, to the Licensed Area or the Shared Areas or interfere with their current or future use of the Licensed Area or the Shared Areas.

2.3	Personal Rights Only

The Licensee acknowledges and agrees that:

(a)	the rights conferred on the Licensee by virtue of this Agreement are personal rights in contract only and will not create any tenancy or any estate or interest whatsoever in or over the Licensed Area or the Shared Areas; and

(b)	the rights of the Licensee are of a licensee only and do not comprise or include any other rights.

3.	Licence fee

3.1	Licence Fee

The Licensee shall pay, free from all deductions, the Licence Fee to the Licensor at its address appearing in this Agreement or as the Licensor otherwise directs in writing, by equal monthly instalments in advance, on the first day of every month, having made the necessary adjustment for broken periods.

3.2	Adjustment of Licence Fee

On 1 July 2004 and quarterly thereafter throughout the Term, the Licence Fee shall be adjusted in line with increases in the Consumer Price Index (All Groups) for the City of Melbourne published from time to time by the Australian Bureau of Census and Statistics. The adjustment on 1 July 2004 will take into account the increase in CPI from the quarter ending immediately prior to the Commencement Date.

4.	Condition and maintenance of Licensed Area

4.1	Condition and Use of Licensed Area

The Licensee warrants that it has inspected the Licensed Area and has satisfied itself as to the condition and state of repair of the Licensed Area. The Licensee:

(a)	accepts the Licensed Area subject to all faults and defects, both latent and patent;

(b)	has satisfied itself that the Licensed Area are fit for and may be lawfully used for the Permitted Use; and

(c)	will not engage in any offensive conduct or create any noise or disturbance that will unduly interfere with the use and enjoyment of the Property or any adjoining properties by the Licensor or other owners or occupiers of the Property or any adjoining properties.

4.2	Licensee Accepts Risk

The Licensee:

(a)	covenants and agrees that the entry on to the Licensed Area and the Shared Areas and the use and occupation of the Licensed Area and the Shared Areas by the Licensee will at all times be at the risk of the Licensee; and

(b)	hereby releases the Licensor from all Claims arising or which may arise either directly or indirectly from any accident, damage or injury of any kind whatsoever occurring or which may occur on the Licensed Area, the Shared Areas or the Property as a consequence of or in any way incidental to the entry on to the Licensed Area by the Licensee or any other person.

4.3	Maintenance and Care

During the Term, the Licensee will, to the reasonable satisfaction of the Licensor:

(a)	maintain the Licensed Area at the Licensee’s own cost and expense (having regard to its condition as at the Commencement Date);

(b)	repair any damage caused to the Property; and

(c)	keep the Licensed Area and the Shared Areas clean, tidy and secure.

4.4	Compliance with Directions

The Licensee will at all times in its use of the Licensed Area and the Shared Areas comply with the reasonable directions of the Licensor including, without limitation, in relation to security and safety.

4.5	Compliance with Legislation and Authorities

The Licensee will at all times comply with all relevant legislation and the requirements of all public authorities and other competent authorities in relation to the use and occupation of the Licensed Area by the Licensee. Without limiting the generality of this clause, the Licensee will not cause or permit to be caused any nuisance in or about the Licensed Area and the Licensee will keep the Licensed Area and everything thereon free from any thing or condition likely to cause danger to any person entering or any property brought on to the Licensed Area.

5.	Insurance and indemnities

5.1	Insurance

The Licensee:

(a)	must at its cost effect and keep current during the Term a public risk insurance policy noting the interests of the Licensor and the Lessor for an amount of $10,000,000.00 for any one claim bearing an endorsement whereby the indemnity under the policy is extended to include the risks and all other claims arising out of or in connection with this Agreement;

(b)	will provide a copy of the certificate of currency to the Licensor forthwith upon demand; and

(c)	will not do or permit anything to be done which may render void or voidable such insurance.

5.2	Indemnities

The Licensee hereby indemnifies and will keep indemnified the Licensor against all Claims, made or brought against the Licensor or which, but for this provision the Licensor would suffer:

(a)	arising out of or occurring in connection with the Licensed Area (including the condition, maintenance, use or occupation thereof) or the rights and obligations created in this Agreement;

(b)	arising out of or in connection with any circumstances, act or event whatsoever existing, done or occurring in or around the Licensed Area arising out of the death of or injury to any person or damage to any property or damage to the Licensed Area of whatsoever kind or howsoever occurring; and

(c)	Without limiting the generality of the foregoing, as a result of ay Claim made against the Licensor under the Lease as a result of the use of the Licensed Area and the Shared Areas by the Licensee.

6.	Termination of Agreement

6.1	Breach of Terms and Conditions

The Licensor may immediately terminate this Agreement by notice in writing to the Licensee, If at any time the Licensee fails to comply with or fulfil any of the covenants, terms, conditions or provisions contained in this Agreement within 7 days of receiving a written notice from the Licensor to that effect.

6.2	Termination of Lease

This Agreement will automatically terminate if the Lease terminates for any reason whatsoever. On such termination neither party shall have a claim against the other except in respect of any antecedent breach of this Agreement.

6.3	Licensee to Vacate

On termination of this Agreement for any reason, the Licensee will:

(a)	remove from the Licensed Area and the Shared Areas any furniture, fittings, personal effects and any other items brought onto the Licensed Area and the Shared Areas by the Licensee including any tools, equipment and other materials of the Licensee;

(b)	restore the Licensed Area to the Licensor’s satisfaction having regard to the condition at the Commencement Date (fair wear and tear excepted);

(c)	vacate and deliver up possession of the Licensed Area to the Licensor in a condition consistent with its obligations under this Agreement; and

(d)	pay the Licenser for any Claims suffered by the Licensor arising from or relating to any breach of this Agreement by the Licensee.

7.	Holding over

In the event that the Licensee, with the written consent of the Licensor (which may be given or withheld in the Licensor’s absolute discretion) continues to occupy the Licensed Area after the expiration of the Term it will, do so as a weekly licensee on the same terms and conditions, as those contained in this Agreement. The weekly licence so created will be determinable by either party on giving one week’s written notice to the other party, to expire at any time.

8.	Conditional Agreement

8.1	Landlord’s Consent

This Agreement is subject to and conditional on the Licensor obtaining the consent of the Lessor to the granting of this licence and the Licensor will use reasonable endeavours to obtain such consent within 2 weeks of the date of this Agreement (“Consent Date”). If:

(a)	the consents are not provided by the Consent Date or are provided on conditions which are not satisfactory to the Licensor or the Licensee (acting reasonably); or

(b)	the Lessor takes any action to enforce its rights under the Lease as a result of the granting of this licence,

the Licensor (or where the context requires, the Licensee) may, by notice in writing to the other party terminate this Agreement with effect 24 hours from service of the notice and the parties shall have no claim against each other as a consequence of such termination.

8.2	Completion under Share and Asset Sale Deed

This Agreement is conditional on completion occurring under the Share and Asset Sale Deed.

9.	General

9.1	No Breach of Lease

The Licensee must not do or omit from doing anything which would constitute a breach of the Licensor’s lease of the Property.

9.2	No Assignment by Licensee

The Licensee shall not assign, transfer, sub-licence or otherwise deal with any of its rights arising from or relating to this Agreement.

9.3	Assignment by the Licensor

The Licensor may assign, transfer or otherwise deal with any of its rights arising from or relating to this Agreement.

9.4	Notices

All notices, demands and other communications between the parties for the purposes of this Agreement must be in writing and addressed to the party at that party’s address shown in this Agreement or at such other address as that party may have notified the other party by notice in writing.

9.5	Severability

Any provision of this Agreement which is illegal, void or unenforceable will be ineffective to the extent only of such illegality, voidness or unenforceability without invalidating the remaining provisions of this Agreement.

9.6	No Variation of Agreement

This Agreement will not be in any way varied or modified without the prior written consent of the Licensor, and the Licensor in its absolute discretion may refuse to give such consent without giving any reason therefor.

9.7	Legal Costs And Disbursements

The Licensee must pay:

(a)	the Licensor’s solicitor’s reasonable costs and disbursements of and incidental to any default by the Licensee under this Agreement; and

(b)	all stamp duty (including penalties and fines) payable upon or in connection with this Agreement.

9.8	GST

(a)	GST Definitions

“GST” means GST within the meaning of the GST Act.

“GST Act “ means A New Tax System (Goods and Services Tax) Act 1999 (as amended).

Expressions used in this clause 9.8 and in the GST Act have the same meanings as when used in the GST Act.

(b)	GST Liability

Except where this Agreement states otherwise, each amount payable by a party under this Agreement in respect of a taxable supply by the other party is expressed as a GST exclusive amount and the recipient of the supply must, in addition to that amount and at the same time, pay to the supplier the GST payable in respect of the supply.

(c)	Acquisition From a Third Party

An amount payable by the Licensee in respect of a creditable acquisition by the Licensor from a third party must not exceed the sum of the value of the Licensor’s acquisition and the additional amount payable by the Licensee under clause 9.8(b) on account of the Licensor’s GST liability.

(d)	Tax Invoice

A party is not obliged, under clause 9.8(b), to pay the GST on a taxable supply to it under this Agreement, until given a valid tax invoice for the supply.

Schedule

Item 1	Commencement Date

The Completion Date as defined in the Share and Asset Sale Deed

Item 2	Licence Fee

$51,937.83 per calendar month

Item 3	Licensed Area

That part of Level 3, Jetset House, 5 Queens Road, Melbourne as is leased to the Licensor under the Lease

Item 4	Permitted Use

Office

Item 5	Property

Level 2, part of Level 3 and Level 7, Jetset House, 5 Queens Road, Melbourne

Item 6	Term

The Transition Period for the SAP Services as set out in Services Schedule 1 in Part I of Annexure B of the Shared Services Agreement

EXECUTED as an Agreement.

Executed by Mayne Group Limited ACN 004

073 410 by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Executed by Australian Newco Holdings Pty

Limited ACN 106 722 347 by or in the presence

of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Mayne Group Limited ACN 004 073 410

Licensor

Australian Newco Holdings Pty Limited ACN 106 722 347Licensee

Licence Agreement

Part of Levels 3, Jetset House, 5 Queens Road, Melbourne

CLAYTON UTZ

Lawyers

Level 18 333 Collins Street Melbourne VIC 3000 Australia

DX 31314 Mid Town

Tel + 61 3 9286 6000 Fax +61 3 9629 8488

Our ref - 210/994/21720831 Contact - Vicki Sharp

Melbourne • Sydney • Brisbane • Perth • Canberra • Darwin

© Copyright Clayton Utz

i